     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 2, 1998
                                                    REGISTRATION NO. 333-53503

-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                AMENDMENT NO. 1

                                      TO

                            REGISTRATION STATEMENT
                                      ON
                                   FORM S-3
                                     UNDER

                           THE SECURITIES ACT OF 1933

                              ------------------
                           FAMILY GOLF CENTERS, INC.
            (Exact Name of Registrant as Specified in its Charter)



                    DELAWARE                   11-3223246
           (STATE OR JURISDICTION OF        (I.R.S. EMPLOYER
       INCORPORATION OR ORGANIZATION)     IDENTIFICATION NO.)


                           FAMILY GOLF CENTERS, INC.
                             538 BROADHOLLOW ROAD
                           MELVILLE, NEW YORK 11747
                                (516) 694-1666
(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)


                    DOMINIC CHANG, CHIEF EXECUTIVE OFFICER
                           FAMILY GOLF CENTERS, INC.
                             538 BROADHOLLOW ROAD
                           MELVILLE, NEW YORK 11747
                     (516) 694-1666 / (516) 694-0918 (FAX)
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  Copies to:

           KENNETH R. KOCH, ESQ.                    PAUL JACOBS, ESQ.
 SQUADRON, ELLENOFF, PLESENT & SHEINFELD, LLP     FULBRIGHT & JAWORSKI L.L.P.
             551 FIFTH AVENUE                       666 FIFTH AVENUE
          NEW YORK, NEW YORK 10176               NEW YORK, NEW YORK 10003
    (212) 661-6500 / (212) 697-6686 (FAX)  212) 318-3000 / (212) 752-5958 (FAX)


APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. [ ]

IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX. [ ]

IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. [ ]

                              ------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
-------------------------------------------------------------------------------
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

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS



                   SUBJECT TO COMPLETION, DATED JULY 2, 1998


[FAMILY GOLF CENTERS, INC. LOGO]

                               3,500,000 SHARES

                           FAMILY GOLF CENTERS, INC.

                                  COMMON STOCK

                               ----------------

     All of the 3,500,000 shares of common stock, par value $0.01 per share (the "Common Stock"), offered hereby (the "Offering") are being sold by Family Golf Centers, Inc., a Delaware corporation (the "Company"). The Common Stock is quoted on the Nasdaq National Market under the symbol "FGCI." On July 1, 1998, the closing price of the Common Stock as reported by the Nasdaq National Market was $25.50. See "Price Range of Common Stock."


                               ----------------
       SEE "RISK FACTORS" BEGINNING ON PAGE 5 HEREIN FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY POTENTIAL INVESTORS.

                               ----------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                      PRICE TO     UNDERWRITING     PROCEEDS TO
                       PUBLIC      DISCOUNT (1)     COMPANY (2)
                    ------------ ---------------- --------------
Per Share ......... $            $                $
Total (3) ......... $            $                $


----------
(1) The Company has agreed to indemnify the several underwriters identified elsewhere herein (the "Underwriters") against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting expenses and other fees payable by the Company estimated at $500,000.

(3) The Company has granted the Underwriters a 30-day option to purchase up to 525,000 additional shares of Common Stock on the same terms and conditions as set forth above, solely to cover over-allotments, if any. If the Underwriters exercise this option in full, the total Price to
      Public, Underwriting Discount and Proceeds to Company will be $      ,
      $       and $      , respectively. See "Underwriting."

                               ----------------
     The shares of Common Stock are offered by the Underwriters, subject to prior sale, when, as and if issued to and accepted by the Underwriters and subject to approval of certain legal matters by counsel for the Underwriters. It is expected that delivery of the Common Stock will be made against payment
therefor on or about       , 1998 in New York, New York.

                               ----------------
JEFFERIES & COMPANY, INC.
             BANCAMERICA ROBERTSON STEPHENS
                                 CIBC OPPENHEIMER
                                        EVEREN SECURITIES, INC.
                                             PRUDENTIAL SECURITIES INCORPORATED


          , 1998

    [THE NARRATIVE AND/OR TABULAR INFORMATION BELOW IS A FAIR AND ACCURATE
           DESCRIPTION OF GRAPHIC OR IMAGE MATERIAL OMITTED FOR THE
                           PURPOSE OF EDGAR FILING.]









               [MAP OF COMPANY'S LOCATIONS IN THE UNITED STATES]



















     IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     IN CONNECTION WITH THE OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) OR THEIR RESPECTIVE AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

                              PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information and financial statements and the notes thereto contained or incorporated by reference herein. Unless the context otherwise requires, references to "Family Golf" and the "Company" are to Family Golf Centers, Inc. together with its subsidiaries. Unless otherwise indicated, the information in this Prospectus (i) describing the Company's business does not refer to the business of Golden Bear Golf Centers, Inc. ("Golden Bear"), a pending Company acquisition, or any of the facilities owned or operated by Golden Bear, (ii) assumes that the Underwriters' over-allotment option is not exercised and (iii) has been adjusted to give effect to a three-for-two stock split in the form of a stock dividend (the "Stock Split") distributed on May 4, 1998. Each prospective investor is urged to read this Prospectus in its entirety. This Prospectus contains "forward-looking statements" which involve certain unknown risks and uncertainties which may cause actual results to differ materially from those in the forward-looking statements.



                                  THE COMPANY


     Family Golf is the leading consolidator and operator of golf centers in North America. The Company's golf centers provide a wide variety of practice and play opportunities, including facilities for driving, chipping, putting, pitching and sand play. The Company's golf centers typically offer full-line pro shops, golf lessons instructed by PGA-certified golf professionals and other amenities such as miniature golf and snack bars to encourage family participation. The Company has a proven track record of successfully identifying, acquiring and integrating golf centers, having grown from one golf facility in 1992 to 97 as of July 1, 1998, including 11 facilities under construction. The consummation of the pending acquisition of Golden Bear, of which there can be no assurance, would add 14 golf facilities. In addition, the Company has increased total revenue from $6.4 million in 1994 to $75.0 million for the twelve months ended March 31, 1998.

     According to the National Golf Foundation (the "NGF"), there were approximately 27 million golfers in the United States in 1997, an increase of 7% from 1996. This growth was primarily attributable to a 51% increase in the number of beginning golfers to an estimated 3.0 million, as well as a 34% increase in the number of junior golfers to an estimated 2.4 million. In addition, the Golf Range & Recreation Association of America (the "GRRAA") estimates that in 1997 there were approximately 2,200 stand-alone driving ranges in the United States, of which 83% were independently owned and operated. The Company believes that the large size and highly fragmented nature of the golf center industry, combined with the lack of experience, expertise and financial resources of the existing owner-operators, present significant opportunities for the Company to continue acquiring, upgrading and renovating golf centers.

     The Company's golf centers are typically larger, more attractive and offer more amenities than the average golf center. The Company believes that it attracts customers to its golf centers due to the quality, convenience and comfort of its facilities and their appeal to the whole family. The Company's golf centers are designed around a driving range with target greens, bunkers and sand traps to simulate golf course conditions. Generally, the Company's ranges are lighted to permit night play and the hitting tees are enclosed or sheltered in a climate-controlled environment. In certain cases, all or a portion of the range is enclosed under an air inflated dome to permit all-weather play. In addition to a driving range, the Company's golf centers typically include a number of amenities designed to appeal to golfers and their families. Typical amenities include a 4,000-6,000 square foot clubhouse, a full-line pro shop stocked with golf merchandise from leading brand-name manufacturers and the Company's private label products, PGA-certified golf instructors, landscaped miniature golf courses and a short game practice area (including a putting green and sand traps). A number of the Company's golf centers also include golf courses, consisting primarily of executive and par-3 courses.


     In order to generate additional sources of revenue, attract a more diverse customer base and offset the seasonality of its core golf business, the Company has acquired and begun operating complementary sports and family entertainment facilities, including ice rinks and "Family Sports Supercenters." Family

Sports Supercenters have two or more sports-related attractions (including at least one of the Company's core sports-related attractions: golf centers and ice rinks), and may include other sports-related attractions, such as bowling centers, soccer facilities and batting cages, as well as a variety of family entertainment activities. The Company is applying the strategy, skills and resources it has used in the golf center industry by selectively acquiring and enhancing, or constructing, such facilities. The Company currently operates two stand-alone ice rink facilities and two Family Sports Supercenters, and is converting a golf center in Denver, Colorado into a Family Sports Supercenter by adding two ice rinks and other family entertainment amenities.


                               BUSINESS STRATEGY

     The Company's strategy is to continue to build upon its leadership position in the golf center industry and expand its concept of family-oriented sports entertainment as follows:


    o Consolidation of Golf Centers. The Company intends to continue to consolidate the golf center industry by (i) identifying and acquiring well-located, underperforming ranges that have the potential for improvement through better management and facility enhancements and (ii) building new centers in demographically attractive locations where suitable acquisition opportunities are not available. The Company currently operates in 24 of the top 30 metropolitan statistical areas ("MSAs") in the United States and intends to focus its consolidation efforts on extending its operations into the top 30 MSAs in which it currently does not operate. The consummation of the pending acquisition of Golden Bear, of which there can be no assurance, would add an additional three of the top 30 MSAs in which the Company currently does not operate.


    o Facility and Service Enhancement. The Company typically initiates a capital improvement plan after each acquisition to broaden the scope of services and products offered. Such improvements have historically increased revenues and improved operating performance at the golf centers. Improvements may include enclosing, heating or lighting play areas to lengthen the season and hours of operation, adding tiers of hitting tees, offering lessons from PGA-certified golf professionals and adding amenities, such as batting cages, miniature golf, restaurants, snack bars and video games, designed to appeal to the whole family, generate additional revenue and increase the frequency and duration of facility visitation. The Company believes that the quality of its facilities and its emphasis on customer service differentiate the Company from its competitors.

    o Development of Complementary Sports and Family Entertainment Facilities. The Company has identified the ice rink industry as having a number of industry and operational dynamics similar to those of the golf center industry. The Company is applying the strategy, skills and resources it has used in the golf center industry to capitalize on such similarities by selectively acquiring and enhancing, or constructing, ice rinks. In addition, the Company expects to augment certain of its existing golf centers with sports and entertainment amenities, including ice rinks, video and virtual reality games, children's rides, batting cages and other entertainment activities, to create Family Sports Supercenters. The Company believes that the addition of these facilities expands the Company's concept of family-oriented sports entertainment, adds additional sources of revenue, attracts a more diverse customer base, increases visitation and per capita spending and has the added benefit of being counterseasonal to the Company's core golf business.

    o Leverage Centralized Operations. All purchasing, accounting, insurance, cash management, finance and human resource functions are managed centrally at the Company's headquarters. Centralization improves facility performance by reducing expenses and administrative burdens, allowing management to focus on customer service and facility operations. In addition, each facility receives the benefits of the Company's purchasing power, enabling it to take advantage of quantity discounts on merchandise sold through its pro shops and equipment used at its facilities.

                             RECENT DEVELOPMENTS

     Eagle Quest Acquisition. On June 30, 1998, the Company acquired Eagle Quest Golf Centers, Inc. ("Eagle Quest") for 1,384,735 shares of the Company's Common Stock, subject to certain post-closing adjustments (the "Eagle Quest Acquisition"). The Company believes that Eagle Quest is the second largest operator of golf driving ranges in North America, with 20 golf centers (including two under construction) in Texas, Washington and Canada.

     Golden Bear Acquisition. On June 16, 1998, the Company entered into an agreement to acquire Golden Bear, a wholly-owned subsidiary of Golden Bear Golf Inc. ("GBGI"), for $32.0 million, minus certain indebtedness, capital leases and other liabilities (currently estimated at $9.0 million), subject to certain post-closing adjustments (the "Golden Bear Acquisition"). The Company believes that Golden Bear is the third largest operator of golf driving ranges in North America with 14 golf centers in California, Florida, Maryland, Michigan, New Jersey, New York, Ohio, Oregon, Pennsylvania and Texas. The transaction is subject to a number of conditions, including receipt of certain regulatory approvals and consents. See "Business -- Golden Bear."


     MetroGolf Acquisition. In February 1998, the Company acquired MetroGolf Incorporated ("MetroGolf") pursuant to a cash tender followed by a merger (the "MetroGolf Acquisition"). MetroGolf is the operator of eight golf facilities in California, Colorado, Illinois, New York and Virginia.


     Other. Since January 1, 1998, the Company also (i) acquired Blue Eagle Golf Centers, Inc. ("Blue Eagle"), the operator of three golf facilities in Kansas and Florida; (ii) acquired an ice rink facility in Raleigh, North Carolina; (iii) acquired golf facilities in Holbrook, Massachusetts and Carlsbad, California; (iv) signed a long-term lease to construct and operate two NHL regulation-size ice rinks and a family entertainment center in New Rochelle, New York; and (v) entered into an agreement with the Township of Woodbridge, New Jersey to lease, construct and operate an ice rink facility with two sheets of ice and a family entertainment center.

     The Company's principal executive offices are located at 538 Broadhollow Road, Melville, New York 11747 and its telephone number is (516) 694-1666. The Company's World Wide Web address is http://www.familygolf.com. The contents of the Company's web-site are not part of this Prospectus.


                                 THE OFFERING



Common Stock offered by the Company.......   3,500,000 shares

Common Stock to be outstanding after
 the Offering..............................  24,609,279 shares (1)(2)



Use of proceeds...........................   To repay approximately $26.5
                                             million of indebtedness of Eagle
                                             Quest and related prepayment
                                             penalties and for general corporate
                                             purposes, including the
                                             acquisition, leasing, development
                                             and improvement of golf and
                                             complementary sports and family
                                             entertainment facilities. See "Use
                                             of Proceeds."


Nasdaq National Market symbol.............   FGCI

----------

(1) Includes 1,384,735 shares issued in connection with the Eagle Quest Acquisition, subject to post-closing adjustments. In addition, 75,666 of such shares have been placed in escrow and are subject to potential claims by the Company for indemnification.

(2) Excludes (i) 2,007,780 shares of Common Stock reserved for issuance upon exercise of outstanding options and warrants, and (ii) 4,630,872 shares of Common Stock issuable upon conversion of the $115.0 million aggregate principal amount of Convertible Subordinated Notes due 2004 (the "Notes"). See "Management -- Stock Option and Award Plans" and "Description of Capital Stock -- Outstanding Options and Warrants."

                      SUMMARY FINANCIAL AND OTHER DATA(1)


                                                               YEAR ENDED DECEMBER 31,
                                     ----------------------------------------------------------------------------
                                                   HISTORICAL                    SUPPLEMENTAL(2)
                                     -------------------------------------- -------------------------
                                                                                                       PRO FORMA
                                         1995         1996         1997         1996         1997       1997(3)
                                     ------------ ------------ ------------ ------------ ------------ -----------
                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Total revenue ......................   $ 12,432     $ 27,904     $ 64,825     $ 28,052     $ 72,997    $107,457
Operating expenses .................      6,614       13,268       31,563       13,335       37,386      76,127
Cost of merchandise sold ...........      1,779        4,458       10,467        4,540       12,366      13,543
Selling, general and
 administrative expenses ...........      1,242        3,580        5,132        4,760       12,630      17,038
                                       --------     --------     --------     --------     --------    --------
Operating income ...................      2,797        6,598       17,663        5,417       10,615         749
Net income (loss) ..................   $  1,074     $  5,208     $ 10,524     $  4,322     $  3,269    $ (3,619)
Net income (loss) per share:
 Basic .............................   $   0.14     $   0.35     $   0.57     $   0.28     $   0.17    $  (0.17)
 Diluted (5) .......................       0.14         0.34         0.56         0.27         0.16       (0.17)
Weighted average shares
 outstanding (000s):
 Basic .............................      7,676       15,003       18,368       15,473       19,344      21,130
 Diluted (5) .......................      7,907       15,435       18,799       15,905       19,814      21,130
GOLF FACILITY DATA:
Facilities open at beginning of
 period ............................          5           14           35           14           39          39
Facilities built during period .....          1            1            1            1            1           1
Facilities acquired during
 period (6) ........................          8           20           17           24           30          53
                                       --------     --------     --------                  --------    --------
Facilities open at end of
 period ............................         14           35           53           39           70          93

                                                      THREE MONTHS ENDED MARCH 31,
                                     --------------------------------------------------------------
                                            HISTORICAL            SUPPLEMENTAL(2)
                                     ------------------------ ------------------------
                                                                                         PRO FORMA
                                         1997        1998         1997        1998        1998(4)
                                     ----------- ------------ ----------- ------------ ------------
                                      (DOLLARS IN THOUSANDS, EXCEPT PER
                                                  SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Total revenue ......................  $  9,015     $ 19,170     $ 9,701     $ 21,497     $ 25,090
Operating expenses .................     5,618       11,781       6,030       13,751       18,913
Cost of merchandise sold ...........     1,679        2,816       1,932        3,240        3,240
Selling, general and
 administrative expenses ...........     1,086        1,524       2,339        3,662        4,495
                                      --------     --------                 --------     --------
Operating income ...................       632        3,049        (600)         844       (1,558)
Net income (loss) ..................  $    562     $  1,346     $  (787)    $ (1,689)    $ (2,750)
Net income (loss) per share:
 Basic .............................  $   0.03     $   0.07     $ (0.04)    $  (0.08)    $  (0.13)
 Diluted (5) .......................      0.03         0.07       (0.04)       (0.08)       (0.13)
Weighted average shares
 outstanding (000s):
 Basic .............................    17,803       19,445      18,618       20,599       21,711
 Diluted (5) .......................    18,125       20,196      18,618       20,599       21,711
GOLF FACILITY DATA:
Facilities open at beginning of
 period ............................        35           53          39           70           70
Facilities built during period .....        --           --          --           --           --
Facilities acquired during
 period (6) ........................         6           12           6           13           27
                                      --------     --------                 --------     --------
Facilities open at end of
 period ............................        41           65          45           83           97


                                                                                AT MARCH 31, 1998
                                                              ------------------------------------------------------
                                                               HISTORICAL        SUPPLEMENTAL(2)        PRO FORMA(7)
                                                              ------------   -----------------------   -------------
                                                                              (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments .........     $  9,721             $ 10,334             $ 68,146
Working capital ...........................................       18,194               10,738               68,361
Total assets ..............................................      338,979              378,907              471,043
Total debt (including current portion) ....................      147,862              171,369              179,862
Total stockholders' equity ................................      172,742              180,369              260,577



---------
(1) This information should be read in conjunction with "Use of Proceeds," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the pro forma financial information and the notes thereto, the supplemental financial statements and the notes thereto and the financial statements and the notes thereto of the Company, Eagle Quest, Golden Bear, MetroGolf and Leisure Complexes, Inc. ("LCI"), each included elsewhere herein.

(2) Restated to reflect the results of Eagle Quest and its subsidiaries, which began operations in February 1996 and which was acquired on June 30, 1998 in a pooling-of-interests transaction.

(3) Restated to reflect the Eagle Quest Acquisition and pro forma for the acquisitions of Carolina Capital Ventures, Ltd. ("Raleigh"), Darlington Driving Range ("Darlington" or "Mahwah"), Randall's Island Practice Center ("Randall's Island"), Green Oaks Practice Center, Inc. ("Green Oaks"), San Bruno Practice Center ("San Bruno"), Southhampton Family Golf Centers, Inc. and Pinely Enterprises ("Southhampton"), Divot City ("Divot City" or "Milpitas"), Carver Golf Enterprises, Inc. ("Carver"), Palm Royale Country Club ("Palm Royale"), Active Sports Marketing LLC ("Golden Spikes"), Commack Golf Center ("Commack"), Golf Academy of Hilton Head Island, Inc. ("Hilton Head") and Confidence Golf, Inc. (collectively, the "1997 Acquisitions"), the acquisition of LCI (the "LCI Acquisition"), the MetroGolf Acquisition, the pending Golden Bear Acquisition, and the assumed repayment of certain outstanding indebtedness of Eagle Quest from a portion of the estimated net proceeds from the sale of shares of Common Stock offered hereby, as if they had occurred on January 1, 1997. See "Use of Proceeds."

(4) Restated to reflect the Eagle Quest Acquisition and pro forma for the Metro Golf Acquisition, the pending Golden Bear Acquisition and the assumed repayment of certain outstanding indebtedness of Eagle Quest from a portion of the estimated net proceeds from the sale of shares of Common Stock offered hereby, as if they had occurred on January 1, 1998. See "Use of Proceeds."

(5) Dilutive information repeats basic information whenever the effect is anti-dilutive.

(6) Includes the facilities managed by the Company pursuant to concession licenses, which are Douglaston, New York; El Segundo, California; Denver, Colorado; Mahwah, New Jersey and Randall's Island, New York.

(7) Restated to reflect the Eagle Quest Acquisition and pro forma for the pending Golden Bear Acquisition and the Offering (assuming an offering price of $25.50 per share) and the application of the estimated net proceeds therefrom, as if they had occurred on March 31, 1998.
      See "Use of Proceeds."

                                 RISK FACTORS

     In addition to the other information set forth in this Prospectus, prospective investors should carefully review the following risk factors in evaluating an investment in the shares of Common Stock offered hereby. This Prospectus contains statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements appear in a number of places in this Prospectus and include statements regarding the intent, belief or current expectations of the Company with respect to (i) the use of proceeds of the Offering, (ii) the Company's acquisition and financing plans, (iii) trends affecting the Company's financial condition or results of operations, (iv) the impact of competition and (v) the expansion of certain operations. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors. The information contained in this Prospectus, including, without limitation, the information under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" identifies important factors that could cause or contribute to such differences.


ACQUISITION AND GROWTH STRATEGY; RISKS ASSOCIATED WITH INTEGRATING NEW
FACILITIES

     The Company's ability to significantly increase revenues, operating cash flow and net income over time depends in large part upon its success in acquiring and enhancing, or constructing, additional facilities at suitable locations upon satisfactory terms. There can be no assurance that suitable facility acquisitions or lease opportunities will be available or that the Company will be able to consummate acquisitions or leasing transactions on satisfactory terms. In addition, the acquisition of facilities may become more expensive in the future if demand and competition increase. The likelihood of the continued success of the Company must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the improvement of existing and acquired facilities and the construction and opening of new facilities, including delays in obtaining required permits.


     To implement its expansion strategy successfully, the Company must integrate acquired or newly opened facilities into its existing operations, which may necessitate the implementation of enhanced operational and financial systems and may require additional employees and management, operational, financial and other resources. As part of its strategy, the Company has recently entered the ice rink and family entertainment industries, in which the Company has only limited experience and which involve all the risks commonly associated with the establishment of new lines of business. As the Company grows, there can be no assurance that additional facilities, including Eagle Quest's and Golden Bear's facilities, can be readily integrated into the Company's operating structure. The Company's inability to efficiently integrate facilities or to successfully operate within the ice rink and family entertainment industries could have a material adverse effect on the Company's financial condition and results of operations. In addition, a number of the facilities which the Company has acquired have, and facilities it may acquire in the future may have, experienced losses. Restated to reflect the Eagle Quest Acquisition, and after giving effect on a pro forma basis to the pending Golden Bear Acquisition and certain acquisitions consummated after January 1, 1997 as if they had occurred on January 1, 1997, the Company had a net loss of $5.2 million (as compared to net income of $10.5 million on a historical basis and net income of $3.3 million on a supplemental restated basis to include the operations of Eagle Quest) for the year ended December 31, 1997 and a net loss of $3.6 million (as compared to net income of $1.3 million on a historical basis and a net loss of $1.7 million on such supplemental restated basis) for the three months ended March 31, 1998. As a result of the timing of the Company's acquisitions, the seasonality of the acquired businesses, the expansion of the Company's business to include ice rinks and Family Sports Supercenters and other factors, the Company's historical and pro forma results of operations referred to herein are not necessarily indicative of future results. There can be no assurance that facilities recently acquired by the Company or those that the Company may acquire in the future, including those of Golden Bear, will operate profitably and will not materially adversely affect the Company's financial condition and results of operations.

CERTAIN FACTORS RELATED TO EAGLE QUEST

     The Eagle Quest Acquisition will be accounted for as a pooling-of-interests. Accordingly, the historical results of operations of the Company will be restated for financial accounting purposes. Eagle Quest's revenues as reported for the year ended December 31, 1997 and for the period from inception (February 5, 1996) to December 31, 1996 were $8.2 million and $149,000, respectively, and Eagle Quest's net losses for such periods were $7.3 million and $885,000, respectively. Eagle Quest's revenues and net loss for the three months ended March 31, 1998 were $2.3 million and $3.0 million, respectively, and Eagle Quest also experienced losses in the second quarter of 1998. Restated to reflect the Eagle Quest Acquisition, the Company had net income of $3.3 million (as compared to net income of $10.5 million on a historical basis) for the year ended December 31, 1997 and a net loss of $1.7 million (as compared to net income of $1.3 million on a historical basis) for the three months ended March 31, 1998. After giving effect to the Eagle Quest Acquisition as of March 31, 1998, the Company would have had approximately $25.8 million of additional indebtedness (the "Eagle Quest Debt"), and other obligations of approximately $5.0 million. In addition, the Company anticipates that its results for the second and third quarters of 1998 will reflect significant cash and non-cash charges in connection with the Eagle Quest Acquisition relating to, among other things, the anticipated retirement of certain Eagle Quest Debt, fees and expenses and severance charges. The precise amount of such charges is not currently ascertainable; however, the Company currently estimates that they will aggregate approximately $12.0 million. Such pooling restatements and charges relating to the Eagle Quest Acquisition will adversely impact the Company's net income and could affect the perception of the Company and the market value of the Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Eagle Quest is a Canadian-based company with five Canadian-based properties. Accordingly, the Eagle Quest Acquisition subjects the Company to certain of the risks associated with properties or businesses in a foreign country, including risks related to currency exchange rates, foreign taxation issues and other matters.


CERTAIN FACTORS RELATED TO GOLDEN BEAR

     The consummation of the Golden Bear Acquisition is subject to a number of conditions, including the receipt of certain regulatory approvals and consents. Many of such conditions are outside of the control of the Company and there can be no assurance that the Golden Bear Acquisition will be consummated. See "Business -- Golden Bear."

     Golden Bear's revenues (including revenues associated with certain assets not being acquired by the Company) as reported for the years ended December 31, 1997 and 1996 and the three months ended March 31, 1998 were $16.0 million, $3.0 million and $3.7 million, respectively, and Golden Bear's net losses for such periods were $5.9 million, $1.4 million and $1.7 million, respectively.

     Restated to reflect the Eagle Quest Acquisition, and after giving effect on a pro forma basis to certain other acquisitions consummated after January 1, 1997 as if they had occurred on January 1, 1997, the Company had net income of $445,000 (as compared to net income of $3.3 million on a supplemental restated basis to include the operations of Eagle Quest) for the year ended December 31, 1997 and a net loss of $2.2 million (as compared to a net loss of $1.7 million on such supplemental restated basis) for the three months ended March 31, 1998. Restated to reflect the Eagle Quest Acquisition, and after giving effect on a pro forma basis to the pending Golden Bear Acquisition (and the acquisitions consummated after January 1, 1997) as if they had occurred on January 1, 1997, the Company had a net loss of $5.2 million (as compared to net income of $10.5 million on a historical basis and net income of $3.3 million on a supplemental restated basis to include the operations of Eagle Quest) for the year ended December 31, 1997 and a net loss of $3.6 million (as compared to net income of $1.3 million on a historical basis and a net loss of $1.7 million on such supplemental restated basis) for the three months ended March 31, 1998. After giving effect to the Golden Bear Acquisition, as of March 31, 1998, the Company would have had approximately $9.0 million of additional indebtedness (the "Golden Bear Debt"), and other obligations of approximately $2.3 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON THE GOLF INDUSTRY AND DISCRETIONARY CONSUMER SPENDING


     Although the Company has expanded its business outside the golf industry, the Company is highly dependent on the golf industry, and the public's interest in utilizing golf practice centers, for the generation of its revenues and earnings. Activities such as golf have, in the past, been susceptible to increases and decreases in popularity that have materially affected the financial condition and results of operations of companies dependent on such activities, and there can be no assurance that the golf industry will not suffer a material decrease in popularity, which would result in a material adverse effect on the Company's financial condition and results of operations. The amount spent by consumers on discretionary items, such as the family entertainment activities offered by the Company, have historically been dependent upon levels of discretionary income, which may be adversely affected by general economic conditions. A decrease in consumer spending on golf and other family entertainment activities could have a material adverse effect on the Company's financial condition and results of operations.


ADDITIONAL FINANCING REQUIREMENTS


     The Company anticipates, based on its currently proposed expansion plans and assumptions relating to its operations, that the net proceeds of the Offering, together with availability under its revolving credit facilities and cash flow from operations, will be sufficient to permit the Company to conduct its operations and to carry on its contemplated expansion through at least the next 12 months. Although the Company intends to repay $25.8 million of the Eagle Quest Debt and $0.7 million of related prepayment penalties with the net proceeds from the Offering, it anticipates increasing its leverage over time as it continues its expansion. The Company also anticipates that it will need to raise substantial additional capital in the future to continue its longer term expansion plans. There can be no assurance that the Company will be able to obtain additional financing on favorable terms or at all. See "Use of Proceeds," "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


FLUCTUATING OPERATING RESULTS; VULNERABILITY TO WEATHER CONDITIONS AND
SEASONALITY

     Historically, the second and third quarters of the calendar year have accounted for a greater portion of the Company's revenues than have the first and fourth quarters of the year. This is primarily due to an outdoor playing season limited by weather. Although most of the Company's driving ranges are designed to be all-weather facilities, portions of the Company's facilities, including the miniature golf courses, are outdoors and vulnerable to weather conditions. In addition, golfers are less inclined to practice when weather conditions limit their ability to play golf on outdoor courses. The Company expects its expansion into ice rink facilities and Family Sports Supercenters to partially offset such seasonality. The timing of new center openings and acquisitions may also cause the Company's results of operations to vary significantly from quarter to quarter. Accordingly, period to period comparisons are not necessarily meaningful and should not be relied on as indicative of future results. In addition, variability in the Company's results of operations could cause the price of the Company's securities to fluctuate following the release of interim results of operations or other information and may have a material adverse effect on the price of the Company's securities.

COMPETITION


     The golf center, ice rink and family entertainment industries are each highly competitive and include competition from other golf centers, golf courses, other ice rinks and family entertainment outlets and other recreational pursuits. In addition, the Company's pro shop business faces competition from other pro shops, specialty retailers and department stores. The Company may face imitation and other forms of competition and the Company cannot prevent others from utilizing a similar operational strategy. Many of the Company's competitors and potential competitors may have considerably greater financial and other resources, experience and customer recognition than does the Company. The Company operates seven of its golf centers under the name "Golden Bear" pursuant to a non-exclusive license agreement (the "License Agreement") with a subsidiary of GBGI (the "Licensor"). Golden Bear, a subsidiary of GBGI, is a competitor of the Company. The Licensor is permitted to establish, or license others to establish, Golden Bear golf centers that compete with the Company's golf centers, including the Company's Golden Bear golf centers. However, if the Golden Bear Acquisition is consummated, the

Company will acquire Golden Bear and will enter into a new license agreement (the "New License Agreement") which will provide that the Company will have the exclusive right to operate Golden Bear golf centers within a 10-mile radius of the Company's Golden Bear golf centers. There can be no assurance that competition will not adversely affect the Company's business or ability to acquire additional properties.


DEPENDENCE ON CERTAIN AGREEMENTS

     The future success of the business and operations of the Company is dependent, in part, upon certain key operating agreements, including its real property leases, management agreements with respect to certain municipal facilities and the License Agreement. The termination of any of these agreements may have a material adverse effect on the Company.


     After giving effect to renewal options, none of the Company's leases, as of July 1, 1998, are scheduled to expire until June 28, 2002. However, the leases may be terminated prior to their scheduled expiration should the Company default in its obligations thereunder. The Company has received a letter from counsel to the landlord of one of its properties alleging that the Company is in breach of its lease for such property. The Company is in the process of investigating such allegations and will respond in due course. The termination of any of the Company's leases could have an adverse effect on the Company. If any of the Company's leases were to be terminated, there can be no assurance that the Company would be able to enter into leases for comparable properties on favorable terms or at all.


     The Company manages several facilities for municipalities pursuant to concession licenses, four of which are terminable at will by the licensor. The Company's concession license with the City of New York (the "City") for the Douglaston, New York golf center, which was entered into in 1994 and which expires on December 31, 2006, the concession license with the City for the Randall's Island, New York golf center, which was entered into in 1992 and which expires on March 1, 2007, the concession license with the City for the Dreier-Offerman Park, Brooklyn, New York golf center, which was entered into in April 1998 and which expires on March 30, 2019 and the concession license with the Metropolitan Transportation Authority for the Bronx, New York golf center, currently under construction, which was entered into in 1997 and which expires on December 31, 2009 (respectively, the "Douglaston License," the "Randall's Island License," the "Brooklyn License" and the "Bronx License"), are terminable at will. Pursuant to the Douglaston License and the Randall's Island License, the Company has made $3.1 million and $774,000, respectively, of capital improvements. Pursuant to the Brooklyn License, the Company is obligated to make $4.0 million of capital improvements prior to March 1, 1999. Pursuant to the Bronx License, the Company is obligated to make a minimum of $3.0 million of capital improvements prior to July 1, 2000. If any of these concession licenses are terminated, other than a termination of the Bronx License during the first eight years of such license, the licensor may retain, and is not obligated to pay the Company for the value of, such capital improvements. Unless reimbursed, the Company would immediately have to write-off, for accounting purposes, the undepreciated value of these capital improvements and the goodwill related to its purchase of the limited partners' minority interest in the partnership which was party to the Douglaston License, which are currently being depreciated and amortized over the life of the relevant concession license.


     The Company operates seven of its golf centers under the name "Golden Bear" pursuant to the License Agreement, expiring August 2002, with the Licensor. The License Agreement is terminable by the Licensor prior to August 2002 under certain circumstances. Termination of the License Agreement could adversely affect the Company's Golden Bear golf centers and, possibly, the Company. If the Golden Bear Acquisition is consummated, the Company will acquire 14 additional golf centers to be operated under the name "Golden Bear" and the 21 Golden Bear golf centers then owned by the Company would be subject to the New License Agreement, expiring December 31, 2008, subject to termination of the New License Agreement by the Company effective on December 31, 2000. The New License Agreement is also subject to termination by the Company or the Licensor under certain other circumstances. The value of the "Golden Bear" name is dependent, in part, upon the continued popularity of Jack Nicklaus. Accordingly, the occurrence of any event which diminishes the reputation of Mr. Nicklaus and the related "Golden Bear" symbol could adversely affect the Company's Golden Bear golf centers.

LEVERAGE, DEBT SERVICE AND COVENANTS


     Pro forma for the Offering (at an assumed offering price of $25.50 per share) and the application of the estimated net proceeds therefrom, as of March 31, 1998, the Company had approximately $147.9 million aggregate principal amount of indebtedness outstanding, including $115.0 million aggregate principal amount of the Notes, but excluding approximately $9.0 million of indebtedness of Golden Bear. The Company's level of indebtedness requires that a significant amount of its cash flow from operations be applied to debt service, and there can be no assurance that the Company's operations will generate sufficient cash flow to service this indebtedness.


     Certain of the instruments governing the Company's indebtedness include covenants that restrict the operational and financial flexibility of the Company, including a limit on the number of facilities that the Company may construct in any rolling twelve month period and restrictions on indebtedness, liens, acquisitions, dividends and other significant actions. Failure to comply with certain covenants would, among other things, permit the Company's lenders to accelerate the maturity of the obligations thereunder and could result in cross-defaults permitting the acceleration of debt under other Company agreements. In addition, the Company is required to maintain certain financial ratios.

ENVIRONMENTAL REGULATION

     Operations at the Company's facilities involve the use and limited storage of various hazardous materials such as pesticides, herbicides, motor oil, gasoline, heating oil and paint, as well as various chemicals used to create, refrigerate and maintain the ice at its ice rinks. Under various federal, state and local laws, ordinances and regulations, an owner or operator of real property is generally liable for the costs of removal or remediation of hazardous substances that are released on or in its property regardless of whether the property owner or operator knew of, or was responsible for, the release of hazardous materials. The Company has not been informed by any governmental authority of any non-compliance or violation of any environmental laws, ordinances or regulations and the Company believes that it is in substantial compliance with all such laws, ordinances and regulations applicable to its properties or operations. However, the Company is aware of one notice of violation issued by the New York State Department of Environmental Conservation against the owner of the land leased by the Company in Elmsford, New York alleging that certain hazardous materials were placed on the site. The owner has taken remedial action and the Company does not believe it will be affected by the alleged violation. As of the date hereof, the Company has not incurred material costs of remediation and the Company knows of no material environmental liability to which it may become subject. Although the Company usually hires environmental consultants to conduct environmental studies, including invasive procedures such as soil sampling or ground water analysis on facilities it owns, operates or intends to acquire, in some cases only limited invasive procedures are conducted on such properties and in a limited number of instances no environmental studies are conducted. Accordingly, there may be potential environmental liabilities or conditions of which the Company is not aware.

DEPENDENCE UPON KEY EMPLOYEE; RECRUITMENT OF ADDITIONAL PERSONNEL


     The Company is heavily dependent on the services of Dominic Chang, its Chairman of the Board and Chief Executive Officer. The loss of the services of Mr. Chang could materially adversely affect the Company. Mr. Chang has entered into an employment agreement with the Company which terminates on December 31, 1999. The Company owns key person life insurance in the amount of $5.0 million on the life of Mr. Chang. In addition, it is an event of default under the Company's Credit Facility (as defined herein) and Term Debt (as defined herein) if Mr. Chang is not the Chairman of the Board and Chief Executive Officer of the Company and if he does not own at least 5% of the Company's outstanding Common Stock. The Company will also be required to hire additional personnel and professionals to staff the additional facilities it intends to acquire, lease or construct. There can be no assurance that the Company will be able to attract and retain qualified personnel.


DILUTION


     Assuming an offering price of $25.50 per share of Common Stock, purchasers in the Offering will experience immediate and substantial dilution of $16.44 in the supplemental restated net tangible book value per share of the Common Stock.

SIGNIFICANT STOCKHOLDER



     Following completion of the Offering, Dominic Chang will beneficially own 3,749,001 shares of Common Stock, constituting approximately 15.2% of outstanding shares. Mr. Chang will, therefore, be able to exercise significant influence with respect to the election of the directors of the Company and all matters submitted to a vote of the stockholders of the Company, including the acquisition or disposition of material assets. See "Management" and "Principal Stockholders."



VOLATILITY OF PRICE OF COMMON STOCK


     The trading price of the Company's Common Stock could be subject to fluctuations in response to variations in quarterly operating results, the gain or loss of significant contracts, changes in management, future announcements concerning the Company, general trends in the industry and other events or factors. See "Price Range of Common Stock."


PREFERRED STOCK; POSSIBLE ANTI-TAKEOVER EFFECTS OF CERTAIN CHARTER, BY-LAW AND CONTRACTUAL PROVISIONS



     The Company's Certificate of Incorporation authorizes the Board of Directors to issue up to 2,000,000 shares of preferred stock, $0.10 par value per share. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by stockholders. Although no preferred stock is currently outstanding and the Company currently has no plans for the issuance of any preferred stock, there can be no assurance that the Company will not do so in the future. The ability of the Board of Directors to issue preferred stock could have the effect of delaying, deferring or preventing a change of control of the Company or the removal of existing management and, as a result, could prevent the stockholders of the Company from being paid a premium over the market value for their shares of Common Stock. The Company's By-Laws contain provisions requiring advance notice of stockholder proposals and imposing certain procedural restrictions on stockholders wishing to call a special meeting of stockholders. Under the Credit Facility and the Term Debt, it is an event of default if Mr. Chang is not the Chairman of the Board, Chief Executive Officer and beneficial owner of at least 5% of the outstanding Common Stock. In addition, the indenture with respect to the Notes (the "Indenture") gives the holders of the Notes the right to have such Notes redeemed if there is a Change of Control (as defined in the Indenture). The License Agreement may be terminated by the Licensor if members of the Company's Board of Directors, as of September 1995 (each of whom is still a director of the Company), at any time do not constitute at least 50% of the Company's Board of Directors (although such provision is not in the New License Agreement which will replace the License Agreement if the Golden Bear Acquisition is consummated). Accordingly, such provisions could discourage possible future attempts to gain control of the Company (which attempts, if stockholders were offered a premium over the market value of their Common Stock, might be viewed as beneficial to stockholders).

                                USE OF PROCEEDS



     The net proceeds to be received by the Company from the Offering are estimated to be approximately $84.8 million, after deducting underwriting discounts and estimated offering expenses payable by the Company ($97.5 million if the Underwriters' over-allotment option is exercised in full), based upon an assumed offering price of $25.50 per share. The following table sets forth the estimated sources and uses of the proceeds of the Offering:






                         SOURCES OF FUNDS                                                  USES OF FUNDS
                         ----------------                                                  -------------
                                                     (DOLLARS IN MILLIONS)
Common Stock offered hereby ............................   $ 89.3   Repayment of Eagle Quest Debt (1) ..............  $  26.5
                                                                    Capital improvements and construction (2) ......     44.3
                                                                    General corporate purposes, including other
                                                                     acquisitions ..................................     14.0
                                                                    Fees and expenses ..............................      4.5
                                                                                                                      -------
   Total sources of funds ..............................   $ 89.3     Total uses of funds ..........................  $  89.3
                                                           ======                                                     =======


----------

(1) Includes the repayment of (i) a $10.8 million loan bearing interest at LIBOR plus 4.0% per annum, payable in monthly installments through September 2002, plus a prepayment penalty of $545,000, (ii) a $2.3 million loan bearing interest at 3.5% per month and payable on demand,
      (iii) a $1.7 million loan bearing interest at 6.5% during the first year, 7.5% during the second year and 8.5% during the third year and due September 2000, (iv) a $1.5 million first and second mortgage bearing interest at 9.0% and 17.8% per annum, respectively, payable in monthly installments through April 2000, (v) $2.5 million of redeemable debentures due May 2002 bearing interest at 12.5% per annum, plus a prepayment penalty of $100,000, (vi) $4.0 million of redeemable debentures due June 2002 bearing interest at 13.5% per annum, (vii) a $670,000 mortgage payable in monthly installments through February 2011 bearing interest at 6.8% per annum, (viii) loans aggregating $677,000 from related parties bearing interest at 15.0% per annum and due April 1998, (ix) a $408,000 mortgage bearing interest at 13.0% per annum, increasing 1.0% per month to 25.0% per annum and due July 1998, (x) a $275,000 mortgage bearing interest at 7.0%, payable in monthly installments through April 2011 and (xi) $920,000 of other notes and liabilities acquired in connection with the Eagle Quest Acquisition. Such indebtedness was incurred primarily to consummate acquisitions and to refinance other indebtedness.

(2) Includes (i) approximately $14.5 million for budgeted capital improvements at numerous existing golf centers and the construction of new golf centers and (ii) approximately $29.8 million for the construction of new facilities.


     The Company's principal lender has agreed, subject to certain conditions, to lend the Company $25.0 million to fund the Golden Bear Acquisition. There can be no assurance that such loan will be made, in which event the Company would use the proceeds of the Offering currently allocated to general corporate purposes and available cash for the Golden Bear Acquisition.


     Management will retain a significant amount of discretion over the application of the net proceeds. There can be no assurance that applications will not vary substantially from the Company's current intentions. Pending utilization, the Company intends to invest the net proceeds of the Offering in short-term, investment grade, interest-bearing securities.

                          PRICE RANGE OF COMMON STOCK


     The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "FGCI." The following table sets forth, for the periods indicated, the high and low last sales price for the Common Stock as reported by the Nasdaq National Market.


                                       STOCK PRICE
                               ---------------------------
                                   HIGH            LOW
                               ------------   ------------
   CALENDAR YEAR 1996:
    First Quarter ..........    $   18.50      $   11.42
    Second Quarter .........        20.17          15.24
    Third Quarter ..........        24.33          14.50
    Fourth Quarter .........        22.83          15.00

   CALENDAR YEAR 1997:
    First Quarter ..........    $   21.42      $   11.50
    Second Quarter .........        19.58          11.17
    Third Quarter ..........        19.17          14.67
    Fourth Quarter .........        22.17          16.50

   CALENDAR YEAR 1998:
    First Quarter ..........    $   27.75      $   19.17
    Second Quarter .........        31.00          24.06



     On July 1, 1998, the last reported sale price for the Company's Common Stock on the Nasdaq National Market was $25.50 per share. As of July 1, 1998, there were approximately 220 stockholders of record of the Common Stock.



                                DIVIDEND POLICY


     The Company has neither declared nor paid cash dividends on its Common Stock and does not intend to declare or pay any cash dividends in the foreseeable future. The Company currently intends to retain earnings, if any, for the development and expansion of its business. Moreover, certain of the Company's debt instruments limit the ability of the Company to pay cash dividends. The declaration of dividends in the future will be at the election of the Board of Directors and will depend upon the earnings, capital requirements and financial disposition of the Company, general economic conditions and other pertinent factors.

                                CAPITALIZATION


     The following table sets forth at March 31, 1998, on an unaudited basis, the actual capitalization of the Company, the supplemental restated capitalization of the Company to give effect to the Eagle Quest Acquisition and pro forma giving effect to the restatement for the Eagle Quest Acquisition and pro forma for, the pending Golden Bear Acquisition and the Offering (assuming an offering price of $25.50 per share) and the application of the estimated net proceeds therefrom as described under "Use of Proceeds." This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the pro forma unaudited condensed balance sheet and the notes thereto, the supplemental financial statements and the notes thereto and the Company's financial statements and the notes thereto, each included elsewhere herein.




                                                                           AT MARCH 31, 1998
                                                              --------------------------------------------
                                                                 ACTUAL       SUPPLEMENTAL      PRO FORMA
                                                              ------------   --------------   ------------
                                                                         (DOLLARS IN THOUSANDS)
Cash, cash equivalents and short-term investments .........     $  9,721        $ 10,334        $ 68,146
                                                                ========        ========        ========
Total debt (including current portion):
 Credit Facility (1) ......................................           --              --              --
 Other debt ...............................................       32,862          56,369          64,862
 Convertible subordinated notes ...........................      115,000         115,000         115,000
                                                                --------        --------        --------
   Total debt (including current portion) .................      147,862         171,369         179,862
Minority interest .........................................          214             214             214
Redeemable equity securities ..............................           --           2,829           2,829
Stockholders' equity:
 Preferred Stock $0.10 par value, 2,000,000 shares
   authorized, none outstanding ...........................           --              --              --
 Common Stock $0.01 par value, 50,000,000 shares
   authorized, 19,594,000 shares issued and outstanding,
   20,753,751 shares supplemental and 24,253,751 shares
   pro forma (2) ..........................................          196             207             242
 Additional paid-in capital ...............................      157,084         175,817         260,513
 Retained earnings ........................................       16,036           4,860             337
 Foreign currency translation adjustment ..................           --             214             214
 Unearned compensation ....................................         (527)           (682)           (682)
 Treasury stock ...........................................          (47)            (47)            (47)
                                                                --------        --------        --------
   Total stockholders' equity .............................      172,742         180,369         260,577
                                                                --------        --------        --------

   Total capitalization ...................................     $320,818        $354,781        $443,482
                                                                ========        ========        ========


----------

(1) The Company is currently negotiating to replace its existing Credit Facility with a new credit facility which is expected to have substantially increased borrowing capacity, although there can be no assurance that such credit facility can be obtained.

(2) Excludes (i) 2,007,780 shares of Common Stock reserved for issuance upon exercise of outstanding options and warrants, and (ii) 4,630,872 shares of Common Stock issuable upon conversion of the Notes. See "Management -- Stock Option and Award Plans," and "Description of Capital Stock -- Outstanding Options and Warrants."

                            SELECTED FINANCIAL DATA


     The following table presents selected historical, supplemental restated and pro forma financial and other data of the Company. The supplemental restated financial and other data give effect to the Eagle Quest Acquisition as if it had occurred at the beginning of the stated periods. In addition to the restatement for the Eagle Quest Acquisition, the pro forma financial data for the year ended December 31, 1997 gives effect to (i) the pending Golden Bear Acquisition, (ii) the 1997 Acquisitions, (iii) the LCI Acquisition,
(iv) the MetroGolf Acquisition and (v) the assumed repayment of certain outstanding indebtedness of Eagle Quest from a portion of the estimated net proceeds from the sale of shares of Common Stock offered hereby, as if they had occurred on January 1, 1997. In addition to the restatement for the Eagle Quest Acquisition, the pro forma financial data for the three months ended March 31, 1998 gives effect to (i) the pending Golden Bear Acquisition,
(ii) the MetroGolf Acquisition and (iii) the assumed repayment of certain outstanding indebtedness of Eagle Quest from a portion of the estimated net proceeds from the sale of shares of Common Stock offered hereby, as if they had occurred on January 1, 1998. The supplemental restated balance sheet data gives effect to the Eagle Quest Acquisition and the pro forma balance sheet data gives effect to the restatement for the Eagle Quest Acquisition, and pro forma for the pending Golden Bear Acquisition and the Offering (assuming an offering price of $25.50 per share) and the application of the estimated net proceeds therefrom, as if they had occurred on March 31, 1998. The supplemental restated and pro forma financial data are not necessarily indicative of the results that would have been obtained had the transactions reflected therein been consummated on the dates indicated, nor do they purport to indicate the results of future operations. This information should be read in conjunction with "Use of Proceeds," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the pro forma financial information and the notes thereto, the supplemental financial statements and the notes thereto and the financial statements and the notes thereto of the Company, Eagle Quest, Golden Bear, MetroGolf and LCI, each included elsewhere herein.





                                                              YEAR ENDED DECEMBER 31,
                                    ----------------------------------------------------------------------------
                                                          HISTORICAL                          SUPPLEMENTAL(1)
                                    ------------------------------------------------------ ---------------------
                                        1993       1994      1995       1996       1997       1996       1997
                                    ----------- --------- ---------- ---------- ---------- ---------- ----------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Total revenue .....................   $ 2,632    $6,362    $12,432    $27,904    $ 64,825   $28,052    $ 72,997
Operating expenses ................     2,247     4,215      6,614     13,268      31,563    13,335      37,386
Cost of merchandise sold ..........       459       750      1,779      4,458      10,467     4,540      12,366
Selling, general and
 administrative expenses ..........       615       548      1,242      3,580       5,132     4,760      12,630
                                      -------    ------    -------    -------    --------   -------    --------
Operating income (loss) ...........      (689)      849      2,797      6,598      17,663     5,417      10,615
Interest expense ..................      (192)     (313)      (939)      (370)     (2,261)     (383)     (3,863)
Other income (expense) ............       106        16         66      2,172       1,659     2,172       1,659
                                      -------    ------    -------    -------    --------   -------    --------
Income before income taxes,
 minority interest and
 extraordinary item ...............      (775)      552      1,924      8,400      17,061     7,206       8,411
Income tax expenses (benefit) .....        --       (65)       669      3,192       6,537     2,884       5,142
                                      -------    ------    -------    -------    --------   -------    --------
Income (loss) before minority
 interest and extraordinary
 Item .............................      (775)      617      1,255      5,208      10,524     4,322       3,269
Minority interest in (income)
 loss .............................        12      (129)        --         --          --        --          --
Extraordinary item (net of tax
 effect) ..........................        --        --       (181)        --          --        --          --
                                      -------    ------    -------    -------    --------   -------    --------
Net income (loss) .................   $  (763)   $  488    $ 1,074    $ 5,208    $ 10,524   $ 4,322    $  3,269
                                      =======    ======    =======    =======    ========   =======    ========
Net income per share, basic:
Income (loss) before
 extraordinary item ...............   $ (0.16)   $ 0.09    $  0.16    $  0.35    $   0.57   $  0.28    $   0.17
Extraordinary item ................        --        --      (0.02)        --          --        --          --
                                      -------    ------    -------    -------    --------   -------    --------
Net income (loss) .................   $ (0.16)   $ 0.09    $  0.14    $  0.35    $   0.57   $  0.28    $   0.17
                                      =======    ======    =======    =======    ========   =======    ========
Net income per share,
 diluted(4):
Income (loss) before
 extraordinary item ...............   $ (0.15)   $ 0.09    $  0.16    $  0.34    $   0.56   $  0.27    $   0.16
Extraordinary item ................        --        --      (0.02)        --          --        --          --
                                      -------    ------    -------    -------    --------   -------    --------
Net income (loss) .................   $ (0.15)   $ 0.09    $  0.14    $  0.34    $   0.56   $  0.27    $   0.16
                                      =======    ======    =======    =======    ========   =======    ========
Weighted average shares
 outstanding (000's):
Basic .............................     4,830     5,379      7,676     15,003      18,368    15,473      19,344
Diluted(4) ........................     4,911     5,454      7,907     15,435      18,799    15,905      19,814



                                    YEAR ENDED
                                      DECEMBER
                                        31,                    THREE MONTHS ENDED MARCH 31,
                                    ----------- ----------------------------------------------------------
                                                     HISTORICAL          SUPPLEMENTAL(1)
                                     PRO FORMA  -------------------- ------------------------   PRO FORMA
                                      1997(2)      1997      1998        1997        1998        1998(3)
                                    ----------- --------- ---------- ----------- ------------ ------------
                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Total revenue .....................  $107,457    $ 9,015   $ 19,170    $ 9,701     $ 21,497     $ 25,090
Operating expenses ................    76,127      5,618     11,781      6,030       13,751       18,913
Cost of merchandise sold ..........    13,543      1,679      2,816      1,932        3,240        3,240
Selling, general and
 administrative expenses ..........    17,038      1,086      1,524      2,339        3,662        4,495
                                     --------    -------   --------    -------     --------     --------
Operating income (loss) ...........       749        632      3,049       (600)         844       (1,558)
Interest expense ..................    (5,174)      (191)    (1,799)      (308)      (2,629)      (2,159)
Other income (expense) ............       (85)       466        956        466          956          523
                                     --------    -------   --------    -------     --------     --------
Income before income taxes,
 minority interest and
 extraordinary item ...............    (4,510)       907      2,206       (442)        (829)      (3,194)
Income tax expenses (benefit) .....      (791)       345        860        345          860         (426)
                                     --------    -------   --------    -------     --------     --------
Income (loss) before minority
 interest and extraordinary
 Item .............................    (3,719)       562      1,346       (787)      (1,689)      (2,768)
Minority interest in (income)
 loss .............................       100         --         --         --           --           18
Extraordinary item (net of tax
 effect) ..........................        --         --         --         --           --           --
                                     --------    -------   --------    -------     --------     --------
Net income (loss) .................  $ (3,619)   $   562   $  1,346    $  (787)    $ (1,689)    $ (2,750)
                                     ========    =======   ========    =======     ========     ========
Net income per share, basic:
Income (loss) before
 extraordinary item ...............  $  (0.17)   $  0.03   $   0.07    $ (0.04)    $  (0.08)    $  (0.13)
Extraordinary item ................        --         --         --         --           --           --
                                     --------    -------   --------    -------     --------     --------
Net income (loss) .................  $  (0.17)   $  0.03   $   0.07    $ (0.04)    $  (0.08)    $  (0.13)
                                     ========    =======   ========    =======     ========     ========
Net income per share,
 diluted(4):
Income (loss) before
 extraordinary item ...............  $  (0.17)   $  0.03   $   0.07    $ (0.04)    $  (0.08)    $  (0.13)
Extraordinary item ................        --         --         --         --           --           --
                                     --------    -------   --------    -------     --------     --------
Net income (loss) .................  $  (0.17)   $  0.03   $   0.07    $ (0.04)    $  (0.08)    $  (0.13)
                                     ========    =======   ========    =======     ========     ========
Weighted average shares
 outstanding (000's):
Basic .............................    21,130     17,803     19,445     18,618       20,599       21,711
Diluted(4) ........................    21,130     18,125     20,196     18,618       20,599       21,711

                                                     YEAR ENDED DECEMBER 31,
                                   ------------------------------------------------------------

                                               HISTORICAL             SUPPLEMENTAL(1)            HISTORICAL   SUPPLEMENTAL(1)
                                   ---------------------------------- -------------  PRO FORMA  ------------- -------------
                                    1993   1994   1995   1996   1997   1996   1997    1997(2)    1997   1998   1997   1998
                                   ------ ------ ------ ------ ------ ------ ------ ----------- ------ ------ ------ ------
GOLF FACILITY DATA:
Facilities open at beginning of
 period ..........................    1     2       5     14     35     14     39        39       35    53      39    70
Facilities built during period ...    1     2       1      1      1      1      1         1       --    --      --    --
Facilities acquired during the
 period(5) .......................   --     1       8     20     17     24     30        53        6    12       6    13
                                     --   ------    -     --     --     --     --        --       --    --      --    --
Facilities open at end of period      2     5      14     35     53     39     70        93       41    65      45    83



                                    THREE MONTHS
                                   ENDED MARCH 31,
                                   ---------------
                                    PRO FORMA
                                     1998(3)
                                   ----------
GOLF FACILITY DATA:
Facilities open at beginning of
 period ..........................     70
Facilities built during period ...     --
Facilities acquired during the
 period(5) .......................     27
                                       --
Facilities open at end of period       97




                                                     AT DECEMBER 31,
                                  ------------------------------------------------------
                                      1993       1994      1995       1996       1997
                                  ----------- --------- ---------- ---------- ----------
                                                  (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents (7) ...  $     403   $ 2,296   $23,121    $ 38,394   $ 61,848
Working capital .................     (1,798)     (204)   20,598      36,675     65,894
Total assets ....................      7,693    16,077    61,582     158,293    325,507
Total debt ......................      4,034     6,328     8,193      17,056    141,819
Total stockholders' equity ......      1,866     7,234    49,388     136,944    168,412


                                               AT MARCH 31, 1998
                                  --------------------------------------------
                                   HISTORICAL   SUPPLEMENTAL(1)   PRO FORMA(6)
                                  ------------ ----------------- -------------
                                             (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents (7) ...  $   9,721        $ 10,334        $ 68,146
Working capital .................     18,194          10,738          68,361
Total assets ....................    338,979         378,907         471,043
Total debt ......................    147,862         171,369         179,862
Total stockholders' equity ......    172,742         180,369         260,577


---------

(1) Restated to reflect the results of Eagle Quest and its subsidiaries, which began operations in February 1996 and which was acquired on June 30, 1998 in a pooling-of-interests transaction.

(2) Restated to reflect the Eagle Quest Acquisition and pro forma for the 1997 Acquisitions, the LCI Acquisition, the MetroGolf Acquisition, the pending Golden Bear Acquisition and the assumed repayment of outstanding indebtedness from a portion of the net proceeds from the sale of shares of Common Stock offered hereby as if they had occurred on January 1, 1997. See "Use of Proceeds."

(3) Restated to reflect the Eagle Quest Acquisition and pro forma for the MetroGolf Acquisition, the pending Golden Bear Acquisition and the assumed repayment of certain outstanding indebtedness of Eagle Quest from a portion of the estimated net proceeds from the sale of shares of Common Stock offered hereby as if they had occurred on January 1, 1998. See "Use of Proceeds."

(4) Dilutive information repeats basic information wherever the effect is anti-dilutive.

(5) Includes the facilities managed by the Company pursuant to concession licenses, which are Douglaston, New York; El Segundo, California; Denver, Colorado; Mahwah, New Jersey and Randall's Island, New York.

(6) Restated to reflect the Eagle Quest Acquisition and pro forma for the pending Golden Bear Acquisition and the Offering (assuming an offering price of $25.50 per share) and the application of the estimated net proceeds therefrom as if they had occurred on March 31, 1998. See "Use of Proceeds."

(7)   Includes short-term investments and restricted cash.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS



     The following discussion and analysis should be read in conjunction with the Company's financial statements and the notes thereto appearing elsewhere in this document. Unless otherwise noted, the information in this section does not give effect to the consummation of the Eagle Quest Acquisition.



GENERAL



     Family Golf is the leading consolidator and operator of golf centers in North America. The Company's strategy is to continue to build upon its leadership position in the golf center industry and expand its concept of family-oriented sports entertainment through (i) consolidating the golf center industry, (ii) enhancing facilities and customer service, (iii) developing complementary sports and family entertainment facilities and (iv) leveraging centralized operations. The Company's golf centers are designed to provide a wide variety of practice and play opportunities, including facilities for driving, chipping, putting, pitching and sand play. In addition, the Company's golf centers typically offer full-line pro shops, golf lessons instructed by PGA-certified golf professionals and other amenities such as miniature golf and snack-bars to encourage family participation. The Company has a proven track record of successfully identifying, acquiring and integrating golf centers, having grown from one golf facility in 1992 to 97 (including 20 acquired from Eagle Quest on June 30, 1998) as of July 1, 1998, including 11 facilities under construction. In addition, the consummation of the pending Golden Bear Acquisition, of which there can be no assurance, would add 14 golf facilities. On a historical basis without giving effect to the restatement for the Eagle Quest Acquisition, the Company has increased total revenue from $6.4 million in 1994 to $75.0 million for the twelve months ended March 31, 1998, and increased diluted earnings per share from $0.09 in 1994 to $0.59 for the twelve months ended March 31, 1998.


     The Company has opened or acquired facilities at varying times over the past several years. As a result of changes in the number of facilities open from period to period, the seasonality of operations, the timing of acquisitions, the completion of the Company's initial public offering in November 1994 (the "IPO"), the public offering in December 1995 (the "1995 Public Offering"), the public offering in July 1996 (the "1996 Offering"), the private placement of $115.0 million aggregate principal amount of the Notes in the fourth quarter of 1997 (the "1997 Note Offering") and the expansion of the Company's business to include ice rinks and Family Sports Supercenters, results of operations for any particular period may not be indicative of the results of operations in the future.



     Most of the Company's revenue from its golf centers are derived from selling tokens and debit cards for use in automated range-ball dispensing machines, pro shop merchandise sales, charging for rounds of miniature golf, golf lessons and management fees. The Company also derives revenue at its golf centers from food and beverage sales, video games and batting cages. The Company derives revenue from its golf courses from golf club membership fees, fees for rounds of golf and golf lessons, pro shop merchandise sales and from food and beverage sales at the clubhouse. The Company derives revenue from its ice rinks by renting the rinks to hockey leagues and teams and figure skaters, charging admission to its skating facilities for public skating, providing lessons through USFSA-certified instructors, skate equipment rentals and pro shop merchandise sales, as well as from food and beverage sales and video games. The Company derives revenue from its Family Sports Supercenters from substantially the same sources as described above. As a result of their greater size and number of attractions, the Company's Family Sports Supercenters are expected to generate significantly more revenue than individual golf centers, and are expected to generate a majority of their revenue in the first and fourth quarters of each calendar year. The Company currently operates two stand-alone ice rink facilities and two Family Sports Supercenters, and is converting a golf center in Denver, Colorado into a Family Sports Supercenter by adding two ice rinks and other family entertainment amenities. See "Business -- The Golf Facilities" and "-- Complementary Sports and Family Entertainment Facilities."

HISTORICAL RESULTS OF OPERATIONS

     The following table sets forth selected operations data of the Company on a historical basis expressed as a percentage of total revenue (except for operating expenses which is expressed as a percentage of operating revenue and cost of merchandise sold which is expressed as a percentage of merchandise sales) for the periods indicated below:






                                                                                                  THREE MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31,                 MARCH 31,
                                                         ------------------------------------   -----------------------
                                                            1995         1996         1997         1997         1998
                                                         ----------   ----------   ----------   ----------   ----------
Operating revenues ...................................       78.8%        76.6%        75.8%        72.3%        78.1%
Merchandise sales ....................................       21.2         23.4         24.2         27.7         21.9
Total revenue ........................................      100.0        100.0        100.0        100.0        100.0
Operating expenses ...................................       67.5         62.1         64.3         86.1         78.7
Cost of merchandise sold .............................       67.5         68.2         66.6         67.4         67.0
Selling, general and administrative expenses .........       10.0         12.8          7.9         12.0          8.0
Income from operations ...............................       22.5         23.6         27.2          7.0         15.9
Interest expense .....................................      ( 7.6)       ( 1.3)       ( 3.5)       ( 2.1)       ( 9.4)
Other income .........................................        0.5          7.8          2.6          5.2          5.0
Income before income taxes ...........................       15.5         30.1         26.3         10.1         11.5
Income tax expense ...................................        5.4         11.4         10.1          3.8          4.5
Income before extraordinary item .....................       10.1         18.7         16.2          6.2          7.0
Extraordinary item (net of tax effect) ...............        1.5           --           --           --           --
Net income ...........................................        8.6%        18.7%        16.2%         6.2%         7.0%


Three Months Ended March 31, 1998 Compared To Three Months Ended March 31, 1997



     Results for the three months ended March 31, 1998 reflect the operations of 53 golf centers for the full period and 12 golf centers for two months or less and also include the results of four complementary sports and entertainment facilities for three months or less. Results for the period ended March 31, 1997 reflect the operations of 35 golf centers for the full period, one golf center for two months and operations of five golf centers for one month or less. As a result of the change in the number of golf centers open from period to period, as well as the commencement of operations of complementary sports and family entertainment facilities, the comparison between the 1998 and 1997 periods may not necessarily be meaningful.


     Total revenue for the three months ended March 31, 1998 was $19.2 million as compared to $9.0 million for the same period in 1997, an increase of $10.2 million (113%). The overall increase in revenue was primarily attributable to having additional golf facilities in operation during the 1998 period as well as the revenue generated by the Company's Family Sports Supercenters. Total revenue for the 35 golf centers operating for the full three months ended March 31, 1998 and 1997 increased 18% to $9.5 million in the 1998 period from $8.1 million in the 1997 period. The increase in revenues for these 35 golf centers was primarily due to stronger merchandise and golf instruction sales and a mild winter season on the east coast, partially offset by adverse weather attributed to the El Nino effect on the west coast.

     Operating revenues, consisting of all sales except merchandise sales, amounted to $15.0 million for the three months ended March 31, 1998, as compared to $6.5 million for the comparable 1997 period, an increase of $8.5 million (130%). The increase in operating revenues was primarily attributable to having additional golf facilities, the Family Sports Supercenters and the ice rinks in operation during the 1998 period. Total operating revenue for the 35 golf centers operating for the full three months ended March 31, 1998 and 1997 increased 7% to $5.9 million in the 1998 period from $5.6 million in the 1997 period. Non-golf revenue from the Family Sports Supercenters and ice rink facilities totaled $4.9 million for the three months ended March 31, 1998. The Company did not have non-golf revenues in the comparable 1997 period.

     Merchandise sales, consisting of golf clubs, balls, bags, gloves, videos, apparel and related accessories, were $4.2 million for the three months ended March 31, 1998, as compared to $2.5 million for the comparable 1997 period, an increase of $1.7 million (69%). The increase in merchandise sales was primarily due to the contribution of new locations and the continuing emphasis placed by the Company on improving pro shop sales, improved purchasing procedures and increased promotion. Total merchandise sales for the 35 golf centers operating for the full three months ended March 31, 1998 and 1997 increased 43% to $3.6 million in the 1998 period from $2.5 million in the 1997 period.

     Operating expenses, consisting of operating wages and employee costs, land rent, depreciation of golf driving range facilities and equipment, utilities and all other facility operating costs, increased to $11.8 million (79% of operating revenues) in the 1998 period from $5.6 million (86% of operating revenues) in the 1997 period, an increase of $6.2 million (110%). The increase in operating expenses was primarily due to the operating costs of locations that were not operated by the Company during the 1997 period. The decrease as a percentage of sales was due to the counterseasonal impact of the Family Sports Supercenters and ice rink facilities.

     The cost of merchandise sold increased to $2.8 million (67% of merchandise sales) in the 1998 period from $1.7 million (67% of merchandise sales) in the comparable 1997 period. The overall increase in this cost of $1.1 million (68%) was primarily due to the higher level of merchandise sales.

     Selling, general and administrative expenses for the three months ended March 31, 1998 were $1.5 million (8% of total revenue) compared to $1.1 million (12% of total revenue) in the comparable 1997 period. The increase of $400,000 (40%) was primarily due to expenses associated with opening and operating additional facilities. Selling, general and administrative expense declined as a percentage of total revenue primarily due to the substantial increase in revenue and relatively low corresponding incremental increase in certain selling, general and administrative costs.

     Interest expense increased to $1.8 million for the three months ended March 31, 1998 from $191,000 in the comparable 1997 period. The increase in interest expense was due to the interest expense associated with the Notes. Other income, primarily interest income, increased to $956,000 in the 1998 period as compared to $466,000 in the 1997 period.

     The Company had income before income taxes for the three months ended March 31, 1998 of $2.2 million as compared to income of $907,000 in the comparable 1997 period. Net income for the three months ended March 31, 1998 was $1.3 million as compared to $562,000 for the comparable 1997 period.


Twelve Months Ended December 31, 1997 Compared To Twelve Months Ended December 31, 1996

     Results for the twelve months ended December 31, 1997 reflect the operations of 27 golf centers for the full period. Eight additional golf centers underwent significant renovation during 1997. The December 31, 1997 results also reflect the operation of 18 golf centers built or acquired during the course of 1997. Results for the year ended December 31, 1996 reflect the operations of 11 golf centers for the full period. Two golf centers underwent renovation for approximately one month and one golf center underwent renovation for approximately two months of 1996. The December 31, 1996 results also reflect the operation of 21 golf centers built or acquired during 1996. As a result of the change in the number of golf centers open from period to period, the comparison between 1997 and 1996 may not necessarily be meaningful.

     Total revenue for the twelve months ended December 31, 1997 was $64.8 million as compared to $27.9 million for the same period in 1996, an increase of $36.9 million (132%). Total revenue for the 11 golf centers operating for the full December 31, 1997 and 1996 periods increased to $20.7 million from $15.8 million, an increase of $4.9 million (31%).

     Operating revenues were $49.1 million for 1997 as compared to $21.4 million for 1996, an increase of $27.7 million (129%). The overall increase in revenue was primarily attributable to having additional golf centers in operation during the 1997 period, as well as revenues from non-golf operations. Revenues from non-golf operations were $8.3 million during 1997. There were no revenues from non-golf operations in 1996.

     Merchandise sales were $15.7 million for 1997 as compared to $6.5 million for 1996. The increase in merchandise sales of $9.2 million (141%) was due to the contribution of new locations to the 1997 period and the continuing emphasis placed by the Company on improving pro shop sales, improved purchasing procedures and increased promotion.


     Operating expenses increased to $31.6 million (64% of operating revenues) in 1997 from $13.3 million (62% of operating revenues) in 1996. The overall increase of $18.3 million (138%) was primarily due to the operating costs of locations that were not open for all or part of 1996. The increase as a percentage of sales was due to a higher percentage of leased, as compared to owned, facilities during the 1997 period.


     The cost of merchandise sold increased to $10.5 million (67% of merchandise sales) in 1997 from $4.5 million (68% of merchandise sales) in 1996. The overall increase in this cost of $6.0 million (133%) was primarily due to the higher level of merchandise sales.

     Selling, general and administrative expenses in 1997 were $5.1 million (8% of total revenue) as compared to $3.6 million (13% of total revenue) in 1996, an increase of $1.5 million (42%). This increase was primarily due to an increase in corporate staff, advertising and other expenses resulting from the increased number of golf centers operating during 1997. Selling, general and administrative expenses declined to 8% of total revenue in 1997 from 13% of total revenue in the 1996 period primarily due to the substantial increase in revenues and relatively low corresponding incremental increase in certain selling, general and administrative costs.

     Interest expense increased to $2.3 million in 1997 from $370,000 million in 1996 primarily due to the debt associated with the LCI acquisition in July and the 1997 Note Offering in the fourth quarter of 1997. Other income, primarily interest income, decreased to $1.7 million in 1997 from $2.2 million in 1996. The decrease in other income is attributable to lower amounts of cash invested in short-term investments in 1997 as compared with 1996.

     The Company had income before income taxes of $17.1 million for 1997 as compared to $8.4 million in 1996. Net income after income taxes increased to $10.5 million in 1997 as compared to $5.2 million in 1996.


Twelve Months Ended December 31, 1996 Compared To Twelve Months Ended December 31, 1995

     Results for the twelve months ended December 31, 1996 reflect the operation of 11 golf centers for the full period. Two golf centers underwent renovation for approximately one month and one golf center underwent renovation for approximately two months of 1996. The December 31, 1996 results also reflect the operation of 21 golf centers built or acquired during 1996. Results for the year ended December 31, 1995 reflect the operations of four golf centers for the full period, although one such golf center was undergoing renovation for approximately four months. The December 31, 1995 results also reflect the operations of 10 additional centers built or acquired during the year. As a result of the change in the number of golf centers open from period to period, the comparison between 1996 and 1995 may not necessarily be meaningful.

     Total revenue for the twelve months ended December 31, 1996 was $27.9 million as compared to $12.4 million for the same period in 1995, an increase of $15.5 million (125%). Total revenue for the four golf centers operating for the full December 31, 1996 and 1995 periods increased to $9.1 million from $8.0 million, an increase of 14% for the twelve months ended December 31, 1996.

     Operating revenues were $21.4 million for 1996 as compared to $9.8 million for 1995 period, an increase of $11.6 million (118%). The overall increase in revenue was primarily attributable to having additional golf centers in operation during the 1996 period.

     Merchandise sales were $6.5 million for 1996 as compared to $2.6 million for 1995. The increase in merchandise sales of $3.9 million (150%) was due to the contribution of new locations to the 1996 period and the increased emphasis placed by the Company on improving pro shop sales in the 1996 period, improved purchasing procedures and increased promotion.

     Operating expenses increased to $13.3 million (62% of operating revenues) in 1996 from $6.6 million (68% of operating revenues) in 1995. The overall increase of $6.7 million (102%) was primarily due to the operating costs of locations that were not open for all or part of 1995.

     The cost of merchandise sold increased to $4.5 million (68% of merchandise sales) in 1996 from $1.8 million (67% of merchandise sales) in 1995. The overall increase in this cost of $2.7 million (150%) was primarily due to the higher level of merchandise sales.

     Selling, general and administrative expenses in 1996 were $3.6 million (13% of total revenue) as compared to $1.2 million (10% of total revenue) in 1995, an increase of $2.4 million (200%), primarily due to an increase in corporate staff, advertising and other expenses resulting from the increase in the number of golf centers operating during 1996.


     Interest expense decreased to $370,000 in 1996 from $939,000 in 1995. Other income, primarily interest income, increased to $2.2 million in 1996 from $66,000 in 1995. The increase in interest income is attributable to the investment of proceeds from the public offerings in December 1995 and July 1996. Also reflected in other income in 1996 is the sale of approximately 43 acres of land in Queensbury, New York for a net gain of $374,000.



     The Company had income before income taxes and extraordinary items of $8.4 million for 1996 as compared to $1.9 million in 1995. The Company recognized an extraordinary charge of $181,000 (net of taxes) in the fourth quarter of 1995. This extraordinary item reflects the write-off of debt acquisition costs, net of income taxes, arising from the repayment of certain bank debt using the proceeds of the 1995 Public Offering. Net income after income taxes and extraordinary items, increased to $5.2 million in 1996 as compared to $1.1 million in 1995.


SUPPLEMENTAL RESTATED RESULTS OF OPERATIONS

Basis of Presentation

     The Company's financial statements will be restated to reflect the accounting for the Eagle Quest Acquisition as a pooling-of-interests. The following supplemental restated discussion and analysis compares, on a combined basis as if the Company and Eagle Quest were one entity, the three months ended March 31, 1998 to the three months ended March 31, 1997, the twelve months ended December 31, 1997 to the twelve months ended December 31, 1996 and the twelve months ended December 31, 1996 to the twelve months ended December 31, 1995.

     The differences between the Company's historical results discussed above and the supplemental restated results discussed below are due to the combination of Eagle Quest's revenues, expenses and losses with the historical revenues, expenses and income of the Company. The supplemental restated results of operations for the Company are not necessarily indicative of the results of operations of the combined entity in the future.

     Eagle Quest began operations in February 1996 and, accordingly, the Eagle Quest Acquisition has no impact on the results of operations for 1995. Eagle Quest opened or acquired its facilities at varying times commencing in 1996 and generated net losses of $885,000, $7.3 million and $3.0 million, respectively, for the period ended December 31, 1996 and the twelve months ended December 31, 1997 and the three months ended March 31, 1998. Eagle Quest's strategy was to establish the infrastructure to manage and operate a large number of facilities and then to open or acquire such facilities. The Company believes that the expenses of establishing and maintaining the infrastructure to service the planned increase in facilities owned, leased and managed by Eagle Quest contributed to Eagle Quest's losses and the level of its expenses as a percentage of revenues.

     The following discussion and analysis should be read in conjunction with the supplemental financial statements and the notes thereto and Eagle
Quest's financial statements and the notes thereto, each appearing elsewhere in this Prospectus.

Three Months Ended March 31, 1998 Compared To Three Months Ended March 31, 1997

     Results for the three months ended March 31, 1998 reflect the operations of 70 golf centers for the full period and 13 golf centers for two months or less and also include the results of four complementary sports and family entertainment facilities for three months or less. Results for the three months ended March 31, 1997 reflect the operations of 39 golf centers for the full period, one golf center for two months and operations of five golf centers for one month or less. As a result of the change in the number of golf centers open from period to period, as well as the commencement of operations of complementary sports and family entertainment facilities, the comparison between the 1998 and 1997 periods may not necessarily be meaningful.

     Total revenue for the three months ended March 31, 1998 was $21.5 million as compared to $9.7 million for the same period in 1997, an increase of $11.8 million (122%). The overall increase in revenue was primarily attributable to having additional golf facilities in operation during the 1998 period as well as the revenue generated by the Company's Family Sports Supercenters. The increase in revenue was also due to stronger merchandise and golf instruction sales and a mild winter season on the east coast, partially offset by adverse weather attributed to the El Nino effect on the west coast.

     Operating revenues, consisting of all sales except merchandise sales, amounted to $16.7 million for the three months ended March 31, 1998, as compared to $6.9 million for the comparable 1997 period, an increase of $9.9 million (143%). The increase in operating revenues was primarily attributable to having additional golf facilities, the Family Sports Supercenters and the ice rinks in operation during the 1998 period. Non-golf revenue from the Family Sports Supercenters and ice rink facilities totaled $4.9 million for the three months ended March 31, 1998. The Company did not have non-golf revenues in the comparable 1997 period.

     Merchandise sales, consisting of golf clubs, balls, bags, gloves, videos, apparel and related accessories, were $4.8 million for the three months ended March 31, 1998, as compared to $2.8 million for the comparable 1997 period, an increase of $1.9 million (68%). The increase in merchandise sales was primarily due to the contribution of new locations and the continuing emphasis placed by the Company on improving pro shop sales, improved purchasing procedures and increased promotion.

     Operating expenses, consisting of operating wages and employee costs, land rent, depreciation of golf driving range facilities and equipment, utilities and all other facility operating costs, increased to $13.8 million (82% of operating revenues) in the 1998 period from $6.0 million (88% of operating revenues) in the 1997 period, an increase of $7.7 million (128%). The increase in operating expenses was primarily due to the operating costs of locations that were not operated by the Company during the 1997 period. The decrease as a percentage of sales was due to the counterseasonal impact of the Family Sports Supercenters and ice rink facilities.

     The cost of merchandise sold increased to $3.2 million (68% of merchandise sales) in the 1998 period from $1.9 million (68% of merchandise sales) in the comparable 1997 period. The overall increase in this cost of $1.3 million (68%) was primarily due to the higher level of merchandise sales.

     Selling, general and administrative expenses for the three months ended March 31, 1998 were $3.7 million (17% of total revenue) compared to $2.3 million (24% of total revenue) in the comparable 1997 period. The increase of $1.3 million (57%) was primarily due to expenses associated with opening and operating additional facilities. Selling, general and administrative expenses declined as a percentage of total revenue primarily due to the substantial increase in revenue and relatively low corresponding incremental increase in certain selling, general and administrative costs.

     Interest expense increased to $2.6 million for the three months ended March 31, 1998 from $308,000 in the comparable 1997 period. The increase in interest expense was due to the interest expense associated with the Notes and the Eagle Quest Debt. Other income, primarily interest income, increased to $956,000 in the 1998 period as compared to $466,000 in the 1997 period.

     The Company had a loss before income taxes for the three months ended March 31, 1998 of $829,000 as compared to a loss of $442,000 in the comparable 1997 period. Net loss for the three months ended March 31, 1998 was $1.7 million as compared to a net loss of $787,000 for the comparable 1997 period.

Twelve Months Ended December 31, 1997 Compared To Twelve Months Ended December 31, 1996

     Results for the twelve months ended December 31, 1997 reflect the operations of 31 golf centers for the full period and eight golf centers that underwent significant renovation during 1997. The Decem-ber 31, 1997 results also reflect the operation of an additional 31 golf centers built or acquired during the course of 1997. Results for the year ended December 31, 1996 reflect the operations of 14 golf centers for the full period, two of which underwent renovation for approximately one month and one of which underwent renovation for approximately two months of 1996. The December 31, 1996 results also reflect the operation of 25 golf centers built or acquired during 1996. As a result of the change in the number of golf centers open from period to period, the comparison between 1997 and 1996 may not necessarily be meaningful.

     Total revenue for the twelve months ended December 31, 1997 was $73.0 million as compared to $28.1 million for the same period in 1996, an increase of $44.9 million (160%).

     Operating revenues were $54.6 million for 1997 as compared to $21.4 million for 1996, an increase of $33.2 million (155%). The overall increase in revenues was primarily attributable to having additional golf centers in operation during the 1997 period, as well as revenues from non-golf operations. Revenues from non-golf operations were $8.3 million during 1997. There were no revenues from non-golf operations in 1996.

     Merchandise sales were $18.4 million for 1997 as compared to $6.7 million for 1996. The increase in merchandise sales of $11.7 million (176%) was due to the contribution of new locations to the 1997 period and the continuing emphasis placed by the Company on improving pro shop sales, improved purchasing procedures and increased promotion.

     Operating expenses increased to $37.4 million (68% of operating revenues) in 1997 from $13.3 million (62% of operating revenues) in 1996. The overall increase of $24.1 million (180%) was primarily due to the operating costs of locations that were not open for all or part of 1996. The increase as a percentage of sales was due to a higher percentage of leased, as compared to owned, facilities during the 1997 period.

     The cost of merchandise sold increased to $12.4 million (67% of merchandise sales) in 1997 from $4.5 million (68% of merchandise sales) in 1996. The overall increase in this cost of $7.8 million (172%) was primarily due to the higher level of merchandise sales.

     Selling, general and administrative expenses in 1997 were $12.6 million (17% of total revenue) as compared to $4.8 million (17% of total revenue) in 1996, an increase of $7.9 million (165%). This increase was primarily due to an increase in corporate staff, advertising and other expenses resulting from the increased number of golf centers operating during 1997, as well as Eagle Quest's strategy of establishing an infrastructure to operate and manage sites in advance of the acquisition of such sites.

     Interest expense increased to $3.9 million in 1997 from $383,000 in 1996 primarily due to the debt associated with the LCI acquisition in July 1997, the 1997 Note Offering in the fourth quarter of 1997 and a substantial increase in Eagle Quest's indebtedness. Other income, primarily interest income, decreased to $1.7 million in 1997 from $2.2 million in 1996. The decrease in other income is attributable to lower amounts of cash invested in short-term investments in 1997 as compared with 1996.

     The Company had income before income taxes of $8.4 million for 1997 as compared to $7.2 million in 1996. Net income after income taxes decreased to $3.3 million in 1997 as compared to $4.3 million in 1996. Effective income tax rates in both periods were high due to the inability to apply all of Eagle Quest's losses for such periods to offset taxable income.


Twelve Months Ended December 31, 1996 Compared To Twelve Months Ended December 31, 1995

     Results for the twelve months ended December 31, 1996 reflect the operation of 14 golf centers for the full period, two of which underwent renovation for approximately one month and one of which underwent renovation for approximately two months of 1996. The December 31, 1996 results also reflect the operation of 25 golf centers built or acquired during 1996. Results for the year ended December 31, 1995 reflect the operations of four golf centers for the full period, although one such golf center was undergoing renovation for approximately four months. The December 31, 1995 results also reflect the operations of 10 additional centers built or acquired during the year. As a result of the change in the number of golf centers open from period to period, the comparison between 1996 and 1995 may not necessarily be meaningful.

     Total revenue for the twelve months ended December 31, 1996 was $28.1 million as compared to $12.4 million for the same period in 1995, an increase of $15.6 million (126%).

     Operating revenues were $21.4 million for 1996 as compared to $9.8 million for the 1995 period, an increase of $11.6 million (118%). The overall increase in revenues was primarily attributable to having additional golf centers in operation during the 1996 period.

     Merchandise sales were $6.7 million for 1996 as compared to $2.6 million for 1995. The increase in merchandise sales of $4.0 million (152%) was due to the contribution of new locations to the 1996 period and the increased emphasis placed by the Company on improving pro shop sales in the 1996 period, improved purchasing procedures and increased promotion.

     Operating expenses increased to $13.3 million (62% of operating revenues) in 1996 from $6.6 million (68% of operating revenues) in 1995. The overall increase of $6.7 million (102%) was primarily due to the operating costs of locations that were not open for all or part of 1995.

     The cost of merchandise sold increased to $4.5 million (68% of merchandise sales) in 1996 from $1.8 million (67% of merchandise sales) in 1995. The overall increase in this cost of $2.8 million (155%) was primarily due to the higher level of merchandise sales.

     Selling, general and administrative expenses in 1996 were $4.8 million (17% of total revenue) as compared to $1.2 million (10% of total revenue) in 1995, an increase of $3.5 million (283%), primarily due to an increase in corporate staff, advertising and other expenses resulting from the increase in the number of golf centers operating during 1996.

     Interest expense decreased to $383,000 in 1996 from $939,000 in 1995. Other income, primarily interest income, increased to $2.2 million in 1996 from $66,000 in 1995. The increase in interest income is attributable to the investment of proceeds from the public offerings in December 1995 and July 1996. Also reflected in other income in 1996 is the sale of approximately 43 acres of land in Queensbury, New York for a net gain of $374,000.

     The Company had income before income taxes and extraordinary items of $7.2 million for 1996 as compared to $1.9 million in 1995. The Company recognized an extraordinary charge of $181,000 (net of taxes) in the fourth quarter of 1995. This extraordinary item reflects the write-off of debt acquisition costs, net of income taxes, arising from the repayment of certain bank debt using the proceeds of the 1995 Public Offering. Net income after income taxes and extraordinary items, increased to $4.3 million in 1996 as compared to $1.1 million in 1995.



LIQUIDITY AND CAPITAL RESOURCES


     At March 31, 1998, on a historical basis, the Company had cash, cash equivalents and short-term investments of $9.7 million compared to $61.8 million at December 31, 1997. On a supplemental restated basis, the Company had cash, cash equivalents and short-term investments of $10.3 million at March 31, 1998 compared to $62.3 million at December 31, 1997. The decrease was due principally to the acquisitions of 13 facilities, including MetroGolf, since October 31, 1997. The cash requirements of funding the Company's expansion have historically exceeded cash flow from operations. Accordingly, the Company has satisfied its capital needs primarily through debt and equity financings, as well as cash flow from operations.

     Family Golf's outstanding indebtedness as of March 31, 1998 of $147.9 million bears interest at fixed and variable rates currently ranging from 5.3% to 15.0% per annum. During the fourth quarter of 1997, Family Golf completed the 1997 Note Offering. The Notes mature on October 15, 2004 and bear interest at the rate of 5 3/4% per annum, payable semi-annually. The Notes are unsecured and subordinate to all present and future Senior Indebtedness (as defined in the Indenture) of the Company. The Notes are redeemable at the option of the Company at any time after October 15, 2000, in whole or in part, at declining premiums together with accrued and unpaid interest. Upon a Change of Control (as defined in the Indenture), each holder of Notes shall have the right, at the holder's option, to require the Company to repurchase such holder's Notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the Repurchase Date (as defined in the Indenture), if any.

     On June 30, 1997, Family Golf entered into a two-year $20.0 million secured revolving credit facility with The Chase Manhattan Bank ("Chase") which converts to a four-year term loan in June 1999 (the "Credit Facility"). After conversion to the term loan, the loan is to be repaid in 16 substantially equal quarterly installments. The Company's obligations under the Credit Facility are secured by the pledge of the stock of most of the Company's subsidiaries and such subsidiaries have also guaranteed such obligations. At the time of each loan under the Credit Facility, the Company may choose between an interest rate based on the greater of (i) Chase's prime rate or the federal funds rate plus 0.5% per annum (the "Base Rate") plus 0.25% per annum or (ii) the London Interbank Offered Rate ("LIBOR"), plus between 1.0% and 2.0% per annum (depending on the Company's ratio of Consolidated Funded Debt to Consolidated EBITDA (as such terms are defined in the Credit Facility)). During the term loan, the interest rate will be increased by 0.5% per annum in the case of Base Rate loans and 0.25% per annum in the case of LIBOR loans. The Credit Facility contains certain restrictive covenants, including, among others, covenants limiting liens, indebtedness, acquisitions, asset sales and investments and covenants requiring continued compliance with certain financial tests, including, among others, a net worth test and several financial ratios. The Company may pay dividends as long as no event of default has occurred and is continuing. Included among the events of default are any change of control of the Company or if Dominic Chang should cease to be the Company's Chairman of the Board and Chief Executive Officer or cease to own at least 5.0% of the Company's Common Stock. As of March 31, 1998, the Company had no outstanding borrowings under the Credit Facility and, as of June 30, 1998, outstanding borrowings under the Credit Facility were $18.7 million. Chase has agreed that it will lend the Company an additional $25.0 million, subject to execution of definitive agreements, to fund the Golden Bear Acquisition. The Company is also currently negotiating to replace the Credit Facility with a new credit facility to increase its borrowing capacity. There can be no assurance that either the $25.0 million loan or the new credit facility will be obtained.

     In connection with the acquisition of LCI, Family Golf incurred term debt (the "Term Debt") to refinance LCI's existing indebtedness. The principal amount of the Term Debt ($16.4 million as of March 31, 1998) is being paid in monthly installments through August 2002. The Company has the same interest rate choices with respect to the Term Debt as it does with respect to the term debt under the Credit Facility and is subject to the same operational financial requirements. The indebtedness is secured by a mortgage lien upon the three parcels of real property leased by LCI.

     In March 1998, Family Golf entered into a loan agreement with Chinatrust Bank providing for a $10.0 million term loan secured by a mortgage on five of the Company's existing properties. During the drawdown period, loan proceeds are advanced to the Company upon its request. The loan matures in April 2003 and bears interest at the prime rate less 1.0% during the drawdown period and at the prime rate during the paydown period. As of June 30, 1998, the Company had drawn down the full $10.0 million. The Company also obtained, in March 1998, a commitment from ORIX USA Corporation ("Orix") to provide a $10.0 million term loan secured by a mortgage on five of the Company's existing properties. To date, the Company has not entered into a definitive loan agreement with respect to such commitment.

     The balance of Family Golf's outstanding debt of $16.5 million aggregate principal amount as of March 31, 1998 is represented by a variety of different debt instruments bearing interest at fixed and variable rates ranging from 5.3% to 15.0% per annum and includes a loan in the principal amount of $2.8 million made by Orix in May 1995, which is secured by a mortgage on certain real estate, matures in May 2000 and bears interest at LIBOR plus 3.5% per annum, a mortgage payable in the principal amount of $1.7 million, bearing interest at 5.3% per annum and maturing in March 2001, a Small Business term loan in the principal amount of $720,000, bearing interest at 7.3% per annum and payable in monthly installments through August 2016 and a mortgage payable in the principal amount of $3.7 million, bearing interest at 9.9% per annum and payable in monthly installments through November 2009.

     Subsequent to March 31, 1998, Family Golf's indebtedness has not changed substantially other than to reflect the borrowings under the Credit Facility and from Chinatrust Bank, the amortization of indebtedness in accordance with its terms and the consummation of the Eagle Quest Acquisition.

     If the Eagle Quest Acquisition had been consummated as of March 31, 1998, Family Golf's indebtedness would have increased by approximately $26.3 million (all of which the Company currently plans to repay with a portion of the net proceeds of the Offering) and its contingent obligations would have increased by approximately $1.3 million. Such indebtedness is represented by a variety of different debt instruments bearing interest at fixed and variable rates ranging from 6.0% to 42.0% per annum and includes a loan in the principal amount of approximately $10.9 million made by NationsCredit Commercial Corporation in August 1997, which matures in September 2002 and bears interest at LIBOR plus 4.0% per annum, LIBOR plus 3.75% per annum, or the Commercial Paper Rate plus 4.0% per annum, as applicable from time to time, under the terms of the loan. See "Use of Proceeds" for a description of the balance of the Eagle Quest Debt.


     If the Golden Bear Acquisition had been consummated as of March 31, 1998, the Company's indebtedness and capital lease obligations would have increased by approximately $11.7 million, approximately $2.7 million of which is to be paid prior to or at the closing of the Golden Bear Acquisition. The remaining $9.0 million of such indebtedness and capital lease obligations are represented by a variety of different debt instruments and leases bearing interest or with imputed interest at fixed and variable rates and includes (i) a $1.6 million note payable to financial institution due in monthly principal installments of $10,000 plus interest at prime plus 0.8%, with a balloon payment due August 2003, (ii) $3.7 million of notes payable to sellers of golf centers bearing interest ranging from 8% to prime plus 1.3% maturing through June 2004, (iii) $3.3 million of capital lease obligations secured by certain golf center facility assets maturing through April 2025, (iv) a $392,000 deferred profit participation obligation discounted at an effective rate of 9.0% maturing December, 2006, and (v) a $2.7 million revolving credit facility with a bank, payable quarterly, bearing interest at prime due August 26, 1998 and to be paid by GBGI prior to or at the consummation of the Golden Bear Acquisition.


     The Company anticipates making substantial additional expenditures in connection with the acquisition and operation of new facilities and capital improvements to existing facilities. Facility opening expenditures primarily relate to projected facility construction and opening costs, associated marketing activities and the addition of personnel. In many cases, the Company acquires, rather than leases, the land on which its facilities are located, which entails additional expenditures. Based on the Company's experience with its existing golf centers, the Company believes that the cost of opening or acquiring a golf center generally ranges from approximately $1.0 million to $4.0 million (exclusive of land costs). The Company also intends to acquire or construct additional ice rink facilities and Family Sports Supercenters which, on a per facility basis, are expected to cost more than the Company's golf centers. The Company believes that the cost of opening or acquiring ice rink facilities will range from approximately $2.0 million to $4.0 million. The Company currently plans to spend an aggregate $16.0 million over the next 18 months to convert one of its existing golf centers to a Family Sports Supercenter and to construct one additional Family Sports Supercenter. However, there can be no assurance that facility opening or acquisition costs will not exceed the amounts estimated above. Facility opening and acquisition costs vary substantially depending on the location and status of the acquired property (i.e. whether significant improvements are necessary) and whether the Company acquires or leases the related land. Land acquisition costs vary substantially depending on a number of factors, principally location. To the extent that the Company acquires any golf courses, the Company may be required to make capital improvements to these courses, depending upon the location and status of the acquired property. The cost of facility acquisition depends, to a large extent, upon the price of the land and may substantially exceed the anticipated cost of facility acquisitions.



EFFECT OF RECENTLY ACQUIRED FACILITIES AND EFFECT OF PENDING GOLDEN BEAR ACQUISITION

     Restated to reflect the Eagle Quest Acquisition, and after giving effect on a pro forma basis to certain other acquisitions consummated after January 1, 1997 (collectively, the "1997 - 1998 Acquisitions") as if they had occurred on January 1, 1997, the Company had net income of $445,000 (as compared to net income of $3.3 million on a supplemental restated basis to include the operations of Eagle Quest) for the year ended December 31, 1997 and a net loss of $2.2 million (as compared to a net loss of $1.7 million on such supplemental restated basis) for the three months ended March 31, 1998. Restated to reflect the Eagle Quest Acquisition and after giving effect on a pro forma basis to the 1997 - 1998 Acquisitions and the pending Golden Bear Acquisition as if they had occurred on January 1, 1997, the Company had a net loss of $5.2 million (as compared to net income of $3.3 million on a supplemental restated basis to include the operations of Eagle Quest) for the year ended December 31, 1997 and a net loss of $3.6 million (as compared to a net loss of $1.7 million on such supplemental restated basis) for the three months ended March 31, 1998. Although newly acquired facilities have adversely affected income on a pro forma basis in the past and may adversely affect income on a pro forma basis in the future and although consummation of the pending Golden Bear Acquisition will adversely affect income on a pro forma basis, the Company believes that it will be able to enhance the performance of such facilities by adding amenities and other improvements and centralizing key functions as described in "Business -- Business Strategy." There can be no assurance, however, that the Company will be able to improve the performance of newly-acquired facilities. See "Risk Factors -- Acquisition and Growth Strategy; Risks Associated With Integrating New Facilities," "-- Certain Factors Related to Eagle Quest" and "-- Certain Factors Related to Golden Bear."



SEASONALITY

     Historically, the second and third quarters of the calendar year have accounted for a greater portion of the Company's operating income than have the first and fourth quarters of the year. This is primarily due to an outdoor playing season limited by inclement weather. Although most of the Company's facilities are designed to be all-weather, portions of the facilities, such as miniature golf courses which are outdoors, tend to be vulnerable to weather conditions. One of the Company's golf centers and one golf course are closed during a portion of the winter. Also, golfers are less inclined to practice when weather conditions limit their ability to play golf on outdoor courses. Since August 1995, the Company has acquired golf centers in various locations (Arizona, California, Florida, Georgia, South Carolina, Texas and Virginia) where inclement weather may not limit the outdoor playing season as much as such weather limits the outdoor playing season at the Company's golf facilities in less temperate climates. In addition, the ice rink facilities and the Family Sports Supercenters are expected to generate a substantial portion of their revenues in the first and fourth quarters of the calendar year and, accordingly, may partially offset such seasonality. The timing of new facility acquisitions and openings may cause the Company's results of operations to vary significantly from quarter to quarter. Accordingly, period to period comparisons are not necessarily meaningful and should not be relied on as indicative of future results.


RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1997, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS No. 130 establishes standards for separating and displaying comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general-purpose financial statements. SFAS No. 131 establishes standards for separating selected segment information quarterly and to report entity-wide disclosures about products and services, geographic areas and major customers. In February 1998, the Financial Accounting Standards Board issued SFAS No. 132, "Employer's Disclosures about Pensions and Other Post Retirement Benefits." These statements are effective for fiscal years beginning after December 15, 1997. The Company believes that SFAS Nos. 130, 131 and 132 will not have a significant effect on the information presented in the financial statements.


     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on the Costs of Start-up Activities" ("SOP"). The SOP is effective for financial statements for fiscal years beginning after December 15, 1998 with earlier application allowable in fiscal years for which annual statements have not been issued. The effects of the initial application of this SOP will be reported as the cumulative effect of a change in accounting principles. If this SOP had been adopted effective January 1, 1998, the cumulative effect of the change would result in a charge for the year ending December 31, 1998 of $1.7 million, net of related tax benefit.

INFLATION


     There was no significant impact on the Company's operations as a result of inflation during 1995, 1996, 1997 or the three months ended March 31, 1998.


YEAR 2000 ISSUES


     Certain of the Company's computer systems and software interpret the year 2000 as the year 1980 or some other date. The operating systems generally employed by the Company include Windows 95, Windows NT and Novell NetWare, all of which are Year 2000 compliant. The networking, general ledger and accounts payable, facility point-of-sale and pro shop software programs require software updates or modifications to address the Year 2000 problem. DMS, Inc., which provides certain of the Company's software and systems under contract, particularly the general ledger and accounts payable software programs, will be installing modifications to address the Year 2000 issue at no charge to the Company. The Company is further addressing the matter by replacing certain older computers and installing off-the-shelf and other third-party software that is Year 2000 compliant, at an estimated cost of less than $50,000. The Company anticipates that installation of Year 2000 compliant software and hardware will be completed by the end of 1998. The Company does not believe that the Year 2000 problem will have a material adverse effect on the Company's operations, however, no assurance can be given that the software updates and new computers will resolve the problem on the contemplated schedule or at all.

                                   BUSINESS

     Family Golf is the leading consolidator and operator of golf centers in North America. The Company's golf centers provide a wide variety of practice and play opportunities, including facilities for driving, chipping, putting, pitching and sand play. The Company's golf centers typically offer full-line pro shops, golf lessons instructed by PGA-certified golf professionals and other amenities such as miniature golf and snack bars to encourage family participation. The Company has a proven track record of successfully identifying, acquiring and integrating golf centers, having grown from one golf facility in 1992 to 97 as of July 1, 1998, including 11 facilities under construction. The consummation of the pending Golden Bear Aquisition, of which there can be no assurance, would add 14 golf facilities In addition, the Company has increased total revenue from $6.4 million in 1994 to $75.0 million for the twelve months ended March 31, 1998.



BUSINESS STRATEGY


     The Company's strategy is to continue to build upon its leadership position in the golf center industry and expand its concept of family-oriented sports entertainment as follows:



    o Consolidation of Golf Centers. The Company intends to continue to consolidate the golf center industry by (i) identifying and acquiring well-located, underperforming ranges that have the potential for improvement through better management and facility enhancements and (ii) building new centers in demographically attractive locations where suitable acquisition opportunities are not available. The Company currently operates in 24 of the top 30 MSAs in the United States and intends to focus its consolidation efforts on extending its operations into the top 30 MSAs in which it currently does not operate. The consummation of the pending Golden Bear Aquisition, would add an additional three of the top 30 MSAs in which the Company currently does not operate.



    o Facility and Service Enhancement. The Company typically initiates a capital improvement plan after each acquisition to broaden the scope of services and products offered. Such improvements have historically increased revenues and improved operating performance at the golf centers. Improvements may include enclosing, heating or lighting play areas to lengthen the season and hours of operation, adding tiers of hitting tees, offering lessons from PGA-certified golf professionals and adding amenities, such as batting cages, miniature golf, restaurants, snack bars and video games, designed to appeal to the whole family, generate additional revenue and increase the frequency and duration of facility visitation. The Company believes that the quality of its facilities and its emphasis on customer service differentiate the Company from its competitors.


    o Development of Complementary Sports and Family Entertainment Facilities. The Company has identified the ice rink industry as having a number of industry and operational dynamics similar to those of the golf center industry. The Company is applying the strategy, skills and resources it has used in the golf center industry to capitalize on such similarities by selectively acquiring and enhancing, or constructing, ice rinks. In addition, the Company expects to augment certain of its existing golf centers with sports and entertainment amenities, including ice rinks, video and virtual reality games, children's rides, batting cages and other entertainment activities, to create Family Sports Supercenters. The Company believes that the addition of these facilities expands the Company's concept of family-oriented sports entertainment, adds additional sources of revenue, attracts a more diverse customer base, increases visitation and per capita spending and has the added benefit of being counterseasonal to the Company's core golf business.


    o Leverage Centralized Operations. All purchasing, accounting, insurance, cash management, finance and human resource functions are managed centrally at the Company's headquarters. Centralization improves facility performance by reducing expenses and administrative burdens, allowing management to focus on customer service and facility operations. In addition, each facility receives the benefits of the Company's purchasing power, enabling it to take advantage of quantity discounts on merchandise sold through its pro shops and equipment used at its facilities.


RECENT DEVELOPMENTS



     Eagle Quest Acquisition. On June 30, 1998, the Company acquired Eagle Quest for 1,384,735 shares of the Company's Common Stock, subject to certain post-closing adjustments. The Company believes that Eagle Quest, is the second largest operator of golf driving ranges in North America, with 20 golf centers (including two under construction) in Texas, Washington and Canada.


     Golden Bear Acquisition. On June 16, 1998, the Company entered into an agreement to acquire Golden Bear. The Company believes that Golden Bear is the third largest operator of golf driving ranges in North America with 14 golf centers. The transaction is subject to a number of conditions, including receipt of certain regulatory approvals and consents. See "-- Golden Bear."


     MetroGolf Acquisition. In February 1998, the Company acquired MetroGolf pursuant to a cash tender followed by a merger. MetroGolf is the operator of eight golf facilities in California, Colorado, Illinois, New York and Virginia.



     Other. Since January 1, 1998, the Company also (i) acquired Blue Eagle, the operator of three golf facilities in Kansas and Florida; (ii) acquired an ice rink facility in Raleigh, North Carolina; (iii) acquired golf facilities in Holbrook, Massachusetts and Carlsbad, California; (iv) signed a long-term lease to construct and operate two NHL regulation-size ice rinks and a family entertainment center in New Rochelle, New York and (v) entered into an agreement with the Township of Woodbridge, New Jersey to lease, construct and operate an ice rink facility with two sheets of ice and a family entertainment center.



THE GOLF FACILITIES



     According to the NGF, there were approximately 27 million golfers in the United States in 1997, an increase of 7% from 1996. This growth was primarily attributable to a 51% increase in the number of beginning golfers to an estimated 3.0 million, as well as a 34% increase in the number of junior golfers to an estimated 2.4 million. In addition, the GRRAA estimates that in 1997 there were approximately 2,200 stand-alone driving ranges in the United States, of which 83% were independently owned and operated. The Company believes that the large size and highly fragmented nature of the golf center industry, combined with the lack of experience, expertise and financial resources of the existing owner-operators, present significant opportunities for the Company to continue acquiring, upgrading and renovating golf centers.


     The Company's golf centers are typically larger, more attractive and offer more amenities than the average golf center. The Company believes that it attracts customers to its golf centers due to the quality, convenience and comfort of its facilities and their appeal to the whole family. The golf centers are designed to provide a wide variety of practice opportunities, including facilities for driving, chipping, putting, pitching and sand play, and typically offer full-line pro shops, golf lessons instructed by PGA-certified golf professionals and other amenities to encourage family participation. They are designed around a driving range with target greens, bunkers and sand traps to simulate golf course conditions. Generally, the Company's ranges are lighted to permit night play and the hitting tees are enclosed or sheltered from above and from the rear in a climate-controlled environment. In certain cases, all or a portion of the range is enclosed under an air inflated dome to permit all-weather play. There are approximately 80 to 100 hitting tees in facilities with the two-tier design and approximately 30 to 60 hitting tees at smaller golf centers. In addition to a driving range, the Company's golf centers typically include a number of amenities designed to appeal to golfers and their families, such as a 4,000-6,000 square foot clubhouse (including a full-line pro shop, locker facilities, a restaurant or snack bar and video games), PGA-certified golf instructors, landscaped 18-hole miniature golf courses and a short game practice area

(including putting green and sand traps). The Company's instructional facilities include the Colbert-Ballard Golf School and the Golf Academy of Hilton Head, Inc., which operates a golf school and designs and manages corporate golf events. The Company's pro shops are stocked with clubs, bags, shoes, apparel and videos and related accessories from a number of suppliers, including brand-name manufacturers such as Nike Corporation, Callaway Golf Company, Karsten Manufacturing Corporation (Ping), Tommy Armour Golf, Wilson Golf Company, Mizuno Golf Company, Spalding Sports Worldwide, Titleist and Footjoy Worldwide (Divisions of Fortune Brand, Inc.), Ashworth Clothing Company and Nicklaus Golf Equipment Company. The Company also sells private label products at its pro shops, including balls, gloves and other merchandise bearing the Company's logo. In December 1997, the Company acquired Confidence Golf, Inc., a designer and assembler of premium-grade golf clubs. Confidence golf clubs are sold at the Company's golf facilities as well as independent pro shops and retailers. In some limited instances, as with certain plastic golf shoe spikes, the Company acts as a distributor of golf merchandise both to its facilities and to non-affiliated third parties.


     As of July 1, 1998, the Company operated four regulation 18-hole golf courses and 25 par-3 or executive golf courses (excluding one golf course operated by Golden Bear). The Company is also currently constructing one 9-hole executive golf course. Most of the courses have a clubhouse, a pro shop, a driving range and PGA-certified golf instructors on site and banquet facilities or a restaurant.

     As of July 1, 1998, the Company owned, leased or managed 97 golf facilities in 21 states, 11 of which are under construction. Set forth below is information concerning each of the Company's locations in operation:





                                       SIZE OF
                           NO. OF     PROPERTY
                          HITTING   (APPROXIMATE   PGA-CERTIFIED    PRO
  LOCATION OF FACILITY      TEES       ACRES)       INSTRUCTORS    SHOP
------------------------ --------- -------------- --------------- ------
Farmingdale, NY(2) .....     80           13            [X]         [X]
Wayne, NJ(2) ...........     80           16            [X]         [X]
Douglaston, NY(2) ......     70           12            [X]         [X]
Elmsford, NY(2) ........     80           27            [X]         [X]
Utica, NY ..............     60           18            [X]         [X]
Clay, NY(2) ............    132           23            [X]         [X]
Queensbury, NY .........     40          200            [X]         [X]
Greenville, SC .........    100           24            [X]         [X]
Glen Allen, VA .........     50           10            [X]         [X]
Duluth, GA .............     60           56            [X]         [X]
Alpharetta GA ..........     60           26            [X]         [X]
El Segundo, CA(2) ......     58           28            [X]         [X]
Gilroy, CA .............     20           36            [X]         [X]
Valley View, OH ........    130           19            [X]         [X]
Henrietta, NY(2) .......    132           28            [X]         [X]
Mesa, AZ ...............     80           39            [X]         [X]
Virginia Beach, VA .....     36           81            [X]         [X]
Flemington, NJ .........     67           17            [X]         [X]
Yorktown Heights, NY         54           14            [X]         [X]
Indian River, VA .......     60           14            [X]         [X]
Tucson, AZ .............     50           18            [X]         [X]
Fairfield, OH ..........     68           24            [X]         [X]
St. Louis, MO ..........    100           42            [X]         [X]
West Palm Beach, FL ....     40           32            [X]         [X]
Alviso, CA .............    100           25            [X]         [X]
Westminster, CA ........     71           17            [X]         [X]
Denver, CO .............     65           20            [X]         [X]
Englewood, CO ..........    100           36            [X]         [X]
Fountain Inn, SC .......     20          283            [X]         [X]
Flanders, NJ ...........     80           25            [X]         [X]
Glen Burnie, MD ........     50           38            [X]         [X]
South Easton, MA .......     50           70            [X]         [X]
Margate, FL ............     80           14            [X]         [X]
Milwaukee, WI ..........    114           65            [X]         [X]
Mainville, OH ..........    140           32            [X]         [X]
Palm Desert, CA ........    100           17            [X]         [X]
Raleigh, NC ............     86           20            [X]         [X]
Mahwah, NJ .............     35           14            [X]         [X]
Randall's Island, NY ...    106           20            [X]         [X]



                                                            OWNED,           DATE
                               GOLF         MINIATURE       LEASED          OPENED
  LOCATION OF FACILITY        COURSE      GOLF COURSES    OR MANAGED    OR ACQUIRED(1)
------------------------ --------------- -------------- -------------- ---------------
Farmingdale, NY(2) .....       --             one           Leased       March 1992
Wayne, NJ(2) ...........       --             two           Leased        July 1993
Douglaston, NY(2) ......       --             two         Managed(3)      Dec. 1993
Elmsford, NY(2) ........       --             two           Leased        July 1994
Utica, NY ..............       --             one           Leased        Dec. 1994
Clay, NY(2) ............       --             one           Leased        Jan. 1995
Queensbury, NY .........    18-hole           --             Owned        May 1995
Greenville, SC .........       --             one            Owned        May 1995
Glen Allen, VA .........       --             one            Owned        Aug. 1995
Duluth, GA ............. 18-hole par-3        one            Owned        Aug. 1995
Alpharetta GA ..........       --             two            Owned        Aug. 1995
El Segundo, CA(2) ......  9-hole par-3        --          Managed(5)      Nov. 1995
Gilroy, CA .............  9-hole par-3        --            Leased        Nov. 1995
Valley View, OH ........       --             one        Owned/Leased     Nov. 1995
Henrietta, NY(2) .......       --             one        Owned/Leased     Jan. 1996
Mesa, AZ ...............  9-hole par-3        --             Owned        Feb. 1996
Virginia Beach, VA ..... 18-hole exec.        --            Leased       March 1996
Flemington, NJ .........       --             two            Owned       March 1996
Yorktown Heights, NY           --             one            Owned       April 1996
Indian River, VA .......       --             one           Leased        May 1996
Tucson, AZ .............       --             one            Owned        June 1996
Fairfield, OH ..........       --             one           Leased        June 1996
St. Louis, MO ..........  9-hole par-3        one           Leased        June 1996
West Palm Beach, FL ....  9-hole par-3        one            Owned        June 1996
Alviso, CA .............       --             one           Leased        July 1996
Westminster, CA ........       --             one           Leased        July 1996
Denver, CO .............       --            three        Managed(6)      July 1996
Englewood, CO ..........  9-hole exec.        two           Leased        Aug. 1996
Fountain Inn, SC ....... 27-hole exec.        --             Owned        Aug. 1996
Flanders, NJ ...........       --             two            Owned        Aug. 1996
Glen Burnie, MD ........       --             two           Leased       Sept. 1996
South Easton, MA .......       --             one            Owned       Sept. 1996
Margate, FL ............       --             one            Owned        Oct. 1996
Milwaukee, WI ..........       --             one            Owned        Nov. 1996
Mainville, OH ..........       --             two            Owned        Dec. 1996
Palm Desert, CA ........       --             --            Leased        Feb. 1997
Raleigh, NC ............       --             one           Leased       March 1997
Mahwah, NJ .............       --             --          Managed(7)     March 1997
Randall's Island, NY ...       --             one         Managed(8)     March 1997

                                         SIZE OF
                             NO. OF     PROPERTY
                            HITTING   (APPROXIMATE   PGA-CERTIFIED    PRO
   LOCATION OF FACILITY       TEES       ACRES)       INSTRUCTORS    SHOP
-------------------------- --------- -------------- --------------- ------
Olney, MD ................     20          150           [X]         [X]
Green Oaks, TX ...........     45           29           [X]         [X]
Rio Salado, AZ ...........     50           70           [X]         [X]
San Bruno, CA ............     74           15           [X]         [X]
Southampton, PA ..........     50           12           [X]         [X]
Milpitas, CA .............     46           16           [X]         [X]
Carver, MA ...............     36           19           [X]         [X]
Palm Royale, CA ..........     --           25           [X]         [X]
Lake Grove, NY ...........     40           54           [X]         [X]
Commack, NY ..............    120           18           [X]         [X]
Seattle, WA ..............     80           40           [X]         [X]
Greenville, SC ...........     --           29           [X]         [X]
Warrenville, IL ..........    140           59           [X]         [X]
Elk Grove, CA ............     46           20           [X]         [X]
Kansas City, KS ..........     80           25           [X]         [X]
Wichita, KS ..............     80           25           [X]         [X]
Stuart, FL ...............     50           26           [X]         [X]
Colorado Springs, CO .....     70           24           [X]         --
Chicago, IL ..............     92           23           [X]         [X]
Fremont, CA ..............     36           50           [X]         [X]
Palms, CA ................     42           13           [X]         [X]
Leesburg, VA .............     --          150           [X]         [X]
Rocky Point, NY ..........     70           17           [X]         [X]
San Diego, CA ............     80            5           [X]         [X]
Suisun, CA ...............     40           20           [X]         [X]
Holbrook, MA .............     80           77            --         --
Carlsbad, CA .............     57           12           [X]         [X]
Overland Park, CO ........     40          150           [X]         [X]
Evergreen, CO ............     --           93           [X]         [X]
Nanaimo, BC(13) ..........     22           35           [X]         [X]
Kelowna, BC(13) ..........     40           13           [X]         [X]
Kent, WA(13) .............     91           13           [X]         [X]
Tacoma, WA(13) ...........     55           15           [X]         [X]
Vancouver, BC(13) ........     80           57           [X]         [X]
Austin, TX(13) ...........     75           25           [X]         [X]
Dallas, TX(13) ...........     55           27           [X]         [X]
Houston, TX(13) ..........    121           25           [X]         [X]
Kingwood, TX(13) .........     50           65           [X]         [X]
San Antonio, TX(13) ......     50           25           [X]         [X]
Olympia, WA(13) ..........     90           35           [X]         [X]
Tumwater, WA(13) .........     28           36           [X]         [X]
San Antonio, TX(13) ......    100           12           [X]         [X]
Fort Worth, TX(13) .......     70           52           [X]         [X]
Calgary, AB(13) ..........     50            2           [X]         --
Fort Worth, TX(13) .......     35           23            --         --
Houston, TX(13) ..........     44           20           [X]         [X]
Calgary, AB(13) ..........     30           96           [X]         [X]



                                                               OWNED,          DATE
                                  GOLF          MINIATURE      LEASED         OPENED
   LOCATION OF FACILITY          COURSE       GOLF COURSES   OR MANAGED   OR ACQUIRED(1)
-------------------------- ----------------- -------------- ------------ ---------------
Olney, MD ................     18-hole            --          Leased       March 1997
Green Oaks, TX ...........        --              one         Leased       March 1997
Rio Salado, AZ ...........   9-hole exec.         --          Leased       April 1997
San Bruno, CA ............        --              --          Leased       April 1997
Southampton, PA ..........        --              one          Owned        June 1997
Milpitas, CA .............        --              one         Leased        June 1997
Carver, MA ...............        --              one         Leased        June 1997
Palm Royale, CA ..........  18-hole par-3         --           Owned        June 1997
Lake Grove, NY ...........  18-hole exec.         --          Leased        July 1997
Commack, NY ..............        --            one(4)        Leased       Sept. 1997
Seattle, WA ..............   9-hole par-3         one       Managed(9)      Oct. 1997
Greenville, SC ...........  18-hole par-3         --          Leased        Oct. 1997
Warrenville, IL ..........        --              --          Leased        Dec. 1997
Elk Grove, CA ............        --              --        Owned (10)      Dec. 1997
Kansas City, KS ..........        --              two          Owned        Feb. 1998
Wichita, KS ..............        --              one          Owned        Feb. 1998
Stuart, FL ...............   9-hole par-3         one         Leased        Feb. 1998
Colorado Springs, CO .....        --              one          Owned        Feb. 1998
Chicago, IL ..............   9-hole par-3         --          Leased        Feb. 1998
Fremont, CA .............. 9-hole exec.(4)        --          Leased        Feb. 1998
Palms, CA ................        --              --          Leased        Feb. 1998
Leesburg, VA .............     18-hole            --           Owned        Feb. 1998
Rocky Point, NY ..........        --              --          Leased        Feb. 1998
San Diego, CA ............        --              --          Leased        Feb. 1998
Suisun, CA ...............        --              --           Owned        Feb. 1998
Holbrook, MA .............        --              --           Owned        Feb. 1998
Carlsbad, CA .............        --              --           Owned       April 1998
Overland Park, CO ........     18-hole            one       Leased(11)      May 1998
Evergreen, CO ............  18-hole exec.         one       Leased(12)      May 1998
Nanaimo, BC(13) ..........   9-hole par 3         --           Owned        Oct. 1996
Kelowna, BC(13) ..........        --              --          Leased        Nov. 1996
Kent, WA(13) .............        --              --           Owned        Jan. 1997
Tacoma, WA(13) ...........        --              --           Owned        Jan. 1997
Vancouver, BC(13) ........   18-hole exec         --          Leased        May 1997
Austin, TX(13) ...........        --              --          Leased        June 1997
Dallas, TX(13) ...........   4-hole par-3         [X]         Leased        June 1997
Houston, TX(13) ..........        --              --          Leased        June 1997
Kingwood, TX(13) .........   9-hole par-3         --          Leased        June 1997
San Antonio, TX(13) ......        --              --          Leased        June 1997
Olympia, WA(13) ..........      3-hole            --          Leased        June 1997
                               practice
Tumwater, WA(13) .........   9-hole exec.         --          Leased        June 1997
San Antonio, TX(13) ......        --              --          Leased        Aug. 1997
Fort Worth, TX(13) .......        --              --           Owned       Sept. 1997
Calgary, AB(13) ..........        --              --          Leased        Nov. 1997
Fort Worth, TX(13) .......        --              --          Leased        Dec. 1997
Houston, TX(13) ..........        --              --          Leased        Dec. 1997
Calgary, AB(13) ..........  18-hole exec.         --           Owned       March 1998


----------
(1) Represents the first month that the facility generated revenue for the Company.


(2) Facility is operated under the name "Golden Bear" pursuant to a non-exclusive license agreement with Golden Bear Golf Centers, Inc. See "-- Golden Bear."


(3) The Company operates the facility pursuant to a concession license with the City of New York. The concession license terminates on December 31, 2006, but is terminable by the City of New York at will.

(4)   Under development.

(5) The Company manages the facility pursuant to a management agreement with the City of El Segundo, California. This management agreement terminates on February 14, 1999.

(6) The Company operates the facility pursuant to a concession license with the City and County of Denver. This concession license terminates on December 31, 2009.

(7) The Company operates the facility pursuant to a concession license with the County of Bergen. This concession license terminates on November 21, 2009.

(8) The Company operates the facility pursuant to a concession license with the City of New York. This concession license terminates on March 1, 2007, but is terminable by the City of New York at will.

(9) The Company operates the facility pursuant to an operating agreement with the City of Seattle. This operating agreement terminates on December 31, 2021 with a five-year option to extend exercisable by either party.

(10)  The Company purchased the land from its previous lessor in February 1998.



(11) The Company leases the facility pursuant to a concession license with the County of Denver. This concession license terminates on April 30, 2013.

(12) The Company leases the facility pursuant to a concession license with the County of Denver. This concession license terminates on December 31, 2008.

(13) The Company acquired such facility on June 30, 1998 as part of the Eagle Quest Acquisition. Information as to the date opened or acquired indicates the date on which such facility was opened or acquired by Eagle Quest. Instructors at Eagle Quest's facilities in Canada may be certified by the Canadian Professional Golf Association rather than the PGA.


     Seven of the facilities referred to above are operated under the name "Golden Bear" pursuant to the License Agreement with the Licensor. Under the License Agreement, the Company is licensed to use the trademark "Golden Bear" and related trademarks and trade names in the operation of certain of its golf facilities. The License Agreement is non-exclusive and the Company does not have the right to open additional Golden Bear golf centers. The License Agreement expires in August 2002, subject to earlier termination under certain circumstances. Unless terminated by written notice 90 days prior to the end of its initial term or renewal term, as the case may be, it will be automatically extended for additional five-year periods. The License Agreement is also terminable if the directors of the Company as of September 1995 (each of whom is still a director of the Company), at any time constitute less than 50% of the Company's directors. The Company pays the Licensor an ongoing royalty fee or a flat fee, subject to a minimum guaranteed royalty of at least $50,000 per year per site. For two of the sites, the Company pays a fixed annual fee ranging between $35,000 and $45,000, however, at one of such sites this amount is subject to increase for increases in the consumer price index. If the Golden Bear Acquisition is consummated, of which there can be no assurance, the License Agreement will be terminated and replaced by the New License Agreement. For a description of the New License Agreement, see "Golden Bear" below.


     The Company currently has 11 golf centers under development. These facilities are located in Bronx, New York; Brooklyn, New York; New York City, New York; Federal Way, Washington; Columbus, Ohio; Shelton, Connecticut; County Line, Colorado, Green Valley Ranch, Colorado, Broward County, Florida, Tacoma, Washington, and Coquitlan, British Columbia. The Company expects to have all of these facilities operational by the end of 1998, except for the New York City facility which is to be located on top of the Port Authority Bus Terminal and is expected to be operational by June 1999, the Tacoma, Washington and Coquitlan, British Columbia facilities which are expected to be operational by March 31, 1999, and the Green Valley Ranch facility which is expected to be operational by December 31, 1999.

     In addition, Golden Bear, which will become a wholly-owned subsidiary of the Company upon consummation of the Golden Bear Acquisition, currently owns or leases 14 golf centers in the United States. Set forth below is information concerning each of the locations operated by Golden Bear.





                                         SIZE OF
                             NO. OF     PROPERTY
                            HITTING   (APPROXIMATE    PGA-CERTIFIED       PRO
   LOCATION OF FACILITY       TEES       ACRES)      INSTRUCTORS(1)      SHOP
-------------------------- --------- -------------- ---------------- ------------
Monroeville, PA .......... 107             27              [X]           [X]
Bethel Park, PA .......... 110             27              [X]           [X]
Toms River, NJ ...........  48              7              [X]           [X]
Dayton, OH ...............  70             48              [X]           [X]
Columbus, OH ............. 130             33              [X]           [X]
N Lauderdale, FL .........  40             18              [X]           [X]
Carrollton, TX ...........  65             22              [X]           [X]
Moreno Valley, CA ........  60             17              [X]           [X]
Portland, OR .............  60             20              [X]           [X]
Lake Park, FL ............  55             28              [X]           [X]
Royal Oak, MI ............  74             13              [X]       leased to
                                                                     third party
College Park, MD .........  70             21              [X]           [X]
Plymouth, MI .............   115           42              [X]            --
Williamsville, NY ........    60           16              [X]            --



                                              MINIATURE                   DATE
                                  GOLF           GOLF     OWNED OR       OPENED
   LOCATION OF FACILITY          COURSE        COURSES     LEASED    OR ACQUIRED(1)
-------------------------- ----------------- ----------- ---------- ---------------
Monroeville, PA ..........        --             one      Leased      April 1996
Bethel Park, PA ..........        --             one       Owned       June 1996
Toms River, NJ ...........        --              --      Leased       May 1996
Dayton, OH ...............  18-hole exec.        one      Leased      Sept. 1996
Columbus, OH .............        --             one      Leased      Sept. 1996
N Lauderdale, FL .........        --             one      Leased       Nov. 1996
Carrollton, TX ...........        --             one      Leased      Sept. 1996
Moreno Valley, CA ........        --              --      Leased      Sept. 1996
Portland, OR .............        --             one      Leased       Jan. 1997
Lake Park, FL ............ 18-hole putting       one      Leased       Jan. 1997
                                course
Royal Oak, MI ............        --             one      Leased       Jan. 1997
College Park, MD .........        --             two      Leased       July 1997
Plymouth, MI .............  18-hole exec.        two      Leased       Feb. 1997
Williamsville, NY ........        --              --      Leased      March 1997



----------
(1)   Represents the first month such facility generated revenue for Golden
      Bear.



COMPLEMENTARY SPORTS AND FAMILY ENTERTAINMENT FACILITIES

     In order to generate additional sources of revenue, attract a more diverse customer base and offset the seasonality of its core golf business, the Company has acquired and begun operating complementary sports and family entertainment facilities, including ice rinks and Family Sports Supercenters. The Company is applying the strategy, skills and resources it has used in the golf center industry by selectively acquiring and enhancing, or constructing, such facilities. The Company currently operates two stand-alone ice rink facilities and two Family Sports Supercenters and is converting a golf center in Denver, Colorado into a Family Sports Supercenter by adding two ice rinks and other family entertainment amenities.

     According to the NHL, there are approximately 2,200 ice facilities in the United States and approximately 5,500 in Canada. In addition, according to the National Sporting Goods Association, there are 7.4 million ice skaters in the United States. Furthermore, USA Hockey, a national hockey association, registered 384,779 hockey players in the 1996-97 season, a 97.2% increase over the 1990-1991 season. The Company believes that the relatively small number of ice rinks in the United States and increasing interest in ice-related sports will create a need for additional facilities. The Company also believes that interest in hockey is increasing as a result of recent NHL expansion.

     The Company anticipates that its ice rink facilities will typically be designed with the rinks as the main attraction, but with amenities at the facility to provide family entertainment and generate additional revenues. Such amenities include a pro shop, video games, a supervised play area for young children, restaurants and snack bars. The pro shops are stocked with skates, hockey sticks, jerseys, protective equipment such as helmets and pads and other skating, hockey and figure skating-related items. The Company generates revenues at its ice rink facilities by renting the rinks to hockey leagues, teams and figure skaters, charging admission to its skating facilities for public skating, providing lessons through USFSA-certified instructors, skate and equipment rentals and pro shop sales. The Company also generates revenues from food and beverage sales, video games and birthday and private party rentals.

     In addition to making capital improvements designed to add revenue-generating amenities, the Company may also make capital expenditures to improve overall attractiveness of its ice rink facilities and upgrade equipment to improve efficiency and reduce operating expenses, such as utility costs. In those instances where the land available to the Company permits and the demographics are favorable, the Company may add ice rinks and other amenities to existing golf centers (or vice versa) and make additional improvements to convert such facilities to Family Sports Supercenters.

     As of July 1, 1998, the Company owned or leased four complementary sports and family entertainment facilities in three states. Set forth below is information concerning each of them:





                                                         SIZE OF
                               NO. OF       FAMILY      FACILITY                                                      DATE
 LOCATION OF        GOLF       SHEETS   ENTERTAINMENT    (SQUARE     PRO     CERTIFIED                  OWNED OR    OPENED OR
   FACILITY      FACILITIES    OF ICE       CENTER      FOOTAGE)    SHOP    INSTRUCTORS      OTHER       LEASED    ACQUIRED(1)
------------- --------------- -------- --------------- ---------- -------- ------------- ------------- ---------- ------------
Lake Grove,
 NY (2) .....  Golf center       1          [X]         170,000   [X](3)       [X](3)    Bowling and    Leased     July 1997
              and executive                                                                Banquet
               golf course                                                                Facilities
Syosset, NY..       --           2           --          47,000     [X]        [X]            --        Leased     Sept. 1997
Evendale,
 OH (2) .....       --           2          [X]         160,000     [X]        [X]        Soccer and     Owned     Nov. 1997
                                                                                           Banquet
                                                                                          Facilities
Raleigh, NC..       --           1          [X]          38,000     [X]        [X]            --        Leased     Feb. 1998


----------
(1) Represents the first month that the facility generated revenue for the Company.

(2)   Constitutes a Family Sports Supercenter.

(3) The facility includes certified instructors and pro shops for both golf and ice. See chart under "-- The Golf Facilities."


     The Company acquired its first ice rink in July 1997 as part of its acquisition of LCI. In September 1997, the Company acquired a 47,000 square foot skating facility in Syosset, New York, which has a NHL regulation-size ice rink and an additional half rink, as well as a pro shop and snack bar. It is used as a practice facility by the NHL's New York Islanders. In December 1997, the Company acquired an indoor family sports and entertainment center, located in Evendale, Ohio, which includes two regulation-sized ice rinks, two soccer fields and additional family amusements. In February 1998, the Company acquired an ice rink facility and family entertainment center in Raleigh, North Carolina.

     In addition to the Denver facility previously referred to, the Company currently has two ice rink facilities under development. In March 1998, the Company signed a lease to construct and operate a facility consisting of two NHL regulation-size ice rinks and a family entertainment center in New Rochelle, New York. The Company expects to commence operating this facility by the end of 1999. In addition, in April 1998 the Company entered into an agreement with the Township of Woodbridge, New Jersey to lease, construct and operate an ice rink facility with two sheets of ice and a family entertainment center.


OPERATIONS

     The Company has facilities in six regions (the New York City region, the Mid-Atlantic region, the Northern region, the Southeast region, the Midwest region and the Western region), each of which is managed by a regional manager, who reports to one of the two divisional managers (East and West Coast). Each golf facility has a general manager who reports to a regional or divisional manager, one to two assistant managers, a head golf professional, up to four PGA-certified professionals who instruct golfers, approximately five full-time staff members and approximately 13 to 20 part-time employees, depending on the season. Each ice rink facility has a general manager, one assistant manager, a hockey director, a figure skating director, approximately four to six other full-time employees and approximately 25 to 35 part-time employees, depending on the season. Currently, the Company's Family Sports Supercenters employ approximately 280 to 350 people, depending on the season, of which approximately 75 are full-time and the balance of which are part-time or seasonal.

     The Company places great importance on recruiting and training skilled personnel. A majority of the golf instructors are PGA-certified and the skating instructors are USFSA-certified. In addition, a majority of the general managers have managed or were assistant managers at other golf centers, golf courses, ice rinks or Family Sports Supercenters, as the case may be, prior to being hired by the Company. Regional managers and general managers, as well as other management personnel, are provided performance incentives such as stock options and bonuses.

     By virtue of operating a number of facilities, the Company believes it achieves economies of scale not available to smaller operators. Typically, the Company can acquire artificial turf, range balls, pro shop merchandise and other facility supplies and equipment at lower prices than could an individual operator. Although the suppliers of many of the items sold at the ice rink pro shops are different from the golf pro shop suppliers, the Company believes that it will achieve similar economies of scale as it expands in this area. The Company can also purchase insurance coverage at a lower premium rate than would be charged for an individual facility.


     The Company's corporate policies relating to personnel, labor, cash management and budgets are formulated at the Company's headquarters and provided to each of the Company's facilities. All purchasing, accounting, insurance, cash management, finance and human resource functions are managed centrally at the Company's headquarters. Centralization improves facility performance by reducing expenses and administrative burdens, allowing management to focus on customer service and facility operations. In addition, each facility receives the benefits of the Company's purchasing power, allowing it to take advantage of quantity discounts on merchandise sold through its pro shops and equipment used at its facilities.


GOLDEN BEAR

     On June 16, 1998, the Company entered into a Stock Purchase Agreement pursuant to which Golden Bear will become a wholly-owned subsidiary of the Company (the "Purchase Agreement"). The Company believes that Golden Bear is the third largest operator of golf driving ranges in North America, with 14 golf centers in California, Florida, Maryland, Michigan, New Jersey, New York, Ohio, Oregon, Pennsylvania and Texas.

     Pursuant to the terms of the Purchase Agreement, the Company will acquire Golden Bear for a cash amount equal to $32.0 million, minus the amount of Golden Bear's indebtedness, capital leases and certain other liabilities as of the closing date, and subject to certain post-closing adjustments, and will enter into the New License Agreement. The consummation of the transaction is subject to a number of conditions, including receipt of certain regulatory approvals (including approval under the Hart-Scott-Rodino Antitrust Improvement Act of 1976) and receipt of certain consents (including landlord's consents). If the agreement is terminated due to GBGI's acceptance of an Alternative Proposal (as defined in the Purchase Agreement), the Company will be entitled to liquidated damages in the amount of $2.0 million plus reimbursement of certain expenses.

     If the Golden Bear Acquisition is consummated, the Company will operate its seven existing Golden Bear golf centers, as well as the 14 acquired pursuant to the Purchase Agreement, pursuant to the New License Agreement. The New License Agreement will expire on December 31, 2008, except that the Company has the right to terminate the agreement effective December 31, 2000. The New License Agreement is also subject to termination by the Licensor or the Company under certain other circumstances. Pursuant to the New License Agreement, the Company will pay the Licensor $795,000 per year (based on 21 Golden Bear golf centers in operation), plus incentive compensation ranging from 1% to 3% of Adjusted Gross Revenues (as defined in the New License Agreement) generated by the 21 centers in excess of $30.0 million a year. During the term of the New License Agreement, the Company will have the exclusive right to operate golf centers under the name "Golden Bear" within a 10-mile radius of the Company's Golden Bear golf centers.



MARKETING AND ADVERTISING

     The Company has a focused marketing and advertising strategy designed to increase consumer awareness of its facilities. The Company utilizes traditional media, including newspaper, radio, television and direct mailings as well as targeted special promotions throughout the year, such as charitable events, contests, free clinics, and equipment demonstrations.

     The Company is also exploring strategic marketing relationships. In connection with this strategy, the Company recently entered into a cooperative marketing relationship with American Express Travel Related Services pursuant to which holders of American Express cards may redeem their accumulated membership points to earn gifts, practice privileges and golf instruction at the Company's facilities nationwide. More than three million participants in the American Express Awards Program will receive information on the Company's special offers. Additionally, the Company is the 1997-1998 title sponsor for the International Junior Golf Tour, a not-for-profit tour that hosts 13 events at nationally recognized golf courses around the nation. The purpose of this tour is to offer talented juniors a chance to develop their skills and learn about competition in a tournament setting. Furthermore, the Company has been requested by Nike Junior Camps to hold their programs at 20 of the Company's sites.


     Pursuant to the License Agreement, the Licensor retains the right to approve advertising and other material using the "Golden Bear" name and logo. If the Golden Bear Acquisition is consummated, such right will continue under the New License Agreement.



LICENSING AND FRANCHISING

     The Company has granted, for $250,000, a non-exclusive license to open up to ten golf centers under the name "Family Golf" in China to Asia Golf Centers International, Inc., a non-affiliated entity. Pursuant to the license, the Company will receive royalties equal to the greater of $15,000 or 3% of the gross revenues of each such golf center. The Company believes that the growing recognition of the Family Golf name and the economies of scale it realizes in purchasing may make it attractive to further license or franchise the Family Golf concept in the future.


COMPETITION


     The golf center, ice rink and family entertainment industries are each highly competitive and include competition from other golf centers, golf courses, other ice rinks and family entertainment outlets and other recreational pursuits. In addition, the Company's pro shop business faces competition from other pro shops, specialty retailers and department stores. The Company may face imitation and other forms of competition and the Company cannot prevent others from utilizing a similar operational strategy. Many of the Company's competitors and potential competitors may have considerably greater financial and other resources, experience and customer recognition than does the Company. The Company operates seven of its golf centers under the name "Golden Bear" pursuant to the License Agreement with the Licensor. GBGI, the parent of the Licensor, is a competitor of the Company. The Licensor is permitted to establish, or license others to establish, Golden Bear golf centers that compete with the Company's golf centers, including the Company's Golden Bear golf centers. There can be no assurance that competition will not adversely affect the Company's business or ability to acquire additional properties. However, if the Golden Bear Acquisition is consummated, the Company will acquire Golden Bear and will enter into the New License Agreement pursuant to which the Company will have the exclusive right to operate Golden Bear golf centers within a 10-mile radius of the Company's Golden Bear golf centers.



EMPLOYEES


     The Company had, as of June 30, 1998, approximately 2,640 employees, of which 950 were full-time employees and 1,690 were part-time employees. None of the employees are represented by a collective bargaining agreement. The Company has never experienced a strike or work stoppage. The Company believes that its relationship with its employees is good.



GOVERNMENTAL REGULATION

     Operations at the Company's golf facilities involve the use and limited storage of various hazardous materials such as pesticides, herbicides, motor oil, gasoline, heating oil and paint as well as various chemicals used to create, refrigerate and maintain the ice at its ice rinks. Under various federal, state and local laws, ordinances and regulations (which are administered, in the case of federal laws and regulations, primarily by the United States Environmental Protection Agency), an owner or operator of real property is generally liable for the costs of removal or remediation of hazardous substances that are released on or in its property regardless of whether the property owner or operator knew of, or was responsible for, the release of hazardous materials. The Company has not been informed by any governmental authority or instrumentality of any non-compliance or violation of any environmental laws, ordinances or regulations. However, the Company is aware of one notice of violation issued by the New York State Department of

Environmental Conservation (the "DEC") against the owner of the land leased by the Company in Elmsford, New York alleging that certain hazardous materials were placed on the site. The owner has taken remedial action and the Company does not believe it will be affected by the alleged violation. Although the Company usually hires environmental consultants to conduct environmental studies, including invasive procedures such as soil sampling or ground water analysis, on golf facilities it owns, operates or intends to acquire, in some cases only limited invasive procedures are conducted on such properties and in a limited number of instances no environmental studies are conducted. Even when invasive procedures are used, environmental studies may fail to discover all potential environmental problems. Accordingly, there may be potential liabilities or conditions of which the Company is not aware.


     The Company is subject to the Fair Labor Standards Act and various state laws governing such matters as minimum wage requirements, overtime and other working conditions and citizenship requirements. Restaurants at certain of the Company's facilities serve alcoholic beverages and are subject to certain state "dram-shop" laws, which provide a person injured by an intoxicated individual the right to recover damages from an establishment that wrongfully served such beverages to the intoxicated individual.


LEGAL PROCEEDINGS


     The Company knows of no material litigation or proceeding pending, threatened or contemplated to which the Company is or may become a party.

                                  MANAGEMENT


DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information concerning the executive officers and directors of the Company.




NAME                                  AGE                       POSITION
------------------------------------ ----- --------------------------------------------------
Dominic Chang ......................  48   Chairman of the Board and Chief Executive Officer
James Ganley .......................  61   Director
Jimmy C.M. Hsu .....................  48   Director
Krishnan P. Thampi .................  49   President, Chief Operating Officer, Assistant
                                           Secretary, Treasurer and Director
Yupin Wang .........................  65   Director
Jeffrey C. Key .....................  32   Chief Financial Officer
Richard W. Hasslinger ..............  48   Senior Vice President -- Regional Manager
Robert J. Krause ...................  52   Senior Vice President -- Strategic Planning and
                                           Development
William A. Schickler, III ..........  49   Senior Vice President -- Regional Manager
Pamela S. Charles ..................  36   Vice President, Secretary and General Counsel
Garrett J. Kelleher ................  61   Vice President -- Finance
Rodger P. Potocki ..................  54   Vice President -- Regional Manager
Margaret M. Santorufo ..............  32   Controller

     Dominic Chang has been the Chairman of the Board and Chief Executive Officer of the Company and its predecessors since 1991. Prior to March 1998, Mr. Chang also held the title of President. From 1989 to 1992, Mr. Chang was a Senior Vice President and Sector Executive for Corporate Real Estate and General Services for The Bank of New York. He was responsible for the acquisition, management and disposition of the Bank of New York's properties worldwide, facilities design and construction, security and centralized administrative services. Mr. Chang previously had over 15 years banking experience with Bankers Trust and Irving Trust Company. He has a Masters Degree in Industrial Engineering from New York University and a Bachelors Degree from the State University of New York at Stony Brook.

     James Ganley has been a director of the Company since 1994. From October 1988 until his retirement in 1990, Mr. Ganley was a Senior Executive Vice President of The Bank of New York. Mr. Ganley was a member of the Senior Management Steering Committee at The Bank of New York and was directly responsible for the mergers of the systems, products and operations of The Bank of New York with Irving Trust Company. Prior to 1988, Mr. Ganley had held various executive positions at Irving Trust Company and was Group Executive responsible for Banking Operations activities, which comprised 13 divisions. He was also a member of Irving Trust Company's Senior Executive Management Committee. Mr. Ganley received a Bachelors Degree in Economics from New York University and was a participant in Harvard University's program for management development.

     Jimmy C.M. Hsu has been a director of the Company since 1994. From 1995 until 1996, Mr. Hsu was the Vice Chairman of Russ Berrie and Company, Inc. ("Russ Berrie"), a New York Stock Exchange listed company which manufactures and distributes toys and gifts to retail stores. Mr. Hsu joined Russ Berrie in 1979 as Vice President, Far East Operations. In 1987, he was appointed Senior Vice President and Director of World-Wide Marketing of Russ Berrie. In 1991, he was elected to the board of Russ Berrie and was appointed to the position of Executive Vice President. In 1995, Mr. Hsu became Vice Chairman of Russ Berrie. Mr. Hsu is currently an independent investor.

     Krishnan P. Thampi has been the President, Chief Operating Officer, Assistant Secretary, and Treasurer of the Company since March 1998 and from 1992 through February 1998, Mr. Thampi was the

Chief Financial Officer, Chief Operating Officer, Executive Vice President, Assistant Secretary and Treasurer of the Company and its predecessors. He became a director of the Company in 1994. From 1989 to 1992, he was a Senior Vice President for Administrative Services at The Bank of New York. From 1988 to 1989, he was a Senior Vice President for Systems Services at Irving Trust Company. He also performed controller and personnel management functions while at Irving Trust Company. Mr. Thampi has a Masters Degree in Business Administration from Columbia University and a Bachelors Degree in Engineering from McGill University.

     Yupin Wang has been a director of the Company since 1994. Mr. Wang is currently the President of W W International, a worldwide management consulting firm. Prior to establishing W W International in 1992, Mr. Wang was a member of the executive management team of International Business Machines Corp. ("IBM") from 1962 to 1992. He had held various positions at IBM, including Director of Marketing Operations, Director of Marketing Strategy and Director of Customer Satisfaction. As Director of Customer Satisfaction, he established IBM's Customer Satisfaction Management System, which contributed to IBM Rochester winning the Malcolm Baldrige Award. Mr. Wang received a Bachelors Degree in Economics from National Taiwan University and Masters Degrees from Oklahoma State University and New York University.

     Jeffrey C. Key joined the Company as Chief Financial Officer in March 1998. From July 1995 to March 1998, Mr. Key worked in the investment banking department of Jefferies & Company, Inc., most recently as senior vice president, corporate finance. Prior to joining Jefferies & Company, Inc., Mr. Key was with Fahnestock & Co. Inc. between January 1993 and July 1995 in investment banking and with Security Pacific National Bank between June 1989 and January 1993 in its credit analysis department. During his employment as an investment banker, Mr. Key concentrated on working with rapidly growing middle market companies. Mr. Key holds a Bachelors Degree in Business Administration from the University of Colorado, where he concentrated in finance and accounting.

     Richard W. Hasslinger joined the Company's predecessor in November 1992 as a Site Manager and has been Senior Vice President -- Regional Manager of the Company since January 1995. From May 1992 to November 1992, he served as a consultant to the Company. From May 1988 until May 1992, he was Vice President and Division Head for Facilities Management at The Bank of New York. His responsibilities there included leasing and acquisitions, design and construction, and property management. From 1973 to 1988, he managed several operational activities at Irving Trust Company. Mr. Hasslinger has a Bachelors Degree in Business Administration from Hope College.

     Robert J. Krause joined the Company's predecessor in June 1993 and served as a Site Manager until January 1995, when he became a Senior Vice President -- Strategic Planning and Development of the Company. From 1983 to 1993, Mr. Krause was Vice President of Administrative Services for The Bank of New York. From 1978 to 1983, he held product development, marketing and strategic planning responsibilities at Irving Trust Company. Mr. Krause has a Bachelors Degree in Electrical Engineering from the University of Oklahoma.

     William A. Schickler, III is a Senior Vice President of the Company and President of The Practice Tee, Inc. ("TPT"), a subsidiary of the Company. Mr. Schickler is responsible for the Company's operations in the West Coast Region. Prior to joining TPT in 1992, Mr. Schickler was a founding general partner with The Waterford Group, a partnership involved in the development and marketing of golf course related real estate projects. Mr. Schickler is a certified public accountant and holds a Bachelors Degree in Business Administration.

     Pamela S. Charles joined the Company as Vice President, Secretary and General Counsel in January 1997. From February 1994 until January 1997, she was an associate at the law firm of Squadron, Ellenoff, Plesent & Sheinfeld, LLP where she specialized in federal securities law and mergers and acquisitions. From 1987 to 1994, Ms. Charles was an associate at the law firm of Schulte, Roth & Zabel. Ms. Charles has a law degree from Hofstra University School of Law and has a B.A. from the State University of New York at Binghamton.

     Garrett J. Kelleher, a certified public accountant, joined the Company's predecessor in July 1993 as a Site Manager and served as Controller from January 1994 to June 1995. He has been the Vice President

-- Finance since July 1995. From 1980 to September 1990, Mr. Kelleher was Group Controller for Bank Operations at The Bank of New York. He has held a variety of accounting and financial management positions at The Bank of New York, and previously in public accounting. Mr. Kelleher acted as an independent consultant from September 1990 to July 1993. Mr. Kelleher has a Masters Degree in Finance from St. John's University and a Bachelors Degree in Business Administration from Manhattan College.

     Rodger P. Potocki was the Northern District Director for the Company from September 1994 until he was appointed Vice President -- Regional Manager, Northern Region, in February 1995. From October 1979 to September 1994, he was Executive Vice President of Oneida County Industrial Development Corporation, a non-profit development corporation ("Oneida Industrial"). At Oneida Industrial, Mr. Potocki was responsible for new investment and job creation projects in Oneida County, New York, and implemented New York State's first direct loan fund for new businesses. Previously, he served as Director of Planning and Development for the City of Rome, New York. Mr. Potocki has a Masters Degree in Political Science from the Graduate School of Public Affairs in Albany, New York and a Bachelors Degree from Syracuse University.


     Margaret M. Santorufo joined the Company as Controller in June 1995. From January 1990, until she joined the Company in 1995, she was an audit supervisor with Richard A. Eisner & Company, LLP. Ms. Santorufo received a Bachelors Degree in Accounting from St. John's University.



EXECUTIVE COMPENSATION


     The following table sets forth the annual and long-term compensation for services in all capacities paid to Dominic Chang ("Mr. Chang"), the Company's Chairman of the Board and Chief Executive Officer, and Krishnan P. Thampi ("Mr. Thampi"), the Company's President, Chief Operating Officer, Assistant Secretary, Treasurer and a director (the "Named Executives"), during 1995, 1996 and 1997. Other than the Named Executives, no other executive officer received compensation exceeding $100,000 during 1995, 1996 or 1997. The chart below reflects the positions held by Messrs. Chang and Thampi during the relevant periods.



                          SUMMARY COMPENSATION TABLE





                                           ANNUAL COMPENSATION
                             ------------------------------------------------
NAME AND
PRINCIPAL                                                    OTHER ANNUAL
POSITION                      YEAR     SALARY    BONUS       COMPENSATION
---------------------------- ------ ----------- ------- ---------------------
Dominic Chang .............. 1997    $140,000     --                --
 Chairman of the Board,      1996    $120,000     --         $   9,000(1)(2)
 President and Chief         1995    $ 65,000     --         $   9,000(1)
 Executive Officer
Krishnan P. Thampi ......... 1997    $120,000     --                --
 Chief Financial Officer,    1996    $100,000     --         $   7,200(1)(7)
 Chief Operating Officer,    1995    $ 60,000     --         $   7,200(1)
 Executive Vice
 President, Assistant
 Secretary, Treasurer
 and a director



                                        LONG-TERM COMPENSATION
                             ---------------------------------------------
                                                                 LONG-TERM
NAME AND                      RESTRICTED        SECURITIES       INCENTIVE
PRINCIPAL                        STOCK          UNDERLYING         PLAN      ALL OTHER
POSITION                       AWARD(S)          OPTIONS          PAYOUTS   COMPENSATION
---------------------------- ------------ --------------------- ---------- -------------
Dominic Chang ..............     --                   --            --          --
 Chairman of the Board,          --       --                        --          --
 President and Chief             --               15,000(3)         --          --
 Executive Officer
Krishnan P. Thampi .........     --               90,132(7)(8)      --          --
 Chief Financial Officer,        --              127,500(4)(5)      --          --
 Chief Operating Officer,        --               45,000(3)(6)      --          --
 Executive Vice
 President, Assistant
 Secretary, Treasurer
 and a director



----------

(1)   Includes amounts paid to lease a car.

(2) Does not include $650,000 earned by Mr. Chang as a contingent purchase price relating to the purchase by the Company in November 1995 of The Practice Tee, Inc.

(3) Stock options to purchase 15,000 shares of Common Stock were granted in March 1995 at $4.50 per share (the fair market value of the Common Stock on the date of such grant); these options became exercisable in March 1996.


(4) Stock options to purchase 52,500 shares of Common Stock were granted in July 1996 at $15.167 per share (the fair market value of the Common Stock on the date of such grant); 17,450 of these options are exercisable as of Deceember 31, 1997.

(5) Stock options to purchase 75,000 shares of Common Stock were granted in December 1996 at $15.167 per share (the fair market value of the Common Stock on the date of such grant); 25,000 of these options are exercisable as of December 31, 1997.

(6) Stock options to purchase 30,000 shares of Common Stock were granted in November 1995 at $9.92 per share (the fair market value of the Common Stock on the date of such grant); 20,000 of these options are exercisable as of December 31, 1997.

(7) Stock options to purchase 37,632 shares of common stock were granted in March 1997 at $11.583 per share (the fair market value of the Common Stock on the date of such grant); 12,544 of these options are exercisable as of December 31, 1997.

(8) Stock options to purchase 52,500 shares of Common Stock were granted in November 1997 at $17.709 per share (the fair market value of the Common Stock on the date of such grant); none of these options are exercisable as of December 31, 1997.



     No options were granted to Mr. Chang during the fiscal year ended December 31, 1997. The following table sets forth certain information concerning options granted to Mr. Thampi during the fiscal year ended December 31, 1997.


                       OPTION GRANTS IN LAST FISCAL YEAR


                                                                                                      POTENTIAL REALIZABLE
                                                                                                        VALUE AT ASSUMED
                                                                                                        ANNUAL RATES OF
                                                                                                          STOCK PRICE
                                                                                                        APPRECIATION FOR
                                                       INDIVIDUAL GRANTS                                  OPTION TERM
                               -----------------------------------------------------------------   --------------------------
                                 NUMBER OF      PERCENT OF
                                SECURITIES     TOTAL OPTIONS
                                UNDERLYING      GRANTED TO      EXERCISE OR
                                  OPTIONS      EMPLOYEES IN     BASE PRICE
NAME                            GRANTED(1)      FISCAL YEAR      ($/SHARE)      EXPIRATION DATE       5%($)         10%($)
----------------------------   ------------   --------------   ------------   ------------------   -----------   ------------
Krishnan P. Thampi .........     37,632             7.6%        $  11.583     March 20, 2007        $274,138      $  694,719
                                 52,500            10.5            17.709     November 3, 2007       584,686       1,481,710

----------
(1)   All options were granted pursuant to the 1997 Stock Incentive Plan.


AGGREGATED OPTION EXERCISES DURING THE FISCAL YEAR ENDED DECEMBER 31, 1997 AND FISCAL YEAR END OPTION VALUES

     The following table sets forth certain information concerning the number and value of securities underlying exercisable and unexercisable stock options as of the fiscal year ended December 31, 1997 by the Named Executives. No options were exercised by the Named Executives during the fiscal year ended December 31, 1997.


                         FISCAL YEAR-END OPTION VALUES

                                    NUMBER OF SECURITIES                  VALUE OF UNEXERCISED
                                   UNDERLYING UNEXERCISED                 IN-THE-MONEY OPTIONS
                                 OPTIONS AT FISCAL YEAR END                AT FISCAL YEAR END
                               -------------------------------   ---------------------------------------
NAME                            EXERCISABLE     UNEXERCISABLE       EXERCISABLE         UNEXERCISABLE
----------------------------   -------------   ---------------   -----------------   -------------------
Dominic Chang ..............       15,000               --         $    246,250(1)                --
Krishnan P. Thampi .........      130,001          185,132            1,686,250(1)      $  1,118,402(1)

----------
(1) The value of unexercised options is determined by multiplying the number of options held by the difference between the closing price of the Common Stock of $20.92 at December 31, 1997 as reported by the Nasdaq National Market and the exercise price of the options.



STOCK OPTION AND AWARD PLANS


     On July 19, 1994, the Board of Directors of the Company and stockholders of the Company adopted the Company's 1994 Stock Option Plan (the "1994 Plan"). The 1994 Plan provides for the grant of options to purchase up to 450,000 shares of Common Stock to employees, officers, directors and consultants of the Company. Options may be either "incentive stock options" within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or non-qualified options. Incentive stock options may be granted only to employees of the Company, while non-qualified options may be issued to non-employee directors, consultants and others, as well as to employees of the Company. On March 6, 1996 the Board of Directors of the Company adopted, and on June 7, 1996, the stockholders approved, the Company's 1996 Stock Incentive Plan (the "1996 Plan"). The 1996 Plan is identical to the 1994 Plan, except that the 1996 Plan provides (i) for the grant of options to purchase up to 750,000 shares of Common Stock and (ii) an automatic grant of non-qualified stock options to purchase 15,000 shares to each non-employee director upon his election or appointment to the Board of Directors and annual grants (commencing on the date the 1996 Plan was approved by stockholders) to each non-employee director of non-qualified stock options to purchase 15,000 shares of Common Stock at the fair market value of the Common Stock on the date of the grant. On April 25, 1997, the Board of Directors of the Company adopted, and on June 24, 1997 the stockholders approved, the Company's 1997 Stock Incentive Plan (the "1997 Plan"). The 1997 Plan is identical to the 1996 Plan. On April 23, 1998, the Board of Directors of the Company adopted, and on June 26, 1998, the stockholders approved the Company's 1998 Stock Option and Award Plan (the "1998 Plan"). The 1998 Plan is identical to the 1997 Plan except that (i) it provides for the grant of stock awards (either outright or for a price to be determined) as well as options, (ii) it provides for grants of stock awards and options for up to 1,500,000 shares of Common Stock to those employees, officers, directors, consultants or other individuals or entities eligible under the Plans (as defined) to receive stock awards or options (each, a "Plan Participant") and
(iii) no Plan Participant may receive more than an aggregate of 500,000 shares of Common Stock by grant of options and/or stock awards during the term of the 1998 Plan.


     The 1994 Plan, the 1996 Plan, the 1997 Plan and the 1998 Plan (collectively, the "Plans") are administered by the Stock Option and Award Committee, which determines, among other things, those individuals who receive options, the time period during which the options may be partially or fully exercised, the number of shares of Common Stock issuable upon the exercise of each option and the option exercise price. The 1994 Plan also provided for an automatic grant of non-qualified stock options to purchase 7,500 shares of Common Stock to each non-employee director upon his election or appointment to the Board of Directors and annual grants of non-qualified stock options to purchase 3,000 shares of Common Stock at the fair market value of the Common Stock on the date of such grant. Effective on June 7, 1996, such automatic grants ceased and were replaced by the automatic grants under the 1996 Plan consisting of an automatic grant of non-qualified stock options to purchase 15,000 shares of Common Stock to each non-employee director upon his or her election or appointment to the Board of Directors and annual grants of non-qualified stock options to purchase 15,000 shares of Common Stock at the fair market value on the date of such grant. Effective upon the exhaustion of all options authorized under the 1996 Plan, such automatic grants ceased and were replaced by the automatic grants under the 1997 Plan consisting of an automatic grant of non-qualified stock options to purchase 15,000 shares of Common Stock to each non-employee director upon his or her election or appointment to the Board of Directors and annual grants of non-qualified stock options to purchase 15,000 shares of Common Stock at the fair market value on the date of such grant. Effective upon the exhaustion of all options authorized under the 1997 Plan, such automatic grants will cease and will be replaced by automatic grants under the 1998 Plan (subject to stockholder approval thereof) consisting of an automatic grant of non-qualified stock options to purchase 15,000 shares of Common Stock to each non-employee director upon his or her election or appointment to the Board of Directors and annual grants of non-qualified stock options to purchase 15,000 shares of Common Stock at the fair market value on the date of such grant.

     The exercise price per share of Common Stock subject to an incentive stock option may not be less than the fair market value per share of Common Stock on the date the option is granted. The per share exercise price of the Common Stock subject to a non-qualified option may be established by the Board of Directors. The aggregate fair market value (determined as of the date the option is granted) of Common Stock for which any person may be granted incentive stock options which first become exercisable in any calendar year may not exceed $100,000. No person who owns, directly or indirectly, at the time of the granting of an incentive stock option to such person, 10% or more of the total combined voting power of all classes of stock of the Company (a "10% Stockholder") shall be eligible to receive any incentive stock options under the Plans, unless the exercise price is at least 110% of the fair market value of the shares of Common Stock subject to the option, determined on the date of grant. Non-qualified options are not subject to such limitation.

     No stock option may be transferred by a Plan Participant other than by will or the laws of descent and distribution, and, during the lifetime of a Plan Participant, the option will be exercisable only by the Plan Participant. In the event of termination of employment other than by death or disability, the Plan Participant will have no more than three months after such termination during which the Plan Participant shall be entitled to exercise the option, unless otherwise determined by the Stock Option and Award Committee. Upon termination of employment of a Plan Participant by reason of death or permanent disability, such Plan Participant's options remain exercisable for one year thereafter to the extent such options were exercisable on the date of such termination.

     Options under the Plans must be issued within 10 years from their respective effective dates which is July 19, 1994 in the case of the 1994 Plan, June 7, 1996 in the case of the 1996 Plan, April 25, 1997 in the case of the 1997 Plan, and April 23, 1998 in the case of the 1998 Plan, subject to stockholder approval thereof. Incentive stock options granted under the Plans, cannot be exercised more than 10 years from the date of grant. Incentive stock options issued to a 10% Stockholder are limited to five-year terms. All options granted under the Plans provide for the payment of the exercise price in cash or by delivery to the Company of shares of Common Stock having a fair market value equal to the exercise price of the options being exercised, or by a combination of such methods. Therefore, a Plan Participant may be able to tender shares of Common Stock to purchase additional shares of Common Stock and may theoretically exercise all of such Plan Participant's stock options with no investment.

     Any unexercised options that expire or that terminate upon an employee's ceasing to be employed by the Company become available again for issuance under the 1994 Plan, the 1996 Plan, the 1997 Plan or the 1998 Plan, as the case may be.


     As of June 30, 1998, options to purchase 1,683,376 shares of Common Stock have been granted under the Plans, of which options to purchase 262,184 shares have been exercised. In addition, on March 8, 1995, Messrs. Chang and Thampi were each granted options outside of the Plans to purchase 15,000 shares of Common Stock at $4.50 per share (the fair market value of the Common Stock on the date of such grant) in connection with an amendment to their respective employment agreements. These options became exercisable in March 1996 and are still outstanding. In addition, on March 7, 1996, various employees of the Company were granted options outside of the Plans to purchase an aggregate of 80,250 shares of Common Stock at $13.25 (the fair market value of the Common Stock on the date of such grant), which options vest ratably over three years. On September 22, 1997, 18,750 options were granted outside of the Plans to a consultant at an exercise price of $15.083. No options or stock awards have yet been granted under the 1998 Plan. On March 16, 1998, the Company did make an award outside the 1998 Plan of 22,500 shares of restricted stock to Jeffrey Key. Such award vests over three years and is not subject to stockholder approval.



EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements, each expiring on December 31, 1999, with each of Mr. Chang and Mr. Thampi, pursuant to which each will devote at least 95% of his business time to the affairs of the Company. Pursuant to his employment agreement, Mr. Chang received a base salary of $120,000 in 1996, a base salary of $140,000 in 1997 and will receive a base salary of $140,000 and $160,000 in 1998 and 1999, respectively. Such base salaries are subject to additional increase within the discretion of the Board of Directors which will take into account, among other things, the performance of the Company and the performance, duties and responsibilities of Mr. Chang. Mr. Chang also receives use of a Company-leased automobile and will receive such bonuses as may be determined by the Board of Directors throughout the term of his employment agreement. The employment agreement also provides that Mr. Chang will not compete with the Company for two years after the termination of his employment.

     Pursuant to his employment agreement, Mr. Thampi received a base salary of $100,000 in 1996, a base salary of $120,000 in 1997 and will receive a base salary of $120,000 and $140,000 in 1998 and 1999, respectively. Such base salaries are subject to additional increase within the discretion of the Board of Directors which will take into account, among other things, the performance of the Company and the performance, duties and responsibilities of Mr. Thampi. Mr. Thampi also receives use of a Company-leased automobile and will receive such bonuses as may be determined by the Board of Directors throughout the term of his employment agreement. The employment agreement also provides that Mr. Thampi will not compete with the Company for two years after the termination of his employment.


     In March 1998, the Company entered into a three-year employment agreement with Jeffrey C. Key pursuant to which Mr. Key will serve as Chief Financial Officer of the Company and will receive an annual base salary of $130,000, $140,000 and $150,000 during each year of the three-year term, respectively. Such base salary is subject to additional increase within the discretion of the Board of Directors which will take into account, among other things, the performance of the Company and the performance, duties and responsibilities of Mr. Key. Mr. Key also received 90,000 stock options under the Company's 1997 Plan and 22,500 restricted shares of the Company's Common Stock, all of which are subject to a three-year vesting schedule. Such restricted shares are forfeited if Mr. Key is not employed by the Company on the date such shares are scheduled to vest. The employment agreement also provides that Mr. Key will not compete with the Company for one year after the termination of his employment. In addition, the employment agreement provides that if following a change in control of the Company (as defined in the employment agreement), Mr. Key terminates his employment for good reason, he will be entitled to receive a lump sum payment equal to his base salary for the remaining term of the employment agreement, all previously earned and accrued benefits, continued full benefit coverage under all of the Company's benefit plans and fully vested benefits under all plans, including stock option plans.


     The Company does not have written employment agreements with Messrs. Hasslinger, Kelleher, Krause, Schickler or Potocki or with Ms. Charles or Ms. Santorufo.


DIRECTOR'S COMPENSATION


     The Company's employee directors do not receive any additional compensation for their services as directors. Non-employee directors do not receive a fee for serving as such, but are reimbursed for expenses. In addition, non-employee directors participate in the Company's Plans. The 1994 Plan provided for an automatic grant of non-qualified stock options to purchase 7,500 shares of Common Stock to each non-employee director upon his or her election or appointment to the Board of Directors and annual grants of non-qualified stock options to purchase 3,000 shares of Common Stock at the fair market value on the date of such grant. Effective on June 7, 1996, such automatic grants ceased and were replaced by the automatic grants under the 1996 Plan consisting of an automatic grant of non-qualified stock options to purchase 15,000 shares of Common Stock to each non-employee director upon his or her election or appointment to the Board of Directors and annual grants of non-qualified stock options to purchase 15,000 shares of Common Stock at the fair market value on the date of such grant. Effective July 1, 1997, automatic grants under the 1996 Plan were terminated and were replaced by automatic grants under the 1997 Plan consisting of an automatic grant of non-qualified stock options to purchase 15,000 shares of Common Stock to each non-employee director upon his or her election or appointment to the Board of Directors and annual grants of non-qualified stock options to purchase 15,000 shares of Common Stock at the fair market value on the date of such grant. Upon stockholder approval of the 1998 Plan, non-employee directors will be entitled to receive such automatic grants, which will continue once the 1997 Plan is exhausted.

                            PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information as of July 1, 1998 regarding the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each director of the Company, including Messrs. Chang and Thampi, and (iii) all directors and executive officers of the Company as a group. Except as otherwise indicated and subject to community property laws where applicable, the persons named in the table above have sole voting and dispositive power with respect to the shares of Common Stock shown as beneficially owned by them. Information as to The TCW Group, Inc., SAFECO Corporation, Scudder Kemper Investments, Inc., Wells Fargo Bank, N.A. and ICM Asset Management Inc. was derived from the Schedule 13G filed by each such stockholder, and, except for the percentage of ownership, reflects the information contained in the Schedule 13G as of the date such Schedule 13G was filed.






                                                                                           PERCENT OF       PERCENT OF
                                                                                          OUTSTANDING      OUTSTANDING
              NAME AND ADDRESS                           NUMBER OF SHARES                SHARES BEFORE     SHARES AFTER
             OF BENEFICIAL OWNER                        BENEFICIALLY OWNED                THE OFFERING     THE OFFERING
-------------------------------------------- ----------------------------------------   ---------------   -------------
Dominic Chang (1) ..........................                 3,749,001(2)(3)                  17.7%            15.2%
SAFECO Corporation (4) .....................                 2,430,300                        11.5%             9.9%
The TCW Group, Inc. (5) ....................                 1,817,700                         8.6%             7.4%
Scudder Kemper Investments, Inc.(6)                          1,555,620                         7.4%             6.3%
Fred Alger Management, Inc. (7) ............                 1,341,600                         6.4%             5.5%
Wells Fargo Bank, N.A.(8) ..................                 1,294,830                         6.1%             5.3%
ICM Asset Management, Inc.(9) ..............                 1,156,650                         5.5%             4.7%
Krishnan P. Thampi (1) .....................                   297,969(10)                     1.4%             1.2%
Jimmy C.M. Hsu (1) .........................                   204,375(11)(12)                   *                *
James Ganley (1) ...........................                    83,250(13)                       *                *
Yupin Wang (1) .............................                    45,000(14)                       *                *
All directors and executive officers of
 the Company as a group (thirteen
 persons) ..................................                 4,556,063(2)(3)(10)(11)
                                                                      (12)(13)(14)(15)        21.6%            18.5%


----------
* Less than 1%.


(1) The address of such stockholder is: c/o Family Golf Centers, Inc., 538 Broadhollow Road, Melville, New York 11747.


(2) Includes 1,500 shares of Common Stock owned by Mr. Chang's children. Includes 15,000 shares of Common Stock issuable upon exercise of options which are currently exercisable.


(3) Includes an aggregate of 800,000 shares pledged to banks to secure personal loans to Mr. Chang.

(4) The address of SAFECO Corporation ("SAFECO") is: SAFECO Plaza, Seattle, Washington 98185. Includes an aggregate of 1,455,500 shares of Common Stock beneficially owned by registered investment companies for which a subsidiary of SAFECO serves as an adviser and by employee benefit plans for which SAFECO is a plan sponsor. SAFECO disclaims beneficial ownership of these shares.

(5) The address of The TCW Group, Inc. is: 865 Figueroa Street, Los Angeles, California 90017.

(6) The address of Scudder Kemper Investments, Inc. ("SKI") is: 345 Park Avenue, New York, NY 10154. SKI is an Investment Advisor registered under
      Section 208 of the Investment Advisors Act of 1940. SKI provides investment advice to individuals, institutional clients and investment companies registered under Section 8 of the Investment Company Act of 1940 ("Managed Portfolios"). As a result of its role of advisor to such entities, SKI may be deemed to be the beneficial owner of the 1,555,620 shares of Common Stock in the Company, and has neither the right to receive dividends from nor the proceeds from the sale of any such shares by the Managed Portfolios. SKI Managed Portfolios have the right to receive all dividends and proceeds from the sale of such shares of Common Stock. SKI disclaims beneficial ownership of such shares.


(7) The address of Fred Alger Management, Inc. is: 75 Maiden Lane, New York, NY 10038.

(8) The address of the Wells Fargo Bank, N.A. is: 343 Sansome Street, 3rd Fl., San Francisco, CA 94163.

(9) The address of the ICM Asset Management, Inc. is: 601 W. Main Avenue, Suite 600, Spokane, WA 99201.

(10) Includes 160,044 shares of Common Stock issuable upon exercise of options which are currently exercisable.

(11) Does not include 99,375 shares of Common Stock beneficially owned by Mr. Hsu's brother. Mr. Hsu disclaims beneficial ownership of his brother's shares.

(12) Includes 48,000 shares of Common Stock issuable upon exercise of options which are currently exercisable.

(13) Includes 55,500 shares of Common Stock issuable upon exercise of options which are currently exercisable.

(14) Includes 45,000 shares of Common Stock issuable upon exercise of options which are currently exercisable.

(15) Includes 138,967 shares of Common Stock in addition to those referred to in notes (2) (3), (10), (11), (12), (13) and (14) above, issuable upon exercise of options which are currently exercisable.

                         DESCRIPTION OF CAPITAL STOCK

     The following description of the Company's capital stock and selected provisions of its Certificate of Incorporation and By-Laws is a summary and is qualified in its entirety by reference to the Company's Certificate of Incorporation and By-Laws, copies of which are filed or incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part.


COMMON STOCK


     The Company is authorized to issue up to 50,000,000 shares of Common Stock, par value $.01 per share, of which 21,109,279 shares are outstanding as of the date hereof. Holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. There is no cumulative voting for election of directors. Subject to the prior rights of any series of preferred stock which may from time to time be outstanding, if any, holders of Common Stock are entitled to receive ratably, dividends when, as, and if declared by the Board of Directors out of funds legally available therefor and, upon the liquidation, dissolution or winding up of the Company, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. The outstanding Common Stock is validly authorized and issued, fully paid and nonassessable.



PREFERRED STOCK

     The Company is authorized to issue up to 2,000,000 shares of preferred stock, par value $.10 per share. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by stockholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any such preferred stock could adversely affect the rights of the holders of Common Stock and, therefore, reduce the value of the Common Stock. The ability of the Board of Directors to issue preferred stock could discourage, delay or prevent a takeover of the Company. See "Risk Factors -- Preferred Stock; Possible Anti-Takeover Effects of Certain Charter, By-Law and Contractual Provisions."


DELAWARE ANTI-TAKEOVER LAW

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"), an anti-takeover law. In general,
Section 203 prohibits a Delaware corporation, the stock of which generally is publicly traded or held of record by more than 2,000 stockholders, from engaging, in certain circumstances, in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of
Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock. Section 203 could prohibit or delay a merger, takeover or other change in control of the Company and therefore could discourage attempts to acquire the Company.


CERTAIN BY-LAW PROVISIONS

     The Company's By-Laws provide that special meetings of the stockholders may only be called by the Chairman of the Board of Directors, if any, the Chief Executive Officer, the Secretary of the Company or a majority of the Board of Directors or by stockholders who own in the aggregate 66 2/3% of the outstanding stock of all classes entitled to vote at such meeting. The By-Laws also provide that stockholder action can be taken only at an annual or special meeting of stockholders, prohibit stockholder action by written consent in lieu of a meeting and require an advance notice procedure for stockholders to make nominations of candidates for election as directors. The foregoing provisions could have the effect of delaying until the next stockholders' meeting stockholder actions which are favored by the holders of a majority of the outstanding voting securities of the Company. The By-Laws require the affirmative vote of 80% of the Board of Directors to amend or repeal any of the provisions described in paragraph.


OUTSTANDING OPTIONS AND WARRANTS



     The Company has outstanding options to purchase up to an aggregate of 1,529,312 shares of Common Stock at prices ranging from $2.33 to $68.00 per share, with a weighted average price per share of $14.54.


     Of such options, options to purchase 1,199,180 shares of Common Stock expire on various dates in 2004 through 2008 subject to earlier expiration if the Company's employment of the optionee terminates and options to purchase 64,920 shares of Common Stock issued in connection with the acquisition of various golf facilities expire in 2006. In addition, options to purchase 330,132 shares of Common Stock have been issued to certain executive officers, which expire on various dates in 2004 through 2007. See "Management -- Stock Option and Award Plans." The Company has outstanding warrants issued to the representatives of the underwriters of the 1995 Public Offering at the closing thereof, expiring on December 18, 2000, to purchase 330,242 shares of Common Stock at $13.50 per share. In connection with the purchase of LCI in July 1997, the Company issued to the sellers warrants to purchase an aggregate of 83,306 shares of Common Stock at $18.33 per share, exercisable through July 2000.



TRANSFER AGENT


     Continental Stock Transfer & Trust Company, New York, New York is the Transfer Agent for the Company's Common Stock.


LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS


     The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a company will not be personally able for monetary damages for breach of their fiduciary duties as directors, except for liability for (i) any reach of their duty of loyalty to the company or its stockholders,
(ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or (iv) any transaction from which the director derived an improper personal benefit.


     The Company's Certificate of Incorporation provides that the Company shall indemnify its officers, directors, employees and other agents to the fullest extent permitted by Delaware law.


     The Company maintains a policy of insurance under which the directors and officers of the Company are insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                 UNDERWRITING


     Subject to the terms and conditions set forth in the Underwriting Agreement, the Company agreed to sell an aggregate of 3,500,000 shares of Common Stock to Jefferies & Company, Inc., BancAmerica Robertson Stephens, CIBC Oppenheimer Corp., EVEREN Securities, Inc. and Prudential Securities Incorporated (the "Underwriters"), and the Underwriters have severally agreed to purchase, the number of shares of Common Stock set forth opposite their respective names in the table below at the price set forth on the cover page of this Prospectus.





                                                 NUMBER
UNDERWRITERS                                    OF SHARES
--------------------------------------------   ----------
Jefferies & Company, Inc. ..................
BancAmerica Robertson Stephens .............
CIBC Oppenheimer Corp. .....................
EVEREN Securities, Inc. ....................
Prudential Securities Incorporated .........
                                               ---------
  Total ....................................   3,500,000
                                               =========

     The Underwriting Agreement provides that the obligation of the Underwriters to purchase the shares of Common Stock is subject to certain conditions. The Underwriters are committed to purchase all of the shares of the Common Stock (other than those covered by the over-allotment option described below), if any are purchased.


     The Underwriters propose to offer the Common Stock to the public initially at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of $ per share. The Underwriters may allow, and such dealers may reallow, a discount not in excess of $ per share to certain other dealers. After the Offering, the public offering price, the concession to selected dealers and the reallowance to other dealers may be changed by the Underwriters.


     The Company has agreed with the Underwriters not to offer, issue or sell any shares of Common Stock or securities exercisable for or convertible into shares of Common Stock ("Securities") for a period of 90 days from the date of the Prospectus, subject to certain exceptions, without the prior written consent of Jefferies & Company, Inc. ("Jefferies").

     The directors and officers of the Company have agreed with the Underwriters not to sell or otherwise dispose of any of their Securities for a period of 90 days from the date of this Prospectus without the prior written consent of Jefferies.


     The Company has also granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to 525,000 additional shares of Common Stock at the public offering price, less the underwriting discount. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase additional shares of Common Stock proportionate to such Underwriters' initial commitment as indicated in the preceding table. The Underwriters may exercise such right of purchase only for the purpose of covering over-allotments, if any, made in connection with the sale of the shares of Common Stock.


     The Company has agreed to indemnify the Underwriters against certain liabilities including civil liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.


     The Underwriters have advised the Company that, in connection with the Offering, certain persons participating in the Offering may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales of Common Stock in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the Common Stock so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the Underwriters to reclaim a selling concession from a syndicate member when the Common Stock originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Any of the transactions described in this paragraph may cause the price of the Common Stock to be higher than it would otherwise be in the absence of such transactions. None of the transactions described in this paragraph are required, and, if they are undertaken, they may be discontinued at any time.


     In connection with the Offering, certain Underwriters and selling group members (if any) who are qualified market makers on The Nasdaq Stock Market may engage in passive market making transactions in the Common Stock on The Nasdaq Stock Market in accordance with Rule 103 of Regulation M under the Exchange Act, during the business day prior to the pricing of the Offering before the commencement of offers or sales of the Common Stock. Passive market makers must comply with applicable volume and price limitations and must be identified as such. In general, a passive market maker must display its bid at a price not in excess of the higher independent bid for such security; if all independent bids are lowered below the market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded.

     In October 1997, Jefferies, Oppenheimer & Co., Inc., Prudential Securities Incorporated and BancAmerica Robertson Stephens ("BARS") acted as the initial purchasers of $115.0 million principal amount of 5 3/4% Convertible Subordinated Notes due 2004 issued by the Company in a private placement transaction pursuant to Rule 144A under the Securities Act, for which they received customary compensation.

     In February 1998, Jefferies acted as the Company's financial advisor and dealer manager in connection with the Company's acquisition of MetroGolf, for which Jefferies received customary compensation upon the consummation of the transaction.


     On February 20, 1998, BARS was retained by Eagle Quest to act as its exclusive financial advisor in connection with a possible sale or business combination involving Eagle Quest. Upon consummation of the Eagle Quest Acquisition, Eagle Quest became obligated to pay to BARS certain fees, as well as reimburse BARS for its out-of-pocket expenses.



                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby has been passed upon for the Company by Squadron, Ellenoff, Plesent & Sheinfeld, LLP, 551 Fifth Avenue, New York, New York 10176. Kenneth R. Koch, Esq., a partner of Squadron, Ellenoff, Plesent & Sheinfeld, LLP, holds options to purchase shares of the Company's Common Stock. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Fulbright & Jaworski L.L.P., New York, New York.


                                    EXPERTS


     The consolidated financial statements of the Company as at December 31, 1997 and December 31, 1996 and for each of the years in the three-year period ended December 31, 1997, have been audited by Richard A. Eisner and Company, LLP, independent auditors, as indicated in their report with respect thereto and are included herein in reliance upon such report given upon authority of said firm as experts in accounting and auditing. The supplemental consolidated financial statements of Family Golf Centers, Inc. and subsidiaries (reflecting the consolidation of Family Golf Centers, Inc. and Eagle Quest Golf Centers, Inc.) as at December 31, 1997 and December 31, 1996 and for each of the years in the three-year period ended December 31, 1997, have been audited by Richard
A. Eisner and Company, LLP, independent auditors, as indicated in their report therein which, is based in part on the report of other auditors and are included herein in reliance upon such reports given upon authority of said firms as experts in accounting and auditing. The consolidated financial statements of MetroGolf Incorporated as at December 31, 1997 and for the year then ended have been audited by Richard A. Eisner and Company, LLP, independent auditors, as indicated in their report with respect thereto and are included herein in reliance upon such report given upon the authority of said firm as experts in accounting and auditing. The consolidated financial statements of Eagle Quest Golf Centers

Inc. as at December 31, 1997 and 1996 and for the year ended December 31, 1997 and for the period from incorporation on February 5, 1996 to December 31, 1996 have been included herein and in the registration statement in reliance upon the report of KPMG, independent chartered accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The consolidated financial statements of Golden Bear Golf Centers, Inc. at December 31, 1997 and 1996 and for the years ended December 31, 1997 and 1996 have been included herein in reliance on the report of Arthur Andersen LLP, independent auditors, as indicated in the report with respect thereto and are included with reliance upon such reports upon the authority of such firm as experts in accounting and auditing. The financial statements of Leisure Complexes, Inc. at and for the year ended December 1, 1996 are included herein in reliance on the report of Feldman, Gutterman, Meinberg & Co., independent auditors, given upon the authority of said firm as experts in accounting and auditing.


                             AVAILABLE INFORMATION


     The Company has filed with the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, a Registration Statement (the "Registration Statement") under the Securities Act with respect to the Offering. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, as permitted by the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and to the exhibits filed therewith. Statements contained in this Prospectus as to the contents of any contract or other document which has been filed or incorporated by reference as an exhibit to the Registration Statement are qualified in their entirety by reference to such exhibits for a complete statement of their terms and conditions. Additionally, the Company is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports, proxy statements, and other information statements with the Commission. Copies of such materials may be inspected without charge at the offices of the Commission, and copies of all or any part thereof may be obtained from the Commission's public reference facilities at 450 Fifth Street, N.W., Washington D.C. 20549 or at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, upon payment of the fees prescribed by the Commission. In addition, the Commission maintains a web-site that contains reports, proxy and information statements and other information regarding the Company (http://
  www.sec.gov). The Common Stock is quoted on the Nasdaq National Market under the symbol "FGCI." Reports and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Incorporated herein by reference and made a part of this Prospectus are the following: (1) the Company's Annual Report on Form 10-K, for the fiscal year ended December 31, 1997; (2) the Company's Current Report on Form 8-K/A, dated January 30, 1998; (3) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998; (4) the Company's Current Report on Form 8-K, dated April 6, 1998; and (5) the Company's Proxy Statement on Schedule 14A, dated May 15, 1998 and (6) the description of the Common Stock which is registered under Section 12 of the Exchange Act, contained in the Company's Registration Statement on Form 8-A dated November 8, 1994. All documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Offering will be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in any document incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

     The Company will provide without charge to each person who receives a Prospectus, upon written or oral request of such person, a copy of the information that is incorporated by reference herein (not including exhibits to the information that is incorporated by reference herein). Requests for such information should be directed to: Family Golf Centers, Inc., 538 Broadhollow Road, Melville, New York 11747; Attention: Chief Financial Officer. The Company's telephone number is (516) 694-1666.

                  FAMILY GOLF CENTERS, INC. AND SUBSIDIARIES
                    INDEX TO PRO FORMA FINANCIAL INFORMATION




Pro forma unaudited condensed balance sheet at March 31, 1998 ...........................   P-2

Notes to pro forma unaudited condensed balance sheet ....................................   P-4

Pro forma and pro forma as adjusted unaudited condensed statements of operations for the years ended December 31, 1996 and December 31, 1997 and for the three months ended
 March 31, 1997 and March 31, 1998 ......................................................   P-5

Pro forma and pro forma as adjusted unaudited condensed statements of operations for the
 year ended December 31, 1997 ...........................................................   P-6

Notes to pro forma and pro forma as adjusted unaudited condensed statement of operations
 for the year ended December 31, 1997 ...................................................   P-7

Pro forma and pro forma as adjusted unaudited condensed statement of operations for the
 three months ended March 31, 1998 ......................................................   P-8

Notes to the pro forma and pro forma as adjusted unaudited condensed statement of
 operations for the three months ended March 31, 1998 ...................................   P-9

                  FAMILY GOLF CENTERS, INC. AND SUBSIDIARIES

                              PRO FORMA UNAUDITED
                            CONDENSED BALANCE SHEET
                               AT MARCH 31, 1998


     The following pro forma condensed balance sheet reflects the June 30, 1998 acquisition of Eagle Quest Golf Centers, Inc. and subsidiaries ("Eagle Quest"), accounted for on a pooling-of-interests basis, and the transactions indicated below as if they had occurred on March 31, 1998: (1) the assumed acquisition of certain assets and liabilities of Golden Bear Golf Centers, Inc. (the "Golden Bear Acquisition"), using the assumed additional borrowings of $22,954,000, and accounted for as a purchase in accordance with Accounting Principles Board Opinion No. 16 and (2) the Golden Bear Acquisition and the assumed repayment of outstanding indebtedness from the net proceeds from the sale of 1,112,000 shares of Common Stock of the Company, all at an assumed offering price of $25.50 per share. In the opinion of management of the Company, all adjustments necessary to present fairly such pro forma condensed balance sheet have been made.


     The pro forma unaudited condensed balance sheet should be read in conjunction with the notes thereto, the supplemental financial statements and the financial statements of the Company, Eagle Quest and Golden Bear, and the notes thereto, and with "Management's Discussion and Analysis of Financial Condition and Results of Operations," each included elsewhere in this Prospectus. The pro forma unaudited condensed balance sheet is not necessarily indicative of what the actual financial position would have been had the transactions occurred on March 31, 1998, nor does it purport to represent the future financial position of the Company.

                  FAMILY GOLF CENTERS, INC. AND SUBSIDIARIES
                  PRO FORMA UNAUDITED CONDENSED BALANCE SHEET


                               AT MARCH 31, 1998
                             (DOLLARS IN THOUSANDS)



                                            THE COMPANY     GOLDEN BEAR
                                         SUPPLEMENTAL (1)   ACQUISITION
                                        ------------------ -------------
ASSETS
------
Cash and cash equivalents .............      $  2,211        $  1,203
Restricted cash deposits ..............           324
Short-term investments ................         7,799
Inventories ...........................        18,636           2,363
Prepaid expenses and other current
 assets ...............................         9,837             599
Prepaid income taxes ..................         1,907
                                             --------        --------
Total current assets ..................        40,714           4,165
Property, plant and equipment .........       284,215          23,411
Investment in JNAI ....................                           148
Loan acquisition costs ................         6,009
Other assets ..........................         8,561
Excess of cost over fair value ........        39,408           6,691
                                             --------        --------
  Total assets ........................      $378,907        $ 34,415
                                             ========        ========
LIABILITIES AND
--------------
 STOCKHOLDERS' EQUITY
---------------------
Accounts payable, accrued expenses
 and other current liabilities ........      $ 18,627        $  2,765
Due to affiliates .....................                           720
Deferred revenue ......................                            30
Current portion long-term
 obligations ..........................        11,349           3,482
                                             --------        --------
  Total current liabilities ...........        29,976           6,997
Convertible subordinated notes ........       115,000
Long-term obligations (less current
 portion) .............................        39,849           8,281
Subordinated debentures ...............         5,065
Redeemable equity securities ..........         2,829
Deferred rent .........................           709
Deferred tax liability ................         4,196
Other liabilities .....................           700
                                             --------        --------
  Total liabilities ...................       198,324          15,278
Minority interest .....................           214
Common stock ..........................           207               4
Additional paid in capital ............       175,817          28,361
Retained earnings .....................         4,860          (9,228)
Foreign currency translation
 adjustment ...........................           214
Unearned compensation .................          (682)
Treasury stock ........................           (47)
                                             --------        --------
  Total stockholders' equity ..........       180,369          19,137
                                             --------        --------
  Total liabilities and
   stockholders' equity ...............      $378,907        $ 34,415
                                             ========        ========



                                                                                                      PRO FORMA
                                                                                                   REFLECTING THE
                                                                  PRO FORMA                          GOLDEN BEAR
                                                               REFLECTING THE                      ACQUISITION AND
                                              PRO FORMA          GOLDEN BEAR        PRO FORMA       REPAYMENT OF
                                             ADJUSTMENTS         ACQUISITION       ADJUSTMENTS          DEBT
                                        --------------------- ---------------- ------------------ ----------------
ASSETS
------
Cash and cash equivalents .............    $    (1,203)(A)        $  2,211                --          $  2,211
Restricted cash deposits ..............                                324                --               324
Short-term investments ................                              7,799                --             7,799
Inventories ...........................                             20,999                --            20,999
Prepaid expenses and other current
 assets ...............................            (62)(A)          10,374                --            10,374
Prepaid income taxes ..................                              1,907                --             1,907
                                           -----------            --------        ----------          --------

Total current assets ..................         (1,265)             43,614                --            43,614
Property, plant and equipment .........           (366)(A)         307,260                             307,260
Investment in JNAI ....................           (148)(A)
Loan acquisition costs ................                              6,009        $   (1,002)(D)         5,007
Other assets ..........................                              8,561                --             8,561
Excess of cost over fair value ........          1,691 (B)          47,787                --            47,787
                                           -----------            --------        ----------          --------
                                                    (3)(A)
  Total assets ........................    $       (91)           $413,231        $   (1,002)         $412,229
                                           =============          ========        ==========          ========
LIABILITIES AND
---------------
 STOCKHOLDERS' EQUITY
---------------------
Accounts payable, accrued expenses
 and other current liabilities ........    $      (441)(A)        $ 20,951                --          $ 20,951
Due to affiliates .....................           (720)(A)
Deferred revenue ......................            (30)(A)
Current portion long-term
 obligations ..........................         (2,717)(A)          12,114        $   (4,835)(C)         7,279
                                           -------------          --------        ----------          --------
  Total current liabilities ...........         (3,908)             33,065            (4,835)           28,230
Convertible subordinated notes ........                            115,000                --           115,000
Long-term obligations (less current
 portion) .............................         22,954(B)           71,084           (13,501)(C)        57,583
Subordinated debentures ...............                              5,065            (5,065)(C)            --
Redeemable equity securities ..........                              2,829                --             2,829
Deferred rent .........................                                709                --               709
Deferred tax liability ................                              4,196                --             4,196
Other liabilities .....................                                700                --               700
                                           -------------          --------        ----------          --------
  Total liabilities ...................         19,046             232,648           (23,401)          209,247
Minority interest .....................                                214                --               214
Common stock ..........................               (4) (B)          209                11 (C)           220
Additional paid in capital ............        (28,361) (B)        175,815            26,911 (C)       202,726
Retained earnings .....................          7,102 (B)           4,860            (1,002)(D)           337
                                                 2,126 (A)                            (3,521)(E)
Foreign currency translation
 adjustment ...........................                                214                --               214
Unearned compensation .................                               (682)               --              (682)
Treasury stock ........................                                (47)               --               (47)
                                           -------------          --------        ----------          --------
  Total stockholders' equity ..........        (19,137)            180,369            22,399           202,768
                                           -------------          --------        ----------          --------
  Total liabilities and
   stockholders' equity ...............    $       (91)           $413,231        $   (1,002)         $412,229
                                           =============          ========        ==========          ========



----------
(1) Restated giving effect to the acquisition of Eagle Quest on June 30, 1998 and accounted for as a pooling-of-interests.

                  FAMILY GOLF CENTERS, INC. AND SUBSIDIARIES
              NOTES TO PRO FORMA UNAUDITED CONDENSED BALANCE SHEET

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



(A) Golden Bear assets and liabilities not acquired.


(B) To reflect the assumed acquisition of Golden Bear as follows:




                                                                                  PAID IN
                                                    TOTAL      COMMON STOCK       CAPITAL       DEFICIT     GOODWILL
                                                 ----------   --------------   -------------   ---------   ---------
   Purchase Price:
    Golden Bear stockholders' equity .........    $21,263          $ (4)         $ (28,361)     $7,102
    Excess of cost over fair value of assets
     acquired ................................    $ 1,691                                                   $1,691
                                                  -------          ----          ---------      ------      ------
     Amount borrowed .........................    $22,954          $ (4)         $ (28,361)     $7,102      $1,691
                                                  =======          ====          =========      ======      ======



(C) Reflects the sale of 1,112,000 shares of Common Stock of the Company at an assumed offering price of $25.50 per share, the net proceeds of which will be used to repay indebtedness of $26,922, including $645 of prepayment penalties and $2,876 of debt discounts.


(D) To write-off loan acquisition costs relating to the repayment of debt.


(E) To record prepayment penalty on the repayment of debt of $645 and to record the write-off of debt discounts of $2,876.

                     FAMILY GOLF CENTERS AND SUBSIDIARIES

            PRO FORMA AND PRO FORMA AS ADJUSTED UNAUDITED CONDENSED
                            STATEMENTS OF OPERATIONS

        FOR THE YEARS ENDED DECEMBER 31, 1996 AND DECEMBER 31, 1997 AND
          FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND MARCH 31, 1998



     The following pro forma unaudited condensed statement of operations for the year ended December 31, 1997 reflects the results of operations of Eagle Quest acquired on June 30, 1998 on a pooling-of-interests basis, and the LCI Acquisition and the MetroGolf Acquisition (together, the "Acquired Companies"), the 1997 Acquisitions (as defined), and further reflects the assumed Golden Bear Acquisition as if such transactions had occurred on January 1, 1997. The pro forma as adjusted unaudited condensed statement of operations for the year ended December 31, 1997 assumes the consummation of the aforementioned transactions and the assumed repayment of outstanding indebtedness from the net proceeds of the sale of 454,000 shares of Common Stock of the Company all at an assumed offering price of $25.50 per share. The acquisition of the Acquired Companies, the 1997 Acquisitions and the assumed Golden Bear Acquisition have been accounted for as purchases in accordance with Accounting Principles Board Opinion No. 16. In the opinion of management of the Company, all adjustments necessary to present fairly such pro forma statements of operations have been made.


     The following pro forma unaudited condensed statement of operations for the three months ended March 31, 1998 reflects the results of operations of Eagle Quest acquired on June 30, 1998 on a pooling-of-interests basis and the MetroGolf Acquisition and further reflects the assumed Golden Bear Acquisition as if such transactions had occurred on January 1, 1998. The pro forma as adjusted unaudited statement of operations for the three months ended March 31, 1998 assumes the consummation of the aforementioned transactions and the repayment of outstanding indebtedness from the net proceeds of the sale of 1,112,000 shares of Common Stock of the Company, all at an assumed offering price of $25.50 per share.


     These pro forma and pro forma as adjusted unaudited condensed statements of operations should be read in conjunction with the notes thereto, the supplemental financial statements and the financial statements of the Company, Eagle Quest, the Acquired Companies and Golden Bear, and the notes thereto, and with "Management's Discussion and Analysis of Financial Condition and Results of Operations," each included elsewhere in this Prospectus. The pro forma and pro forma as adjusted condensed statements of operations are not necessarily indicative of what the actual results of operations would have been had the transactions occurred on January 1, 1997 or January 1, 1998, nor do they purport to indicate the results of future operations.


     In addition, as a result of the timing of the Company's acquisitions, the seasonality of the Company's business, the expansion of the Company's business to include complementary sports and family entertainment facilities and other factors, the pro forma and pro forma as adjusted results of operations are not necessarily indicative of future results. See "Risk Factors."

                  FAMILY GOLF CENTERS, INC. AND SUBSIDIARIES

                      PRO FORMA AND PRO FORMA AS ADJUSTED
                  UNAUDITED CONDENSED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1997
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)





                                                   THE COMPANY         THE 1997            LCI
                                                 SUPPLEMENTAL(1)   ACQUISITIONS(2)   ACQUISITION (2)
                                                ----------------- ----------------- -----------------
Operating revenues ............................     $ 54,599           $4,368           $ 10,763
Merchandise sales .............................       18,398               36                 --
                                                    --------           ------           --------
Total revenue .................................       72,997            4,404             10,763
Operating expenses ............................       37,386            3,309              8,209
Cost of merchandise sold ......................       12,366            1,177
Selling, general, and administrative expense ..       12,630               92              1,051
                                                    --------           ------           --------
Operating income (loss) .......................       10,615             (174)             1,503
Interest expense ..............................       (3,863)            (184)            (1,406)
Other income (expense) ........................        1,659               13                 --
                                                    --------           ------           --------
Income (loss) before income taxes .............        8,411             (345)                97
Income tax expense (benefit) ..................        5,142                1                 33
Minority interest in loss .....................           --               --                 --
                                                    --------           ------           --------
Net income (loss) .............................     $  3,269           $ (346)          $     64
                                                    ========           ======           ========
Net income per share:
Basic .........................................     $   0.17
Diluted .......................................         0.16
Weighted average shares outstanding (000's):
Basic .........................................       19,344
Diluted .......................................       19,814

                                                                                      PRO FORMA
                                                                                     REFLECTING
                                                    METROGOLF        PRO FORMA      THE ACQUIRED     GOLDEN BEAR
                                                 ACQUISITION(3)     ADJUSTMENTS     COMPANIES(4)   ACQUISITION(3)
                                                ---------------- ----------------- -------------- ----------------
Operating revenues ............................     $  4,178                --        $ 73,908        $ 15,995
Merchandise sales .............................           --                --          18,434              --
                                                    --------        ----------        --------        --------
Total revenue .................................        4,178                --          92,342          15,995
Operating expenses ............................        8,485        $      216 (A)      56,813          19,895
                                                                          (792)(A)
Cost of merchandise sold ......................           --                --          13,543              --
Selling, general, and administrative expense ..           --                --          13,773           3,180
                                                    --------        ----------        --------        --------
Operating income (loss) .......................       (4,307)              576           8,213          (7,080)
Interest expense ..............................       (2,323)              980 (A)      (6,007)           (769)
                                                                           789 (A)
Other income (expense) ........................           28              (575)(A)       1,125             108
                                                    --------        ----------        --------        --------
Income (loss) before income taxes .............       (6,602)            1,770           3,331          (7,741)
Income tax expense (benefit) ..................           --            (2,190)(C)       2,986            (795)
Minority interest in loss .....................          100                --             100              --
                                                    --------        ----------        --------        --------
Net income (loss) .............................     $ (6,502)       $    3,960        $    445        $ (6,946)
                                                    ========        ==========        ========        ========
Net income per share:
Basic .........................................                                       $   0.02
Diluted .......................................                                           0.02
Weighted average shares outstanding (000's):
Basic .........................................                          1,332 (E)      20,676
Diluted .......................................                          1,332 (E)      21,146



                                                                     PRO FORMA
                                                                     REFLECTING
                                                                    THE ACQUIRED
                                                                   COMPANIES AND
                                                    PRO FORMA     THE GOLDEN BEAR      OFFERING         PRO FORMA
                                                   ADJUSTMENTS     ACQUISITION(5)     ADJUSTMENTS     AS ADJUSTED(6)
                                                ---------------- ----------------- ---------------- -----------------
Operating revenues ............................   $     (880)(B)     $ 89,023                --        $  89,023
Merchandise sales .............................           --           18,434                --           18,434
                                                  ----------         --------         ---------        ---------
Total revenue .................................         (880)         107,457                --          107,457
Operating expenses ............................         (581)(B)       76,127                --           76,127
Cost of merchandise sold ......................           --           13,543                --           13,543
Selling, general, and administrative expense ..           85 (B)       17,038                --           17,038
                                                  ----------         --------         ---------        ---------
Operating income (loss) .......................         (384)             749                --              749
Interest expense ..............................           --           (6,776)            1,602 (F)       (5,174)
Other income (expense) ........................       (1,318)(B)          (85)                               (85)
                                                  ----------         --------         ---------        ---------
Income (loss) before income taxes .............       (1,702)          (6,112)            1,602           (4,510)
Income tax expense (benefit) ..................       (2,982)(D)         (791)               --             (791)
Minority interest in loss .....................           --              100                --              100
                                                  ----------         --------         ---------        ---------
Net income (loss) .............................   $    1,280         $ (5,221)        $   1,602        $  (3,619)
                                                  ==========         ========         =========        =========
Net income per share:
Basic .........................................                                                        $   (0.17)
Diluted .......................................
Weighted average shares outstanding (000's):
Basic .........................................                                             454 (F)       21,130 (7)
Diluted .......................................


-------

(1) Restated to give effect to the acquisition of Eagle Quest and subsidiaries on June 30, 1998 and accounted for as a pooling-of-interests.

(2)   Represents operations from January 1, 1997 through date of acquisition.

(3)   Represents operations for the year ended December 31, 1997.

(4) Pro forma for the MetroGolf Acquisition, the LCI Acquisition and the 1997 Acquisitions as if they had been consummated on January 1, 1997.

(5) Pro forma for the MetroGolf Acquisition, the LCI Acquisition, the 1997 Acquisitions and the Golden Bear Acquisition as if they had been consummated on January 1, 1997.

(6) Pro forma for the MetroGolf Acquisition, the LCI Acquisition, the 1997 Acquisitions and the Golden Bear Acquisition as if they had been consummated on January 1, 1997 and the assumed repayment of outstanding indebtedness with a portion of the net proceeds of the Offering.

(7) On a pro forma basis, the effect of dilutive securities is anti-dilutive and therefore is not shown.

                  FAMILY GOLF CENTERS, INC. AND SUBSIDIARIES

                  NOTES TO PRO FORMA AND PRO FORMA AS ADJUSTED
                  UNAUDITED CONDENSED STATEMENT OF OPERATIONS


                      FOR THE YEAR ENDED DECEMBER 31, 1997
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


(A) Expense adjustments for the period ended December 31, 1997 to reflect the acquisition of the Acquired Companies as if the acquisitions had taken place at the beginning of the year:






                                                                                                             OTHER
                                                                                         OTHER             FINANCING
                                      INTEREST        DEPRECIATION     OPERATING        (INCOME)            CHARGE
                                     ADJUSTMENT        ADJUSTMENT       EXPENSES        EXPENSE           ADJUSTMENT
                                  ----------------   --------------   -----------   ---------------   ------------------
1997 Acquisitions .............       $  (213)(1)        $ 240          $ (367)             --                  --
MetroGolf Acquisition .........          (767)(2)          (24)           (425)         $  575 (3)        $   (789) (4)
                                      -------            -----          ------          ------            --------
                                      $  (980)           $ 216          $ (792)         $  575            $   (789)
                                      =======            =====          ======          ======            ========



(B) Adjustments for the year ended December 31, 1997 to reflect the assumed acquisition of Golden Bear as if the acquisition had taken place at the beginning of the year:






                                                                              OTHER
                                     DEPRECIATION        OPERATING           (INCOME)          OPERATING
                                      ADJUSTMENT          EXPENSES           EXPENSE            REVENUE
                                    --------------   -----------------   ---------------   ----------------
Golden Bear Acquisition .........         $85           $     494 (7)       $    168 (5)       $  (880)(6)
                                                           (1,075)(8)          1,150 (9)
                                          ---           ---------           --------           --------
                                          $85           $    (581)          $  1,318           $  (880)
                                          ===           =========           ========           =======



     ------------

    (1)   Assumes average borrowing at interest rates of 8.00% per annum.


    (2) Assumes reduction of borrowings at interest rates of 5.75% per annum.


    (3)   Assumes interest earned at the rate of 5.00% per annum.

    (4) Assumes the elimination of the financing charge incurred in connection with the issuance of debt with below market conversion features.


    (5)   Elimination of Golden Bear's interest income.

    (6)   Elimination of franchise and royalty fee income.

    (7)   To reflect the terms of the new license agreement with Golden Bear.

    (8)   Elimination of corporate overhead allocation.

    (9) Assumes reduction of interest income upon acquisition of Golden Bear at the rate of 5.00% per annum.


(C) To reflect the income tax effect arising from the losses of MetroGolf, LCI and the 1997 Acquisitions.

(D)        To reflect the income tax effect arising from the losses of Golden
           Bear.

(E)        To reflect the issuance of Common Stock for the 1997 Acquisitions.

(F) To reflect the reduction of interest expense assuming that the net proceeds from the sale of 454,000 shares of Common Stock of the Company at an assumed offering price of $25.50 per share had been applied to the repayment of indebtedness outstanding at the beginning of the year or from the date incurred during the year.

     The pro forma and pro forma as adjusted unaudited condensed statement of operations for the year ended December 31, 1997 does not reflect an adjustment for costs in connection with the Eagle Quest Acquisition which will be expensed as incurred, and extraordinary charges in connection with the assumed prepayment of indebtedness, severance and other charges related to the Eagle Quest Acquisition.

                  FAMILY GOLF CENTERS, INC. AND SUBSIDIARIES

                      PRO FORMA AND PRO FORMA AS ADJUSTED
                  UNAUDITED CONDENSED STATEMENT OF OPERATIONS


                   FOR THE THREE MONTHS ENDED MARCH 31, 1998

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)





                                                                                                            PRO FORMA
                                                                                                            REFLECTING
                                                      THE COMPANY        METROGOLF        PRO FORMA       THE METROGOLF
                                                    SUPPLEMENTAL(2)   ACQUISITION(3)     ADJUSTMENTS     ACQUISITION (4)
                                                   ----------------- ---------------- ----------------- -----------------
Operating revenues ...............................     $ 16,737           $  109               --           $ 16,846
Merchandise sales ................................        4,760               18               --              4,778
                                                       --------           ------         --------           --------
Total revenue ....................................       21,497              127               --             21,624
Operating expenses ...............................       13,751              845         $    (35) (A)        14,563
                                                                                                2 (A)
Cost of merchandise sold .........................        3,240               --               --              3,240
Selling, general, and administrative expense .....        3,662               --                               3,662
                                                       --------           ------         --------           --------
Operating income (loss) ..........................          844             (718)              33                159
Interest expense .................................       (2,629)            (182)              91             (2,720)
Other income (expense) ...........................          956               --              (48) (A)           908
                                                       --------           ------         --------           --------
Income (loss) before income taxes ................         (829)            (900)              76             (1,653)
Income tax expense ...............................          860               --             (338) (C)           522
Minority interest in loss ........................           --               18               --                 18
                                                       --------           ------         --------           --------
Net income (loss) ................................     $ (1,689)          $ (882)        $    414           $ (2,157)
                                                       ========           ======         ========           ========
Net income (loss) per share
 Basic and diluted(1) ............................     $  (0.08)                                            $  (0.10)
Weighted average shares outstanding (000's)
 Basic and diluted(1) ............................       20,599                                               20,599

                                                                                          PRO FORMA
                                                                                         REFLECTING
                                                                                        THE ACQUIRED
                                                                                      COMPANIES AND THE
                                                      GOLDEN BEAR       PRO FORMA        GOLDEN BEAR        OFFERING
                                                    ACQUISITION(5)     ADJUSTMENTS     ACQUISITION(6)     ADJUSTMENTS
                                                   ---------------- ---------------- ------------------ ---------------
Operating revenues ...............................     $  3,686         $  (220)(B)       $ 20,312
Merchandise sales ................................                                           4,778
                                                       --------         -------           --------        ---------
Total revenue ....................................        3,686            (220)            25,090
Operating expenses ...............................        4,398             (48)(B)         18,913
Cost of merchandise sold .........................                                           3,240
Selling, general, and administrative expense .....          812              21 (B)          4,495
                                                       --------         -------           --------        ---------
Operating income (loss) ..........................       (1,524)           (193)            (1,558)              --
Interest expense .................................         (269)                            (2,989)       $     830 (F)
Other income (expense) ...........................                         (385)(B)            523
                                                       --------         -------           --------        ---------
Income (loss) before income taxes ................       (1,793)           (578)            (4,024)             830
Income tax expense ...............................            4             952 (D)           (426)
Minority interest in loss ........................                                              18
                                                       --------         -------           --------        ---------
Net income (loss) ................................     $ (1,797)        $   374           $ (3,580)       $     830
                                                       ========         =======           ========        =========
Net income (loss) per share
 Basic and diluted(1) ............................
Weighted average shares outstanding (000's)
 Basic and diluted(1) ............................                                                            1,112 (F)



                                                      PRO FORMA
                                                    AS ADJUSTED(7)
                                                   ---------------
Operating revenues ...............................    $ 20,312
Merchandise sales ................................       4,778
                                                      --------
Total revenue ....................................      25,090
Operating expenses ...............................      18,913
Cost of merchandise sold .........................       3,240
Selling, general, and administrative expense .....       4,495
                                                      --------
Operating income (loss) ..........................      (1,558)
Interest expense .................................      (2,159)
Other income (expense) ...........................         523
                                                      --------
Income (loss) before income taxes ................      (3,194)
Income tax expense ...............................        (426)
Minority interest in loss ........................          18
                                                      --------
Net income (loss) ................................    $ (2,750)
                                                      ========
Net income (loss) per share
 Basic and diluted(1) ............................    $  (0.13)
Weighted average shares outstanding (000's)
 Basic and diluted(1) ............................      21,711


-------
(1) On a pro forma basis, the effect of dilutive securities is anti-dilutive and therefore is not shown.


(2) Restated to give effect to the acquisition of Eagle Quest and subsidiaries on June 30, 1998 and accounted for as a pooling-of-interests.


(3) Represents operations of MetroGolf from January 1, 1998 through date of acquisition.


(4) Pro forma for the MetroGolf Acquisition as if it had been consummated on January 1, 1998.

(5)   Represents operations for the three months ended March 31, 1998.

(6) Pro forma for the MetroGolf Acquisition and the Golden Bear Acquisition as if they had been consummated on January 1, 1998.

(7) Pro forma for the MetroGolf Acquisition and the Golden Bear Acquisition as if they had been consummated on January 1, 1998 and the assumed repayment of outstanding indebtedness with a portion of the net proceeds of the Offering.

                  FAMILY GOLF CENTERS, INC. AND SUBSIDIARIES

                  NOTES TO PRO FORMA AND PRO FORMA AS ADJUSTED
                  UNAUDITED CONDENSED STATEMENT OF OPERATIONS


                   FOR THE THREE MONTHS ENDED MARCH 31, 1998

                             (DOLLARS IN THOUSANDS)



(A) Adjustments for the period ended March 31, 1998 to reflect the MetroGolf Acquisition as if the acquisition had taken place at the beginning of the period:



                                                                                         OTHER
                                       INTEREST        OPERATING     DEPRECIATION      (INCOME)
                                      ADJUSTMENT        EXPENSES      ADJUSTMENT        EXPENSE
                                  -----------------   -----------   --------------   ------------
MetroGolf Acquisition .........       $   (91) (1)       $ (35)           $2            $  48(2)
                                      -------            -----            --            -------
                                      $   (91)           $ (35)           $2            $  48
                                      =======            =====            ==            =======

     ------------

    (1) Assumes reduction of borrowings at interest rates of 5.75% per annum.


    (2)   Assumes interest earned at the rate of 5.00% per annum.


B) Adjustments for the period ended March 31, 1998 to reflect the assumed acquisition of Golden Bear as if the acquisition had taken place at the beginning of the period:




                                                                                              OTHER
                                        DEPRECIATION       OPERATING        OPERATING        (INCOME)
                                         ADJUSTMENT         EXPENSES         REVENUE         EXPENSE
                                       --------------   ---------------   -------------   -------------
   Golden Bear Acquisition .........         $21           $   127(2)        $  220(1)       $  125(4)
                                                              (175)(3)                          260(5)
                                             ---           ---------         --------        --------
                                             $21           $   (48)          $  220          $  385
                                             ===           =========         ========        ========



    (1)   Elimination of franchise and royalty fee income.

    (2)   To reflect the terms of the new license agreement with Golden Bear.

    (3)   Elimination of corporate overhead allocation.

    (4) Assumes reduction of interest income upon acquisition of Golden Bear at the rate of 5.00% per annum.

    (5)   Assumes average borrowing at interest rates of 8.00% per annum.

(C) To reflect the income tax effect arising from the losses from the MetroGolf Acquisition.

(D) To reflect the income tax effect arising from the losses from the Golden Bear Acquisition.

(E) To reflect the reduction of interest expense assuming that the net proceeds from the sale of 1,112,000 shares of Common Stock of the Company at an assumed offering price of $25.50 per share had been applied to the repayment of indebtedness outstanding at the beginning of the period or from the date incurred during the period.



     The pro forma and pro forma as adjusted unaudited condensed statement of operations for the three months ended March 31, 1998 does not reflect an adjustment for costs in connection with the Eagle Quest Acquisition which will be expensed as incurred, and extraordinary charges in connection with the assumed prepayment of indebtedness, severance and other charges related to the Eagle Quest Acquisition.

                   INDEX TO SUPPLEMENTAL FINANCIAL STATEMENTS



                                                                                            PAGE
                                                                                           -----
FAMILY GOLF CENTERS, INC. AND SUBSIDIARIES

 Independent auditors' report ..........................................................   S-2

 Consolidated supplemental balance sheets as at December 31, 1996, December 31, 1997 and
   March 31, 1998 (unaudited) ..........................................................   S-3

 Consolidated supplemental statements of operations for the years ended December 31,
   1995, December 31, 1996, December 31, 1997 and for the three months ended March 31,
   1997 (unaudited) and March 31, 1998 (unaudited) .....................................   S-4

 Consolidated supplemental statements of changes in stockholders' equity for the years ended December 31, 1995, December 31, 1996, December 31, 1997 and for the three
   months ended March 31, 1998 (unaudited) .............................................   S-5

 Consolidated supplemental statements of cash flows for the years ended December 31,
   1995, December 31, 1996, December 31, 1997 and for the three months ended March 31,
   1997 (unaudited) and March 31, 1998 (unaudited) .....................................   S-6

 Notes to financial statements .........................................................   S-7

                         INDEPENDENT AUDITORS' REPORT


Board of Directors
Family Golf Centers, Inc.
Melville, New York



     We have audited the accompanying supplemental consolidated balance sheets of Family Golf Centers, Inc. and subsidiaries (reflecting the consolidation of Family Golf Centers, Inc. and Eagle Quest Golf Centers, Inc.) as of December 31, 1997 and 1996 and the related supplemental consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These supplemental consolidated financial statements are the responsibility of the management of Family Golf Centers, Inc. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits. We did not audit the consolidated financial statements of Eagle Quest Golf Centers, Inc. and subsidiaries which statements reflect total assets of $37,528,000 for 1997 and $13,405,000 for 1996 of the related supplemental consolidated financial statement totals, and which reflect net losses of $7,255,000 for 1997 and $1,349,000 for 1996 included in the related supplemental consolidated financial statement totals. These statements were audited by other auditors, whose report has been furnished to us, and our opinion insofar as its relates to data included for Eagle Quest Golf Centers, Inc. and subsidiaries, is based solely on the report of the other auditors.



     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.



     The supplemental consolidated financial statements give retroactive effect to the acquisition of Eagle Quest Golf Centers, Inc. on June 30, 1998, which has been accounted for as a pooling-of-interests as described in Note B to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of Family Golf Centers, Inc. and subsidiaries after financial statements covering the date of consummation of the business combination are issued.


     In our opinion, based on our audit and the report of other auditors, the supplemental consolidated financial statements enumerated above present fairly, in all material respects, the consolidated financial position of Family Golf Centers, Inc. and subsidiaries at December 31, 1997 and 1996 and the consolidated results of their operations and their consolidated cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination.

Richard A. Eisner & Company, LLP
New York, New York
March 26, 1998, except as to Notes
B and P as to which the dates are
June 30, 1998 and June 16, 1998, respectively.

                  FAMILY GOLF CENTERS, INC. AND SUBSIDIAIRES

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)




                                                                              DECEMBER 31,
                                                                        -------------------------     MARCH 31,
                                                                            1996          1997          1998
                                                                        -----------   -----------   ------------
                                                                                                     (UNAUDITED)
                               ASSETS
Current assets:
 Cash and cash equivalents ..........................................    $  5,143      $  6,042       $  2,211
 Restricted cash deposits ...........................................         332           390            324
 Short-term investments .............................................      33,838        55,846          7,799
 Inventories ........................................................       6,823        14,855         18,636
 Prepaid expenses and other current assets ..........................       4,052         9,298          9,837
 Prepaid income taxes ...............................................         600                        1,907
                                                                         --------      --------       --------
   Total current assets .............................................      50,788        86,431         40,714
 Property, plant and equipment net ..................................     112,296       235,875        284,215
 Loan acquisition costs (net of accumulated amortization of
   $61, $305 and $536 at December 31, 1996, December 31,
   1997 and March 31, 1998, respectively) ...........................         185         5,738          6,009
 Other assets .......................................................       3,152         9,279          8,561
 Excess of cost over fair value of assets acquired (net of
   accumulated amortization of $108, $626, and $971 at
   December 31, 1996, December 31, 1997 and March 31, 1998,
   respectively) ....................................................       5,277        25,713         39,408
                                                                         --------      --------       --------
                                                                         $171,698      $363,036       $378,907
                                                                         ========      ========       ========
                             LIABILITIES
Current liabilities:
 Accounts payable, accrued expenses and other current
   liabilities ......................................................    $  4,725      $ 11,247       $ 18,521
 Income taxes payable ...............................................                     2,626
 Short-term loan payable -- bank ....................................       5,000            63            106
 Current portion of long-term obligations ...........................       4,420        10,877         11,349
                                                                         --------      --------       --------
   Total current liabilities ........................................      14,145        24,813         29,976
Convertible subordinated notes ......................................                   115,000        115,000
Long-term obligations (less current portion) ........................      12,563        32,110         39,849
Subordinated debenture ..............................................                     4,981          5,065
Redeemable equity securities ........................................                     2,805          2,829
Deferred rent .......................................................         233           650            709
Deferred tax liability ..............................................         254         4,196          4,196
Other liabilities ...................................................         147           208            700
                                                                         --------      --------       --------
   Total liabilities ................................................      27,342       184,763        198,324
                                                                         --------      --------       --------
Minority interest ...................................................                                      214
                                                                                                      --------
Commitments, contingencies and other matters
                            STOCKHOLDERS' EQUITY
Preferred stock -- authorized 2,000,000 shares, none outstanding.....
Common stock -- authorized 50,000,000 shares, $.01 par value;
 18,589,246, 20,500,448 and 20,753,751 shares outstanding at
 December 31, 1996, December 31, 1997 and March 31, 1998,
 respectively .......................................................         186           204            207
Additional paid-in capital ..........................................     140,428       171,542        175,817
Retained earnings ...................................................       4,280         6,549          4,860
Accumulated other comprehensive income:
   Foreign currency translation adjustment ..........................                       195            214
Subscriptions receivable ............................................        (491)
Unearned compensation ...............................................                      (170)          (682)
Treasury shares .....................................................         (47)          (47)           (47)
                                                                         --------      --------       --------
   Total stockholders' equity .......................................     144,356       178,273        180,369
                                                                         --------      --------       --------
                                                                         $171,698      $363,036       $378,907
                                                                         ========      ========       ========


                       See notes to financial statements.

                  FAMILY GOLF CENTERS, INC. AND SUBSIDIARIES

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)





                                                                                               THREE MONTHS ENDED
                                                           YEAR ENDED DECEMBER 31,                 MARCH 31,
                                                     ------------------------------------   ------------------------
                                                        1995         1996         1997         1997         1998
                                                     ----------   ----------   ----------   ---------   ------------
                                                                                                  (UNAUDITED)
Operating revenues ...............................    $ 9,795      $21,395      $ 54,599     $ 6,874      $ 16,737
Merchandise sales ................................      2,637        6,657        18,398       2,827         4,760
                                                      -------      -------      --------     -------      --------
   Total revenues ................................     12,432       28,052        72,997       9,701        21,497
                                                      -------      -------      --------     -------      --------
Operating expenses ...............................      6,614       13,335        37,386       6,030        13,751
Cost of merchandise sold .........................      1,779        4,540        12,366       1,932         3,240
Selling, general and administrative expenses .....      1,242        4,760        12,630       2,339         3,662
                                                      -------      -------      --------     -------      --------
   Total expenses ................................      9,635       22,635        62,382      10,301        20,653
                                                      -------      -------      --------     -------      --------
Operating income (loss) ..........................      2,797        5,417        10,615        (600)          844
Interest expense .................................       (939)        (383)       (3,863)       (308)       (2,629)
Other income -- net (includes interest income
 of $1,755 and $1,570 for the years ended
 December 31, 1996 and December 31, 1997,
 respectively, and $466 and $528 for the
 three months ended March 31, 1997 and
 March 31, 1998, respectively) ...................         66        2,172         1,659         466           956
                                                      -------      -------      --------     -------      --------
Income (loss) before income taxes and
 extraordinary items .............................      1,924        7,206         8,411        (442)         (829)
Income tax expense ...............................        669        2,884         5,142         345           860
                                                      -------      -------      --------     -------      --------
Income (loss) before extraordinary item ..........      1,255        4,322         3,269        (787)       (1,689)
Extraordinary charge -- early extinguishment
 of debt (net of tax benefit of $121) ............       (181)
                                                      -------      -------      --------     -------      --------
Net income (loss) ................................    $ 1,074      $ 4,322      $  3,269     $  (787)     $ (1,689)
                                                      =======      =======      ========     =======      ========
Basic earnings (loss) per share:
 Income (loss) before extraordinary item .........    $   .16      $   .28      $    .17     $  (.04)     $   (.08)
 Extraordinary item ..............................       (.02)
                                                      -------      -------      --------     -------      --------
 Net income (loss) ...............................    $   .14      $   .28      $    .17     $  (.04)     $   (.08)
                                                      -------      -------      --------     -------      --------
Diluted earnings (loss) per share:
 Income (loss) before extraordinary item .........    $   .16      $   .27      $    .16     $  (.04)     $   (.08)
 Extraordinary item ..............................       (.02)
                                                      -------      -------      --------
 Net income (loss) ...............................    $   .14      $   .27      $    .16     $  (.04)     $   (.08)
                                                      =======      =======      ========     =======      ========
Weighted average shares outstanding --
  basic (000s)....................................      7,676       15,473        19,344      18,618        20,599
Effect of dilutive securities (000s) .............        231          432           470
                                                      -------      -------      --------     -------      --------
Weighted average shares outstanding --
 diluted (000s) ..................................      7,907       15,905        19,814      18,618        20,599
                                                      =======      =======      ========     =======      ========


                       See notes to financial statements.

                  FAMILY GOLF CENTERS, INC. AND SUBSIDIARIES

    SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                            ACCUMULATED
                                                                                               OTHER
                                             (COMMON STOCK -                               COMPREHENSIVE
                                             PAR VALUE $.01)                                  INCOME
                                          ----------------------                          --------------
                                            NUMBER OF                                         FOREIGN
                                              SHARES              ADDITIONAL    RETAINED     CURRENCY
                                            ISSUED AND              PAID-IN     EARNINGS    TRANSACTION
                                           OUTSTANDING   AMOUNT     CAPITAL    (DEFICIT)    ADJUSTMENT
                                          ------------- -------- ------------ ----------- --------------
Balance -- December 31, 1994 ............   7,245,000     $ 72     $  7,278    $    (116)
Issuance of stock .......................     426,450        4        2,731
Net proceeds from public offering .......   4,702,500       47       43,686
Public offering expenses ................                            (1,317)
Exercise of warrants ....................      97,425        1          307
Exercise of options .....................       5,692        1           12
Preferential distribution to stock-
 holders of The Practice Tee, Inc.                                   (4,392)
Net income and comprehensive
 income for the year ....................                                          1,074
                                           ----------      ---       ------        ------     -------
Balance -- December 31, 1995 ............  12,477,067      125       48,305          958
Issuance of stock for cash notes and
 in connection with acquisitions ........   1,329,043       13       14,905
Issuance of warrants ....................                                69
Net proceeds from public offering .......   4,500,000       45       75,285
Public offering expenses ................                            (1,064)
Exercise of warrants ....................     225,000        2        1,830
Exercise of employee options ............      58,136        1          212
Preferential distribution to stock-
 holders of The Practice Tee, Inc.                                                (1,000)
Treasury stock received in exchange
 for note receivables (2,700 shares).....
Issuance of stock for services
 rendered ...............................                               386
Income tax benefit upon exercise of
 stock options ..........................                               500
Net income and comprehensive
 income for the year ....................                                          4,322
                                           ----------      ---       ------        ------     -------

Balance -- December 31, 1996 ............  18,589,246      186      140,428        4,280
Issuance of stock and warrants for
 cash and in connection with
 acquisitions ...........................   1,657,111       16       26,752
Exercise of warrants ....................       3,324                   127
Exercise of employee options ............      90,047        1          502
Issuance of stock in connection with
 repayment of debt ......................     133,764        1        2,029
Exercise of options issued in
 connection with acquisitions ...........      15,000                   250
Preferential distribution to stock-
 holders of The Practice Tee, Inc.                                                (1,000)
Issuance of stock for services
 rendered ...............................      11,956                   419
Income tax benefit upon exercise of
 stock options ..........................                               355
Deferred stock compensation due to
 options granted ........................                               680
Unearned compensation (net) of
 amortization ...........................
Net income for the year .................                                          3,269
Translation adjustment ..................                                                       195
Comprehensive income ....................
                                           ----------      ---       ------        ------     -------

Balance -- December 31, 1997 ............  20,500,448      204      171,542        6,549        195
Issuance of stock .......................       8,711                   134
Issuance of stock in connection with
 acquisitions ...........................      60,399        1        1,116
On issuance of stock for debt
 (warrants) .............................                               700
Exercise of warrants in connection
 with acquisition .......................       6,788                    92
Exercise of warrants ....................      74,484        1        1,005
Exercise of employee options ............      76,758        1          640
Issuance of stock for compensation ......      26,163                   588
Unearned compensation (net) .............
Net (loss) for the period ...............                                         (1,689)
Translation adjustment ..................                                                        19
Comprehensive loss ......................
                                           ----------      ---       ------        ------     -------

Balance -- March 31, 1998
 (unaudited) ............................  20,753,751     $207     $175,817    $   4,860        214
                                           ==========     ====     ========    =========        ===

                                                                                    COMPREHENSIVE
                                           SUBSCRIPTION     UNEARNED     TREASURY      INCOME
                                            RECEIVABLE    COMPENSATION    SHARES       (LOSS)        TOTAL
                                          -------------- -------------- ---------- -------------- -----------
Balance -- December 31, 1994 ............                                                          $  7,234
Issuance of stock .......................                                                             2,735
Net proceeds from public offering .......                                                            43,733
Public offering expenses ................                                                            (1,317)
Exercise of warrants ....................                                                               308
Exercise of options .....................                                                                13
Preferential distribution to stock-
 holders of The Practice Tee, Inc.                                                                   (4,392)
Net income and comprehensive
 income for the year ....................                                               1,074         1,074
                                                                                        =====
                                             ----------        ---         ------                   -------

Balance -- December 31, 1995 ............                                                            49,388
Issuance of stock for cash notes and
 in connection with acquisitions ........       (491)                                                14,427
Issuance of warrants ....................                                                                69
Net proceeds from public offering .......                                                            75,330
Public offering expenses ................                                                            (1,064)
Exercise of warrants ....................                                                             1,832
Exercise of employee options ............                                                               213
Preferential distribution to stock-
 holders of The Practice Tee, Inc.                                                                   (1,000)
Treasury stock received in exchange
 for note receivables (2,700 shares).....                                 $ (47)                        (47)
Issuance of stock for services
 rendered ...............................                                                               386
Income tax benefit upon exercise of
 stock options ..........................                                                               500
Net income and comprehensive
 income for the year ....................                                               4,322         4,322
                                                                                        =====
                                             ----------        ---         ------                   -------

Balance -- December 31, 1996 ............       (491)                       (47)                    144,356
Issuance of stock and warrants for
 cash and in connection with
 acquisitions ...........................        491                                                 27,259
Exercise of warrants ....................                                                               127
Exercise of employee options ............                                                               503
Issuance of stock in connection with
 repayment of debt ......................                                                             2,030
Exercise of options issued in
 connection with acquisitions ...........                                                               250
Preferential distribution to stock-
 holders of The Practice Tee, Inc.                                                                   (1,000)
Issuance of stock for services
 rendered ...............................                                                               419
Income tax benefit upon exercise of
 stock options ..........................                                                               355
Deferred stock compensation due to
 options granted ........................                                                               680
Unearned compensation (net) of
 amortization ...........................                      (170)                                   (170)
Net income for the year .................                                               3,269         3,269
Translation adjustment ..................                                                 195           195
Comprehensive income ....................                                               3,464
                                                                                        =====

                                             ----------        ---         ------                   -------
Balance -- December 31, 1997 ............         --           (170)        (47)                    178,273
Issuance of stock .......................                                                               134
Issuance of stock in connection with
 acquisitions ...........................                                                             1,117
On issuance of stock for debt
 (warrants) .............................                                                               700
Exercise of warrants in connection
 with acquisition .......................         --                                                     92
Exercise of warrants ....................                                                             1,006
Exercise of employee options ............                                                               641
Issuance of stock for compensation ......                                                               588
Unearned compensation (net) .............                      (512)                                   (512)
Net (loss) for the period ...............                                              (1,689)       (1,689)
Translation adjustment ..................                                                  19            19
Comprehensive loss ......................                                              (1,670)
                                                                                       ======
                                             ----------        ---         ------                   -------

Balance -- March 31, 1998
 (unaudited) ............................                    $ (682)       $  (47)                 $180,369
                                              ======         ======        ======                  ========


                       See notes to financial statements.

                  FAMILY GOLF CENTERS, INC. AND SUBSIDIARIES

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (DOLLARS IN THOUSANDS)

                                                                                                           THREE MONTHS ENDED
                                                                         YEAR ENDED DECEMBER 31,                MARCH 31,
                                                                  ------------------------------------- -------------------------
                                                                      1995        1996         1997         1997         1998
                                                                  ----------- ----------- ------------- ------------ ------------
                                                                                                               (UNAUDITED)
Cash flows from operating activities:
 Net income (loss) ..............................................  $   1,074   $   4,323   $    3,269    $    (787)   $  (1,690)
 Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
  Depreciation and amortization .................................        739       2,202        7,101        1,161        2,562
  Deferred tax expense (benefit) ................................        (51)         62         (153)
  Noncash operating expenses ....................................                    386          929           460          15
  Issuance of warrants for consulting services ..................                     69           80
  Extraordinary charge -- early extinguishment of debt
   -- loan acquisition cost write-off ...........................        302
  Changes in:
   Inventories ..................................................     (1,478)     (4,360)      (7,643)      (3,061)      (3,763)
   Prepaid expenses and other current assets ....................       (778)     (3,711)      (6,614)        (965)      (1,240)
   Prepaid income taxes .........................................                                 600
   Other assets .................................................       (749)     (1,645)      (6,094)      (2,071)         722
   Accounts payable, accrued expenses andother current
     liabilities ................................................        655          34        4,703        1,602        5,876
   Deferred rent ................................................        (71)        117          417          128           59
   Other liabilities ............................................        119        (125)          61          (26)         706
   Income taxes payable .........................................        569        (669)       2,626                    (4,533)
                                                                   ---------   ---------   ----------    ---------    ---------
  Net cash provided by (used in) operating activities ...........        331      (3,317)        (718)      (3,559)      (1,286)
                                                                   ---------   ---------   ----------    ---------    ---------
Cash flows from investing activities:
 Acquisitions of property and equipment .........................    (15,213)    (61,929)     (82,731)     (11,664)     (43,329)
 Increase in security deposits ..................................                   (230)
 Acquisition of goodwill ........................................       (259)     (2,117)     (15,768)                   (9,773)
 Restricted cash deposits .......................................                   (332)         (58)
 Net (purchase) sales of short-term investments .................                (33,838)     (22,008)      21,948       48,113
                                                                   ---------   ---------   ----------    ---------    ---------
  Net cash provided by (used in) investing activities ...........    (15,472)    (98,446)    (120,565)      10,284       (4,989)
                                                                   ---------   ---------   ----------    ---------    ---------
Cash flows from financing activities:
 Loan acquisition costs .........................................       (246)                  (1,346)                     (344)
 Decrease in due to officers ....................................       (455)
 Proceeds from convertible subordinated notes net of
  expenses ......................................................                             110,550
 Proceeds from subordinated debentures ..........................                               6,500
 Proceeds from loans, bank and others ...........................     17,916       7,594       44,295          160        5,205
 Repayment of loans, bank and others ............................    (19,594)     (4,584)     (44,709)        (386)      (4,102)
 Net proceeds from issuance of common stock .....................     42,416      78,730        6,092          898           38
 Preferential distribution to stockholders of
  The Practice Tee, Inc. ........................................     (4,392)
 Proceeds from the exercise of warrants and options .............        321       2,045          800          198        1,647
                                                                   ---------   ---------   ----------    ---------    ---------
  Net cash provided by (used in) financing activities ...........     35,966      83,785      122,182          870        2,444
                                                                   ---------   ---------   ----------    ---------    ---------
Net increase (decrease) in cash and cash equivalents ............     20,825     (17,978)         899        7,595       (3,831)
Cash and cash equivalents -- beginning of period ................      2,296      23,121        5,143        5,143        6,042
                                                                   ---------   ---------   ----------    ---------    ---------
Cash and cash equivalents -- end of period ......................  $  23,121   $   5,143   $    6,042    $  12,738    $   2,211
                                                                   =========   =========   ==========    =========    =========
Supplemental and noncash disclosures:
 Acquisition of property in exchange for common stock
  and warrants ..................................................  $   2,734   $   9,963   $   21,167                 $   1,017
 Acquisition of property in exchange for redeemable
  equity securities .............................................                                 514
 Acquisition of property subject to loans payable ...............                 10,778       22,285                     4,058
 Issuance of stock in connection with repayment of debt .........                               2,030
 Issuance of stock for services rendered ........................                    386          419                        53
 Acquisition of treasury stock in exchange for payment of
  a note receivable .............................................                     47
 Acquisition of property in exchange for loans from
  selling stockholder ...........................................                  3,102        2,053
 Income tax benefit from exercise of stock options ..............                    500          355
 Accrued for preferential distribution to stockholders
  of The Practice Tee, Inc. .....................................                  1,000        1,000
 Property additions accrued but not paid ........................  $     669          89          254    $     105        1,010
 Interest paid ..................................................  $   1,296         984        4,303          292        1,578
 Taxes paid .....................................................  $      53       3,069        6,774        1,172        4,980
 Acquisition of goodwill in exchange for mortgages
  and notes .....................................................                                              305        3,742

                  FAMILY GOLF CENTERS, INC. AND SUBSIDIARIES

                   NOTES TO SUPPLEMENTAL FINANCIAL STATEMENTS

        (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND THE THREE MONTHS
             ENDED MARCH 31, 1997 AND MARCH 31, 1998 IS UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE A -- THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


 [1] THE COMPANY:


     Family Golf Centers, Inc. and its wholly-owned subsidiaries ("FGC") operate golf centers designed to provide a wide variety of practice opportunities, including facilities for driving, chipping, putting, pitching and sand play. In addition, FGC's golf centers typically offer golf lessons instructed by PGA-certified golf professionals, full-line pro shops and other amenities to encourage family participation. As of December 31, 1997, FGC owned, leased or managed 60 golf facilities comprised of 46 golf centers and 14 combination golf center and golf course facilities located in 17 states. Of the golf centers, seven are currently operated under the name "Golden Bear" pursuant to a nonexclusive license agreement, expiring August 2002, with Golden Bear Golf Centers, Inc. ("GBGC"). The license agreement is terminable by GBGC under certain conditions (see Note P). Of the 14 combination golf center and golf course facilities, 12 include par-3 or 9-hole golf courses, generally designed to facilitate the practice of golf, and two include regulation 18-hole golf courses.

     In July 1997, FGC acquired Leisure Complexes, Inc. ("LCI"), the operator of a family sports and entertainment supercenter which includes a golf center, an 18-hole executive golf course, an ice rink, additional family amusements and an 18,000 square foot conference center. Also in 1997, FGC acquired an ice rink facility and another indoor family sports and entertainment supercenter which includes two ice rinks, two soccer fields and additional family amusements.

     On June 30, 1998, FGC acquired Eagle Quest Golf Centers, Inc. which together with its wholly-owned subsidiaries ("Eagle Quest") operates 18 golf practice centers, of which five are in British Columbia and Alberta, Canada and 13 are in the states of Texas and Washington in the United States.



 [2] PRINCIPLES OF CONSOLIDATION:


     The supplemental consolidated financial statements include the accounts of FGC and Eagle Quest (collectively the "Company"). All significant intercompany transactions and accounts have been eliminated. These statements give retroactive effect to the acquisition of Eagle Quest on June 30, 1998, which has been accounted for as a pooling-of-interests. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of the Company after financial statements covering the date of consummation of the business combination are issued.



 [3] FOREIGN CURRENCY TRANSLATION:

     The functional currency of Eagle Quest's Canadian operations is the Canadian dollar. Assets and liabilities are translated into United States dollars at the rates of exchange in effect at the balance sheet date and revenues and expenses are translated at the average rates of exchange for the period. Translation adjustments are included in the foreign currency translation adjustment section of shareholders' equity.


     Eagle Quest will periodically undertake transactions in a currency other than its specific functional currency. Such transactions are translated into the functional currency using exchange rates at the date of the transaction. Gains and losses arising on settlement of foreign currency denominated transactions or balances are included in the determination of income. Eagle Quest does not enter into derivative instruments to offset the impact of foreign exchange fluctuations. Foreign exchange gains and losses included in the determination of operations are not significant for any period presented.

                  FAMILY GOLF CENTERS, INC. AND SUBSIDIARIES

                   NOTES TO SUPPLEMENTAL FINANCIAL STATEMENTS

        (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND THE THREE MONTHS
             ENDED MARCH 31, 1997 AND MARCH 31, 1998 IS UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


NOTE A -- THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING
          POLICIES (CONTINUED)

 [4] CASH EQUIVALENTS:

     The Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.


 [5] SHORT-TERM INVESTMENTS:

     Short-term investments are classified as "held to maturity" and are reported at cost plus accrued income which approximates market value.


 [6] INVENTORIES:


     Inventory consists of merchandise for sale in the pro shop at each facility and food and beverage in the restaurants and is valued at the lower of cost, principally determined on a first-in, first-out basis, or market.



 [7] PROPERTY, EQUIPMENT AND OTHER LONG LIVED ASSETS:

     Property, equipment and other long lived assets are stated at cost. Depreciation and amortization of the respective assets is computed using the straight-line method over their estimated lives or the term of the lease, including expected renewal options, if shorter. Leasehold improvements are amortized using the straight-line method over the remaining life of the lease, including expected renewal options.


     Excess of cost over fair value of assets acquired ("goodwill") arising on the acquisition of businesses is amortized on a straight-line basis over its estimated useful life of 20 years. The Company reviews and assesses the recoverability of the carrying amount of goodwill, substantially all of which relates to specific property, together with the related property to determine potential impairment.


     The carrying amount of all long lived assets is evaluated periodically to determine if adjustment to the useful life or to the unamortized balance is warranted. Such evaluation is based principally on the expected utilization of the long lived assets and the projected undiscounted cash flows of the operations in which the long lived assets are used.

     Capitalized costs of long term improvements to existing sites, newly acquired sites and newly constructed sites include certain internally generated costs.


 [8] PRE-OPENING COSTS:


     Currently, costs associated with the opening of a new location are deferred and amortized over one year following the opening of a site. Pre-opening costs primarily consist of employee recruitment and training costs as well as pre-opening marketing expenditures (see Note A[15]).



 [9] LOAN ACQUISITION COSTS:


     Loan acquisition costs incurred in connection with debt financing are amortized over the life of the applicable loan weighted in accordance with the amount of debt outstanding.


 [10] INCOME TAXES:


     The Company accounts for income taxes utilizing the asset and liability approach requiring the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary

                  FAMILY GOLF CENTERS, INC. AND SUBSIDIARIES

                   NOTES TO SUPPLEMENTAL FINANCIAL STATEMENTS

        (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND THE THREE MONTHS
             ENDED MARCH 31, 1997 AND MARCH 31, 1998 IS UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


NOTE A -- THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING
          POLICIES (CONTINUED)


differences between the bases of assets and liabilities for financial reporting purposes and tax purposes and operating loss carryforwards. FGC files a consolidated federal income tax return with its eligible domestic subsidiaries.



 [11] NET INCOME PER SHARE:

     During 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS No. 128"). SFAS No. 128 requires the reporting of earnings per basic share and earnings per diluted share. Earnings per basic share are calculated by dividing net income by the weighted average outstanding shares during the period. Earnings per diluted share are calculated by dividing net income by the basic shares and all dilutive securities including options. Earnings per diluted share does not include the impact of potential common shares which would be antidilutive based on market prices. Dilutive earnings per share is not presented where the effect of dilutive securities is anti-dilutive.


 [12] USE OF ESTIMATES:


     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



 [13] CONCENTRATION OF CREDIT RISK:


     Financial instruments which potentially subject the Company to significant concentrations of credit risk consist principally of cash equivalents and short-term investments. The Company places its temporary cash investments in short-term, investment grade, interest bearing securities and, by policy, limits the amount of credit exposure in any one investment.



 [14] STOCK BASED COMPENSATION:


     During 1996, the Company implemented Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). The provisions of SFAS No. 123 allow companies to either expense the estimated fair value of stock options or to continue to follow the intrinsic value method set forth in APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") but disclose the pro forma effects on net income (loss) had the fair value of the options been expensed. The Company has elected to continue to apply APB 25 in accounting for its stock option incentive plans.



 [15] RECENTLY ISSUED ACCOUNTING STANDARDS:


     In June 1997, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 129, "Disclosure of Information about Capital Structure" and No. 131, "Disclosure about Segments of an Enterprise and Related Information". These statements are effective for the fiscal years beginning after December 15, 1997. The Company believes that the above pronouncements will not have a significant effect on the information presented in the financial statements.

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on the Costs of Start-up Activities" ("SOP"). The SOP is effective for financial

                  FAMILY GOLF CENTERS, INC. AND SUBSIDIARIES

                   NOTES TO SUPPLEMENTAL FINANCIAL STATEMENTS

        (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND THE THREE MONTHS
             ENDED MARCH 31, 1997 AND MARCH 31, 1998 IS UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


NOTE A -- THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING
          POLICIES (CONTINUED)


statements for fiscal years beginning after December 15, 1998 with earlier application allowable in fiscal years for which annual financial statements have not been issued. The effects of the initial application of this SOP will be reported as the cumulative effect of a change in accounting principles. Had this SOP been adopted effective January 1, 1998, the cumulative effect of the change would result in a charge for the year ending December 31, 1998 of $1,651 net of related tax benefit.


     The supplemental financial statements reflects the adoption of Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" which is effective January 1, 1998 and requires application of the provisions of the statement to comparative financial statements for earlier periods. Comprehensive income (loss), which represents all changes in equity that result from reorganized trnasactions and other economic events of the period other than transactions with owners in their capacity as owners, is being reported in the Statement of Changes in Stockholders' Equity.


 [16] UNAUDITED FINANCIAL STATEMENTS:



     The financial statements as of March 31, 1998 and for the three months ended March 31, 1998 and March 31, 1997 are unaudited and are not necessarily indicative of the results that may be expected for the year ending December 31, 1998. In the opinion of management, the financial statements include all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the Company's financial position and results of operations.



 [17] INTERIM FINANCIAL REPORTING:



     Pursuant to APB Opinion No. 28, "Interim Financial Reporting," certain accounting principles and practices followed for annual reporting are modified for interim reporting purposes, so that the reported results for these interim periods better relate to the results of operations for the annual periods. Therefore, certain costs and expenses other than merchandise cost are allocated among interim periods based on an estimate of benefit received or activity associated with the periods.



 [18] RECLASSIFICATIONS:


     Certain items have been reclassified to conform with the current year/period presentation.


NOTE B -- COMBINATION WITH EAGLE QUEST GOLF CENTERS, INC.


     On June 30, 1998, FGC issued 1,384,735 shares of its common stock in exchange for all outstanding common stock, options and warrants of Eagle Quest. Eagle Quest, which was incorporated in British Columbia, Canada on February 5, 1996, acquires, develops and operates golf practice centers incorporating a driving range, a retail golf shop, and a learning academy and, in some locations, a short/executive course. This exchange, which qualified as a tax-free reorganization for federal income tax purposes, has been accounted for as a pooling-of-interests combination and, accordingly, the consolidated financial statements for periods prior to the combination have been restated to include the combined results of operations, financial position and cash flows of Eagle Quest as though it had always been a part of FGC. The results of operations previously reported by the separate companies and the combined amounts presented in the consolidated financial statements follow.

                  FAMILY GOLF CENTERS, INC. AND SUBSIDIARIES

                   NOTES TO SUPPLEMENTAL FINANCIAL STATEMENTS

        (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND THE THREE MONTHS
             ENDED MARCH 31, 1997 AND MARCH 31, 1998 IS UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


NOTE B -- COMBINATION WITH EAGLE QUEST GOLF CENTERS, INC. (CONTINUED)



                                                                    THREE MONTHS ENDED
                               YEAR ENDED DECEMBER 31,                  MARCH 31,
                         ------------------------------------   --------------------------
                            1995         1996         1997          1997          1998
                         ----------   ----------   ----------   -----------   ------------
Total revenues:
 FGC .................    $12,432      $27,904      $ 64,825     $  9,015       $ 19,170
 Eagle Quest .........         --          148         8,172          686          2,327
                          -------      -------      --------     --------       --------
 Combined ............    $12,432      $28,052      $ 72,997     $  9,701       $ 21,497
                          =======      =======      ========     ========       ========
Net Income (Loss):
 FGC .................    $ 1,074      $ 5,208      $ 10,524     $    562       $  1,346
 Eagle Quest .........         --         (886)       (7,255)      (1,349)        (3,035)
                          -------      -------      --------     --------       --------
 Combined ............    $ 1,074      $ 4,322      $  3,269         (787)      $ (1,689)
                          =======      =======      ========     ========       ========



     In April 1998, FGC agreed to loan Eagle Quest up to $2,225, of which Eagle Quest borrowed approximately $1,900 bearing interest at a rate of 15% per annum during the first three months of its term and 20% per annum during the second three months of its term and payable in October 1998.


NOTE C -- ACQUISITION OF GOLF FACILITIES


 FAMILY GOLF ACQUISITIONS:

     In 1996, FGC acquired, (i) golf recreational facilities, in Flemington, New Jersey; Mohegan Lake, New York; Fairfield, Ohio; Tucson, Arizona; Easton, Massachusetts; Flanders, New Jersey; Margate, Florida; Maineville, Ohio and Milwaukee, Wisconsin; (ii) two combination golf center and 9-hole golf courses in Mesa, Arizona and Virginia Beach, Virginia; (iii) a golf recreational facility on which there is a 27-hole golf course in Fountain Inn, South Carolina; and (iv) a par-3 golf course in West Palm Beach, Florida. In 1996, the Company also acquired leasehold interests and the related existing golf recreational facilities in Indian River, Virginia; San Jose, California; Denver, Colorado; Westminster, California; Glen Burnie, Maryland and St. Louis, Missouri which includes a par-3 golf course. In 1996, FGC also acquired a concession license with the City of Denver to manage an existing golf recreational facility and restaurant.

     In 1997, FGC acquired a golf recreational facility in Philadelphia, Pennsylvania and a combination golf center and 18-hole golf course in Palm Royale, California. In 1997, FGC also acquired leasehold interests and (i) the related existing golf recreational facilities in Palm Desert, California; Carver, Massachusetts; Raleigh, North Carolina; Arlington, Texas; San Bruno, California; Milpitas, California; Warrenville, Illinois; Elk Grove, California; Columbus, Ohio; Commack, New York and Lake Grove, New York; (ii) the existing 18-hole golf courses in Olney, Maryland and Greenville, South Carolina; and
(iii) an existing golf recreational facility on which there is a 9-hole executive course in Rio Salado, Arizona. FGC also acquired a concession license with the City of New York to operate an existing golf recreational facility in Randalls Island, New York and a management contract from Bergen County, New Jersey to operate an existing golf-recreational facility.

     In addition to the golf facilities, FGC acquired LCI, a New York corporation that owns and operates a new 170,000 square-foot family sports supercenter including a golf center, an 18-hole executive golf course, an ice rink, additional family amusements such as video and virtual reality games and conference

                  FAMILY GOLF CENTERS, INC. AND SUBSIDIARIES

                   NOTES TO SUPPLEMENTAL FINANCIAL STATEMENTS

        (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND THE THREE MONTHS
             ENDED MARCH 31, 1997 AND MARCH 31, 1998 IS UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


NOTE C -- ACQUISITION OF GOLF FACILITIES (CONTINUED)


center, in Lake Grove, New York; the Golf Academy of Hilton Head, Inc. which operates a golf school and designs and manages corporate golf events located in Hilton Head, South Carolina; Long Island Skating Academy located in Syosset, New York; a family sports and entertainment supercenter with two ice rinks, two soccer fields and additional family amusements located in Cincinnati, Ohio and a designer and assembler of premium grade golf clubs located in Palm Desert, California. LCI also owned and operated seven stand-alone bowling centers, six of which were sold shortly after FGC acquired them at FGC's cost.

     During the three months ended March 31, 1998, FGC acquired Metrogolf Incorporated ("Metro"), the operator of eight golf facilities, through the successful completion of a tender offer; Blue Eagle Golf Centers, Inc., the operator of three golf facilities; an ice rink facility in Raleigh, North Carolina; and a golf facility in Holbrook, Massachusetts ("1998 Acquisitions"). In addition, in March 1998, FGC signed a long-term lease to construct and operate an ice rink and family entertainment center in New Rochelle, New York and in April 1998 FGC entered into a concession license with the City of New York to build a golf center and an in-line skating arena.


 EAGLE QUEST ACQUISITIONS:

     In 1996 Eagle Quest acquired four golf centers comprised of four driving ranges and one executive course. In 1997 Eagle Quest acquired thirteen golf centers comprised of thirteen driving ranges and four executive courses. In the three months ended March 31, 1998, Eagle Quest acquired one additional golf center.

     These acquisitions of FGC and Eagle Quest were accounted for using the purchase method of accounting. The purchase prices paid for the various facilities consisted of cash, common stock warrants, notes or assumption of liabilities or a combination thereof. Assets acquired and liabilities assumed and the consideration paid is summarized as follows:





                                                                            FACILITIES ACQUIRED
                                                                  ----------------------------------------
                                                                                                  THREE
                                                                         YEAR ENDED              MONTHS
                                                                        DECEMBER 31,              ENDED
                                                                  -------------------------     MARCH 31,
                                                                     1996          1997           1998
                                                                  ----------   ------------   ------------
   Property, plant, equipment and leasehold interests .........    $ 56,366     $  72,558      $  34,413
   Other current assets .......................................         870         3,788             18
   Excess of cost over fair value .............................       2,648        20,939         13,515
                                                                   --------     ---------      ---------
     Total assets .............................................      59,884        97,285         47,946
   Assumption of mortgage payable .............................      (5,875)      (22,285)       (16,087)
   Assumption of other liabilities ............................        (964)       (9,648)        (7,737)
                                                                   --------     ---------      ---------
   Net assets acquired ........................................    $ 53,045     $  65,352      $  24,122
                                                                   ========     =========      =========
   Cash .......................................................    $ 38,478     $  41,617      $  23,105
   Fair value of common stock and warrants issued .............       9,811        21,168          1,017
   Redeemable equity securities ...............................                       514
   Loan from selling stockholder ..............................       3,102         2,053
   Mortgage ...................................................       1,654
                                                                   --------     ---------      ---------
                                                                   $ 53,045     $  65,352      $  24,122
                                                                   ========     =========      =========

                  FAMILY GOLF CENTERS, INC. AND SUBSIDIARIES

                   NOTES TO SUPPLEMENTAL FINANCIAL STATEMENTS

        (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND THE THREE MONTHS
             ENDED MARCH 31, 1997 AND MARCH 31, 1998 IS UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


NOTE C -- ACQUISITION OF GOLF FACILITIES (CONTINUED)


     In connection with the acquisition of a business by Eagle Quest in 1996, a principal shareholder of Eagle Quest transferred common shares to the vendor for nominal consideration. This transfer has been accounted for as a contribution of capital to the Company of approximately $3,190 and included in the purchase price and the values assigned to the assets acquired.

     In November 1995, FGC acquired The Practice Tee, Inc. ("TPT"). TPT operates a combination Golden Bear golf center and golf course facility in El Segundo, California and a combination golf center and par-3 golf course facility in Gilroy, California. The purchase price consisted of $6,000 which included $2,000 for the achievement of certain operating targets.

     The operating results of companies acquired are included in the Company's results of operations from dates of acquisition.


     The following unaudited pro forma information assumes that the acquisitions in 1997 had taken place at the beginning of 1996 and that the acquisitions in 1996 and 1995 had taken place at the beginning of 1995.


                                                             YEAR ENDED DECEMBER 31,
                                                      --------------------------------------
                                                         1995         1996          1997
                                                      ----------   ----------   ------------
   Total revenue ..................................    $25,855      $ 64,826      $ 90,883
   Net income (loss) ..............................       (490)       (2,890)        1,514
   Net income (loss) per share -- basic ...........    $  (.06)     $   (.17)     $    .07
   Net income (loss) per share -- diluted .........    $  (.06)     $   (.17)     $    .07



     The following unaudited pro forma information for the year ended December 31, 1997 and for the three months ended March 31, 1998 assumes that, in addition to the acquisitions in 1997 noted above, the 1998 Acquisitions had taken place at the beginning of 1997.



                                                                  THREE MONTHS
                                                  YEAR ENDED         ENDED
                                                 DECEMBER 31,      MARCH 31,
                                                     1997             1998
                                                --------------   -------------
   Total revenue ............................      $ 95,061        $ 21,624
   Net (loss) ...............................        (1,354)         (2,157)
   Net (loss) per share -- basic ............      $   (.07)       $   (.10)
   Net (loss) per share -- dilutive .........      $   (.07)       $   (.10)


     Unaudited pro forma results do not include acquisitions which were not material to the operations of the Company.


     In addition, FGC purchased land and in certain locations was awarded municipal contracts, to construct and operate golf facilities in Norwalk, California; Bronx, New York; Brooklyn, New York; Broward County, Florida; Seattle, Washington and Denver, Colorado.

     Under certain purchase agreements entered into by Eagle Quest, the selling parties are entitled to additional consideration based on the achievement of certain profitability or performance targets. Upon achievement of the contingency target, the obligations are accrued with an offsetting increase to the purchase price (generally by an increase to goodwill). In the aggregate, Eagle Quest has agreed to a

                  FAMILY GOLF CENTERS, INC. AND SUBSIDIARIES

                   NOTES TO SUPPLEMENTAL FINANCIAL STATEMENTS

        (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND THE THREE MONTHS
             ENDED MARCH 31, 1997 AND MARCH 31, 1998 IS UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


NOTE C -- ACQUISITION OF GOLF FACILITIES (CONTINUED)

maximum additional contingent consideration in the next four calendar years which has not been recognized in the consolidated financial statements at March 31, 1998 as follows:




  1999 ...................    $525
  2000 ...................     300
  2001 ...................     250
  2002 ...................     250



NOTE D -- SHORT-TERM INVESTMENTS


     Short-term investments including accrued interest, were as follows:



                                                            AT
                                                         COST PLUS
                                                          ACCRUED       FAIR       UNREALIZED
                   HELD TO MATURITY                      INTEREST       VALUE         GAIN
-----------------------------------------------------   ----------   ----------   -----------
     December 31, 1996:
       U.S. Treasury and agencies ...................    $33,838      $34,008          $170
                                                         =======      =======       =======
     December 31, 1997:
       Commercial paper and corporate bonds .........    $55,846      $55,846       $    --
                                                         =======      =======       =======
     March 31, 1998:
       Commercial paper and corporate bonds .........    $ 7,799      $ 7,799       $    --
                                                         =======      =======       =======



NOTE E -- RESTRICTED CASH DEPOSITS


     Restricted cash deposits represent short-term investments pledged as collateral primarily for letters of credit on certain properties. The pledges expire in 1998.



NOTE F -- PROPERTY, PLANT AND EQUIPMENT


     Property, plant and equipment are summarized as follows:




                                                                 DECEMBER 31,
                                                           ------------------------    MARCH 31,
                                                              1996          1997         1998
                                                           ----------   -----------   ----------
     Golf driving range facilities .....................    $ 63,891     $124,431      $153,227
     Leasehold interest and improvements ...............      33,111       78,784        88,585
     Machinery and equipment ...........................       3,950       14,964        17,915
     Furniture and fixtures ............................       2,291        5,061         5,831
     Construction in progress ..........................      11,891       19,392        27,039
                                                            --------     --------      --------
                                                             115,134      242,632       292,597
     Accumulated depreciation and amortization .........       2,838        6,757         8,382
                                                            --------     --------      --------
                                                            $112,296     $235,875      $284,215
                                                            ========     ========      ========



     Net book value of the Company's property, plant and equipment pledged as collateral for various loans aggregated $68,397 and $78,884 at December 31, 1997 and March 31, 1998, respectively. Interest of $778, $942, and $413 has been capitalized during the years ended December 31, 1996 and 1997 and the three months ended March 31, 1998, respectively, which amounts are included in property, plant and equipment. Included in property, plant and equipment at December 31, 1997 and March 31, 1998 are $2,107 and $2,520, respectively, of accumulated capitalized interest.

                  FAMILY GOLF CENTERS, INC. AND SUBSIDIARIES

                   NOTES TO SUPPLEMENTAL FINANCIAL STATEMENTS

        (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND THE THREE MONTHS
             ENDED MARCH 31, 1997 AND MARCH 31, 1998 IS UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


NOTE G -- PREPAID EXPENSES AND OTHER CURRENT ASSETS


     Prepaid expenses and other current assets consist of the following:


                                                                 DECEMBER 31,
                                                             ---------------------    MARCH 31,
                                                                1996        1997        1998
                                                             ----------   --------   ----------
     Prepaid insurance ...................................    $   290      $  566     $   516
     Prepaid taxes .......................................         90         251
     Pre-opening expenses ................................      1,036       2,752       2,773
     Accounts receivable and interest receivable .........        766       2,769       2,029
     Accounts receivable -- employees ....................        114         297         506
     Other receivable and prepaids .......................      1,756       2,663       4,013
                                                              -------      ------     -------
                                                              $ 4,052      $9,298     $ 9,837
                                                              =======      ======     =======



NOTE H -- LEASING ARRANGEMENTS


     Operating leases, which expire at various dates through 2042, are for land at the facilities and for office space and, in some cases provide for the payment of real estate taxes and other operating costs and are subject to annual increases based on changes in the Consumer Price Index. Certain leases require contingent rent payments based on a percentage of revenues.

     Future annual minimum lease payments, including expected renewal options, under operating lease agreements that have initial annual or remaining noncancellable lease terms in excess of one year are as follows:


                                                      AT             AT
                                                 DECEMBER 31,     MARCH 31,
                                                     1997           1998
                                                --------------   ----------
       1998 .................................      $  6,757
       1999 .................................         7,612       $  7,171
       2000 .................................         7,889          7,914
       2001 .................................         8,024          8,147
       2002 .................................         8,019          8,231
       2003 .................................                        8,209
       Thereafter ...........................       160,287        173,376
                                                   --------       --------
       Total minimum lease payments .........      $198,588       $213,048
                                                   ========       ========



     Operating lease rent expense for the years ended December 31, 1995, 1996 and 1997, was $1,527, $2,616 and $4,569, respectively, and for the three months ended March 31, 1997 and 1998 was $627 and $1,655, respectively.

     Pursuant to certain of the Company's land leases, rent expense charged to operations differs from rent paid because of the effect of free rent periods and scheduled rent increases. Accordingly, the Company has recorded deferred rent payable of $233, $650, and $709 at December 31, 1996, December 31, 1997 and March 31, 1998, respectively. Rent expense is calculated by allocating total rental payments, including those attributable to scheduled rent increases, on a straight-line basis, over the lease term.

                  FAMILY GOLF CENTERS, INC. AND SUBSIDIARIES

                   NOTES TO SUPPLEMENTAL FINANCIAL STATEMENTS

        (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND THE THREE MONTHS
             ENDED MARCH 31, 1997 AND MARCH 31, 1998 IS UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


NOTE I -- DEBT


 [1] SHORT-TERM AND CERTAIN OTHER BORROWING AGREEMENTS:

     FGC:

     At December 31, 1996, FGC had borrowings under a revolving line of credit of $5,000, providing for interest at the bank's prime rate.


     On June 30, 1997, FGC entered into a two-year collateralized revolving credit facility of up to $20.0 million with a bank convertible into a four year term loan at the end of the first two years. After conversion to a term loan, the loan is payable in 16 substantially equal quarterly installments. Borrowings are at variable rates of interest. The loan is collateralized by the pledge of the stock of most of FGC's subsidiaries and such subsidiaries have also guaranteed the obligations. The agreement includes certain convenants covering operational and financial requirements. At December 31, 1997 and March 31, 1998, there were no amounts outstanding under this facility.


     In March 1998, FGC entered into a loan agreement with a bank providing for a $10.0 million term loan collateralized by a mortgage on certain properties. Borrowings under the loan mature in April 2003 and bear interest at the prime rate less 1% during the drawdown period and at the prime rate during the paydown period. FGC also obtained, in March 1998, a commitment from a financial institution to provide a $10.0 million term loan collateralized by a mortgage on certain properties. At March 31, 1998, there were no amounts outstanding under these loan agreements.


     Eagle Quest:


     Eagle Quest's bank indebtedness is comprised of:



                                                                                DECEMBER 31,     MARCH 31,
                                                                                    1997           1998
                                                                               --------------   ----------
Amount drawn under operating lines of credit (Cdn. $150; December 31, 1997 -
 Cdn. $90) .................................................................         $63           $106



     At March 31, 1998, Eagle Quest has available operating lines of credit aggregating Cdn. $150 (U.S. $106 at March 31, 1998) that bear interest at bank prime (6.5% at March 31, 1998) plus 0.5% and are secured by the assets of Eagle Quest's Canadian subsidiaries.

                  FAMILY GOLF CENTERS, INC. AND SUBSIDIARIES

                   NOTES TO SUPPLEMENTAL FINANCIAL STATEMENTS

        (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND THE THREE MONTHS
             ENDED MARCH 31, 1997 AND MARCH 31, 1998 IS UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


NOTE I -- DEBT (CONTINUED)

 [2] LONG-TERM OBLIGATIONS:


     Long-term obligations consist of the following:


                                                                                                 DECEMBER 31,
                                                                                             ---------------------    MARCH 31,
                                                                                                1996        1997        1998
                                                                                             ---------   ---------   ----------
FGC:
Mortgage payable bearing interest at LIBOR plus 3.5% (capped at 10.5%), payable in monthly installments through May 2000 (the loan is personally guaranteed by the
 Chairman of the Board) ..................................................................    $ 2,946     $ 2,874     $ 2,838
Mortgage payable bearing interest payable monthly at bank's prime rate (8.5% at
 December 31, 1996) ......................................................................      1,600
Mortgage payable due March 7, 2001 bearing interest at 5.25% .............................      1,700       1,700       1,700
Promissory notes (four notes of $480, $480, $250 and $250) payable on or after January 1,
 1997 and not later than July 1, 1997 bearing interest payable monthly at 8%. The payee
 has an option to require payment with common stock of the Company at $18.00 a share......      1,460
Promissory note bearing interest at prime with interest only for the first year, and
 thereafter, payable in monthly installments .............................................      1,710
Mortgage note payable due August 1, 2002 bearing interest at LIBOR as adjusted, payable in monthly installments and an additional payment of $5,000 due on or before May 1,
 1998 (6.97% at December 31, 1997 and 6.69% at March 31, 1998). The loan includes
 certain covenants covering operational and financial requirements .......................                 16,625      16,413
Promissory note payable due January 2, 1998 bearing interest at 5.5% per annum ...........                  1,150
Mortgage note payable due November 1, 2009 bearing interest at 9.875%, payable in monthly installments. The mortgage is based upon a ten year amortization payout with a balloon payment that calls for the entire principal balance to be due and payable on
 November 1, 2009 ........................................................................                  3,745       3,737
Mortgage note payable in monthly installments with a balloon payment on July 1, 2006
 bearing interest at 8.5% ................................................................                              2,325
Mortgage note payable in monthly installments with a balloon payment on June 13, 2001
 bearing interest at 8% ..................................................................                              1,726
Note payable due June 1, 2005 bearing interest at 6% .....................................                              1,688
Other debts bearing interest at rates varying from 6% to 15% .............................      2,640         725       2,435
Eagle Quest:
Bank loan payable of up to $16 million bearing interest at LIBOR (5.969% at
 December 31, 1997) plus 4% per annum on its principal, repayable in monthly installments plus interest to September 2002, and secured by the assets of specific U.S.
 subsidiaries, net of unamortized discount of $504 and $476 ..............................                 10,452      10,420
Convertible promissory note payable bearing interest at 6.5% per annum during the first year, 7.5% during the second year, and 8.5% during the third year on its principal, repayable in installments of $699 (Cdn. $1.0 million) on February 28, 1998 (paid) and
 $1,750 (Cdn. $2.5 million) on September 19, 2000. .......................................                  2,447       1,765
Bank loan payable bearing interest at Canadian bank prime plus 0.5% per annum (6% at
 December 31, 1997), repayable in monthly installments plus interest to February 2008 subject to the ability of the lender to demand repayment at any time, and secured by the
 assets of a subsidiary (repayable as Cdn. $2,233)........................................                  1,561
Bank loan payable bearing interest at U.S. prime plus 3% per annum, repayable to
 February 2000, and secured by the assets of a subsidiary, repaid in 1997 ................      3,498
Mortgage payable bearing interest at 3.5% per month on its principal, repayable in monthly installments to August 1998 subject to the ability of the lender to demand
 repayment at any time (repayable as Cdn. $3,400), net of unamortized discount of $550)...                              1,700
Other debt bearing interest at rates varying from 6% to 18% ..............................      1,429       1,708       4,451
                                                                                              -------     -------     -------
                                                                                               16,983      42,987      51,198
Less current portion .....................................................................      4,420      10,877      11,349
                                                                                              -------     -------     -------
Noncurrent portion .......................................................................    $12,563     $32,110     $39,849
                                                                                              =======     =======     =======

                  FAMILY GOLF CENTERS, INC. AND SUBSIDIARIES

                   NOTES TO SUPPLEMENTAL FINANCIAL STATEMENTS

        (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND THE THREE MONTHS
             ENDED MARCH 31, 1997 AND MARCH 31, 1998 IS UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


NOTE I -- DEBT (CONTINUED)


     The long-term portion of the FGC's debt at December 31, 1997 and March 31, 1998 are payable as follows:





                                    AT             AT
                               DECEMBER 31,     MARCH 31,
                                   1997           1998
                              --------------   ----------
       1999 ...............      $  1,501        $   --
       2000 ...............         3,237         3,358
       2001 ...............         3,294         7,848
       2002 ...............        17,781         3,206
       2003 ...............           406        17,890
       2004 ...............                         346
       Thereafter .........         6,395         8,370
                                 --------      --------
                                 $ 32,614       $41,018
                                 ========      ========

 [3] CONVERTIBLE SUBORDINATED NOTES:


     In the fourth quarter of 1997, the Company issued 5 3/4% Convertible Subordinated Notes (the "Notes") due October 2004 in the aggregate principal amount of $115,000. Interest on the Notes is payable semi-annually on April 15 and October 15 of each year. The Notes are convertible at the option of the holder into shares of common stock of the FGC at any time after 60 days of original issuance and prior to maturity, unless previously redeemed, at a conversion price of $24.83 per share subject to adjustment in certain events as defined. The Notes are subordinated in right of payment to certain other obligations of the FGC including all existing and future Senior Indebtedness (as defined in the indenture). Net proceeds of the offering, after discount to the initial purchasers and offering costs, were approximately $110,550.



 [4] SUBORDINATED DEBENTURES:





                                                                                           DECEMBER 31,   MARCH 31,
                                                                                               1997         1998
                                                                                          -------------- ----------
Redeemable subordinated debenture (the "Redeemable Debenture") due on May 16, 2002, bearing interest at 12.5% per annum payable quarterly, and secured by a subordinate lien on Eagle Quest's
 assets located in Canada, net of unamortized debt discount of $621 and $587 ............     $1,879       $1,913
Subordinated debentures (the "Subordinated Debentures") due on June 21, 2002, bearing interest at
 13.5% per annum payable monthly, and secured by a subordinate lien on Eagle Quest's assets
 located in Canada, net of unamortized discount of $898 and $848 ........................      3,102        3,152
                                                                                              ------       ------
                                                                                              $4,981       $5,065
                                                                                              ======       ======

                  FAMILY GOLF CENTERS, INC. AND SUBSIDIARIES

                   NOTES TO SUPPLEMENTAL FINANCIAL STATEMENTS

        (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND THE THREE MONTHS
             ENDED MARCH 31, 1997 AND MARCH 31, 1998 IS UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


NOTE J -- REDEEMABLE EQUITY SECURITIES

     The following equity securities are redeemable for cash at the holder's option:



                                                                                        DECEMBER 31,     MARCH 31,
                                                                                            1997           1998
                                                                                       --------------   ----------
10,259 common shares issued in connection with an acquisition, redeemable to
 December 10, 1998 at Cdn $49 per share ............................................       $  359         $  359
2,872 common shares issued in connection with an acquisition, redeemable during the
 60 days ending August 29, 1999 at $122 per share, net of discount of $138
 (December 31, 1997 -- $162) being amortized as interest expense over the
 redemption period. ................................................................          188            212
51,293 warrants issued in connection with the Redeemable Debentures, redeemable at the redemption date, which is any date during the 180 day period following
 May 2002 at a price to be determined on the redemption date .......................          690            690
41,766 warrants issued in connection with the Subordinated Debentures, redeemable during the 30 day period ending June 13, 2005 at their fair value at the redemption
 date ..............................................................................        1,008          1,008
41,034 warrants issued in connection with a bank loan, redeemable at any time within
 60 days of the first to occur of the prepayment of the related loan or its stated
 maturity date of September 2002 at their fair value at the redemption date ........          560            560
                                                                                           ------         ------
                                                                                           $2,805         $2,829
                                                                                           ======         ======



NOTE K -- COMMITMENTS AND CONTINGENCIES



 [1] EMPLOYMENT AGREEMENTS:

     The Company has employment agreements, as amended, expiring in March 2001 with three of its officers, who are also stockholders of the Company, which provide for aggregate annual base salaries of $260 in 1997, $363 in 1998, $438 in 1999 and $148 in 2000.


 [2] CONCESSION LICENSES:


     The Company manages several facilities for municipalities pursuant to concession licenses, four of which are terminable at will by the licensor. The Company's concession license with the City of New York (the "City") for the Douglaston, New York golf center, which was entered into in 1994 and which expires on December 31, 2006, the concession license with the City for the Randall's Island, New York golf center, which was assumed in 1997 and which expires on March 1, 2007, the concession license with the City for the Dreier-Offerman Park, Brooklyn, New York golf center, which was entered into in April 1998 and which expires on March 30, 2019 and the concession license with the Metropolitan Transportation Authority for the Bronx, New York golf center, currently under construction, which was entered into in 1997 and which expires on December 31, 2009 (respectively, the "Douglaston License," the "Randall's Island License," the "Brooklyn License" and the "Bronx License"), are terminable at will. Pursuant to the Douglaston License and the Randall's Island License, the Company has made approximately $3,100 and $774, respectively, of capital improvements. Pursuant to the Brooklyn License, the Company is obligated to make $4.0 million of capital improvements prior to March 1, 1999. Pursuant to the Bronx License, the Company is obligated to make a minimum of $3,000 of capital improvements. If any of these concession licenses are terminated, the licensor may retain, except within the first eight years of the Bronx License, and is not obligated to pay the Company, for the value of such capital improvements.


     The Douglaston License provides for payment of fees to New York City of the greater of $900 or up to 50% of gross revenues (as defined) on an annual basis. The Randall's Island license requires a fee of

                  FAMILY GOLF CENTERS, INC. AND SUBSIDIARIES

                   NOTES TO SUPPLEMENTAL FINANCIAL STATEMENTS

        (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND THE THREE MONTHS
             ENDED MARCH 31, 1997 AND MARCH 31, 1998 IS UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


NOTE K -- COMMITMENTS AND CONTINGENCIES (CONTINUED)

the greater of $500 or a percentage of revenue as defined in the agreement on an annual basis. The Bronx License provides for annual minimum payments ranging from $500 in 1999 to $990 in 2009, or a percentage of gross revenue (as defined) whichever is greater.


 [3] LICENSE AGREEMENT:


     Pursuant to its license agreement with GBGC, the Company paid a one-time facility development fee for each Golden Bear golf center. In addition, the Company is required to pay annual royalty fees for each Golden Bear golf center it operates based on Adjusted Gross Revenues ("AGR") as defined, equal to 3% of AGR less than $2,000 plus 4% of AGR between $2,000 and $3,000, plus 5% of AGR over $3,000. The minimum royalty fee for each Golden Bear golf center ranges up to $50 per year. (see Note O)


     On September 13, 1995, the Company's exclusive rights to open Golden Bear Golf Centers in defined territories were terminated and the restrictions on the Company's right to develop golf centers under its own name in such territories were removed.

     Royalty fees incurred for the years ended December 31, 1995, 1996 and 1997 amounted to $184, $299, and $301, respectively. Such fees for the three months ended March 31, 1997 and 1998 were $65 and $72, respectively. All such fees have been charged to operations.


 [4] PURCHASE OF TPT AND RELATED PARTY TRANSACTIONS:


     In November 1995, the Company acquired TPT. Prior to the acquisition, two of the officers of the Company individually owned, in aggregate, 70% of the shares of TPT. The excess of cost over fair value of assets acquired of $4,392 was considered a preferential distribution to certain stockholders. The purchase price included a contingent payment up to $2,000, payable upon the achievement of certain operating income targets which were achieved in 1996 and 1997. The contingent purchase price in respect of the years ended December 31, 1996 and 1997 of $1,000 for each of the years payable to the former TPT shareholders has been reflected as an additional preferential distribution.


     Under an existing agreement with TPT, the Company had an option to acquire TPT (the "TPT Option") for a price equal to 12.5 times the net after tax income of TPT during the full 12 months immediately preceding the exercise of such option. Such price was payable in shares of the Company's common stock. The TPT Option may have been exercised at any time commencing on the earlier of (i) January 1, 1998 or (ii) the date on which TPT has after-tax income of at least $1,000 over a twelve-month period until the expiration date of such option on December 31, 2003.


 [5] OTHER COMMITMENTS:


     At December 31, 1997 and March 31, 1998, the Company had commitments for various construction projects, aggregating $46,500 and $54,500, respectively, to be completed within 12 to 24 months.


 [6] CONTINGENCIES:

   (i) Eagle Quest has suspended construction activity on a leased property. Pursuant to the terms of the lease, the landlord has the right to cancel the lease if construction is not completed on or before July 31, 1998. The carrying value at March 31, 1998 of costs capitalized to the project under construction is approximately $800.

   (ii) Eagle Quest has received a demand for payment of approximately $360 as a reimbursement of expenses incurred in connection with an aborted transaction to purchase securities of Eagle

                  FAMILY GOLF CENTERS, INC. AND SUBSIDIARIES

                   NOTES TO SUPPLEMENTAL FINANCIAL STATEMENTS

        (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND THE THREE MONTHS
             ENDED MARCH 31, 1997 AND MARCH 31, 1998 IS UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


NOTE K -- COMMITMENTS AND CONTINGENCIES (CONTINUED)


      Quest. Eagle Quest disputes both the amount of the expenses and its legal obligation to reimburse the claimant. However, the ultimate outcome of this claim is not known. Any costs associated with the resolution of the claim will be recorded as determinable.


NOTE L -- BUSINESS SEGMENT INFORMATION



     Information concerning operations by industry segment is as follows:


                                                     GOLF         NON-GOLF
                                                  OPERATIONS     OPERATIONS     CONSOLIDATED
                                                 ------------   ------------   -------------
     Year ended December 31, 1997:
       Total revenue .........................     $ 64,688        $ 8,309        $ 72,997
       Operating earnings ....................        8,213          2,402          10,615
       Depreciation and amortization .........        6,569            532           7,101
       Identifiable assets ...................      337,556         25,480         363,036
       Capital expenditures ..................       21,956            580          22,536
     Three months ended March 31, 1998:
       Total revenue .........................     $ 16,592        $ 4,905        $ 21,497
       Operating earnings (loss) .............          (55)           899             844
       Depreciation and amortization .........        1,973            589           2,562
       Identifiable assets ...................      336,728         42,179         378,907
       Capital expenditures ..................       12,787            645          13,432



     Non-golf operations relate to complementary sports and family entertainment facilities which includes ice rink facilities, soccer fields and other indoor family sports and amusements.

     There were no non-golf operations for the years ended December 31, 1995 and 1996 and for the three months ended March 31, 1997.

NOTE M -- STOCKHOLDERS' EQUITY



 [1] STOCK SPLIT:


     The Board of Directors approved a three for two stock split which was distributed in May 1998. Stockholder's equity has been restated to give retroactive recognition to the stock split for all the periods presented by reclassifying from additional paid in capital to common stock, the par value of additional shares arising from the split. In addition, all references to number of shares and per share amounts have been restated to reflect the stock split.


 [2] STOCK OPTION PLANS:


     The Company applies APB 25 and related interpretations in accounting for its employee stock options. Under APB 25, where the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation is recognized.

                  FAMILY GOLF CENTERS, INC. AND SUBSIDIARIES

                   NOTES TO SUPPLEMENTAL FINANCIAL STATEMENTS

        (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND THE THREE MONTHS
             ENDED MARCH 31, 1997 AND MARCH 31, 1998 IS UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


NOTE M -- STOCKHOLDERS' EQUITY (CONTINUED)


     If compensation expense for the Company's stock-based compensation plans had been determined consistent with SFAS No. 123, the Company's net income
(loss) and net income (loss) per share on a pro forma basis would have been the amounts indicated below:



                                                                             THREE MONTHS ENDED
                                          YEAR ENDED DECEMBER 31,                 MARCH 31,
                                    -----------------------------------   -------------------------
                                       1995        1996         1997         1997          1998
                                    ---------   ---------   -----------   ----------   ------------
     Net income (loss):
       As reported ..............    $1,074      $4,322      $  3,269      $   (787)     $ (1,689)
       Pro forma ................       960       3,661        (1,074)       (1,938)       (3,519)
     Net income (loss) per share:
       As reported:
        Basic ...................       .14         .28           .17          (.04)         (.08)
        Diluted .................       .14         .27           .16          (.04)         (.08)
       Pro forma:
        Basic ...................       .13         .24          (.06)         (.10)         (.17)
        Diluted .................       .12         .23          (.06)         (.10)         (.17)



     The Company has not included potential common shares in the diluted loss per share computation, as the result would be antidilutive.


     The pro forma effect on net income for the years ended December 31, 1995, 1996 and 1997 and for the three months ended March 31, 1997 and 1998 may not be representative of the pro forma effect on net income of future years due to, among other things: (i) the vesting period of the stock options, (ii) the fair value of additional stock options in future years and (iii) options granted in 1995 and prior thereto are not included.

     For the purpose of the above table, the fair value of each option grant is estimated as of the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:



                                                                                THREE MONTHS
                                           YEAR ENDED DECEMBER 31,            ENDED MARCH 31,
                                    -------------------------------------   --------------------
                                      1995       1996           1997          1997        1998
                                    --------   --------   ---------------   --------   ---------
Dividend yield ..................        0%         0%          0%               0%          0%
Expected volatility .............     0.69       0.73      0.76 - 0.82        0.82        0.73
Risk-free interest rate .........        6%         6%    5.60% - 6.58%       6.58%       5.52%
Expected life in years ..........        5          5           5                5           5



     The weighted average fair value at date of grant for options granted during the years 1995, 1996 and 1997 were $3.55, $9.85 and $10.33, respectively, using the above assumptions. The weighted average fair value at the date of grant for options granted during the three months ended March 31, 1997 and March 31, 1998 were $12.10 and $15.40, respectively.

     FGC Stock Option Plans:

     The FGC's 1994 Stock Option Plan (the "Plan") provides for the grant of options to purchase up to 450,000 shares of common stock to employees, officers, directors and consultants of the FGC's. Options

                  FAMILY GOLF CENTERS, INC. AND SUBSIDIARIES

                   NOTES TO SUPPLEMENTAL FINANCIAL STATEMENTS

        (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND THE THREE MONTHS
             ENDED MARCH 31, 1997 AND MARCH 31, 1998 IS UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE M -- STOCKHOLDERS' EQUITY (CONTINUED)

may be either "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonqualified options. Incentive stock options may be granted only to employees of the Company, while nonqualified options may be issued to nonemployee directors, consultants and others, as well as to employees of the Company. The Company's 1996 Stock Incentive Plan (the "New Plan") is identical to the Plan, except that the New Plan provides (i) for the grant of options to purchase up to 750,000 shares of common stock, (ii) an automatic grant of nonqualified stock options to purchase 15,000 shares to each nonemployee director upon his election or appointment to the Board of Directors and (iii) annual grants (commencing on the date the New Plan was approved by stockholders) to each nonemployee director of nonqualified stock options to purchase 15,000 shares of common stock at the fair market value of the common stock on the date of the grant.



     FGC's 1997 Stock Incentive Plan (the "1997 Plan"), which provides for the grant of options to purchase up to 750,000 shares of common stock, is identical to the New Plan. FGC will grant options under the 1997 Plan, once no more options are available under the New Plan.



     The exercise price per share of common stock subject to an incentive option may not be less than the fair market value per share of common stock on the date the option is granted. The per share exercise price of common stock subject to a nonqualified option may be established by the Board of Directors.


     Incentive stock options granted under the Plan cannot be exercised more than 10 years from the date of grant.


     Additional information with respect to stock option activity for the years ended December 31, 1995, 1996 and 1997 and three months ended March 31, 1998, is summarized as follows:


                                                       YEAR ENDED DECEMBER 31,
                             ---------------------------------------------------------------------------
                                      1995                    1996                       1997
                             ---------------------- ------------------------- --------------------------
                                          WEIGHTED                 WEIGHTED                   WEIGHTED
                                           AVERAGE                  AVERAGE                    AVERAGE
                                SHARES      PRICE      SHARES        PRICE        SHARES        PRICE
                             ----------- ---------- ------------ ------------ ------------- ------------
Outstanding at
 beginning of year .........   231,000    $  2.333     435,308    $   5.687     1,018,290    $  11.737
Options granted ............   210,000       9.285     641,118       15.131       498,185       15.399
Options exercised ..........    (5,692)      2.333     (58,136)     ( 3.720)      (87,239)       5.542
                               -------                 -------                  ---------
Outstanding at end of
 year ......................   435,308       5.687   1,018,290       11.737     1,429,236       13.391
                               -------               ---------                  ---------
Options exercisable at
 end of year ...............    71,307       2.333     172,898        5.026       439,590        9.965
                               =======               =========                  =========

                                 THREE MONTHS ENDED
                                    MARCH 31, 1998
                             ---------------------------
                                             WEIGHTED
                                              AVERAGE
                                 SHARES        PRICE
                             ------------- ------------
Outstanding at
 beginning of year .........   1,429,236    $  13.391
Options granted ............     139,313       22.468
Options exercised ..........     (76,758)       8.353
                               ---------
Outstanding at end of
 year ......................   1,491,791       14.199
                               ---------
Options exercisable at
 end of year ...............     502,190       11.588
                               =========


     At December 31, 1997, there were 9,000, 0 and 441,938 options available for grants under the Plan, the New Plan and the 1997 Plan, respectively. At March 31, 1998, there were 9,000, 0 and 302,625 options available for grants under the Plan, the New Plan and the 1997 Plan, respectively.

                  FAMILY GOLF CENTERS, INC. AND SUBSIDIARIES

                   NOTES TO SUPPLEMENTAL FINANCIAL STATEMENTS

        (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND THE THREE MONTHS
             ENDED MARCH 31, 1997 AND MARCH 31, 1998 IS UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


NOTE M -- STOCKHOLDERS' EQUITY (CONTINUED)

     The following table summarizes information about stock options outstanding at December 31, 1997 and March 31, 1998:


                    NUMBER OF OPTIONS         WEIGHTED AVERAGE CONTRACTUAL        NUMBER OF OPTIONS
                       OUTSTANDING             REMAINING LIFE (IN YEARS)             EXERCISABLE
               ----------------------------   ----------------------------   ---------------------------
  EXERCISE      DECEMBER 31,     MARCH 31,     DECEMBER 31,     MARCH 31,     DECEMBER 31,     MARCH 31,
    PRICE           1997            1998           1997            1998           1997           1998
------------   --------------   -----------   --------------   -----------   --------------   ----------
 $   2.333          133,285        100,007    6.50                  6.25         133,285       100,007
      4.00            1,920            750    7.67                  7.42           1,920           750
      5.917           9,000          6,000    7.50                  7.25           6,000         3,000
      9.917         154,230        143,724    7.80                  7.55          93,686        83,179
     13.25           80,250         80,250    8.25                  8.00          26,749        53,500
     18.083          45,000         45,000    8.50                  8.25          15,000        15,000
     15.167         183,754        174,506    8.58                  8.33          57,510        48,263
     15.167         323,852        304,298    8.96                  8.71         105,440        85,886
     11.583         144,882        144,882    9.25                  9.00                        63,294
     14.833          45,000         45,000    9.50                  9.25
     14.833          52,500         52,500    9.58                  9.33
     17.709         255,563        255,563    9.83                  9.58
     16.667                         25,125                          9.75                        25,125
     20.000                         22,311                          8.54                        22,311
     23.750                         90,000                         10.00
     68.000                          1,875                          8.67                         1,875
                  ---------        -------                                       -------       -------
                  1,429,236      1,491,791                                       439,590       502,190
                  =========      =========                                       =======       =======


     In connection with the purchase of certain golf facilities, FGC granted the sellers options to acquire up to an aggregate of 81,000 shares of common stock at prices ranging from $0.01 to $26.67 per share, with a weighted average price per share of $20.77. As of December 31, 1997 and March 31, 1998, options to purchase 64,920 shares of common stock were outstanding.


     Eagle Quest Stock Option Plans:


     Eagle Quest has a stock option plan (the "Eagle Quest Plan") which provides for the issuance of options to key employees, consultants and directors. At December 31, 1997 and March 31, 1998, shareholders have authorized the issuance of stock options up to an aggregate of the equivalent of 82,068 FGC shares under the Eagle Quest Plan. The Board of Directors of Eagle Quest, and subsequently the shareholders, approved an increase in the authorized number of stock options to the equivalent of 164,136 FGC shares.

                  FAMILY GOLF CENTERS, INC. AND SUBSIDIARIES

                   NOTES TO SUPPLEMENTAL FINANCIAL STATEMENTS

        (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND THE THREE MONTHS
             ENDED MARCH 31, 1997 AND MARCH 31, 1998 IS UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


NOTE M -- STOCKHOLDERS' EQUITY (CONTINUED)


     The following table summarizes the transactions in the Eagle Quest Plan since the incorporation of Eagle Quest on February 5, 1996.



                                                                              THE EQUIVALENT
                                                                                   FGC
                                                               EQUIVALENT        WEIGHTED
                                                                NUMBER OF        AVERAGE
                                                               FGC SHARES     EXERCISE PRICE
                                                              ------------   ---------------
Year ended December 31, 1997:
 Options granted ..........................................      64,321         $  11.70
 Options exercised ........................................      (2,811)            7.07
 Options forfeited ........................................      (4,103)           13.16
                                                                 ------         --------
Deemed to be granted at December 31, 1997 and March 31,
 1998, being maximum number of options authorized under the
 Eagle Quest Plan .........................................      57,407         $  11.70
                                                                 ------         --------
Exercisable options:
 December 31, 1997 ........................................      21,598         $  10.48
                                                                 ------         --------



     Of granted options at December 31, 1997, the equivalent of 20,517 FGC options have been granted to certain officers and become exercisable only upon the occurrence of specified future events. As these events cannot be considered to be more likely than not to occur, no compensation expense has been recorded for these options. In addition, through March 13, 1998, the Board of Directors has granted options exercisable into the equivalent of 81,079 FGC common shares, which options are exercisable to February 12, 2008, provided that the exercise of any of these options is subject to the receipt of shareholder approval to increase the number of authorized stock options under the Eagle Quest Plan. These options include the grant on February 12, 1998 of options to certain key employees to purchase the equivalent of 32,827 FGC common shares at an exercise price of Cdn $24.37 per share, expiring ten years from the date of grant.

     Stock options vest over periods of up to five years and generally expire ten years from the date of grant. Stock options are generally granted at exercise prices equal to the common share's fair value at the date of grant.

     On March 31, 1998, the Board of Directors granted additional until options exercisable into the equivalent of 12,146 FGC common shares, which options are exercisable until March, 2008.

     Upon the consummation of the acquisition of Eagle Quest, all of the above stock options were redeemed for 67,189 common shares of the FGC based on the agreed fair value.


 [3] WARRANTS:


     FGC:

     In connection with the initial public offering in November 1994, the Company issued warrants to the representatives of the underwriters to purchase 180,000 shares of common stock at $3.67 per share exercisable through November 1999, of which warrants to purchase 60,000 shares were exercised in connection with a public offering in December 1995 and the remaining warrants to purchase 120,000 shares were exercised in 1996.

                  FAMILY GOLF CENTERS, INC. AND SUBSIDIARIES

                   NOTES TO SUPPLEMENTAL FINANCIAL STATEMENTS

        (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND THE THREE MONTHS
             ENDED MARCH 31, 1997 AND MARCH 31, 1998 IS UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


NOTE M -- STOCKHOLDERS' EQUITY (CONTINUED)


     In connection with the public offering in December 1995, the FGC has granted warrants to the representatives of the underwriters to purchase from the Company up to 450,000 shares of common stock at $13.50 per share exercisable through December 2000, of which warrants to purchase 3,324 and 74,484 shares were exercised in the year ended December 31, 1997 and the three months ended March 31, 1998, respectively. As of December 31, 1997, warrants to purchase 372,192 shares of common stock were outstanding.


     In connection with consulting services to be rendered over a three-year period, the FGC in 1996 issued warrants to a consultant to purchase 105,000 shares of common stock at $13.25 per share. Such warrants were exercised in 1996.

     In connection with the purchase of LCI in July 1997, the FGC issued warrants to the sellers to purchase an aggregate of 83,306 shares of common stock at $18.33 per share exercisable through July 2002.

     Eagle Quest:

     (a) Subordinated Debentures:

      The purchasers of the Eagle Quest Subordinated Debentures were issued warrants to purchase the equivalent of 41,766 FGC common shares at a price of $0.24 per common share for the period ending July 13, 2002. Eagle Quest has recorded the warrants at the difference between their fair value of $24.37 per warrant and the $0.24 per warrant exercise price.

      In the event that the Subordinated Debentures are not repaid by June 13, 2000, the number of warrants will increase to 65,632, if not repaid by June 13, 2001, the number of warrants will increase to 89,499; and if not repaid by June 13, 2002, the number of warrants will increase to 113,365.


     (b) Other:

      At December 31, 1997, Eagle Quest has outstanding warrants, including the warrants issued in connection with the bank loan, to purchase an additional 249,282 common shares. These warrants expire at various dates to May 15, 2007. All warrants outstanding at December 31, 1997 were granted in 1997. Of these warrants, 240,049 became exercisable in 1997, 8,207 become exercisable in 1998 and 1,026 become exercisable in 1999. In certain circumstances, an additional 4,103 common shares may be purchased pursuant to one of the issued and outstanding warrants. Certain of the warrants are subject to anti-dilution provisions and the exercise price of such warrants may decrease in certain circumstances.

      On March 13, 1998, Eagle Quest issued 58,309 warrants to purchase common shares of the Company at $26.81 per share in connection with a mortgage payable. These warrants, which became exercisable on issue, expire on March 6, 2008.

   (c) Upon the consummation of the acquisition of Eagle Quest, all of the above warrants were redeemed for 129,286 common shares of FGC the accounts of based on the agreed fair value.

                  FAMILY GOLF CENTERS, INC. AND SUBSIDIARIES

                   NOTES TO SUPPLEMENTAL FINANCIAL STATEMENTS

        (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND THE THREE MONTHS
             ENDED MARCH 31, 1997 AND MARCH 31, 1998 IS UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


NOTE N -- INCOME TAXES



     Income or (loss) before income taxes for each of the periods presented by jurisdiction are as follows:


                                                               THREE MONTHS ENDED
                                 YEAR ENDED DECEMBER 31,           MARCH 31,
                             -------------------------------- --------------------
                                1995       1996       1997       1997       1998
                             --------- ----------- ---------- ---------- ---------
     United States .........  $1,924    $  8,400    $ 11,570    $ (239)       35
     Canada ................      --      (1,194)     (3,159)     (203)     (864)
                              ------    --------    --------    ------      ----
                              $1,924    $  7,206    $  8,411    $ (442)   $ (829)
                              ======    ========    ========    ======    ======


     The provision (benefit) for income taxes consists of the following:


                                                                                  THREE MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,            MARCH 31,
                                               --------------------------------   -----------------
                                                 1995        1996        1997      1997      1998
                                               --------   ---------   ---------   ------   --------
     Current ...............................    $ 785      $2,514      $ 3,900     $345     $ 860
     Deferred ..............................      (51)        370        1,242
                                                -----      ------      -------     ----     -----
                                                  734       2,884        5,142      345       860
     Change in valuation allowance .........       65
                                                -----      ------      -------     ----     -----
      Total provision ......................    $ 669      $2,884      $ 5,142     $345     $ 860
                                                =====      ======      =======     ====     =====


     At December 31, 1994, the Company had available net operating loss carryforwards of approximately $180 for federal income tax purposes, which were utilized in 1995. Temporary differences arise due to differences between reporting for financial statement purposes and for federal income tax purposes relating primarily to deferred rent expense and depreciation and amortization methods.



     Expected tax expense based on the United States statutory rate is reconciled with the actual expense as follows:


                                                                    PERCENT OF PRE-TAX EARNINGS
                                                --------------------------------------------------------------------
                                                             YEAR ENDED                     THREE MONTHS ENDED
                                                            DECEMBER 31,                         MARCH 31,
                                                ------------------------------------   -----------------------------
                                                   1995         1996         1997           1997            1998
                                                ----------   ----------   ----------   -------------   -------------
     Expected tax expense (benefit) .........       34.0%        34.0%        35.0%         (34.0)%         (35.0)%
     Canadian and United States
       operating losses for which no tax
       benefit has been recognized ..........                     2.0         22.8          108.0           134.7
     State income tax (benefit), net of
       federal tax effect ...................        7.6          3.7          5.6            3.7             5.6
     Decrease in valuation allowance in
       use of net operating loss ............       (7.7)
     Other ..................................        1.1          0.3         (2.3)           0.3           ( 1.6)
                                                    ----         ----         ----          -----           -----
                                                    35.0%        40.0%        61.1%          78.0%          103.7%
                                                    ====         ====         ====          =====           =====

                  FAMILY GOLF CENTERS, INC. AND SUBSIDIARIES

                   NOTES TO SUPPLEMENTAL FINANCIAL STATEMENTS

        (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND THE THREE MONTHS
             ENDED MARCH 31, 1997 AND MARCH 31, 1998 IS UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


NOTE N -- INCOME TAXES (CONTINUED)


     The deferred tax assets (liabilities) are recorded as follows:






                                                                 DECEMBER 31,
                                                            -----------------------     MARCH 31,
                                                               1996         1997          1998
                                                            ---------   -----------   ------------
   Deferred tax assets:
    Deferred rent .......................................    $   93      $    247       $    247
    Tax basis of assets in excess of book basis .........       759           714
    Loss carryforwards ..................................       372         3,650
    Valuation allowance .................................      (823)       (1,758)
                                                             ------      --------       --------
                                                                401         2,853            247
   Deferred tax liabilities:
    Book basis of assets in excess of tax basis .........      (655)       (7,049)        (4,443)
                                                             ------      --------       --------
   Net deferred (liability) .............................    $ (254)     $ (4,196)      $ (4,196)
                                                             ======      ========       ========



     At December 31, 1997, the Eagle Quest has estimated net operating loss carryforwards available for income tax purposes as follows:





                                 AMOUNT      EXPIRATION DATE
                               ----------   ----------------
  Canada ...................    $ 3,400           2004
  United States ............      5,300           2012


NOTE O -- FAIR VALUE OF FINANCIAL INSTRUMENTS


     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial statements:


     Cash and cash equivalents approximate fair value. The cost and fair value of short-term investments are disclosed in Note C.

     Short-term loan payable -- the carrying amount approximates fair value due to the short-term maturities of these instruments.


     Long-term and other debt -- fair value is estimated based on borrowing rates offered to the Company.

                  FAMILY GOLF CENTERS, INC. AND SUBSIDIARIES

                   NOTES TO SUPPLEMENTAL FINANCIAL STATEMENTS

        (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND THE THREE MONTHS
             ENDED MARCH 31, 1997 AND MARCH 31, 1998 IS UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


NOTE O -- FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

     The carrying amounts and fair value of the Company's financial instruments as of December 31, 1997 and March 31, 1998 are as follows:


                                                    CARRYING       FAIR
                                                     AMOUNT        VALUE
                                                   ----------   ----------
       December 31, 1997:
        Cash and cash equivalents ..............    $  6,042     $  6,042
        Restricted cash deposits ...............         390          390
        Long-term debt .........................      42,987       42,987
        Convertible subordinated notes .........     115,000      115,000
        Redeemable equity securities ...........       2,805        2,805
        Subordinated debentures ................       4,981        4,981
       March 31, 1998:
        Cash and cash equivalents ..............       2,211        2,211
        Restricted cash deposits ...............         324          324
        Long-term debt .........................      51,198       51,198
        Convertible subordinated notes .........     115,000      115,000
        Redeemable equity securities ...........       2,829        2,829
        Subordinated debentures ................       5,065        5,065



NOTE P -- SUBSEQUENT EVENT:


     On June 16, 1998, the Company entered into an agreement to acquire Golden Bear Golf Centers, Inc. ("Golden Bear"), a wholly owned subsidiary of Golden Bear Golf, Inc. Golden Bear operates 14 golf centers. Closing of the transaction is subject to a number of conditions, including regulatory approvals. The purchase consideration for the acquisition is estimated at $32 million in cash minus certain indebtedness and liabilities. The Company will also enter into new license agreements with respect to existing Golden Bear Golf Centers and the newly acquired centers. This transaction will be accounted for as a purchase in accordance with APB No. 16.


NOTE Q -- SELECTED QUARTERLY FINANCIAL DATA
                                  (UNAUDITED)



                                1ST QUARTER            2ND QUARTER               3RD QUARTER            4TH QUARTER
                           --------------------- ------------------------ ------------------------- --------------------
                              1996       1997        1996        1997         1996         1997        1996      1997
                           --------- ----------- ----------- ------------ ------------ ------------ --------- ----------
Total revenue ............  $3,362     $ 9,701     $ 6,852     $ 19,676     $ 10,654     $ 25,239    $7,185    $ 18,380
Operating income .........    (111)       (600)      2,171        5,356        3,972        7,790      (317)       (536)
Net income ...............     (42)       (787)      1,341        2,767        2,934        4,222        89      (2,933)
Net income per share:
 Basic ...................  $   --     $ (0.04)    $  0.10     $   0.15     $   0.17     $   0.22    $   --    $  (0.14)
 Diluted .................      --       (0.04)       0.10         0.15         0.16         0.21        --       (0.14)

                         INDEX TO FINANCIAL STATEMENTS




                                                                                              PAGE
                                                                                             -----
FAMILY GOLF CENTERS, INC. AND SUBSIDIARIES
 Independent auditors' report ............................................................   F-3

 Consolidated balance sheets as at December 31, 1996, December 31, 1997 and March 31,
   1998 (unaudited) ......................................................................   F-4

 Consolidated statements of income for the years ended December 31, 1995, December 31,
   1996, December 31, 1997 and for the three months ended March 31, 1997 (unaudited)
   and March 31, 1998 (unaudited) ........................................................   F-5

 Consolidated statements of changes in stockholders' equity for the years ended
   December 31, 1995, December 31, 1996, December 31, 1997 and for the three months
   ended March 31, 1998 (unaudited) ......................................................   F-6

 Consolidated statements of cash flows for the years ended December 31, 1995,
   December 31, 1996, December 31, 1997 and for the three months ended March 31, 1997
   (unaudited) and March 31, 1998 (unaudited) ............................................   F-7

 Notes to financial statements ...........................................................   F-8

EAGLE QUEST GOLF CENTERS INC. AND SUBSIDIARIES

 Auditors' report to the directors .......................................................   F-26

 Consolidated balance sheets at March 31, 1998, December 31, 1997 and
   December 31, 1996 .....................................................................   F-27

 Consolidated statements of income for three months ended March 31, 1998 (unaudited) and
   March 31, 1997 (unaudited), for the year ended December 31, 1997 and for the period
   from incorporation on February 5, 1996 to December 31, 1996 ...........................   F-28

 Consolidated statements of shareholders' equity (deficit) from incorporation on
   February 5, 1996 to December 31, 1996, for the year ended December 31, 1997, and for
   the three months ended March 31, 1998 (unaudited) .....................................   F-29

 Consolidated statements of cash flows for the three months ended March 31, 1998
   (unaudited) and March 31, 1997 (unaudited), for the year ended December 31, 1997 and
   for the period from incorporation on February 5, 1996 to December 31, 1996 ............   F-30

 Notes to financial statements ...........................................................   F-31

GOLDEN BEAR GOLF CENTERS, INC.

 Independent auditor's report ............................................................   F-47

 Consolidated balance sheets at December 31, 1997 and December 31, 1996 ..................   F-48

 Consolidated statements of operations for the years ended December 31, 1997 and
   December 31, 1996 .....................................................................   F-49

 Consolidated statements of shareholders' equity for the years ended December 31, 1997
   and December 31, 1996 .................................................................   F-50

 Consolidated statements of cash flows for the years ended December 31, 1997 and
   December 31, 1996 .....................................................................   F-51

 Notes to consolidated financial statements ..............................................   F-52

 Condensed consolidated balance sheets at December 31, 1997 and March 31, 1998 (unaudited)   F-66

 Condensed consolidated statements of operations for the three months ended
   March 31, 1998 (unaudited) and March 31, 1997 (unaudited) .............................   F-67

 Condensed consolidated statements of shareholders's equity for the years ended
   December 31, 1998 and December 31, 1997 ...............................................   F-68

 Condensed consolidated statements of cash flows for the three months ended March 31, 1998
   (unaudited) and March 31, 1997 (unaudited) ............................................   F-69

 Notes to condensed consolidated financial statements ....................................   F-70

                                                                                             PAGE
                                                                                           -------
METROGOLF INCORPORATED AND SUBSIDIARIES

 Independent auditors' report ..........................................................   F-72

 Consolidated balance sheet at December 31, 1997 .......................................   F-73

 Consolidated statement of operations for the year ended December 31, 1997 .............   F-74

 Consolidated statement of changes in stockholders' equity as of December 31, 1997 .....   F-75

 Consolidated statement of cash flows for the year ended December 31, 1997 .............   F-76

 Notes to financial statements .........................................................   F-77

LEISURE COMPLEXES, INC.

 Independent auditors' report ..........................................................   F-89

 Balance sheet at December 31, 1996 ....................................................   F-90

 Statement of operations and accumulated deficit for the year ended December 31, 1996 ..   F-92

 Statement of cash flows for the year ended December 31, 1996 ..........................   F-93

 Notes to financial statements .........................................................   F-95

 Accountants' compilation report .......................................................   F-104

 Balance sheet at June 30, 1997 (unaudited) ............................................   F-105

 Statement of income and accumulated deficit for the six months ended June 30, 1997
   (unaudited) .........................................................................   F-107

 Statement of cash flows for the six months ended June 30, 1997 (unaudited) ............   F-108

 Notes to financial statements .........................................................   F-109

                         INDEPENDENT AUDITORS' REPORT



Board of Directors
Family Golf Centers, Inc.
Melville, New York


     We have audited the accompanying consolidated balance sheets of Family Golf Centers, Inc. and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements enumerated above present fairly, in all material respects, the consolidated financial position of Family Golf Centers, Inc. and subsidiaries at December 31, 1997 and 1996 and the consolidated results of their operations and their consolidated cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.





Richard A. Eisner & Company, LLP
New York, New York
March 26, 1998 except as to Notes
M and N as to which the dates are June 30, 1998 and June 16, 1998, respectively

                  FAMILY GOLF CENTERS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                            (DOLLARS IN THOUSANDS)



                                                                           DECEMBER 31,
                                                                     -------------------------     MARCH 31,
                                                                         1996          1997          1998
                                                                     -----------   -----------   ------------
                                                                                                  (UNAUDITED)
                               ASSETS
Current assets:
 Cash and cash equivalents .......................................    $  4,556      $  6,002       $  1,922
 Short-term investments ..........................................      33,838        55,846          7,799
 Inventories .....................................................       6,258        12,688         16,576
 Prepaid expenses and other current assets .......................       3,642         8,744          9,316
 Prepaid income taxes ............................................         600            --          1,907
                                                                      --------      --------       --------
  Total current assets ...........................................      48,894        83,280         37,520
 Property, plant and equipment (net of accumulated
   depreciation of $2,823, $6,160 and $7,539 at December 31,
   1996, December 31, 1997 and March 31, 1998, respectively) .....     103,889       208,884        255,470
 Loan acquisition costs (net of accumulated amortization of
   $61, $243 and $420 at December 31, 1996, December 31,
   1997 and March 31, 1998, respectively) ........................         185         4,814          5,007
 Other assets ....................................................       2,646         7,725          6,935
 Excess of cost over fair value of assets acquired (net of
   accumulated amortization of $108, $451, and $723 at
   December 31, 1996, December 31, 1997 and March 31, 1998,
   respectively) .................................................       2,679        20,804         34,047
                                                                      --------      --------       --------
   TOTAL .........................................................    $158,293      $325,507       $338,979
                                                                      ========      ========       ========
                             LIABILITIES
Current liabilities:
 Accounts payable, accrued expenses and other current
   liabilities ...................................................    $  3,659      $  7,596       $ 12,556
 Income taxes payable ............................................          --         2,626             --
 Short-term loan payable -- bank .................................       5,000            --             --
 Current portion of long-term obligations ........................       3,560         7,164          6,770
                                                                      --------      --------       --------
  Total current liabilities ......................................      12,219        17,386         19,326

Convertible subordinated notes ...................................                   115,000        115,000
Long-term obligations (less current portion) .....................       8,496        19,655         26,092
Deferred rent ....................................................         233           650            709
Deferred tax liability ...........................................         254         4,196          4,196
Other liabilities ................................................         147           208            700
                                                                      --------      --------       --------
  Total liabilities ..............................................      21,349       157,095        166,023
                                                                      --------      --------       --------
Minority interest ................................................                                      214
                                                                                                   --------
Commitments, contingencies and other matters
                            STOCKHOLDERS' EQUITY
Preferred stock -- authorized 2,000,000 shares, none outstanding
Common stock -- authorized 50,000,000 shares, $.01 par value;
 17,775,000, 19,347,000 and 19,594,000 shares outstanding at
 December 31, 1996, December 31, 1997 and March 31, 1998,
 respectively ....................................................         178           193            196
Additional paid-in capital .......................................     131,647       153,576        157,084
Retained earnings ................................................       5,166        14,690         16,036
Unearned compensation ............................................          --            --           (527)
Treasury shares ..................................................         (47)          (47)           (47)
                                                                      --------      --------       --------
  Total stockholders' equity .....................................     136,944       168,412        172,742
                                                                      --------      --------       --------
  TOTAL ..........................................................    $158,293      $325,507       $338,979
                                                                      ========      ========       ========

                       See notes to financial statements.

                  FAMILY GOLF CENTERS, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                                                  THREE MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31,                MARCH 31,
                                                         ------------------------------------   ----------------------
                                                            1995         1996         1997         1997        1998
                                                         ----------   ----------   ----------   ---------   ----------
                                                                                                     (UNAUDITED)
Operating revenues ...................................    $ 9,795      $21,368      $ 49,108     $ 6,522     $ 14,967
Merchandise sales ....................................      2,637        6,536        15,717       2,493        4,203
                                                          -------      -------      --------     -------     --------
  Total revenue ......................................     12,432       27,904        64,825       9,015       19,170
                                                          -------      -------      --------     -------     --------
Operating expenses ...................................      6,614       13,268        31,563       5,618       11,781
Cost of merchandise sold .............................      1,779        4,458        10,467       1,679        2,816
Selling, general and administrative expenses .........      1,242        3,580         5,132       1,086        1,524
                                                          -------      -------      --------     -------     --------
  Total expenses .....................................      9,635       21,306        47,162       8,383       16,121
                                                          -------      -------      --------     -------     --------
Operating income .....................................      2,797        6,598        17,663         632        3,049
Interest expense .....................................       (939)        (370)       (2,261)       (191)      (1,799)
Other income -- net (includes interest
 income of $1,755 and $1,570 for the years
 ended December 31, 1996 and
 December 31, 1997, respectively and $466
 and $528 for the three months ended
 March 31, 1997 and March 31, 1998,
 respectively) .......................................         66        2,172         1,659         466          956
                                                          -------      -------      --------     -------     --------
Income before income taxes and
 extraordinary items .................................      1,924        8,400        17,061         907        2,206
Income tax expense ...................................        669        3,192         6,537         345          860
                                                          -------      -------      --------     -------     --------
Income before extraordinary item .....................      1,255        5,208        10,524         562        1,346
Extraordinary charge -- early extinguishment
 of debt (net of tax benefit of $121) ................       (181)          --            --          --           --
                                                          -------      -------      --------     -------     --------
Net income ...........................................    $ 1,074      $ 5,208      $ 10,524     $   562     $  1,346
                                                          =======      =======      ========     =======     ========
Basic earnings per share:
Income before extraordinary item .....................    $   .16      $   .35      $    .57     $   .03     $    .07
Extraordinary item ...................................       (.02)          --            --          --           --
                                                          -------      -------      --------     -------     --------
Net income per share .................................    $   .14      $   .35      $    .57     $   .03     $    .07
                                                          =======      =======      ========     =======     ========
Diluted earnings per share:
Income before extraordinary item .....................    $   .16      $   .34      $    .56     $   .03     $    .07
Extraordinary item ...................................       (.02)          --            --          --           --
                                                          -------      -------      --------     -------     --------
Net income per share .................................    $   .14      $   .34      $    .56     $   .03     $    .07
                                                          =======      =======      ========     =======     ========
Weighted average shares outstanding -- basic (000s) ..      7,676       15,003        18,368      17,803       19,445
Effect of dilutive securities (000s) .................        231          432           431         322          751
                                                          -------      -------      --------     -------     --------
Weighted average shares outstanding --
 diluted (000's) .....................................      7,907       15,435        18,799      18,125       20,196
                                                          =======      =======      ========     =======     ========

                       See notes to financial statements.

                  FAMILY GOLF CENTERS, INC. AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                            (DOLLARS IN THOUSANDS)




                                                   COMMON STOCK
                                                (PAR VALUE $0.01)
                                              ----------------------
                                                NUMBER OF
                                                  SHARES
                                                  ISSUED              ADDITIONAL
                                                   AND                  PAID-IN
                                               OUTSTANDING   AMOUNT     CAPITAL
                                              ------------- -------- ------------
Balance -- December 31, 1994 ................   7,245,000     $ 72     $  7,278
Issuance of stock ...........................     426,450        4        2,731
Net proceeds from public offering ...........   4,702,500       47       43,686
Public offering expenses ....................                            (1,317)
Exercise of warrants ........................      97,425        1          307
Exercise of options .........................       5,692        1           12
Preferential distribution to stockholders
 of The Practice Tee, Inc. ..................                            (4,392)
Net income for the year .....................
                                               ----------     ----      -------
Balance -- December 31, 1995 ................  12,477,067      125       48,305
Issuance of stock ...........................     514,350        5        6,510
Issuance of warrants ........................                                69
Net proceeds from public offering ...........   4,500,000       45       75,285
Public offering expenses ....................                            (1,064)
Exercise of warrants ........................     225,000        2        1,830
Exercise of employee options ................      58,136        1          212
Preferential distribution to stockholders
 of The Practice Tee, Inc. ..................
Treasury stock received in exchange for a
 note receivables (2,700 shares) ............
Income tax benefit upon exercise of stock
 options ....................................                               500
Net income for the year .....................
                                               ----------     ----      -------
Balance -- December 31, 1996 ................  17,774,553      178      131,647
Issuance of stock and warrants ..............   1,332,798       13       18,686
Exercise of warrants ........................       3,324                   127
Exercise of employee options ................      87,239        1          482
Issuance of stock in connection with
 repayment of debt ..........................     133,764        1        2,029
Exercise of options issued in connection
 with acquisitions ..........................      15,000                   250
Preferential distribution to stockholders
 of The Practice Tee, Inc. ..................
Income tax benefit upon exercise of stock
 options ....................................                               355
Net income for the year .....................
                                               ----------     ----      -------
Balance -- December 31, 1997 ................  19,346,678      193      153,576
Issuance of stock ...........................       6,251                   120
Issuance of stock in connection with
 acquisitions ...............................      60,399        1        1,116
Exercise of warrants in connection with
 acquisition ................................       6,788                    92
Exercise of warrants ........................      74,484        1        1,005
Exercise of employee options ................      76,758        1          640
Issuance of stock for compensation ..........      22,500                   535
Unearned compensation .......................
Net income for the period ...................
                                               ----------     ----      -------
Balance -- March 31, 1998 (Unaudited) .......  19,593,858     $196     $157,084
                                               ==========     ====     ========



                                                RETAINED
                                                EARNINGS     UNEARNED     TREASURY
                                               (DEFICIT)   COMPENSATION    SHARES     TOTAL
                                              ----------- -------------- --------- -----------
Balance -- December 31, 1994 ................  $   (116)                            $  7,234
Issuance of stock ...........................                                          2,735
Net proceeds from public offering ...........                                         43,733
Public offering expenses ....................                                         (1,317)
Exercise of warrants ........................                                            308
Exercise of options .........................                                             13
Preferential distribution to stockholders
 of The Practice Tee, Inc. ..................                                         (4,392)
Net income for the year .....................     1,074                                1,074
                                               --------                             --------
Balance -- December 31, 1995 ................       958                               49,388
Issuance of stock ...........................                                          6,515
Issuance of warrants ........................                                             69
Net proceeds from public offering ...........                                         75,330
Public offering expenses ....................                                         (1,064)
Exercise of warrants ........................                                          1,832
Exercise of employee options ................                                            213
Preferential distribution to stockholders
 of The Practice Tee, Inc. ..................    (1,000)                              (1,000)
Treasury stock received in exchange for a
 note receivables (2,700 shares) ............                              $ (47)        (47)
Income tax benefit upon exercise of stock
 options ....................................                                            500
Net income for the year .....................     5,208                                5,208
                                               --------                    -----    --------
Balance -- December 31, 1996 ................     5,166                      (47)    136,944
Issuance of stock and warrants ..............                                         18,699
Exercise of warrants ........................                                            127
Exercise of employee options ................                                            483
Issuance of stock in connection with
 repayment of debt ..........................                                          2,030
Exercise of options issued in connection
 with acquisitions ..........................                                            250
Preferential distribution to stockholders
 of The Practice Tee, Inc. ..................    (1,000)                              (1,000)
Income tax benefit upon exercise of stock
 options ....................................                                            355
Net income for the year .....................    10,524                               10,524
                                               --------                    -----    --------
Balance -- December 31, 1997 ................    14,690                      (47)    168,412
Issuance of stock ...........................                                            120
Issuance of stock in connection with
 acquisitions ...............................                                          1,117
Exercise of warrants in connection with
 acquisition ................................                                             92
Exercise of warrants ........................                                          1,006
Exercise of employee options ................                                            641
Issuance of stock for compensation ..........                                            535
Unearned compensation .......................                $  (527)                   (527)
Net income for the period ...................     1,346                                1,346
                                               --------      -------       -----    --------
Balance -- March 31, 1998 (Unaudited) .......  $ 16,036      $  (527)      $ (47)   $172,742
                                               ========      =======       =====    ========


                       See notes to financial statements.

                  FAMILY GOLF CENTERS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (DOLLARS IN THOUSANDS)



                                                                                                         THREE MONTHS ENDED
                                                                        YEAR ENDED DECEMBER 31,               MARCH 31,
                                                                  ------------------------------------ -----------------------
                                                                      1995        1996        1997         1997        1998
                                                                  ----------- ----------- ------------ ----------- -----------
                                                                                                             (UNAUDITED)
Cash flows from operating activities:
 Net income .....................................................  $   1,074   $   5,208   $   10,524   $     562   $   1,346
 Adjustments to reconcile net income to net cash
   provided by (used in) operating activities:
   Depreciation and amortization ................................        739       2,187        5,736       1,028       2,126
   Deferred tax expense (benefit) ...............................        (51)        370        1,242          --          --
   Issuance of warrants for consulting services .................         --          69           80          --          --
   Extraordinary charge -- early extinguishment
    of debt -- loan acquisition cost write-off ..................        302          --           --          --          --
   Changes in:
    Inventories .................................................     (1,478)     (4,317)      (6,430)     (2,718)     (3,888)
    Prepaid expenses and other current assets ...................       (778)     (3,248)      (6,595)     (1,188)     (1,273)
    Prepaid income taxes ........................................                                 600
    Other assets ................................................       (749)     (1,211)      (5,460)     (1,902)        790
    Accounts payable, accrued expenses and
     other current liabilities ..................................        655        (491)       2,682       1,546       3,950
    Deferred rent ...............................................        (71)        117          417         128          59
    Other liabilities ...........................................        119        (125)          61         (26)        706
    Income taxes payable ........................................        569        (669)       2,626          --      (4,533)
                                                                   ---------   ---------   ----------   ---------   ---------
   Net cash provided by (used in) operating activities ..........        331      (2,110)       5,483      (2,570)       (717)
                                                                   ---------   ---------   ----------   ---------   ---------
Cash flows from investing activities:
 Acquisitions of property and equipment .........................    (15,213)    (58,840)     (66,583)    (11,142)    (41,317)
 Increase in security deposits ..................................         --        (230)          --          --          --
 Acquisition of goodwill ........................................       (259)     (2,117)     (15,768)         --      (9,773)
 Net (purchase) sales of short-term investments .................         --     (33,838)     (22,008)     21,901      48,047
                                                                   ---------   ---------   ----------   ---------   ---------
   Net cash provided by (used in) investing activities ..........    (15,472)    (95,025)    (104,359)     10,759      (3,043)
                                                                   ---------   ---------   ----------   ---------   ---------
Cash flows from financing activities:
 Loan acquisition costs .........................................       (246)         --         (361)         --        (211)
 Decrease in due to officers ....................................       (455)         --           --          --          --
 Proceeds from convertible subordinated notes
   net of expenses ..............................................         --          --      110,550          --          --
 Proceeds from loans, bank and others ...........................     17,916       6,843       29,895          --          --
 Repayment of loans, bank and others ............................    (19,594)     (4,584)     (40,542)       (340)     (1,756)
 Net proceeds from issuance of common stock .....................     42,416      74,266           --          --          --
 Preferential distribution to stockholders of
   The Practice Tee, Inc. .......................................     (4,392)         --           --          --          --
 Proceeds from the exercise of warrants and options .............        321       2,045          780         198       1,647
                                                                   ---------   ---------   ----------   ---------   ---------
   Net cash provided by (used in) financing activities ..........     35,966      78,570      100,322        (142)       (320)
                                                                   ---------   ---------   ----------   ---------   ---------
Net increase (decrease) in cash and cash equivalents ............     20,825     (18,565)       1,446       8,047      (4,080)
Cash and cash equivalents -- beginning of period ................      2,296      23,121        4,556       4,556       6,002
                                                                   ---------   ---------   ----------   ---------   ---------
Cash and cash equivalents -- end of period ......................  $  23,121   $   4,556   $    6,002   $  12,603   $   1,922
                                                                   =========   =========   ==========   =========   =========
Supplemental and noncash disclosures:
 Acquisition of property in exchange for common stock
   and warrants .................................................  $   2,734   $   6,515   $   18,699          --   $   1,017
 Acquisition of property subject to loans payable ...............         --       6,602       20,645          --       4,058
 Issuance of stock in connection with repayment of debt .........         --          --        2,030          --          --
 Acquisition of treasury stock in exchange for payment of
   a note receivable ............................................         --          47           --          --          --
 Acquisition of property in exchange for loans from
   selling stockholder ..........................................         --       3,102        2,053          --          --
 Income tax benefit from exercise of stock options ..............         --         500          355          --          --
 Accrual for preferential distribution to stockholders
   of The Practice Tee, Inc. ....................................         --       1,000        1,000          --          --
 Property additions accrued but not paid ........................        669          89          254   $     105       1,010
 Interest paid ..................................................      1,296         958        1,695         292         438
 Taxes paid .....................................................         53       3,609        6,774       1,172       4,980
 Acquisition of goodwill in exchange for mortgages
   and notes ....................................................         --          --           --         305       3,742

                       See notes to financial statements.

                  FAMILY GOLF CENTERS, INC. AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

        (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND THE THREE MONTHS
             ENDED MARCH 31, 1997 AND MARCH 31, 1998 IS UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


NOTE A -- THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


 [1] THE COMPANY:

     Family Golf Centers, Inc. operates golf centers designed to provide a wide variety of practice opportunities, including facilities for driving, chipping, putting, pitching and sand play. In addition, the Company's golf centers typically offer golf lessons instructed by PGA-certified golf professionals, full-line pro shops and other amenities to encourage family participation. As of December 31, 1997, the Company owned, leased or managed 60 golf facilities comprised of 46 golf centers and 14 combination golf center and golf course facilities located in 17 states. Of the golf centers, seven are currently operated under the name "Golden Bear" pursuant to a nonexclusive license agreement, expiring August 2002, with Golden Bear Golf Centers, Inc. ("GBGC"). The license agreement is terminable by GBGC under certain conditions. Of the 14 combination golf center and golf course facilities, 12 include par-3 or 9-hole golf courses, generally designed to facilitate the practice of golf, and two include regulation 18-hole golf courses.

     In July 1997, the Company acquired Leisure Complexes, Inc. ("LCI"), the operator of a family sports and entertainment supercenter which includes a golf center, an 18-hole executive golf course, an ice rink, additional family amusements and an 18,000 square-foot conference center. Also in 1997, the Company acquired an ice rink facility and another indoor family sports and entertainment supercenter which includes two ice rinks, two soccer fields and additional family amusements.


 [2] PRINCIPLES OF CONSOLIDATION:

     The consolidated financial statements include the accounts of Family Golf Centers, Inc. and its wholly owned and majority owned subsidiaries (collectively, the "Company").

     All significant intercompany transactions and accounts have been eliminated.


 [3] CASH EQUIVALENTS:

     The Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.


 [4] SHORT-TERM INVESTMENTS:

     Short-term investments are classified as "held to maturity" and are reported at cost plus accrued income which approximates market value.


 [5] INVENTORIES:

     Inventory consists of merchandise for sale in the pro shop at each facility and food and beverage in the restaurants and is valued at the lower of cost on a first-in, first-out basis or market.


 [6] PROPERTY, EQUIPMENT AND OTHER LONG LIVED ASSETS:

     Property, equipment and other long lived assets are stated at cost. Depreciation and amortization of the respective assets is computed using the straight-line method over their estimated lives or the term of the lease, including expected renewal options, if shorter. Leasehold improvements are amortized using the straight-line method over the remaining life of the lease, including expected renewal options.

                  FAMILY GOLF CENTERS, INC. AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

        (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND THE THREE MONTHS
             ENDED MARCH 31, 1997 AND MARCH 31, 1998 IS UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


NOTE A -- THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING
                      POLICIES (CONTINUED)


     Excess of cost over fair value of assets acquired ("goodwill") arising on the acquisition of business is amortized on a straight-line basis over its estimated useful life of 20 years. The Company reviews and assesses the recoverability of the carrying amount of goodwill, substantially all of which relates to specific property, together with the related property to determine potential impairment.


     The carrying amount of all long lived assets is evaluated periodically to determine if adjustment to the useful life or to the unamortized balance is warranted. Such evaluation is based principally on the expected utilization of the long lived assets and the projected undiscounted cash flows of the operations in which the long lived assets are used.

     Capitalized costs of long term improvements to existing sites, newly acquired sites and newly constructed sites include certain internally generated costs.


 [7] PRE-OPENING COSTS:

     Currently, costs associated with the opening of a new location are deferred and amortized over one year following the opening of a site. Pre-opening costs primarily consist of employee recruitment and training costs as well as pre-opening marketing expenditures (see Note A[14]).


 [8] LOAN ACQUISITION COSTS:

     Loan acquisition costs incurred in connection with debt financing are amortized over the life of the applicable loan weighted in accordance with the amount of debt outstanding.


 [9] INCOME TAXES:

     The Company accounts for income taxes utilizing the asset and liability approach requiring the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the basis of assets and liabilities for financial reporting purposes and tax purposes. The Company files a consolidated federal income tax return.


 [10] NET INCOME PER SHARE:

     During 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS No. 128"). SFAS No. 128 requires the reporting of earnings per basic share and earnings per diluted share. Earnings per basic share are calculated by dividing net income by the weighted average outstanding shares during the period. Earnings per diluted share are calculated by dividing net income by the basic shares and all dilutive securities including options. Earnings per diluted share does not include the impact of potential common shares which would be antidilutive based on market prices.


 [11] USE OF ESTIMATES:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                  FAMILY GOLF CENTERS, INC. AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

        (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND THE THREE MONTHS
             ENDED MARCH 31, 1997 AND MARCH 31, 1998 IS UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


NOTE A -- THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING
                      POLICIES (CONTINUED)

 [12] CONCENTRATION OF CREDIT RISK:

     Financial instruments which potentially subject the Company to significant concentrations of credit risk consist principally of cash equivalents and short-term investments. The Company places its temporary cash investments in short-term, investment grade, interest-bearing securities and, by policy, limits the amount of credit exposure in any one investment.


 [13] STOCK BASED COMPENSATION:

     During 1996, the Company implemented Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). The provisions of SFAS No. 123 allow companies to either expense the estimated fair value of stock options or to continue to follow the intrinsic value method set forth in APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") but disclose the pro forma effects on net income (loss) had the fair value of the options been expensed. The Company has elected to continue to apply APB 25 in accounting for its stock option incentive plans.


 [14] RECENTLY ISSUED ACCOUNTING STANDARDS:

     In June 1997, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 129, "Disclosure of Information about Capital Structure" and No. 131, "Disclosure about Segments of an Enterprise and Related Information". These statements are effective for the fiscal years beginning after December 15, 1997. The Company believes that the above pronouncements will not have a significant effect on the information presented in the financial statements.


     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on the Costs of Start-up Activities" ("SOP"). The SOP is effective for financial statements for fiscal years beginning after December 15, 1998 with earlier application allowable in fiscal years for which annual financial statements have not been issued. The effects of the initial application of this SOP will be reported as the cumulative effect of a change in accounting principles. Had this SOP been adopted effective January 1, 1998, the cumulative effect of the change would result in a charge for the year ending December 31, 1998 of $1,651 net of related tax benefit.


     In the quarter ended March 31, 1998, the Company adopted a recent accounting standard regarding comprehensive income. Such adoption had no impact on the presentation, since there were no items of other comprehensive income.


 [15] UNAUDITED FINANCIAL STATEMENTS:

     The financial statements as at March 31, 1998 and for the three months ended March 31, 1998 and March 31, 1997 are unaudited and are not necessarily indicative of the results that may be expected for the year ending December 31, 1998. In the opinion of management, the financial statements include all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the Company's financial position and results of operations.


 [16] INTERIM FINANCIAL REPORTING:

     Pursuant to APB Opinion No. 28, "Interim Financial Reporting," certain accounting principles and practices followed for annual reporting are modified for interim reporting purposes, so that the reported

                  FAMILY GOLF CENTERS, INC. AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

        (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND THE THREE MONTHS
             ENDED MARCH 31, 1997 AND MARCH 31, 1998 IS UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


NOTE A -- THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING
                      POLICIES (CONTINUED)

results for these interim periods better relate to the results of operations for the annual periods. Therefore, certain costs and expenses other than merchandise cost are allocated among interim periods based on an estimate of benefit received or activity associated with the periods.


 [17] RECLASSIFICATIONS:

     Certain items have been reclassified to conform with the current year/period presentation.


NOTE B -- ACQUISITION OF GOLF FACILITIES

     In 1996, the Company acquired (i) golf recreational facilities, in Flemington, New Jersey; Mohegan Lake, New York; Fairfield, Ohio; Tucson, Arizona; Easton, Massachusetts; Flanders, New Jersey; Margate, Florida; Maineville, Ohio and Milwaukee, Wisconsin; (ii) two combination golf center and 9-hole golf courses in Mesa, Arizona and Virginia Beach, Virginia; (iii) a golf recreational facility on which there is a 27-hole golf course in Fountain Inn, South Carolina and (iv) a par-3 golf course in West Palm Beach, Florida. In 1996, the Company also acquired leasehold interests and the related existing golf recreational facilities in Indian River, Virginia; San Jose, California; Denver, Colorado; Westminster, California; Glen Burnie, Maryland and St. Louis, Missouri which includes a par-3 golf course. In 1996, the Company also acquired a concession license with the City of Denver to manage an existing golf recreational facility and restaurant.

     In 1997, the Company acquired a golf recreational facility in Philadelphia, Pennsylvania and a combination golf center and 18-hole golf course in Palm Royale, California. In 1997, the Company also acquired leasehold interests and (i) the related existing golf recreational facilities in Palm Desert, California; Carver, Massachusetts; Raleigh, North Carolina; Arlington, Texas; San Bruno, California; Milpitas, California; Warrenville, Illinois; Elk Grove, California; Columbus, Ohio; Commack, New York and Lake Grove, New York;
(ii) the existing 18-hole golf courses in Olney, Maryland and Greenville, South Carolina and (iii) an existing golf recreational facility on which there is a 9-hole executive course in Rio Salado, Arizona. The Company also acquired a concession license with the City of New York to operate an existing golf recreational facility in Randalls Island, New York and a management contract from Bergen County, New Jersey to operate an existing golf-recreational facility.


     In addition to the golf facilities, the Company acquired LCI, a New York corporation that owns and operates a new 170,000 square-foot family sports supercenter including a golf center, an 18-hole executive golf course, an ice rink, additional family amusements such as video and virtual reality games and a conference center, in Lake Grove, New York; the Golf Academy of Hilton Head, Inc., which operates a golf school and designs and manages corporate golf events located in Hilton Head, South Carolina; Long Island Skating Academy located in Syosset, New York; a family sports and entertainment supercenter with two ice rinks, two soccer fields and additional family amusements located in Cincinnati, Ohio and a designer and assembler of premium grade golf clubs located in Palm Desert, California.


     LCI also owned and operated seven stand-alone bowling centers, six of which were sold shortly after the Company acquired them at the Company's cost.


     During the three months ended March 31, 1998 the Company acquired MetroGolf Incorporated ("Metro"), the operator of eight golf facilities, through the successful completion of a tender offer; Blue Eagle Golf Centers, Inc., the operator of three golf facilities; an ice rink facility in Raleigh, North Carolina; and a golf facility in Holbrook, Massachusetts ("1998 Acquisitions"). In addition, in

                  FAMILY GOLF CENTERS, INC. AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

        (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND THE THREE MONTHS
             ENDED MARCH 31, 1997 AND MARCH 31, 1998 IS UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


NOTE B -- ACQUISITION OF GOLF FACILITIES (CONTINUED)


March 1998, the Company signed a long-term lease to construct and operate an ice rink and family entertainment center in New Rochelle, New York and in April 1998 the Company entered into a concession license with the City of New York to build a golf center and an in-line skating arena.


     These acquisitions were accounted for using the purchase method of accounting. The purchase prices paid for the various facilities consisted of cash, common stock of the Company, notes, assumption of liabilities or a combination thereof. Assets acquired and liabilities assumed and the consideration paid is summarized as follows:





                                                              FACILITIES ACQUIRED
                                                    ----------------------------------------
                                                                                    THREE
                                                           YEAR ENDED              MONTHS
                                                          DECEMBER 31,              ENDED
                                                    -------------------------     MARCH 31,
                                                       1996          1997           1998
                                                    ----------   ------------   ------------
   Property, plant, equipment and leasehold
     interests ..................................    $ 47,905     $  54,761      $  32,657
   Other current assets .........................         201         3,274             --
   Excess of cost over fair value ...............          50        18,468         13,515
                                                     --------     ---------      ---------
      Total assets ..............................      48,156        76,503         46,172
   Assumption of mortgage payable ...............      (1,700)      (20,645)       (16,087)
   Assumption of other liabilities ..............          --        (7,688)        (7,732)
                                                     --------     ---------      ---------
   Net assets acquired ..........................    $ 46,456     $  48,170      $  22,353
                                                     ========     =========      =========
   Cash .........................................    $ 35,337     $  27,418      $  21,336
   Fair value of common stock and warrants issued       6,363        18,699          1,017
   Loan from selling stockholder ................       3,102         2,053             --
   Mortgage .....................................       1,654            --             --
                                                     --------     ---------      ---------
                                                     $ 46,456     $  48,170      $  22,353
                                                     ========     =========      =========

     In November 1995, the Company acquired The Practice Tee, Inc. ("TPT"). TPT operates a combination Golden Bear golf center and golf course facility in El Segundo, California and a combination golf center and par-3 golf course facility in Gilroy, California. The purchase price consisted of $6,000 which included $2,000 for the achievement of certain operating targets.


     The operating results of companies acquired are included in the Company's results of operations from dates of acquisition.

                  FAMILY GOLF CENTERS, INC. AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

        (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND THE THREE MONTHS
             ENDED MARCH 31, 1997 AND MARCH 31, 1998 IS UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


NOTE B -- ACQUISITION OF GOLF FACILITIES (CONTINUED)

     The following unaudited pro forma information assumes that the acquisitions in 1997 had taken place at the beginning of 1996 and that the acquisitions in 1996 and 1995 had taken place at the beginning of 1995.




                                                              YEAR ENDED DECEMBER 31,
                                                      ----------------------------------------
                                                         1995          1996           1997
                                                      ----------   ------------   ------------
   Total revenue ..................................    $25,855       $ 56,222       $ 79,992
   Net income (loss) ..............................       (490)         2,302         10,568
   Net income (loss) per share -- basic ...........    $  (.06)      $    .14       $    .54
   Net income (loss) per share -- diluted .........       (.06)           .13            .53


     The aggregate purchase price of the 1998 Acquisitions was approximately $43,100, consisting of cash, common stock of the Company and notes. The purchase price included excess of cost over fair value of $10,700.


     The following unaudited pro forma information for the year ended December 31, 1997 and for the three months ended March 31, 1998 assumes that, in addition to the acquisitions in 1997 noted above, the 1998 Acquisitions had taken place at the beginning of 1997.



                                                                     THREE MONTHS
                                                     YEAR ENDED         ENDED
                                                    DECEMBER 31,      MARCH 31,
                                                        1997             1998
                                                   --------------   -------------
       Total revenue ...........................     $  84,170        $  19,297
       Net income ..............................         7,700              878
       Net income per share -- basic ...........     $     .39        $     .05
       Net income per share -- diluted .........           .38              .04


     Unaudited pro forma results do not include acquisitions which were not material to the operations of the Company.


     In addition, the Company purchased land and in certain locations was awarded municipal contracts, to construct and operate golf facilities in Norwalk, California; Bronx, New York; Brooklyn, New York; Broward County, Florida; Seattle, Washington and Denver, Colorado.



NOTE C -- SHORT-TERM INVESTMENTS

     Short-term investments including accrued interest, were as follows:

                                                          AT
                                                       COST PLUS
                                                        ACCRUED       FAIR      UNREALIZED
                  HELD TO MATURITY                     INTEREST      VALUE         GAIN
---------------------------------------------------   ----------   ---------   -----------
   March 31, 1998:
     Commercial paper and corporate bonds .........    $ 7,799      $ 7,799      $    --
                                                       =======      =======      =======
   December 31, 1997:
     Commercial paper and corporate bonds .........    $55,846      $55,846      $    --
                                                       =======      =======      =======
   December 31, 1996:
     U.S. Treasury and agencies ...................    $33,838      $34,008      $   170
                                                       =======      =======      =======

                  FAMILY GOLF CENTERS, INC. AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

        (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND THE THREE MONTHS
             ENDED MARCH 31, 1997 AND MARCH 31, 1998 IS UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE D -- PROPERTY, PLANT AND EQUIPMENT


     Property, plant and equipment are summarized as follows:




                                                             AT DECEMBER 31,
                                                         ------------------------    AT MARCH 31,
                                                            1996          1997           1998
                                                         ----------   -----------   -------------
   Golf driving range facilities .....................    $ 59,596     $118,608        $145,840
   Leasehold interest and improvements ...............      29,216       58,869          68,481
   Machinery and equipment ...........................       3,718       13,114          15,818
   Furniture and fixtures ............................       2,291        5,061           5,831
   Construction in progress ..........................      11,891       19,392          27,039
                                                          --------     --------        --------
                                                           106,712      215,044         263,009
   Accumulated depreciation and amortization .........       2,823        6,160           7,539
                                                          --------     --------        --------
                                                          $103,889     $208,884        $255,470
                                                          ========     ========        ========

     Net book value of the Company's property, plant and equipment pledged as collateral for various loans aggregated $41,406 and $50,139 at December 31, 1997 and March 31,1998, respectively. Interest of $778, $942, and $413 has been capitalized during the years ended December 31, 1996 and 1997 and the three months ended March 31, 1998, respectively, which amounts are included in property, plant and equipment. Included in property, plant and equipment at December 31, 1997 and March 31, 1998 are $2,107 and $2,520, respectively, of accumulated capitalized interest.


NOTE E -- PREPAID EXPENSES AND OTHER CURRENT ASSETS


     Prepaid expenses and other current assets consist of the following:

                                                              DECEMBER 31,
                                                           -------------------    MARCH 31,
                                                             1996       1997        1998
                                                           --------   --------   ----------
   Prepaid insurance ...................................    $  290     $  566     $   516
   Prepaid taxes .......................................        90        251
   Pre-opening expenses ................................     1,036      2,752       2,773
   Accounts receivable and interest receivable .........       500      2,617       1,881
   Accounts receivable -- employees ....................       114        297         506
   Other receivable and prepaids .......................     1,612      2,261       3,640
                                                            ------     ------     -------
                                                            $3,642     $8,744     $ 9,316
                                                            ======     ======     =======

NOTE F -- LEASING ARRANGEMENTS


     Operating leases, which expire at various dates through 2047, are for land at the facilities and for office space and, in some cases provide for the payment of real estate taxes and other operating costs and are subject to annual increases based on changes in the Consumer Price Index. Certain leases require contingent rent payments based on a percentage of revenues.

                  FAMILY GOLF CENTERS, INC. AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

        (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND THE THREE MONTHS
             ENDED MARCH 31, 1997 AND MARCH 31, 1998 IS UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


NOTE F -- LEASING ARRANGEMENTS (CONTINUED)

     Future annual minimum lease payments, including expected renewal options, under operating lease agreements that have initial annual or remaining noncancellable lease terms in excess of one year are as follows:

                                                  AT             AT
                                             DECEMBER 31,     MARCH 31,
                                            --------------   ----------
   1998 .................................      $   5,910            --
   1999 .................................          6,696      $  6,307
   2000 .................................          7,004         7,006
   2001 .................................          7,146         7,264
   2002 .................................          7,195         7,366
   2003 .................................             --         7,344
   Thereafter ...........................        154,488       168,654
                                               ---------      --------
   Total minimum lease payments .........      $ 188,439      $203,941
                                               =========      ========

     Operating lease rent expense for the years ended December 31, 1995, December 31, 1996 and December 31, 1997 was $1,527, $2,597 and $4,001,
respectively, and for the three months ended March 31, 1997 and March 31, 1998 was $617 and $1,423, respectively.

     Pursuant to certain of the Company's land leases, rent expense charged to operations differs from rent paid because of the effect of free rent periods and scheduled rent increases. Accordingly, the Company has recorded deferred rent payable of $233, $650, and $709 at December 31, 1996, December 31, 1997 and March 31, 1998, respectively. Rent expense is calculated by allocating total rental payments, including those attributable to scheduled rent increases, on a straight-line basis, over the lease term.


NOTE G -- DEBT



 [1] SHORT-TERM AND CERTAIN OTHER BORROWING AGREEMENTS:


     At December 31, 1996, the Company had borrowings under a revolving line of credit of $5,000, providing for interest at the bank's prime rate.

     On June 30, 1997, the Company entered into a two-year collateralized revolving credit facility of up to $20.0 million with a bank convertible into a four year term loan at the end of the first two years. After conversion to a term loan, the loan is payable in 16 substantially equal quarterly installments. Borrowings are at variable rates of interest. The loan is collateralized by the pledge of the stock of most of the Company's subsidiaries and such subsidiaries have also guaranteed the obligations. The agreement includes certain convenants covering operational and financial requirements. At December 31, 1997 and March 31, 1998 there were no amounts outstanding under this facility.

     In March 1998, the Company entered into a loan agreement with a bank providing for a $10.0 million term loan collateralized by a mortgage on certain properties. Borrowings under the loan mature in April 2003 and bear interest at the prime rate less 1.0% during the drawdown period and at the prime rate during the paydown period. The Company also obtained, in March 1998, a commitment from a financial institution to provide a $10.0 million term loan collateralized by a mortgage on certain properties. At March 31, 1998 there were no amounts outstanding under these loan agreements.

                  FAMILY GOLF CENTERS, INC. AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

        (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND THE THREE MONTHS
             ENDED MARCH 31, 1997 AND MARCH 31, 1998 IS UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


NOTE G -- DEBT (CONTINUED)

 [2] LONG-TERM OBLIGATIONS:


     Long-term obligations consist of the following:

                                                                             DECEMBER 31,
                                                                         ---------------------    MARCH 31,
                                                                            1996        1997        1998
                                                                         ---------   ---------   ----------
Mortgage payable bearing interest at LIBOR plus 3.5% (capped at
 10.5%), payable in monthly installments through May 2000 (the
 loan is personally guaranteed by the Chairman of the Board) .........    $2,946      $ 2,874     $ 2,838
Promissory note due August 1997 bearing interest payable monthly
 at 8.0% .............................................................       998           --          --
Mortgage payable bearing interest payable monthly at bank's prime
 rate (8.5% at December 31, 1996) ....................................     1,600           --          --
Mortgage payable due March 7, 2001 bearing interest at 5.25% .........     1,700        1,700       1,700
Promissory notes (four notes of $480, $480, $250 and $250) payable on or after January 1, 1997 and not later than July 1, 1997 bearing interest payable monthly at 8.0%. The payee has an option to require payment with common stock of the Company at $18.00 a
 share ...............................................................     1,460           --          --
Mortgage payable due July 15, 1997 bearing interest at 8.0%.
 Convertible into shares of the Company's common stock at $16.66
 a share .............................................................       700           --          --
Small business term loan bearing interest at 7.317%, payable in
 monthly installments through August 2016 ............................       742          725         720
Promissory note payable December 31, 1997 bearing interest at 8.0%.
 Convertible into shares of the Company's common stocks at $19.33
 a share .............................................................       200           --          --
Promissory note bearing interest at prime with interest only for the
 first year, and thereafter, payable in monthly installments .........    $1,710           --          --
Mortgage note payable due August 1, 2002 bearing interest at LIBOR as adjusted, payable in monthly installments and an additional payment of $5,000 due on or before May 1, 1998 (6.97% at
 December 31, 1997 and 6.69% at March 31, 1998). The loan
 includes certain covenants covering operational and financial
 requirements ........................................................        --      $16,625     $16,413
Promissory note payable due January 2, 1998 bearing interest at 5.5%
 per annum ...........................................................        --        1,150          --
Mortgage note payable due November 1, 2009 bearing interest at
 9.875%, payable in monthly installments. The mortgage is based upon a ten year amortization payout with a balloon payment that calls for the entire principal balance to be due and payable on
 November 1, 2009 ....................................................        --        3,745       3,737
Mortgage note payable in monthly installments with a balloon
 payment on July 1, 2006 bearing interest at 8.5% ....................        --           --       2,325
Mortgage note payable in monthly installments with a balloon
 payment on June 13, 2001 bearing interest at 8.0% ...................        --           --       1,726

                  FAMILY GOLF CENTERS, INC. AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

        (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND THE THREE MONTHS
             ENDED MARCH 31, 1997 AND MARCH 31, 1998 IS UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


NOTE G -- DEBT (CONTINUED)


                                                                                 DECEMBER 31,
                                                                             ---------------------    MARCH 31,
                                                                                1996        1997        1998
                                                                             ---------   ---------   ----------
Note payable due June 1, 2005 bearing interest at 6.0% ...................         --          --       1,688
Promissory note payable due August 1, 2015 bearing interest at
 7.217% payable in monthly installments ..................................         --          --         440
Promissory note payable due September 1998 bearing interest at 8.0%                --          --         150
Promissory notes payable was due August 1, 1997 bearing interest at
 15.0% ...................................................................         --          --         380
Promissory note payable due June 1, 2005 bearing interest at 6.0% ........         --          --         745
                                                                               ------      ------      ------
                                                                               12,056      26,819      32,862
Less current portion .....................................................      3,560       7,164       6,770
                                                                               ------      ------      ------
  Noncurrent portion .....................................................    $ 8,496     $19,655     $26,092
                                                                              =======     =======     =======

     The long-term portion of the Company's debt at December 31, 1997 and March 31, 1998 is payable as follows:


                                    AT             AT
                               DECEMBER 31,     MARCH 31,
                                   1997           1998
                              --------------   ----------
       1999 ...............      $  1,113             --
       2000 ...............         1,216       $  1,352
       2001 ...............         3,030          5,769
       2002 ...............         7,721          2,876
       2003 ...............           180          7,464
       2004 ...............            --            261
       Thereafter .........         6,395          8,370
                                 --------       --------
                                 $ 19,655       $ 26,092
                                 ========       ========


 [3] CONVERTIBLE SUBORDINATED NOTES:

     In the fourth quarter of 1997, the Company issued 5 3/4% Convertible Subordinated Notes (the "Notes") due October 2004 in the aggregate principal amount of $115,000. Interest on the Notes is payable semi-annually on April 15 and October 15 of each year. The Notes are convertible at the option of the holder into shares of common stock of the Company at any time after 60 days of original issuance and prior to maturity, unless previously redeemed, at a conversion price of $24.83 per share, subject to adjustment in certain events as defined. The Notes are subordinated in right of payment to certain other obligations of the Company including all existing and future Senior Indebtedness (as defined in the indenture). Net proceeds of the offering, after discount to the initial purchasers and offering costs, were approximately $110,550.

NOTE H -- COMMITMENTS AND CONTINGENCIES

 [1] EMPLOYMENT AGREEMENTS:

     The Company has employment agreements, as amended, expiring through March 2001 with three of its officers, who are also stockholders of the Company, which provide for aggregate annual base salaries of $260 in 1997, $363 in 1998, $438 in 1999 and $148 in 2000.

                  FAMILY GOLF CENTERS, INC. AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

        (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND THE THREE MONTHS
             ENDED MARCH 31, 1997 AND MARCH 31, 1998 IS UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE H -- COMMITMENTS AND CONTINGENCIES (CONTINUED)

 [2] CONCESSION LICENSES:

     The Company manages several facilities for municipalities pursuant to concession licenses, three of which are terminable at will by the licensor. The Company's concession license with the City of New York (the "City") for the Douglaston, New York golf center, which was entered into in 1994 and which expires on December 31, 2006, the concession license with the City for the Randall's Island, New York golf center, which was assumed in 1997 and which expires on March 1, 2007, the concession license with the City for the Dreier-Offerman Park, Brooklyn, New York golf center, which was entered into in April 1998 and which expires on March 30, 2019 and the concession license with the Metropolitan Transportation Authority for the Bronx, New York golf center, currently under construction, which was entered into in 1997 and which expires on December 31, 2009 (respectively, the "Douglaston License," the "Randall's Island License", the "Brooklyn License" and the "Bronx License"), are terminable at will. Pursuant to the Douglaston License and the Randall's Island License, the Company has made approximately $3,100 and $774, respectively, of capital improvements. Pursuant to the Brooklyn License, the Company is obligated to make $4.0 million of capital improvements prior to March 1, 1999. Pursuant to the Bronx License, the Company is obligated to make a minimum of $3,000 of capital improvements. If any of these concession licenses are terminated, the licensor may retain, except within the first eight years of the Bronx License, and is not obligated to pay the Company, for the value of such capital improvements.

     The Douglaston License provides for payment of fees to New York City of the greater of $900 or up to 50% of gross revenues (as defined) on an annual basis. The Randall's Island license requires a fee of the greater of $500 or a percentage of revenue as defined in the agreement on an annual basis. The Bronx License provides for annual minimum payments ranging from $500 in 1999 to $990 in 2009, or a percentage of gross revenue (as defined) whichever is greater.


 [3] LICENSE AGREEMENT:


     Pursuant to its license agreement with GBGC, the Company paid a one-time facility development fee for each Golden Bear golf center. In addition, the Company is required to pay annual royalty fees for each Golden Bear golf center it operates based on Adjusted Gross Revenues ("AGR") as defined, equal to 3.0% of AGR less than $2,000 plus 4.0% of AGR between $2,000 and $3,000, plus 5.0% of AGR over $3,000. The minimum royalty fee for each Golden Bear golf center ranges up to $50 per year. (See Note N.)


     On September 13, 1995, the Company's exclusive rights to open Golden Bear golf centers in defined territories were terminated and the restrictions on the Company's right to develop golf centers under its own name in such territories were removed.

     Royalty fees incurred for the years ended December 31, 1995, 1996 and 1997 amounted to $184, $299 and $301, respectively. Such fees for the three months ended March 31, 1997 and 1998 were $65 and $72, respectively. All such fees have been charged to operations.


 [4] PURCHASE OF TPT AND RELATED PARTY TRANSACTIONS:

     In November 1995, the Company acquired TPT. Prior to the acquisition, two of the officers of the Company individually owned, in aggregate, 70.0% of the shares of TPT. The excess of cost over fair value of assets acquired of $4,392 was considered a preferential distribution to certain stockholders. The purchase price included a contingent payment up to $2,000, payable upon the achievement of certain

                  FAMILY GOLF CENTERS, INC. AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

        (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND THE THREE MONTHS
             ENDED MARCH 31, 1997 AND MARCH 31, 1998 IS UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


NOTE H -- COMMITMENTS AND CONTINGENCIES (CONTINUED)

operating income targets which were achieved in 1996 and 1997. The contingent purchase price in respect of the years ended December 31, 1996 and 1997 of $1,000 for each of the years payable to the former TPT shareholders has been reflected as an additional preferential distribution.

     Under an existing agreement with TPT, the Company had an option to acquire TPT (the "TPT Option") for a price equal to 12.5 times the net after tax income of TPT during the full 12 months immediately preceding the exercise of such option. Such price was payable in shares of the Company's common stock. The TPT Option could have been exercised at any time commencing on the earlier of (i) January 1, 1998 or (ii) the date on which TPT had after-tax income of at least $1,000 over a twelve-month period until the expiration date of such option on December 31, 2003.

 [5] OTHER COMMITMENTS:

     At December 31, 1997 and March 31, 1998, the Company had commitments for various construction projects, aggregating $46,500 and $54,500, respectively, to be completed within 12 to 24 months.

NOTE I -- BUSINESS SEGMENT INFORMATION

     Information concerning operations by industry segment is as follows:

                                                   GOLF         NON-GOLF
                                                OPERATIONS     OPERATIONS     CONSOLIDATED
                                               ------------   ------------   -------------
   Three months ended March 31, 1998:
     Total revenue .........................     $ 14,265        $ 4,905        $ 19,170
     Operating earnings ....................        2,150            899           3,049
     Depreciation and amortization .........        1,537            589           2,126
     Identifiable assets ...................      296,800         42,179         338,979
     Capital expenditures ..................       12,544            645          13,189
   Year ended December 31, 1997:
     Total revenue .........................     $ 56,516        $ 8,309        $ 64,825
     Operating earnings ....................       15,261          2,402          17,663
     Depreciation and amortization .........        5,204            532           5,736
     Identifiable assets ...................      300,027         25,480         325,507
     Capital expenditures ..................       20,007            580          20,587

     Non-golf operations relate to complementary sports and entertainment facilities which includes ice rink facilities, soccer fields and other family sports and amusements.

     There were no non-golf operations for the years ended December 31, 1995 and 1996 and for the three months ended March 31, 1997.


NOTE J -- STOCKHOLDERS' EQUITY

 (1) STOCK SPLIT:

     The Board of Directors approved a three for two stock split which was distributed in May 1998. Stockholder's equity has been restated to give retroactive recognition to the stock split for all the periods presented by reclassifying from additional paid in capital to common stock, the par value of additional shares arising from the split. In addition, all references to number of shares and per share amounts have been restated to reflect the stock split.

                  FAMILY GOLF CENTERS, INC. AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

        (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND THE THREE MONTHS
             ENDED MARCH 31, 1997 AND MARCH 31, 1998 IS UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


NOTE J -- STOCKHOLDERS' EQUITY (CONTINUED)


 (2) STOCK OPTION PLANS:


     The Company applies APB 25 and related interpretations in accounting for its employee stock options. Under APB 25, where the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation is recognized.

     If compensation expense for the Company's stock-based compensation plans had been determined consistent with SFAS No. 123, the Company's net income and net income per share including pro forma results would have been the amounts indicated below:


                                                                            THREE MONTHS ENDED
                                 YEAR ENDED DECEMBER 31,                         MARCH 31,
                         ----------------------------------------   -----------------------------------
                             1995          1996          1997             1997               1998
                         -----------   -----------   ------------   ----------------   ----------------
Net income:
 As reported .........     $ 1,074       $ 5,208       $ 10,524        $    562           $  1,346
 Pro forma ...........         960         4,546          6,820            (589)              (484)
Net income per share:
 As reported:
   Basic .............     $  0.14       $  0.35       $   0.57        $   0.03           $   0.07
   Diluted ...........        0.14          0.34           0.56            0.03               0.07
 Pro forma:
   Basic .............        0.13          0.30           0.37           (0.03)             (0.02)
   Diluted ...........        0.12          0.24           0.36           (0.03)(a)          (0.02)(a)


     The pro forma effect on net income for the years ended December 31, 1995, 1996 and 1997 and for the three months ended March 31, 1997 and 1998 may not be representative of the pro forma effect on net income of future years due to, among other things: (i) the vesting period of the stock options, (ii) the fair value of additional stock options in future years and (iii) options granted in 1995 and prior are not included.


(a) The Company has not included potential common shares in the diluted loss per share computation, as the result would be antidilutive.

     For the purpose of the above table, the fair value of each option grant is estimated as of the date of grant using the Black-Scholes option-pricing model with the following assumptions:




                                                                                   THREE MONTHS
                                            YEAR ENDED DECEMBER 31,               ENDED MARCH 31,
                                    ----------------------------------------   ---------------------
                                       1995        1996           1997            1997        1998
                                    ---------   ---------   ----------------   ---------   ---------
Dividend yield ..................      0%          0%             0%              0%          0%
Expected volatility .............   0.69        0.73         0.76 -- 0.82      0.82        0.73
Risk-free interest rate .........   6.00%       6.00%       5.81% -- 6.58%     6.58%       5.52%
Expected life in years ..........      5           5               5              5           5

     The weighted average fair value at date of grant for options granted during the years 1995, 1996 and 1997 were $3.55, $9.85 and $10.33, respectively, using the above assumptions. The weighted average fair value at the date of grant for options granted during the three months ended March 31, 1997 and March 31, 1998 were $12.10 and $15.40, respectively.

                  FAMILY GOLF CENTERS, INC. AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

        (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND THE THREE MONTHS
             ENDED MARCH 31, 1997 AND MARCH 31, 1998 IS UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


NOTE J -- STOCKHOLDERS' EQUITY (CONTINUED)

     The Company's 1994 Stock Option Plan (the "Plan") provides for the grant of options to purchase up to 450,000 shares of common stock to employees, officers, directors and consultants of the Company. Options may be either "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonqualified options. Incentive stock options may be granted only to employees of the Company, while nonqualified options may be issued to nonemployee directors, consultants and others, as well as to employees of the Company. The Company's 1996 Stock Incentive Plan (the "New Plan") is identical to the Plan, except that the New Plan provides (i) for the grant of options to purchase up to 750,000 shares of common stock, (ii) an automatic grant of nonqualified stock options to purchase 15,000 shares to each nonemployee director upon his election or appointment to the Board of Directors and (iii) annual grants (commencing on the date the New Plan was approved by stockholders) to each nonemployee director of nonqualified stock options to purchase 15,000 shares of common stock at the fair market value of the common stock on the date of the grant.


     The Company's 1997 Stock Incentive Plan (the "1997 Plan") is identical to the New Plan. The Company will grant options under the 1997 Plan, once no more options are available under the New Plan.


     The exercise price per share of common stock subject to an incentive option may not be less than the fair market value per share of common stock on the date the option is granted. The per share exercise price of common stock subject to a nonqualified option may be established by the Board of Directors.



     Incentive stock options granted under the Plan cannot be exercised more than 10 years from the date of grant.


     Additional information with respect to stock option activity for the years ended December 31, 1995, 1996 and 1997 and for three months ended March 31, 1998 is summarized as follows:





                                                           YEAR ENDED DECEMBER 31,
                                  --------------------------------------------------------------------------
                                           1995                    1996                      1997
                                  ---------------------- ------------------------ --------------------------
                                               WEIGHTED                 WEIGHTED                  WEIGHTED
                                                AVERAGE                 AVERAGE                    AVERAGE
                                     SHARES      PRICE      SHARES       PRICE        SHARES        PRICE
                                  ----------- ---------- ------------ ----------- ------------- ------------
Outstanding at beginning of
 period .........................   231,000    $  2.333     435,308    $   5.687    1,018,290    $  11.737
Options granted .................   210,000       9.285     641,118       15.131      498,185       15.399
Options exercised ...............    (5,692)      2.333     (58,136)      (3.720)     (87,239)       5.542
                                    -------                 -------                 ---------
Outstanding at end of period.....   435,308       5.687   1,018,290       11.737    1,429,236       13.391
                                    -------               ---------                 ---------
Options exercisable at end of
 period .........................    71,307       2.333     172,898        5.026      439,590        9.965
                                    =======               =========                 =========



                                      THREE MONTHS ENDED
                                  --------------------------
                                        MARCH 31, 1998
                                  --------------------------
                                                  WEIGHTED
                                                   AVERAGE
                                      SHARES        PRICE
                                  ------------- ------------
Outstanding at beginning of
 period .........................   1,429,236    $  13.391
Options granted .................     139,313       22.468
Options exercised ...............     (76,758)       8.353
                                    ---------
Outstanding at end of period.....   1,491,791       14.199
                                    ---------
Options exercisable at end of
 period .........................     502,190       11.588
                                    =========


     At December 31, 1997, there were 9,000, 0 and 441,938 options available for grant under the Plan, the New Plan and the 1997 Plan, respectively. At March 31, 1998, there were 9,000, 0 and 302,625 options available for grant under the Plan, the New Plan and the 1997 Plan, respectively.

                  FAMILY GOLF CENTERS, INC. AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

        (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND THE THREE MONTHS
             ENDED MARCH 31, 1997 AND MARCH 31, 1998 IS UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


NOTE J -- STOCKHOLDERS' EQUITY (CONTINUED)

     The following table summarizes information about stock options outstanding at December 31, 1997 and March 31, 1998:




                        NUMBER OF                                                     NUMBER OF
  EXERCISE               OPTIONS              WEIGHTED AVERAGE CONTRACTUAL             OPTIONS
    PRICE              OUTSTANDING             REMAINING LIFE (IN YEARS)             EXERCISABLE
------------   ----------------------------   ----------------------------   ---------------------------
                DECEMBER 31,     MARCH 31,     DECEMBER 31,     MARCH 31,     DECEMBER 31,     MARCH 31,
                    1997            1998           1997            1998           1997           1998
               --------------   -----------   --------------   -----------   --------------   ----------
$ 2.333             133,285        100,007          6.50            6.25         133,285       100,007
   4.000              1,920            750          7.67            7.42           1,920           750
   5.917              9,000          6,000          7.50            7.25           6,000         3,000
   9.917            154,230        143,724          7.80            7.55          93,686        83,179
  13.250             80,250         80,250          8.25            8.00          26,749        53,500
  18.083             45,000         45,000          8.50            8.25          15,000        15,000
  15.167            183,754        174,506          8.58            8.33          57,510        48,263
  15.167            323,852        304,298          8.96            8.71         105,440        85,886
  11.583            144,882        144,882          9.25            9.00              --        63,294
  14.833             45,000         45,000          9.50            9.25              --            --
  14.833             52,500         52,500          9.58            9.33              --            --
  17.709            255,563        255,563          9.83            9.58              --            --
  16.667                 --         25,125           --             9.75              --        25,125
  20.000                 --         22,311           --             8.54              --        22,311
  23.750                 --         90,000           --            10.00              --            --
  68.000                 --          1,875           --             8.67              --         1,875
                    -------        -------                                       -------       -------
                  1,429,236      1,491,791                                       439,590       502,190
                  =========      =========                                       =======       =======

     In connection with the purchase of certain golf facilities, the Company granted the sellers options to acquire up to an aggregate of 81,000 shares of common stock at prices ranging from $0.01 to $26.67 per share, with a weighted average price per share of $20.77. As of December 31, 1997 and March 31, 1998, options to purchase 64,920 shares of common stock were outstanding.


 [2] WARRANTS:


     In connection with the initial public offering in November 1994, the Company issued warrants to the representatives of the underwriters to purchase 180,000 shares of common stock at $3.67 per share exercisable through November 1999, of which warrants to purchase 60,000 shares were exercised in connection with a public offering in December 1995 and the remaining warrants to purchase 120,000 shares were exercised in 1996.


     In connection with the public offering in December 1995, the Company granted warrants to the representatives of the underwriters to purchase from the Company up to 450,000 shares of common stock at $13.50 per share exercisable through December 2000, of which warrants to purchase 3,324 and 74,484 shares were exercised in the year ended December 31, 1997 and the three months ended March 31, 1998, respectively. As of December 31, 1997, warrants to purchase 372,192 shares of common stock were outstanding.

                  FAMILY GOLF CENTERS, INC. AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

        (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND THE THREE MONTHS
             ENDED MARCH 31, 1997 AND MARCH 31, 1998 IS UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


NOTE J -- STOCKHOLDERS' EQUITY (CONTINUED)

     In connection with consulting services to be rendered over a three-year period, the Company in 1996 issued warrants to a consultant to purchase 105,000 shares of common stock at $13.25 per share. Such warrants were exercised in 1996.


     In connection with the purchase of LCI in July 1997, the Company issued warrants to the sellers to purchase an aggregate of 83,306 shares of common stock at $18.33 per share exercisable through July 2002.


NOTE K -- INCOME TAXES


     The provision (benefit) for income taxes consists of the following:

                                                                               THREE MONTHS
                                                                                   ENDED
                                              YEAR ENDED DECEMBER 31,           MARCH 31,
                                          --------------------------------   ----------------
                                            1995        1996        1997      1997      1998
                                          --------   ---------   ---------   ------   -------
Current ...............................    $ 785      $2,822      $5,295      $345     $860
Deferred ..............................      (51)        370       1,242
                                           -----      ------      ------      ----     ----
                                             734       3,192       6,537       345      860
Change in valuation allowance .........       65
                                           -----      ------      ------      ----     ----
Total provision .......................    $ 669      $3,192      $6,537      $345     $860
                                           =====      ======      ======      ====     ====

     At December 31, 1994, the Company had available net operating loss carryforwards of approximately $180 for federal income tax purposes, which were utilized in 1995. Temporary differences arise due to differences between reporting for financial statement purposes and for federal income tax purposes relating primarily to deferred rent expense and depreciation and amortization methods.


     Expected tax expense based on the statutory rate is reconciled with the actual expense as follows:

                                                                    PERCENT OF PRE-TAX EARNINGS
                                                 -----------------------------------------------------------------
                                                              YEAR ENDED                  THREE MONTHS ENDED
                                                             DECEMBER 31,                      MARCH 31,
                                                 ------------------------------------   -----------------------
                                                    1995         1996         1997         1997         1998
                                                 ----------   ----------   ----------   ----------   ----------
Expected tax expense .........................       34.0%        34.0%        35.0%        34.0%        35.0%
State income tax (benefit), net of federal tax
 effect ......................................        7.6          3.7          5.6          3.7          5.6
Decrease in valuation allowance in use of net
 operating loss ..............................       (7.7)          --           --           --           --
Other ........................................        1.1          0.3         (2.3)         0.3         (1.6)
                                                     ----         ----         ----         ----         ----
                                                     35.0%        38.0%        38.3%        38.0%        39.0%
                                                     ====         ====         ====         ====         ====

                  FAMILY GOLF CENTERS, INC. AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

        (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND THE THREE MONTHS
             ENDED MARCH 31, 1997 AND MARCH 31, 1998 IS UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


NOTE K -- INCOME TAXES (CONTINUED)

     The deferred tax assets (liabilities) are recorded as follows:


                                                     DECEMBER 31,
                                                -----------------------     MARCH 31,
                                                   1996         1997          1998
                                                ---------   -----------   ------------
Deferred rent ...............................    $   93      $    247       $    247
Book basis of assets over tax basis .........      (347)       (4,443)        (4,443)
                                                 ------      --------       --------
Net deferred tax (liability) ................    $ (254)     $ (4,196)      $ (4,196)
                                                 ======      ========       ========


NOTE L -- FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial statements:

     Cash and cash equivalents approximate fair value. The cost and fair value of short-term investments are disclosed in Note C.

     Short-term loan payable -- the carrying amount approximates fair value due to the short-term maturities of these instruments.

     Long-term debt and convertible subordinated notes -- fair value is estimated based on borrowing rates offered to the Company.

     The carrying amounts and fair value of the Company's financial instruments as of December 31, 1997 and March 31, 1998 are as follows:


                                                    CARRYING       FAIR
                                                     AMOUNT        VALUE
                                                   ----------   ----------
       December 31, 1997:
        Cash and cash equivalents ..............    $  6,002     $  6,002
        Long-term debt .........................      26,819       26,819
        Convertible subordinated notes .........     115,000      115,000
       March 31, 1998:
        Cash and cash equivalents ..............       1,922        1,922
        Long-term debt .........................      32,862       32,862
        Convertible subordinated notes .........     115,000      115,000


NOTE M -- COMBINATION WITH EAGLE QUEST GOLF CENTERS, INC.


     On June 30, 1998, the Company issued 1,384,735 shares of its common stock in exchange for all outstanding common stock, options and warrants of Eagle Quest Golf Centers Inc. ("Eagle Quest"). Eagle Quest, which was incorporated in British Columbia, Canada on February 5, 1996, acquires, develops and operates golf practice centers incorporating a driving range, a retail golf shop, and a learning academy and, in some locations, a short/executive course. This business combination will be accounted for as a pooling-of-interests combination and, accordingly, the Company's historical consolidated financial statements presented in future reports will be restated to include the combined results of operations, financial position and cash flows of Eagle Quest.

                  FAMILY GOLF CENTERS, INC. AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

        (INFORMATION WITH RESPECT TO MARCH 31, 1998 AND THE THREE MONTHS
             ENDED MARCH 31, 1997 AND MARCH 31, 1998 IS UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


NOTE M -- COMBINATION WITH EAGLE QUEST GOLF CENTERS, INC. (CONTINUED)


     The following unaudited pro forma data summarizes the combined results of operations of the Company and Eagle Quest as if the combination had been consummated on December 31, 1997.



                                                                    THREE MONTHS ENDED
                                YEAR ENDED DECEMBER 31,                  MARCH 31,
                           ----------------------------------   ---------------------------
                            1995       1996          1997           1997           1998
                           ------   ----------   ------------   ------------   ------------
Total revenues .........    $--      $   149       $  8,172       $    686       $  2,327
                            ===      =======       ========       ========       ========
Net (loss) .............    $--      $  (886)      $ (7,255)      $ (1,349)      $ (3,037)
                            ===      =======       ========       ========       ========
Net (loss) per share:
 Basic .................     --      $ (1.89)      $  (7.43)      $  (1.66)      $  (2.63)
 Diluted ...............     --      $ (1.89)      $  (7.43)      $  (1.66)      $  (2.63)
                            ===      =======       ========       ========       ========



     In April 1998, FGC agreed to loan Eagle Quest up to $2,225, of which Eagle Quest borrowed approximately $1,900 bearing interest at a rate of 15% per annum during the first three months of its term and 20% per annum during the second three months of its term and payable in October 1998.


NOTE N -- SUBSEQUENT EVENT:




     On June 16, 1998, the Company entered into an agreement to acquire Golden Bear Golf Centers, Inc. ("Golden Bear"), a wholly owned subsidiary of Golden Bear Golf, Inc. Golden Bear operates 14 golf centers. Closing of the transaction is subject to a number of conditions including regulatory approvals. The purchase consideration for the acquisition is estimated at $32 million minus certain indebtedness and liabilities. The Company will also enter into new license agreement with respect to existing Golden Bear golf centers and the newly acquired centers. This transaction will be accounted for as a purchase in accordance with APB No. 16.

NOTE O -- SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)


                              1ST QUARTER             2ND QUARTER               3RD QUARTER              4TH QUARTER
                        ----------------------- ------------------------ ------------------------- ------------------------
                            1996        1997        1996        1997         1996         1997         1996        1997
                        ----------- ----------- ----------- ------------ ------------ ------------ ----------- ------------
Total revenue             $ 3,362     $ 9,015     $ 6,852     $ 17,542     $ 10,654     $ 21,867     $ 7,036     $ 16,401
Operating income               10         632       2,404        6,461        4,153        7,321          31        3,249
Net income                     69         562       1,574        4,068        3,115        4,232         450        1,662
Net income per share:
 Basic                    $  0.01     $  0.03     $  0.12     $   0.23     $   0.18     $   0.23     $  0.03     $   0.09
 Diluted                     0.01        0.03        0.12         0.23         0.18         0.22        0.03         0.09

                               AUDITORS' REPORT

To The Directors
Eagle Quest Golf Centers Inc.



     We have audited the consolidated balance sheets of Eagle Quest Golf Centers Inc. and Subsidiaries as at December 31, 1997 and 1996 and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for the year ended December 31, 1997 and the period from incorporation on February 5, 1996 to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.


     In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of Eagle Quest Golf Centers Inc. and Subsidiaries as at December 31, 1997 and 1996 and the results of their operations and cash flows for the year ended December 31, 1997 and the period from incorporation on February 5, 1996 to December 31, 1996 in accordance with generally accepted accounting principles in the United States.



KPMG
Chartered Accountants
Vancouver, Canada
March 13, 1998, except as to note 16(a)
which is as of April 2, 1998



              COMMENTS BY AUDITOR FOR U.S. READERS ON CANADA-U.S.
                              REPORTING DIFFERENCE


     In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the Company's ability to continue as a going concern, such as those described in note 1 to the financial statements. Our report to the directors dated March 13, 1998, except as to note 16(a) which is as of April 2, 1998, is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditors' report when these are adequately disclosed in the financial statements.



KPMG
Chartered Accountants
March 13, 1998, except as to note 16(a)
which is as of April 2, 1998

                EAGLE QUEST GOLF CENTERS INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                     (Expressed in United States Dollars)




                                                                     MARCH 31,      DECEMBER 31,     DECEMBER 31,
                                                                       1998             1997             1996
                                                                 ---------------- ---------------- ---------------
                                                                    (UNAUDITED)
                              ASSETS
Current assets:
 Cash and cash equivalents .....................................  $     289,456     $     40,118     $   587,494
 Restricted cash deposits (note 4) .............................        323,701          390,086         331,643
 Accounts receivable ...........................................        147,833          152,406         266,468
 Inventory .....................................................      2,059,858        2,167,254         564,977
 Prepaid expenses ..............................................        372,864          401,255         143,164
                                                                  -------------     ------------     -----------
   Total current assets ........................................      3,193,712        3,151,119       1,893,746
Property and equipment (note 5) ................................     28,744,768       26,990,565       8,406,781
Development costs ..............................................      1,036,907          966,603         506,133
Deferred financing costs, net of accumulated amortization of
 $115,941 (December 31, 1997 -- $61,790) .......................      1,002,345          923,651              --
Goodwill, net of accumulated amortization of $247,693
 (December 31, 1997 -- $174,900; 1996 -- $nil) .................      5,360,948        4,908,741       2,598,000
Other assets ...................................................        588,971          587,585              --
                                                                  -------------     ------------     -----------
 Total assets ..................................................  $  39,927,651     $ 37,528,264     $13,404,660
                                                                  =============     ============     ===========
               LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Bank indebtedness (note 6) ....................................  $     105,887           62,915     $        --
 Trade accounts payable ........................................      3,325,556        2,015,027         546,799
 Accrued liabilities ...........................................      2,484,686        1,560,160         395,781
 Deferred revenue ..............................................        154,491           76,545         122,639
 Current portion of long-term debt .............................      4,834,700        3,713,000         860,173
                                                                  -------------     ------------     -----------
   Total current liabilities ...................................     10,905,320        7,427,647       1,925,392
Long-term debt, net of current portion (note 7) ................     13,501,461       12,454,615       4,067,113
Subordinated debenture (note 8) ................................      5,065,386        4,980,503              --
Redeemable equity securities (note 9) ..........................      2,828,818        2,804,493              --
Shareholders' equity:
 Share capital:
   Preferred shares:
    1,000,000 class A shares issuable in series with rights to be designated by the Board of Directors .....................
   Common shares:
    Authorized:
      100,000,000 common shares without par value ..............
    Issued and outstanding:
      28,290,054 (December 31, 1997-- 28,140,718; 1996--
    19,870,551) common shares ..................................     12,763,887       12,696,762       5,308,602
 Subscriptions receivable ......................................             --               --        (490,950)
 Additional paid-in capital ....................................      5,980,000        5,280,000       3,480,000
 Deferred stock compensation ...................................       (155,000)        (170,000)             --
 Accumulated deficit ...........................................    (11,176,079)      (8,140,570)       (885,497)
 Accumulated other comprehensive income:
   Foreign currency translation adjustment .....................        213,858          194,814              --
                                                                  -------------     ------------     -----------
                                                                      7,626,666        9,861,006       7,412,155
 Future operations (note 1)
 Commitments and contingencies (note 12)
 Subsequent events (notes 10 and 16)
  Total liabilities and shareholders' equity ...................  $  39,927,651     $ 37,528,264     $13,404,660
                                                                  =============     ============     ===========


          See accompanying notes to consolidated financial statements.

                EAGLE QUEST GOLF CENTERS INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (Expressed in United States Dollars)





                                                                                                         FOR THE PERIOD FROM
                                                FOR THE THREE     FOR THE THREE                           INCORPORATION ON
                                                 MONTHS ENDED      MONTHS ENDED     FOR THE YEAR ENDED    FEBRUARY 5, 1996
                                                  MARCH 31,         MARCH 31,          DECEMBER 31,        TO DECEMBER 31,
                                                     1998              1997                1997                 1996
                                               ---------------   ---------------   -------------------- --------------------
                                                  (unaudited)       (unaudited)
Revenues:
 Golf center operations ......................  $  1,770,435      $    352,240         $  5,490,550          $   27,449
 Merchandise .................................       556,700           333,853            2,681,449             121,279
                                                ------------      ------------         ------------          ----------
                                                   2,327,135           686,093            8,171,999             148,728
Operating costs:
 Golf center operations ......................     1,969,820           412,404            5,822,543              66,655
 Cost of merchandise sold ....................       424,672           253,253            1,898,883              82,514
 General and administrative expenses .........     1,749,939         1,119,063            6,399,984           1,165,286
 Depreciation and amortization ...............       388,258           132,992            1,098,374              14,795
 Interest expense ............................       829,955           117,347            1,602,288              12,975
                                                ------------      ------------         ------------          ----------
                                                   5,362,644         2,035,059           16,822,072           1,342,225
                                                ------------      ------------         ------------          ----------
Loss before income taxes .....................     3,035,509         1,348,966            8,650,073           1,193,497
Income tax benefit (note 13) .................            --                --           (1,395,000)           (308,000)
                                                ------------      ------------         ------------          ----------
Loss for the period ..........................     3,035,509         1,348,966            7,255,073             885,497
Other comprehensive income, net of tax:
 Foreign currency translation ................        19,044            15,637              194,814                  --
                                                ------------      ------------         ------------          ----------
Comprehensive loss ...........................  $  3,016,465      $  1,333,329         $  7,060,259          $  885,497
                                                ============      ============         ============          ==========


          See accompanying notes to consolidated financial statements.

                EAGLE QUEST GOLF CENTERS INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                     (Expressed in United States Dollars)




                                                            ADDITIONAL
                                COMMON      SUBSCRIPTIONS     PAID-IN
                                 STOCK        RECEIVABLE      CAPITAL
                            -------------- --------------- ------------
Common shares issued:
 For cash and notes,
   net of issuance
   costs (19,420,551
   shares) ................  $  4,954,521    $ (490,950)    $       --
 On acquisition of
   businesses (note 3)
   (450,000 shares) .......       258,081            --      3,190,000
 For services rendered             96,000            --        290,000
Loss for the period .......            --            --             --
                             ------------    ----------     ----------
Balance, December 31,
 1996 .....................     5,308,602      (490,950)     3,480,000
Common shares issued:
 For cash, net of costs
 (6,495,744 shares) .......     5,600,745       490,950             --
 For cash on exercise
   of options (68,500
   shares) ................        19,980            --             --
 On acquisition of
   businesses (note 3)
   (1,414,318 shares) .....     1,530,458            --        938,000
 For services rendered
   (291,605 shares) .......       236,977            --        182,000
 Deferred stock
   compensation due
   to stock options
   granted ................            --            --        680,000
 Amortization of
   deferred
   compensation ...........            --            --             --
Loss for the period .......            --            --             --
Translation adjustment                 --            --             --
                             ------------    ----------     ----------
Balance, December 31,
 1997 .....................    12,696,762            --      5,280,000
Common shares issued:
 For cash, net of costs
   (60,000 shares) ........        14,045            --             --
 On issuance of debt
   (1,421,000
   warrants) ..............            --            --        700,000
 Amortization of
  deferred
  compensation ............            --            --             --
 For services rendered
   (89,336 shares) ........        53,080            --             --
Loss for the period .......            --            --             --
Translation
 adjustment ...............            --            --             --
                             ------------    ----------     ----------
Balance, March 31,
 1998 (unaudited) .........  $ 12,763,887    $       --     $5,980,000
                             ============    ==========     ==========



                                                               ACCUMULATED
                                                                  OTHER
                                                              COMPREHENSIVE
                                                                 INCOME
                                                               -----------
                                                                 FOREIGN
                               DEFERRED                         CURRENCY
                                 STOCK        ACCUMULATED      TRANSLATION
                             COMPENSATION       DEFICIT        ADJUSTMENT        TOTAL
                            -------------- ----------------- -------------- --------------
Common shares issued:
 For cash and notes,
   net of issuance
   costs (19,420,551
   shares) ................  $        --     $          --      $      --    $  4,463,571
 On acquisition of
   businesses (note 3)
   (450,000 shares) .......           --                --             --       3,448,081
 For services rendered                --                --             --         386,000
Loss for the period .......           --          (885,497)            --        (885,497)
                             -----------     -------------      ---------    ------------
Balance, December 31,
 1996 .....................           --          (885,497)            --       7,412,155
Common shares issued:
 For cash, net of costs
 (6,495,744 shares) .......           --                --             --       6,091,695
 For cash on exercise
   of options (68,500
   shares) ................           --                --             --          19,980
 On acquisition of
   businesses (note 3)
   (1,414,318 shares) .....           --                --             --       2,468,458
 For services rendered
   (291,605 shares) .......           --                --             --         418,977
 Deferred stock
   compensation due
   to stock options
   granted ................     (680,000)               --             --              --
 Amortization of
   deferred
   compensation ...........      510,000                --             --         510,000
Loss for the period .......           --        (7,255,073)            --      (7,255,073)
Translation adjustment                --                --        194,814         194,814
                             -----------     -------------      ---------    ------------
Balance, December 31,
 1997 .....................     (170,000)       (8,140,570)       194,814       9,861,006
Common shares issued:
 For cash, net of costs
   (60,000 shares) ........           --                --             --          14,045
 On issuance of debt
   (1,421,000
   warrants) ..............           --                --             --         700,000
 Amortization of
  deferred
  compensation ............       15,000                --             --          15,000
 For services rendered
   (89,336 shares) ........           --                --             --          53,080
Loss for the period .......           --        (3,035,509)            --      (3,035,509)
Translation
 adjustment ...............           --                --         19,044          19,044
                             -----------     -------------      ---------    ------------
Balance, March 31,
 1998 (unaudited) .........  $  (155,000)    $ (11,176,079)     $ 213,858    $  7,626,666
                             ===========     =============      =========    ============


          See accompanying notes to consolidated financial statements.

                EAGLE QUEST GOLF CENTERS INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     (Expressed in United States Dollars)




                                                                                                           FOR THE PERIOD FROM
                                                      FOR THE THREE   FOR THE THREE                         INCORPORATION ON
                                                       MONTHS ENDED    MONTHS ENDED   FOR THE YEAR ENDED    FEBRUARY 5, 1996
                                                        MARCH 31,       MARCH 31,        DECEMBER 31,        TO DECEMBER 31,
                                                           1998            1997              1997                 1996
                                                     --------------- --------------- -------------------- --------------------
                                                        (unaudited)     (unaudited)
Cash provided by (used in):
Operations:
 Loss for the period ...............................  $ (3,035,509)   $ (1,348,966)     $  (7,255,073)        $   (885,497)
 Items not involving the use of cash: ..............
   Depreciation and amortization ...................       388,258         132,992          1,098,374               14,795
   Deferred income taxes ...........................            --              --         (1,395,000)            (308,000)
   Non-cash operating expenses .....................        15,000         459,970            928,977              386,000
   Non-cash interest expense .......................        47,922              --            266,596                   --
 Changes in non-cash operating working
   capital:
   Accounts receivable .............................         4,573         252,839            149,661             (432,468)
   Inventory .......................................       125,048        (342,548)        (1,212,887)             (43,233)
   Prepaid expenses ................................        28,730         (29,824)          (168,904)             (29,514)
   Trade accounts payable ..........................     1,526,332         218,933            902,911                6,559
   Accrued liabilities .............................       447,356        (155,913)         1,164,379              395,781
   Deferred revenue ................................       (47,830)         (8,489)           (46,094)             122,639
                                                      ------------    ------------      -------------         ------------
Net cash used in operations ........................      (500,120)       (821,006)        (5,567,060)            (772,938)
Financing:
 Proceeds from issue of share capital for cash .....        37,742         898,498          6,091,695            4,463,571
 Proceeds on exercise of options ...................            --              --             19,980                   --
 Increase in bank indebtedness .....................        42,972              --             62,915                   --
 Proceeds from subordinated debentures .............            --              --          6,500,000                   --
 Proceeds from long-term debt ......................     5,162,518         159,728         14,338,252              751,657
 Repayment of long-term debt .......................    (2,346,298)        (45,922)        (4,167,185)                  --
 Deferred financing costs ..........................      (132,845)             --           (985,441)                  --
                                                      ------------    ------------      -------------         ------------
Net cash provided by financing .....................     2,764,089       1,012,304         21,860,216            5,215,228
Investing:
 Acquisition of business, net of cash acquired
   and value assigned to shares issued (note 3)         (1,769,119)             --        (14,199,010)          (3,013,430)
 Purchase of property and equipment ................      (243,033)       (521,678)        (1,949,225)             (76,280)
 Development costs and other assets ................       (68,864)       (169,163)          (633,854)            (433,443)
 Restricted cash deposits ..........................        66,385          46,970            (58,443)            (331,643)
                                                      ------------    ------------      -------------         ------------
 Net cash used in investing ........................    (2,014,631)       (643,871)       (16,840,532)          (3,854,796)
                                                      ------------    ------------      -------------         ------------
Increase (decrease) in cash and cash equivalents           249,338        (452,573)          (547,376)             587,494
Cash and cash equivalents, beginning of period .....        40,118         587,494            587,494                   --
                                                      ------------    ------------      -------------         ------------
Cash and cash equivalents, end of period ...........  $    289,456    $    134,921      $      40,118         $    587,494
                                                      ============    ============      =============         ============


----------
Non-cash transactions and supplementary information (note 15).



          See accompanying notes to consolidated financial statements.

                EAGLE QUEST GOLF CENTERS INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (EXPRESSED IN UNITED STATES DOLLARS)

                         YEAR ENDED DECEMBER 31, 1997
      PERIOD FROM INCORPORATION ON FEBRUARY 5, 1996 TO DECEMBER 31, 1996
            THREE MONTHS ENDED MARCH 31, 1998 AND 1997 (UNAUDITED)


 [1] FUTURE OPERATIONS:


     Eagle Quest Golf Centers Inc. (the "Company") was incorporated under the Company Act (British Columbia) on February 5, 1996. The business of the Company is to acquire, develop and operate golf practice centers incorporating a driving range, a retail golf shop, and a learning academy and, in some locations, a short/executive course. At March 31, 1998, the Company operated through 18 (December 31, 1997 -- 17; 1996 -- 4) locations in Canada and the United States.


     During the period from incorporation on February 5, 1996 to December 31, 1997, the Company has incurred losses aggregating $8,140,570 and has utilized cash aggregating $6,339,998 in its operating activities. At December 31, 1997, the Company has a working capital deficiency of $4,276,528. In addition, the Company has significant indebtedness which is being repaid by lender agreement over extended terms notwithstanding that it is formally due on demand. Subsequent to December 31, 1997 and through to March 13, 1998, the Company has not obtained additional financing, although management continues to pursue sources. There can be no guarantee that the required additional financing will be obtained. The Company's ability to meet its obligations as they come due is primarily dependent upon the identification of additional financing, whether from operations or otherwise, that will not require repayment in 1998. Failure to identify and obtain such financing may limit the Company's ability to satisfy its obligations as they come due which may, in turn, result in accelerations of due dates on certain indebtedness and impair the Company's ability to continue as a going concern. This could negatively impact the recoverability of the carrying value of assets.


     On April 2, 1998, the Company entered into an agreement whereby it would be acquired by Family Golf Centers, Inc. ("Family Golf") (note 16). If completed as anticipated, management is of the opinion that the Company's obligations will be met by Family Golf as they come due. If this transaction does not complete as anticipated, the Company will need to identify and obtain additional financing as discussed in the preceding paragraph.


     (Unaudited):



     For the three months ended March 31, 1998, the Company incurred additional losses aggregating $3,035,509 and has utilized cash aggregating $500,120 in operating activities. At March 31, 1998, the Company has a working capital deficiency of $ 7,711,608 and subsequent to March 31, 1998 has ceased construction activity on a leased property (note 12(c)). As indicated above, the Company requires additional economic financing to meet its obligations. The failure to complete the Family Golf transaction or identify financing sources will result in significant doubt as to the Company's ability to continue to operate.



 [2] SIGNIFICANT ACCOUNTING POLICIES:


     (a) Basis of presentation:


     The consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States. The consolidated financial statements include the accounts of the Company and its subsidiary companies, all of which are wholly-owned, from their respective dates of acquisition of control or formation. Material intercompany transactions and balances have been eliminated in consolidation.

                EAGLE QUEST GOLF CENTERS INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (EXPRESSED IN UNITED STATES DOLLARS)

                         YEAR ENDED DECEMBER 31, 1997
      PERIOD FROM INCORPORATION ON FEBRUARY 5, 1996 TO DECEMBER 31, 1996
            THREE MONTHS ENDED MARCH 31, 1998 AND 1997 (UNAUDITED)


 [2] SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

     (b) Foreign currency translation:

     The Company's functional and reporting currency is the United States dollar as its operating, financing and investing activities are principally carried out in that currency.

     The functional currency of the Company's Canadian operations is the Canadian dollar. Assets and liabilities are translated into United States dollars at the rates of exchange in effect at the balance sheet date and revenues and expenses are translated at the average rates of exchange for the period. Translation adjustments are included in the foreign currency translation adjustment section of shareholders' equity.


     The Company and its subsidiaries will periodically undertake transactions in a currency other than their specific functional currency. Such transactions are translated into their functional currency using exchange rates at the date of the transaction. Gains and losses arising on settlement of foreign currency denominated transactions or balances are included in the determination of income. The Company does not enter into derivative instruments to offset the impact of foreign exchange fluctuations. Foreign exchange gains and losses included in the determination of loss are not significant for any period presented.


     (c) Use of estimates:

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates which affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the balance sheet date, and the recognition of revenues and expenses for the reporting period. Actual amounts may differ from these estimates. Areas where significant estimates have been applied include the assessment of recoverability of property and equipment, goodwill and other assets, all of which are dependent upon estimates of future cash flows, and the estimated useful lives over which such assets are depreciated.

     (d) Cash equivalents:

     Cash equivalents include highly liquid investments with remaining terms to maturity of three months or less when acquired.

     (e) Inventory:

     Inventory is comprised of finished goods and is valued at the lower of cost, determined on a weighted average cost basis and including applicable freight, or market.

     (f) Property and equipment:

       Property and equipment are recorded at cost.

     Depreciation is provided using the straight-line method over the estimated useful lives as follows:


           Buildings and improvements            5 to 25 years
           Leasehold improvements                term of the lease
           Furniture, fixtures and equipment     3 to 10 years

                EAGLE QUEST GOLF CENTERS INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (EXPRESSED IN UNITED STATES DOLLARS)

                         YEAR ENDED DECEMBER 31, 1997
      PERIOD FROM INCORPORATION ON FEBRUARY 5, 1996 TO DECEMBER 31, 1996
            THREE MONTHS ENDED MARCH 31, 1998 AND 1997 (UNAUDITED)


 [2] SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)


     The Company periodically reviews and assesses the recoverability of the carrying amount of property and equipment on a location-by-location basis to determine whether a provision for impairment should be recorded. Such determination is made by comparing the carrying value of property and equipment and related goodwill to the future cash flows (undiscounted) expected to result from the location. When these cash flows are less than the carrying value, impairment is calculated by reference to the fair value of the specific assets.


     (g) Development costs:

     Incremental direct costs incurred on projects under development are capitalized as incurred. Upon completion of development, these costs are added to property and equipment and depreciated prospectively. In addition, development costs include deposits on potential future acquisitions which are recorded at cost and included in the cost of acquisition on closing or adjusted to recoverable amount by a charge against income if the acquisition does not complete.

     (h) Deferred finance costs:


     Incremental direct costs incurred in negotiating and securing the Company's long-term debt are capitalized as incurred. These costs are being amortized against earnings over the respective term of the related debt.


     (i) Goodwill:

     Goodwill arising on the acquisition of businesses is amortized on a straight-line basis over its estimated useful life of 20 years. The Company reviews and assesses the recoverability of the carrying amount of goodwill annually to determine potential impairment. Except when goodwill is related to specific property and equipment, in which case the assessment is made as described in note 2(f), this assessment is made by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved and is related to the return of property and equipment acquired on the specific business combinations that have given rise to the goodwill.

     (j) Share issue costs:

     Share issue costs are accounted for, net of tax, as a reduction in the proceeds from the issuance of shares.

     (k) Stock-based compensation:

     The Company has elected to apply Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations in accounting for its stock options. Under APB 25, compensation expense is only recorded to the extent that the exercise price is less than the fair value of the underlying stock on the date of grant. The Company amortizes deferred stock compensation expense for stock options ratably over the vesting period. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards 123, "Accounting for Stock-Based Compensation" ("SFAS 123").

                EAGLE QUEST GOLF CENTERS INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (EXPRESSED IN UNITED STATES DOLLARS)

                         YEAR ENDED DECEMBER 31, 1997
      PERIOD FROM INCORPORATION ON FEBRUARY 5, 1996 TO DECEMBER 31, 1996
            THREE MONTHS ENDED MARCH 31, 1998 AND 1997 (UNAUDITED)


 [2] SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

     (l) Income taxes:


     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.


     (m) Unaudited financial instruments:



     The consolidated financial statements, including the financial information disclosed in these notes, as at March 31, 1998 and for the three months ended March 31, 1998 and 1997 is unaudited; however, such financial information reflects all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented.



 [3] BUSINESS COMBINATIONS:


     During the year ended December 31, 1997, the Company acquired thirteen golf centers comprised of thirteen driving ranges and four executive courses. During the period ended December 31, 1996, the Company acquired four golf centers comprised of four driving ranges and one executive course. (Unaudited) In the three months ended March 31, 1998, the Company acquired one additional golf center.


     All of the acquisitions have been accounted for by the purchase method whereby the fair value of the consideration issued is allocated between the assets acquired and liabilities assumed based on their estimated fair values to the Company. The operations of the acquired businesses have been consolidated with effect from the respective dates of acquisition.

                EAGLE QUEST GOLF CENTERS INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (EXPRESSED IN UNITED STATES DOLLARS)

                         YEAR ENDED DECEMBER 31, 1997
      PERIOD FROM INCORPORATION ON FEBRUARY 5, 1996 TO DECEMBER 31, 1996
            THREE MONTHS ENDED MARCH 31, 1998 AND 1997 (UNAUDITED)


 [3] BUSINESS COMBINATIONS: (CONTINUED)

     The summarized assets acquired and liabilities assumed are as follows:


                                                                                               FOR THE
                                                                                             PERIOD FROM
                                                                                            INCORPORATION
                                                        THREE MONTHS                        ON FEBRUARY 5,
                                                            ENDED          YEAR ENDED          1996 TO
                                                          MARCH 31,       DECEMBER 31,       DECEMBER 31,
                                                            1998              1997               1996
                                                       --------------   ----------------   ---------------
                                                         (UNAUDITED)
   Cash ............................................     $       --       $         --      $    127,239
   Non-cash current assets .........................         17,991            514,176           542,084
   Property and equipment ..........................      1,756,267         17,196,607         8,345,295
   Other assets ....................................             --            600,000           116,000
   Goodwill ........................................             --          2,471,238         2,598,000
                                                         ----------       ------------      ------------
                                                          1,774,258         20,782,021        11,728,618
   Current liabilities .............................         (5,139)          (565,317)         (539,978)
   Long-term debt ..................................             --         (1,639,836)       (4,175,890)
   Deferred income taxes ...........................             --         (1,395,000)         (424,000)
                                                         ----------       ------------      ------------
                                                         $1,769,119       $ 17,181,868      $  6,588,750
                                                         ==========       ============      ============
   Consideration:
     Cash ..........................................     $1,769,119       $ 14,199,010      $  3,140,669
     Redeemable equity securities (note 9) .........             --            514,400                --
     Equity securities .............................             --          2,468,458         3,448,081
                                                         ----------       ------------      ------------
   Purchase price ..................................     $1,769,119       $ 17,181,868      $  6,588,750
                                                         ==========       ============      ============


     In connection with the acquisition of a business in 1996, a principal shareholder of the Company transferred 2,900,000 common shares to the vendor for nominal consideration. This transfer has been accounted for as a contribution of capital to the Company of approximately $3,190,000 and included in the purchase price and the values assigned to the assets acquired.


     Pro forma net income (loss) as if each of the material acquisitions in 1997 and 1996 had occurred at the beginning of 1996 is as follows:


                                                     1997             1996
                                               ---------------   -------------
   Revenues ................................    $ 10,891,009      $8,604,086
   Expenses:
    Operations .............................      16,772,163       9,481,014
    Depreciation and amortization ..........       1,630,318       1,753,515
    Interest ...............................       2,937,723       2,870,133
                                                ------------      ----------
   Loss before income taxes ................    $ 10,449,195      $5,500,576
                                                ============      ==========

     Under certain purchase agreements, the selling parties are entitled to additional consideration based on the achievement of certain profitability or performance targets. Upon achievement of the contingency

                EAGLE QUEST GOLF CENTERS INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (EXPRESSED IN UNITED STATES DOLLARS)

                         YEAR ENDED DECEMBER 31, 1997
      PERIOD FROM INCORPORATION ON FEBRUARY 5, 1996 TO DECEMBER 31, 1996
            THREE MONTHS ENDED MARCH 31, 1998 AND 1997 (UNAUDITED)


 [3] BUSINESS COMBINATIONS: (CONTINUED)


target, the obligations are accrued in the accounts with an offsetting increase to the purchase price (generally by an increase to goodwill). In aggregate, the Company has agreed to a maximum additional contingent consideration in the next four calendar years which has not been recognized in the consolidated financial statements at March 31, 1998 as follows:



  1999 ...........    $525,000
  2000 ...........     300,000
  2001 ...........     250,000
  2002 ...........     250,000


 [4] RESTRICTED CASH DEPOSITS:

     Restricted cash deposits represent short-term investments pledged as collateral primarily for letters of credit on certain properties. The pledges expire in 1998.


 [5] PROPERTY AND EQUIPMENT:

     As at March 31, 1998 (unaudited):


                                                                       ACCUMULATED       NET BOOK
                                                         COST         DEPRECIATION        VALUE
                                                    --------------   --------------   -------------
   Land .........................................    $ 7,386,565        $      --     $ 7,386,565
   Buildings and leasehold improvements .........     20,103,905          649,638      19,454,267
   Furniture, fixtures and equipment ............      2,096,831          192,895       1,903,936
                                                     -----------        ---------     -----------
                                                     $29,587,301        $ 842,533     $28,744,768
                                                     ===========        =========     ===========


     As at December 31, 1997:

                                                                       ACCUMULATED        NET BOOK
                                                         COST         DEPRECIATION         VALUE
                                                    --------------   --------------   ---------------
   Land .........................................    $  5,823,469       $      --      $  5,823,469
   Buildings and leasehold improvements .........      19,914,758         483,376        19,431,382
   Furniture, fixtures and equipment ............       1,849,774         114,060         1,735,714
                                                     ------------       ---------      ------------
                                                     $ 27,588,001       $ 597,436      $ 26,990,565
                                                     ============       =========      ============

     As at December 31, 1996:

                                                                       ACCUMULATED       NET BOOK
                                                         COST         DEPRECIATION        VALUE
                                                    --------------   --------------   -------------
   Land .........................................    $ 4,294,807        $     --       $ 4,294,807
   Buildings and leasehold improvements .........      3,894,991           6,181         3,888,810
   Furniture, fixtures and equipment ............        231,778           8,614           223,164
                                                     -----------        --------       -----------
                                                     $ 8,421,576        $ 14,795       $ 8,406,781
                                                     ===========        ========       ===========

                EAGLE QUEST GOLF CENTERS INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (EXPRESSED IN UNITED STATES DOLLARS)

                         YEAR ENDED DECEMBER 31, 1997
      PERIOD FROM INCORPORATION ON FEBRUARY 5, 1996 TO DECEMBER 31, 1996
            THREE MONTHS ENDED MARCH 31, 1998 AND 1997 (UNAUDITED)

 [6] BANK INDEBTEDNESS:


     Bank indebtedness is comprised of:

                                                    MARCH 31,     DECEMBER 31,     DECEMBER 31,
                                                      1998            1997             1996
                                                  ------------   --------------   -------------
                                                   (UNAUDITED)
   Amount drawn under operating lines of credit
     (Cdn. $150,000; December 31, 1997 -- Cdn.
     $90,000)..................................     $105,887         $62,915         $    --
                                                    ========         =======         =======


     At March 31, 1998, the Company has available operating lines of credit aggregating Cdn. $150,000 (U.S. $105,900 at March 31, 1998) that bear interest at bank prime (6.5% at March 31, 1998) plus 0.5% and are secured by the assets of the Company's Canadian subsidiaries.


 [7] LONG-TERM DEBT:


                                                               MARCH 31,       DECEMBER 31,     DECEMBER 31,
                                                                  1998             1997             1996
                                                            ---------------   --------------   -------------
                                                              (UNAUDITED)
Bank loan payable of up to $16 million bearing interest
 at LIBOR (5.969% at December 31, 1997) plus 4% per
 annum on its principal, repayable in monthly
 installments of approximately $15,700 plus interest to
 maturity on September 2002, and secured by the
 assets of specific U.S. subsidiaries. In connection with
 this loan, the lender was issued warrants to purchase
 1,000,000 common shares of the Company at a price
 of $1.50 per common share to August 27, 2004, which
 warrants were assigned a value of $560,000. This
 difference is being amortized as interest expense over
 the term of the loan (unamortized discount at
 March 31, 1998 -- $476,000; December 31, 1997 --
 $504,000) ..............................................    $ 10,420,030      $ 10,452,180     $        --

Convertible promissory note payable bearing interest at
 6.5% per annum during the first year, 7.5% during the
 second year, and 8.5% during the third year on its
 principal, repayable in installments of $699,000 (Cdn.
 $1.0 million) on February 28, 1998 (paid) and
 $1,750,000 (Cdn. $2.5 million) on September 19, 2000.
 At the time of an Initial Public Offering, the
 noteholder can elect to convert any portion of the
 unpaid note into common shares of the Company on
 the basis of Cdn. $2.50 per share ......................       1,764,789         2,446,697              --
                                                             ------------      ------------     -----------
  Carried forward .......................................      12,184,819        12,898,877              --

                EAGLE QUEST GOLF CENTERS INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (EXPRESSED IN UNITED STATES DOLLARS)

                         YEAR ENDED DECEMBER 31, 1997
      PERIOD FROM INCORPORATION ON FEBRUARY 5, 1996 TO DECEMBER 31, 1996
            THREE MONTHS ENDED MARCH 31, 1998 AND 1997 (UNAUDITED)


 [7] LONG-TERM DEBT: (CONTINUED)



                                                                      MARCH 31,      DECEMBER 31,     DECEMBER 31,
                                                                        1998             1997             1996
                                                                   --------------   --------------   -------------
                                                                     (UNAUDITED)
  Brought forward ..............................................    $12,184,819      $12,898,877      $       --
Bank loan payable bearing interest at Canadian bank
 prime plus 0.5% per annum (6% at December 31,
 1997), repayable in monthly installments of
 approximately $8,700 plus interest to February 2008
 subject to the ability of the lender to demand
 repayment at any time, and secured by the assets of a
 subsidiary (repayable as Cdn. $2,233,210) .....................             --        1,561,139              --

Bank loan payable bearing interest at U.S. prime plus
 3% per annum, repayable to February 2000, and
 secured by the assets of a subsidiary, repaid in 1997 .........             --               --       3,497,583

Mortgage payable bearing interest at 6.9% per annum,
 repayable in monthly installments of approximately
 $3,000 plus interest to maturity on February 2011
 subject to the ability of the lender to demand
 repayment at any time, and secured by the assets of a
 subsidiary and a general charge over the assets of the
 Company (repayable as Cdn. $1,126,644) ........................        795,316          797,962         751,658

Promissory note payable bearing interest at the bank's
 prime plus 2% per annum, repaid in 1997 .......................             --               --         554,493

Mortgage payable bearing interest at 7% per annum,
 repayable in monthly installments of approximately
 $1,000 plus interest to April 2011 subject to the ability
 of the lender to demand repayment at anytime, and
 secured by the assets of a subsidiary and a general
 charge over the assets of the Company (repayable as
 Cdn. $408,086) ................................................        288,074          288,333              --

Mortgage payable bearing interest at 3.5% per month on
 its principal, repayable in monthly installments of
 approximately $84,000 (Cdn. $119,000) to maturity on
 August 1998 subject to the ability of the lender to
 demand repayment at any time, and secured by the
 assets of a subsidiary and a general charge over land
 and building of the Company (repayable as Cdn.
 $3,400,000). ..................................................      2,400,113               --              --
                                                                    -----------      -----------      ----------
  Carried forward ..............................................     15,668,322       15,546,311       4,803,734

                EAGLE QUEST GOLF CENTERS INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (EXPRESSED IN UNITED STATES DOLLARS)

                         YEAR ENDED DECEMBER 31, 1997
      PERIOD FROM INCORPORATION ON FEBRUARY 5, 1996 TO DECEMBER 31, 1996
            THREE MONTHS ENDED MARCH 31, 1998 AND 1997 (UNAUDITED)


 [7] LONG-TERM DEBT: (CONTINUED)



                                                              MARCH 31,      DECEMBER 31,     DECEMBER 31,
                                                                1998             1997             1996
                                                           --------------   --------------   -------------
                                                             (UNAUDITED)
  Brought forward ......................................    $15,668,322      $15,546,311      $4,803,734
Mortgages payable bearing interest at 9% per annum on
 principal of Cdn. $1,300,000 and 17.75% per annum on
 principal of Cdn. $950,000, repayable in aggregate
 monthly installments of approximately $19,600 to
 maturity on April 2000, secured by a first and second
 charge over all of the assets of the subsidiary
 (repayable as Cdn. $2,250,000). In connection with
 these mortgages the lender was issued warrants to
 purchase 1,421,000 common shares of the Company at
 a price of $1.10 per common share to March 6, 2008,
 which warrants were assigned a value of $700,000.
 This difference is being amortized as interest expense
 over the term of the loan (unamortized discount at
 March 31, 1998 -- $700,000)............................        888,310               --              --

Bank loan payable bearing interest at 13% per annum
 until September 1998, then increases by 1% for every
 month thereafter until September 1999, repayable on
 April 13, 2003, and secured by the assets of a
 subsidiary (repayable as Cdn. $600,000) ...............        423,549               --              --

Promissory notes payable to related parties bearing
 interest at 15% per annum until April 9, 1998 and 20%
 per annum thereafter, repayable on demand, secured
 by the assets of a subsidiary and a general charge over
 land and building of the Company (repayable as Cdn.
 $989,000) .............................................        698,151               --              --

Other debt bearing interest at rates varying from 6% to
 12% ...................................................        657,829          621,304         123,552
                                                            -----------      -----------      ----------
                                                             18,336,161       16,167,615       4,927,286
Less current portion ...................................      4,834,700        3,713,000         860,173
                                                            -----------      -----------      ----------
Long-term debt, net of current portion .................    $13,501,461      $12,454,615      $4,067,113
                                                            ===========      ===========      ==========


     The promissory notes of $698,151 were not repaid on April 9, 1998.

     At December 31, 1997, the principal portion of the long-term debt repayable in each of the next five years is approximately as follows:

  1998 .........  $ 3,713,000
  1999 .........      388,000
  2000 .........    2,021,000
  2001 .........      264,000
  2002 .........   10,060,000

                EAGLE QUEST GOLF CENTERS INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (EXPRESSED IN UNITED STATES DOLLARS)

                         YEAR ENDED DECEMBER 31, 1997
      PERIOD FROM INCORPORATION ON FEBRUARY 5, 1996 TO DECEMBER 31, 1996
            THREE MONTHS ENDED MARCH 31, 1998 AND 1997 (UNAUDITED)

 [8] SUBORDINATED DEBENTURES:

                                                             MARCH 31,      DECEMBER 31,     DECEMBER 31,
                                                               1998             1997             1996
                                                          --------------   --------------   -------------
                                                            (UNAUDITED)
Redeemable subordinated debenture (the
 "Redeemable Debenture") due on May 16, 2002,
 bearing interest at 12.5% per annum payable
 quarterly, and secured by subordinate fixed and
 floating charges over the Company's assets located
 in Canada. The debenture is redeemable in whole
 or in part by the Company at a price beginning at
 105% of principal during year 1, decreasing by 1%
 annually to 100% in year 5.

 o The purchaser of the Redeemable Debenture was issued warrants to purchase 1,250,000 common shares of the Company at a price of $1.10 per common share to May 15, 2007. The carrying amount of the Redeemable Debentures on issuance has been reduced by the value attributable to the warrants, being $690,000. This difference is being amortized as interest expense over the term of the Redeemable Debenture.

o Face value of Redeemable Debenture ..................    $ 2,500,000      $ 2,500,000         $   --
  Less: debt discount .................................       (586,500)        (621,000)            --
                                                           -----------      -----------         ------
                                                             1,913,500        1,879,000             --
Subordinated debentures (the "Subordinated
 Debentures") due on June 21, 2002, bearing
 interest at 13.5% per annum payable monthly, and
 secured by subordinate fixed and floating charges
 over the Company's assets located in Canada.

o The purchasers of the Subordinated Debentures
  were issued warrants to purchase 1,017,838
  common shares of the Company at a price of
  $0.01 per common share to July 13, 2005. The
  fair value of these warrants has been estimated
  as $1.00 per warrant. The carrying amount of the
  Subordinated Debentures has been reduced by
  the value attributable to the warrants, being
  $1,007,660. This difference is being amortized as
  interest expense over the term of the
  Subordinated Debentures. ............................
o Face value of Subordinated Debentures ...............      4,000,000        4,000,000             --
  Less: debt discount .................................       (848,114)        (898,497)            --
                                                           -----------      -----------         ------

                EAGLE QUEST GOLF CENTERS INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (EXPRESSED IN UNITED STATES DOLLARS)

                         YEAR ENDED DECEMBER 31, 1997
      PERIOD FROM INCORPORATION ON FEBRUARY 5, 1996 TO DECEMBER 31, 1996
            THREE MONTHS ENDED MARCH 31, 1998 AND 1997 (UNAUDITED)


 [8] SUBORDINATED DEBENTURES: (CONTINUED)


  MARCH 31,     DECEMBER 31,     DECEMBER 31,
    1998            1997             1996
------------   --------------   -------------
 (UNAUDITED)
 3,151,886        3,101,503             --
 ---------        ---------             --
$5,065,386      $ 4,980,503         $   --
==========      ===========         ======

[9] REDEEMABLE EQUITY SECURITIES:

     The Company has issued the following equity securities for which it has, at the holder's option, redemption obligations in the future:




                                                             MARCH 31,      DECEMBER 31,     DECEMBER 31,
                                                               1998             1997             1996
                                                          --------------   --------------   -------------
                                                            (UNAUDITED)
250,000 common shares issued in connection with an
 acquisition, redeemable to December 10, 1998 at
 Cdn. $2 per share ....................................    $   359,000      $   359,000        $     --

70,000 common shares issued in connection with an
 acquisition, redeemable during the 60 days ending
 August 29, 1999 at $5 per share, net of discount of
 $137,842 (December 31, 1997 -- $162,167) being
 amortized as interest expense over the redemption
 period ...............................................        212,158          187,833              --

1,250,000 warrants issued in connection with the
 Redeemable Debentures, redeemable at the
 redemption date, which is any date during the 180
 day period following May 2002 at a price to be
 determined on the redemption date ....................        690,000          690,000              --

1,017,838 warrants issued in connection with the
 Subordinated Debentures, redeemable during the
 30 day period ending June 13, 2005 at their fair
 value at the redemption date .........................      1,007,660        1,007,660              --

1,000,000 warrants issued in connection with a bank
 loan, redeemable at any time within 60 days of the
 first to occur of the prepayment of the related loan
 or its stated maturity date of September 2002 at
 their fair value at the redemption date ..............        560,000          560,000              --
                                                           -----------      -----------        --------
                                                           $ 2,828,818      $ 2,804,493        $     --
                                                           ===========      ===========        ========

 [10] STOCK OPTION PLANS:


     The Company has a stock option plan (the "Plan") which provides for the issuance of options to key employees, consultants and directors. At December 31, 1997 and March 31, 1998, shareholders have authorized the issuance of stock options up to an aggregate of 2,000,000 shares under the Plan. Subject to shareholder approval, the Board of Directors of the Company has approved an increase in the authorized number of stock options to 4,000,000 shares (note 16(c)).

                EAGLE QUEST GOLF CENTERS INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (EXPRESSED IN UNITED STATES DOLLARS)

                         YEAR ENDED DECEMBER 31, 1997
      PERIOD FROM INCORPORATION ON FEBRUARY 5, 1996 TO DECEMBER 31, 1996
            THREE MONTHS ENDED MARCH 31, 1998 AND 1997 (UNAUDITED)


 [10] STOCK OPTION PLANS: (CONTINUED)

     The following table summarizes the transactions in the Plan since the incorporation of the Company on February 5, 1996. As the Plan was not approved by shareholders until the Company's first shareholder meeting in May 1997, no options are deemed to have been granted prior to that date.


                                                                                             WEIGHTED
                                                                           NUMBER OF         AVERAGE
                                                                             SHARES       EXERCISE PRICE
                                                                         -------------   ---------------
Year ended December 31, 1997:
 Options granted .....................................................     1,567,500         $  0.48
 Options exercised ...................................................       (68,500)           0.29
 Options forfeited ...................................................      (100,000)           0.54
                                                                           ---------         -------
Deemed to be granted at December 31, 1997 and March 31, 1998 .........     1,399,000         $  0.48
                                                                           =========         =======
Exercisable options:
 December 31, 1997 ...................................................       526,333         $  0.43
                                                                           =========         =======



     Of granted options at December 31, 1997, 500,000 have been granted to certain officers and become exercisable only upon the occurrence of specified future events. As these events cannot be considered to be more likely than not to occur, no compensation expense has been recorded for these 500,000 options.


     In addition, to March 13, 1998 the board of directors has granted options exercisable into 1,975,900 common shares at exercise prices between $0.72 to $2.00 per share, which options are exercisable to February 12, 2008, provided that the exercise of any of these options is subject to the receipt of shareholder approval to increase the number of authorized stock options under the Plan. These options include the grant on February 12, 1998 of options to certain key employees to purchase 800,000 common shares at an exercise price of Cdn. $1.00 per share, expiring ten years from the date of grant.


     Stock options vest over periods of up to five years and generally expire ten years from the date of grant. Stock options are generally granted at exercise prices equal to the common share's fair value at the date of grant. As permitted by FAS 123, the Company has chosen to continue accounting for stock options at their intrinsic value. Included in expenses for 1997 is $510,000 representing the compensatory benefit (Unaudited -- three months ended March 31, 1998 -- $15,000). This benefit has been calculated by reference to differences between the option exercise price and the fair values of the Company's common shares at the date upon which the options receive all shareholder and other approvals that are required for the options to become exercisable in accordance with their terms.

     Had the fair value method of accounting been applied to the Company's issued stock options, the impact would be as follows:


                                                           1997            1996
                                                      --------------   -----------
   Loss for the period, as reported ...............    $ 7,255,073      $885,497
   Estimated fair value of option grants ..........        639,000            --
                                                       -----------      --------
   Pro forma loss .................................    $ 7,894,073      $885,497
                                                       ===========      ========


     The fair value of option grants has been estimated using the Black-Scholes option-pricing model with the following assumptions used for grants in both periods:

                EAGLE QUEST GOLF CENTERS INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (EXPRESSED IN UNITED STATES DOLLARS)

                         YEAR ENDED DECEMBER 31, 1997
      PERIOD FROM INCORPORATION ON FEBRUARY 5, 1996 TO DECEMBER 31, 1996
            THREE MONTHS ENDED MARCH 31, 1998 AND 1997 (UNAUDITED)


 [10] STOCK OPTION PLANS: (CONTINUED)


           Dividend yield ..................      0%
           Risk-free interest rate .........   5.60%
           Expected option life ............  5 years
           Expected volatility .............      0%

     (Unaudited):


     On March 31, 1998, the board of directors granted additional options exercisable into 296,000 common shares, at exercise prices between $0.72 and $1.44 per share, which options are exercisable to March, 2008.

     There would be no impact on the reported loss for the three months ended March 31, 1998 and 1997 due to the issuance of options.



 [11] WARRANTS:

     (a) Subordinated Debentures:

     The purchasers of the Company's Subordinated Debentures (note 8) were issued warrants to purchase 1,017,838 common shares of the Company at a price of $0.01 per common share for a period ending July 13, 2002. The Company has recorded the warrants at the difference between their fair value of $1.00 per warrant and the $0.01 per warrant exercise price.

     In the event that the Subordinated Debentures are not repaid by June 13, 2000, the number of warrants will increase to 1,599,459; if not repaid by June 13, 2001, the number of warrants will increase to 2,181,080; and if not repaid by June 13, 2002, the number of warrants will increase to 2,762,702.

     (b) Other:

     At December 31, 1997, the Company has outstanding warrants, including the warrants issued in connection with the bank loan (note 7), to purchase an additional 6,075,000 common shares at prices ranging from $1.00 to $2.25 per share. These warrants expire at various dates to May 15, 2007. All warrants outstanding at December 31, 1997 were granted in 1997. Of these warrants, 5,850,000 became exercisable in 1997, 200,000 become exercisable in 1998 and 25,000 become exercisable in 1999. In certain circumstances, an additional 100,000 common shares may be purchased pursuant to one of the issued and outstanding warrants. Certain of the warrants are subject to anti-dilution provisions and the exercise price of such warrants may decrease in certain circumstances.

       (Unaudited):


     On March 13, 1998 the Company issued 1,421,000 warrants to purchase common shares of the Company at $1.10 per share in connection with a mortgage payable (note 7). These warrants, which become exercisable on issue, expire on March 6, 2008.


     (c) Redemption:

     Certain of the warrants described in (a) and (b) are redeemable at the holder's option. See note 9.

                EAGLE QUEST GOLF CENTERS INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (EXPRESSED IN UNITED STATES DOLLARS)

                         YEAR ENDED DECEMBER 31, 1997
      PERIOD FROM INCORPORATION ON FEBRUARY 5, 1996 TO DECEMBER 31, 1996
            THREE MONTHS ENDED MARCH 31, 1998 AND 1997 (UNAUDITED)

 [12] COMMITMENTS AND CONTINGENCIES:


     (a) Operating leases


     The Company has entered into non-cancellable operating leases for land at twelve of its golf centers, various equipment used in the centers, and office spaces. Operating lease obligations at December 31, 1997 for each of the next five fiscal years are approximately as follows:



  1998 ..................    $847,000
  1999 ..................     916,000
  2000 ..................     885,000
  2001 ..................     878,000
  2002 ..................     824,000

   Rent expense for 1997 was $567,600 (1996 -- $19,300).


   (b) Contingent consideration:


     Under certain purchase agreements, the selling party is entitled to additional consideration based on the achievement of certain profitability or performance targets (note 3).



     (c) Contingencies:


     (i) The Company has suspended construction activity on a leased property. Pursuant to the terms of the lease, the landlord has the right to cancel the lease if construction is not completed on or before July 31, 1998. The carrying value at March 31, 1998 of costs capitalized to the project under construction is approximately $800,000.


     (ii) The Company has received a demand for payment of approximately $360,000 as a reimbursement of expenses incurred in connection with an aborted transaction to purchase securities of the Company. The Company disputes both the amount of the expenses and its legal obligation to reimburse the claimant. However, the ultimate outcome of this claim is not known. Any costs associated with the resolution of the claim will be recorded as determinable.



 [13] INCOME TAXES:


     Loss before income taxes for each of the periods presented by jurisdiction are as follows:

                                   1997             1996
                              --------------   -------------
   Canada .................    $ 3,159,042      $ 1,193,497
   United States ..........      5,491,031               --
                               -----------      -----------
                               $ 8,650,073      $ 1,193,497
                               ===========      ===========

     The tax effects of temporary differences and carry forwards that give rise to significant portions of deferred tax assets and liabilities at December 31, 1997 and 1996 were as follows:

                EAGLE QUEST GOLF CENTERS INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (EXPRESSED IN UNITED STATES DOLLARS)

                         YEAR ENDED DECEMBER 31, 1997
      PERIOD FROM INCORPORATION ON FEBRUARY 5, 1996 TO DECEMBER 31, 1996
            THREE MONTHS ENDED MARCH 31, 1998 AND 1997 (UNAUDITED)


 [13] INCOME TAXES: (CONTINUED)



                                                                        1997             1996
                                                                  ---------------   -------------
   Deferred tax assets:
    Tax basis in excess of accounting basis ...................    $    714,000      $  758,931
    Loss carry forwards .......................................       3,650,000         372,175
                                                                   ------------      ----------
                                                                      4,364,000       1,131,106
   Valuation allowance ........................................      (1,758,000)       (823,106)
                                                                   ------------      ----------
                                                                      2,606,000         308,000
   Deferred tax liabilities:
    Accounting basis of property and equipment in excess of tax
     basis ....................................................      (2,606,000)       (308,000)
                                                                   ------------      ----------
                                                                   $         --      $       --
                                                                   ============      ==========


     SFAS 109 requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized. During 1997, the net increase in the valuation allowance was $934,894 (1996 -- $823,106).


     At December 31, 1997, the Company has estimated net operating loss carry forwards available for income tax purposes as follows:





                                               EXPIRY
                                 AMOUNT         DATE
                             --------------   -------
   Canada ................    $ 3,400,000      2004
   United States .........      5,300,000      2012
                              -----------
                              $ 8,700,000
                              ===========


 [14] FINANCIAL INSTRUMENTS:


     (a) Fair value:


     The Company's financial instruments recorded on the consolidated balance sheets includes cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities and indebtedness (including short-term debt, Subordinated Debentures and redeemable equity securities). Due to their short-term to maturity the carrying value of all financial instruments other than indebtedness approximates their fair value. The fair value of long-term debt is dependent upon interest rates in the markets in which the assets are located, the lender's assessment of required risk premiums and the nature and extent of attached equity securities. None of the Company's long-term debt trades in a public market. Due to the nature of the underlying considerations to the Company's indebtedness, it is not possible to estimate the current fair value of the Company's debt.


     (b) Derivative instruments:


     At March 31, 1998, December 31, 1997 and 1996, the Company has not entered into off-balance sheet derivative instruments.

                EAGLE QUEST GOLF CENTERS INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (EXPRESSED IN UNITED STATES DOLLARS)

                         YEAR ENDED DECEMBER 31, 1997
      PERIOD FROM INCORPORATION ON FEBRUARY 5, 1996 TO DECEMBER 31, 1996
            THREE MONTHS ENDED MARCH 31, 1998 AND 1997 (UNAUDITED)


 [14] FINANCIAL INSTRUMENTS: (CONTINUED)

     (c) Credit risk:


     The Company's products and services are purchased by a wide range of customers in different regions of North America. Due to the nature of its operations, the Company has no concentrations of credit risk.


     (d) Interest rate risk:


     As described in notes 6 and 7, certain of the Company's debt instruments bear interest at floating rates. Fluctuations in these rates will impact the cost of financing incurred in the future.


 [15] CONSOLIDATED STATEMENTS OF CASH FLOWS:


     The following is supplementary information presented to the consolidated statements of cash flows:


                                                                     PERIOD FROM
                                                                    INCORPORATION
                                  THREE MONTHS                      ON FEBRUARY 5,
                                      ENDED         YEAR ENDED         1996 TO
                                    MARCH 31,      DECEMBER 31,      DECEMBER 31,
                                      1998             1997             1996,
                                 --------------   --------------   ---------------
                                   (UNAUDITED)
   Interest paid .............      $569,501       $ 1,304,464         $12,975
   Income taxes paid .........            --                --              --
                                    ========       ===========         =======



     In addition, the consolidated statements of cash flows exclude indebtedness assumed or issued, and securities issued, on business combinations (see note 3) and shares issued for services rendered (see statement of shareholders' equity).



 [16] SUBSEQUENT EVENTS:


     (a) On April 2, 1998, the Company entered into a Merger Agreement whereby all of its outstanding shares would be exchanged for common shares of Family Golf Centers, Inc. The Merger Agreement has been approved by each of the Board of Directors of the Company and Family Golf Centers, Inc. and is subject to approval by the Company's shareholders, regulatory and government approval and completion of due diligence.


     (b)(Unaudited): On April 27, 1998, the Company entered into an agreement to borrow $2,250,000 from Family Golf. The loan bears interest at 15% per annum until July 27, 1998 and increases to 20% per annum for the period July 29, 1998 through October 27, 1998, the maturity date. The loan is secured by the shares of a subsidiary of the Company.


     (c)(Unaudited): On June 2, 1998, the shareholders of the Company approved both the Merger Agreement with Family Golf (note 16(a)) and the increase in the number of shares able to be issued under the Plan to 4,000,000 (note 10).


     (d)(Unaudited): Subsequent to June 2, 1998, 1,207,000 stock options previously granted but not exercisable as of December 31, 1997 as described in note 10, were rescinded.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Shareholder of Golden Bear Golf Centers, Inc.:


We have audited the accompanying balance sheets of Golden Bear Golf Centers, Inc. (a Florida Corporation) and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholder's equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Golden Bear Golf Centers, Inc. and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.



ARTHUR ANDERSEN LLP



-------------------------
West Palm Beach, Florida,
 June 8, 1998, (except with respect to
 the matter discussed in Note 12, as to
 which the date is June 16, 1998).

                        GOLDEN BEAR GOLF CENTERS, INC.

                          CONSOLIDATED BALANCE SHEETS



                                                                               DECEMBER 31,
                                                                     ---------------------------------
                                                                           1997              1996
                                                                     ---------------   ---------------
                                              ASSETS
CURRENT ASSETS:
 Cash and cash equivalents .......................................    $    890,347      $  9,666,374
 Accounts receivable, net of allowances of $249,522 in 1997
   and $0 in 1996 ................................................         389,472           730,138
 Inventory .......................................................       2,399,919         1,937,131
 Prepaid expenses and other current assets .......................         172,898            30,585
                                                                      ------------      ------------
      Total current assets .......................................       3,852,636        12,364,228
PROPERTY AND EQUIPMENT, net ......................................      23,592,076        17,458,533
INVESTMENT IN JNAI ...............................................         289,496                --
INTANGIBLES AND OTHER ASSETS, net ................................       6,777,646         4,470,781
                                                                      ------------      ------------
      Total assets ...............................................    $ 34,511,854      $ 34,293,542
                                                                      ============      ============
                                     LIABILITIES AND SHAREHOLDER'SEQUITY
CURRENT LIABILITIES:
 Accounts payable ................................................    $  1,572,238      $  1,703,823
 Accrued liabilities .............................................         743,717           110,344
 Notes payable and capital leases, current portion ...............       3,023,396           443,895
 Due to affiliates ...............................................         295,741           224,169
 Deferred revenue ................................................          30,000            86,275
                                                                      ------------      ------------
      Total current liabilities ..................................       5,665,092         2,568,506
NOTES PAYABLE AND CAPITAL LEASES, net of current
 portion .........................................................       7,771,018         5,556,667
COMMITMENTS AND CONTINGENCIES (Note 9)
SHAREHOLDER'S EQUITY:
 Common stock--
   Class A, $1.00 par value, 6,500 shares authorized, 4,068 shares
   issued and outstanding in 1997 and 1996 .......................           4,068             4,068
   Class B, $1.00 par value, 1,000 shares authorized, none issued
   and outstanding in 1997 and 1996 ..............................              --                --
 Additional paid-in capital ......................................      28,361,470        27,588,447
 Accumulated deficit .............................................      (7,289,794)       (1,424,146)
                                                                      ------------      ------------
      Total shareholder's equity .................................      21,075,744        26,168,369
                                                                      ------------      ------------
      Total liabilities and shareholder's equity .................    $ 34,511,854      $ 34,293,542
                                                                      ============      ============



        The accompanying notes are an integral part of these statements.

                        GOLDEN BEAR GOLF CENTERS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS



                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                             ----------------------------------
                                                                   1997               1996
                                                             ----------------   ---------------
REVENUE ..................................................      $15,995,456       $ 3,034,184
OPERATING COSTS AND EXPENSES:
 Operating expenses ......................................       19,894,926         4,080,285
 Corporate overhead allocation ...........................        1,074,554           202,759
 Depreciation and amortization ...........................        2,105,592           276,455
                                                                -----------       -----------
   Total operating costs and expenses ....................       23,075,072         4,559,499
                                                                -----------       -----------
   Loss from operations ..................................       (7,079,616)       (1,525,315)
                                                                -----------       -----------
OTHER INCOME (EXPENSE):
 Interest income .........................................          167,866           339,990
 Interest expense ........................................         (768,862)         (179,835)
 Other ...................................................          (60,062)              227
                                                                -----------       -----------
   Total other income (expense) ..........................         (661,058)          160,382
                                                                -----------       -----------
   Loss before income taxes ..............................       (7,740,674)       (1,364,933)
PROVISION (BENEFIT) FOR INCOME TAXES .....................         (794,773)            2,530
                                                                -----------       -----------
   Net loss before equity in income of affiliate .........       (6,945,901)       (1,367,463)
EQUITY IN INCOME OF AFFILIATE ............................        1,080,253                --
                                                                -----------       -----------
   Net loss ..............................................     ($ 5,865,648)     ($ 1,367,463)
                                                                ===========       ===========



        The accompanying notes are an integral part of these statements.

                        GOLDEN BEAR GOLF CENTERS, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY



                            CLASS A COMMON    CLASS B COMMON     ADDITIONAL
                           ----------------- -----------------    PAID-IN      ACCUMULATED
                            SHARES   AMOUNT   SHARES   AMOUNT     CAPITAL        DEFICIT          TOTAL
                           -------- -------- -------- -------- ------------- --------------- ---------------
BALANCE,
 December 31, 1995 .......  1,000    $1,000     250    $  250   $   108,750   ($    56,683)   $     53,317
Recapitalization (Note 1)   3,068     3,068    (250)     (250)    1,497,182             --       1,500,000
Capital contribution .....     --        --      --        --    25,982,515             --      25,982,515
Net loss .................     --        --      --        --            --     (1,367,463)     (1,367,463)
                            -----    ------    ----    ------   -----------    -----------    ------------
BALANCE,
 December 31, 1996 .......  4,068     4,068      --        --    27,588,447     (1,424,146)     26,168,369
Capital contribution .....     --        --      --        --       444,419             --         444,419
Contribution of JNAI by
 Parent ..................     --        --      --        --       328,604             --         328,604
Net loss .................     --        --      --        --            --     (5,865,648)     (5,865,648)
                            -----    ------    ----    ------   -----------    -----------    ------------
BALANCE,
 December 31, 1997 .......  4,068    $4,068      --        --   $28,361,470   ($ 7,289,794)   $ 21,075,744
                            =====    ======    ====    ======   ===========    ===========    ============



        The accompanying notes are an integral part of these statements.

                        GOLDEN BEAR GOLF CENTERS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS




                                                                        FOR THE YEARS ENDED DECEMBER 31,
                                                                       -----------------------------------
                                                                             1997               1996
                                                                       ----------------   ----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss ..........................................................     ($ 5,865,648)     ($  1,367,463)
 Adjustments to reconcile net loss to net cash used in
   operating activities:
   Depreciation and amortization ...................................        2,105,592            276,455
   Provision for uncollectible accounts ............................          311,886                 --
   Undistributed income of equity affiliate ........................           39,108                 --
 Changes in assets and liabilities:
   Accounts receivable .............................................           28,780           (425,837)
   Due to affiliates ...............................................           71,572            151,461
   Inventory .......................................................         (462,788)        (1,937,131)
   Prepaid expenses and other current assets .......................         (142,313)              (349)
   Intangibles and other assets ....................................         (283,472)           (88,589)
   Accounts payable ................................................         (131,585)         1,628,819
   Accrued liabilities .............................................          633,373             95,414
   Deferred revenue ................................................          (56,275)          (103,725)
                                                                          -----------       ------------
      Net cash used in operating activities ........................       (3,751,770)        (1,770,945)
                                                                          -----------       ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Acquisition of golf centers .......................................       (1,515,236)       (15,036,093)
 Capital expenditures, net .........................................       (5,673,292)        (2,460,615)
                                                                          -----------       ------------
      Net cash used in investing activities ........................       (7,188,528)       (17,496,708)
                                                                          -----------       ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Capital contribution from Parent ..................................          444,419         25,982,515
 Proceeds from revolving credit facility ...........................        2,550,000                 --
 Proceeds received in recapitalization .............................               --          1,500,000
 Proceeds from notes payable and capital leases ....................               --          1,800,000
 Payments on notes payable and capital leases ......................         (830,148)          (384,292)
 Proceeds from note payable -- shareholder .........................               --          1,625,000
 Payment note payable -- shareholder ...............................               --         (1,625,000)
                                                                          -----------       ------------
      Net cash provided by financing activities ....................        2,164,271         28,898,223
                                                                          -----------       ------------
      Net increase (decrease) in cash and cash equivalents .........       (8,776,027)         9,630,570
CASH AND CASH EQUIVALENTS, beginning of year .......................        9,666,374             35,804
                                                                          -----------       ------------
CASH AND CASH EQUIVALENTS, end of year .............................      $   890,347       $  9,666,374
                                                                          ===========       ============
SUPPLEMENTAL DISCLOSURE OF NON-CASH
 OPERATING AND INVESTING ACTIVITIES:
   Capital contribution of investment in JNAI ......................      $   328,604                 --
   Centers acquired with capital leases ............................               --       $  2,465,757
   Notes payable issued in acquisition of golf centers .............      $ 3,074,000       $  1,700,000
   Deferred profit participation obligation issued in connection
    with acquisition of golf center ................................               --       $    419,097
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
   Cash paid for interest ..........................................      $   661,648       $    179,835
   Cash paid for income taxes ......................................      $    88,277       $      2,530



        The accompanying notes are an integral part of these statements.

                        GOLDEN BEAR GOLF CENTERS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


 BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of Golden Bear Golf Centers, Inc. and its wholly-owned subsidiary Golden Bear Apparel, Inc. (collectively, the "Company"). The Company's investment in JNAI, a 50% owned affiliate, is accounted for under the equity method. All significant intercompany transactions and balances between the Company and its subsidiary have been eliminated in consolidation. The accompanying consolidated financial statements reflect the accounts of the Company as a subsidiary of Golden Bear Golf, Inc. ("Parent") subject to corporate and administrative expense allocations as described in Note 10, Related Party Transactions. Such information does not necessarily reflect the financial position or results of operations of the Company as a separate, stand-alone entity.


 GENERAL

     Golden Bear Golf Centers, Inc. was incorporated in December 1992 to offer franchise opportunities for the operation of golf instruction and practice facilities that consist of practice stations and the teaching techniques developed by Jack Nicklaus, Jim Flick and the staff of an affiliated company. The Company is a wholly-owned subsidiary of Golden Bear Golf, Inc. In connection with the franchise program, the Company enters into various agreements with franchisees including, but not limited to, development and license agreements which provide for the establishment and operation of golf centers and use of various trademarks, trade names and associated logos and symbols. In addition, the Company also owns and operates its own golf instruction and practice facilities at numerous locations in several states. The Company generally leases its golf facilities under long-term lease arrangements.

     All of the Company's 14 golf centers are located within the United States. Currently, there are seven licensed Golden Bear Golf Centers in the United States that are operated by one owner, who is not affiliated with the Company. The licensee has been provided a license to operate these seven Golden Bear Golf Centers and is able to utilize certain of the Company's trademarks, servicemarks and other rights relating to the operation of the facilities. Additionally, the Company has two agreements that grant certain rights to develop one Golden Bear Golf Center within the Baltimore/Washington D.C. area.

     Licensees are required to operate their Golden Bear Golf Centers in compliance with the Company's methods, standards and specifications regarding such matters as facility design, site approval, layout and design of teaching and practicing related facilities, fixtures and furnishings, decor and signage, merchandise type, presentation and customer service. Licensees are not required to purchase supplies or products from the Company other than workbooks, software and manuals associated with teaching studios which must be included in each facility. Licensees pay a facility license fee for each facility opened by the licensee within the designated territory, and pay continuing monthly royalty fees of 3% to 5% of adjusted gross revenues, subject to minimum guaranteed royalties. In some instances, generally for facilities in less populated areas, in lieu of monthly revenue-based royalty fees, fixed annual fees generally are paid, subject to increases based on the consumer price index.

     For the years ended December 31, 1997 and 1996, the Company incurred substantial losses and as of December 31, 1997 has accumulated a deficit of $7,289,794. Additionally, management of the Company anticipates incurring losses in the near term and will rely on Golden Bear Golf, Inc. for financial support, if necessary. Management of the Company believes that Golden Bear Golf, Inc. will have the financial resources available and that it will continue to provide the necessary level of financial support to fund the operations of the Company.

 RECAPITALIZATION

     On June 6, 1996, the Company's Articles of Incorporation were amended to provide that the aggregate number of shares which the Company shall have authority to issue is 7,500 shares of common

                        GOLDEN BEAR GOLF CENTERS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

stock having a par value of $1.00 and having all of the same rights, including, without limitation, identical rights in the profits and proceeds of liquidation of the Company. The common stock includes two classes as follows: 6,500 shares of "Class A" common stock, each share having one vote with respect to all matters for which voting rights are provided to the shareholders of the Company and 1,000 shares of "Class B" common stock, which have no voting rights.


     On June 7, 1996, Golden Bear Golf, Inc. entered into an exchange agreement which was consummated August 1, 1996 upon the closing of an initial public offering of Golden Bear Golf, Inc. Parties to the plan of reorganization included, among others, the Golden Bear Golf, Inc. affiliates, the Company, Paragon Construction International, Inc. and Golden Bear International, Inc., a privately owned company controlled by Jack Nicklaus.


     Pursuant to the exchange agreement, Golden Bear Golf, Inc. acquired all of the issued and outstanding shares of the Company, increased the number of Class A common shares outstanding of the Company to 4,068 and redeemed all of the Company's Class B common shares.


 CASH AND CASH EQUIVALENTS

     Cash and cash equivalents are comprised of highly liquid investment instruments with a maturity of three months or less when purchased. Such investments, totaling $0 and approximately $8.3 million at December 31, 1997 and 1996, respectively, are comprised of interest bearing short-term commercial paper.


 ACCOUNTS RECEIVABLE AND REVENUE RECOGNITION

     Revenues attributable to the operations of the Company's golf instruction and practice facilities include practice range fees, miniature golf fees, batting cage fees, lessons, food and beverage operations, and retail merchandise sales. Such revenues are recognized concurrent with the time the services or products are provided.

     Revenues also include franchise fees and royalty fees received from franchisees. Franchise fees relate to the establishment of the golf centers and royalty fees relate to the providing of assistance by Golf Centers with marketing, training and other operational issues. Accordingly, franchise fees are recognized as revenue when substantially all such services required under the development agreement have been performed. Royalty fees are based upon franchisees' adjusted gross revenues, as defined, and are recognized as revenues when earned. Deferred revenue includes franchise fees due or collected in excess of amounts earned of $30,000 and $86,275 as of December 31, 1997 and 1996, respectively. Franchise and royalty fee income totaled $880,164 and $773,694 for the years ended December 31, 1997 and 1996, respectively.


 INVENTORY

     Inventory is comprised primarily of finished goods such as golfing apparel, golf clubs and accessories that are held for retail sale in the pro shops of the Company's golf center facilities. Such inventory is valued at the lower of cost or market based on the first-in, first-out inventory method.


 PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Construction in progress is comprised of ongoing development costs associated with the planned upgrades and additions to golf center facilities acquired by the Company. Expenditures for major additions and improvements are capitalized, while minor replacements, maintenance and repairs are charged to expense as incurred. When property is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized currently.

                        GOLDEN BEAR GOLF CENTERS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


     Depreciation is provided over the estimated useful lives of the assets involved using the straight-line and accelerated methods. The estimated useful lives generally are: ten to thirty years for buildings and improvements, three to seven years for leasehold improvements and five to ten years for equipment, furniture and fixtures. The buildings and improvements acquired in connection with the Company's acquisition of golf centers are depreciated over periods that do not exceed the terms of the related ground leases for the underlying real property, including options to extend the respective terms.


 INTANGIBLES AND OTHER ASSETS

     Intangibles and other assets consist primarily of the cost of acquired golf center facilities in excess of the fair value of the net tangible assets acquired. The cost in excess of the fair value of net tangible assets is amortized over periods ranging from ten to thirty years on a straight-line basis. Such costs acquired in connection with the Company's acquisition of golf centers are amortized over periods that do not exceed the terms of the related ground leases for the underlying real property, including options to extend the respective terms.

     In 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS No. 121 requires that long-lived assets, including certain identifiable intangibles, and the goodwill related to those assets, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset in question may not be recoverable. The Company continually evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful life of its long-lived assets or whether the remaining balance of such long-lived assets should be evaluated for possible impairment. The Company uses an estimate of the related undiscounted cash flows over the remaining life of the long-lived assets in measuring their recoverability.


 USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


 FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of the fair value of certain financial instruments. Cash, accounts receivable, inventory, prepaid expenses and other current assets, accounts payable, accrued liabilities, deferred revenue, together with notes payable and capital leases are reflected in the accompanying financial statements at cost which approximates fair value. The estimated fair value of fixed rate indebtedness at December 31, 1997 was approximately $2.4 million, which approximates the carrying value. The estimated fair value of such indebtedness was determined based on the expected future payments discounted at risk adjusted rates for debt of similar terms and remaining maturities.


 INCOME TAXES

     The Company accounts for income taxes in accordance with SFAS No. 109. "Accounting for Income Taxes". Under this method, deferred income taxes are determined on the estimated future tax effects of differences between the financial reporting and tax basis of assets and liabilities given the provisions of enacted laws. Deferred income tax provisions and benefits are based on changes to the asset and liability from year to year.

                        GOLDEN BEAR GOLF CENTERS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


     Golden Bear Golf, Inc. files a consolidated tax return for Federal income tax purposes. The tax benefit for the Company's net operating losses for the year ended December 31, 1997 has been recorded by the Company, and is included as a component of Due to Affiliates in the accompanying balance sheets.


 ACCOUNTING PRONOUNCEMENT

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" which is required to be adopted in 1998. This statement establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. This statement requires that an enterprise (i) classify items of other comprehensive income by their nature in financial statements and (ii) display the accumulated balance of other comprehensive income separately from retained deficit and additional paid-in capital in the equity section of the balance sheets. Comprehensive income is defined as the change in equity during the financial reporting period of a business enterprise resulting from non-owner sources. The adoption of SFAS No. 130 is not expected to have a material impact on the Company's financial statements.


2. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:






                                                              DECEMBER 31,
                                                     -------------------------------
                                                           1997            1996
                                                     --------------- ---------------
   Land ............................................  $  1,918,000     $ 1,918,000
   Buildings and leasehold improvements ............    18,826,034      11,850,409
   Equipment, furniture and fixtures ...............     4,524,085       1,588,926
   Construction in progress ........................       350,865       2,329,932
                                                      ------------     -----------
                                                        25,618,984      17,687,267
   Less accumulated depreciation and amortization ..    (2,026,908)       (228,734)
                                                      ------------     -----------
                                                      $ 23,592,076     $17,458,533
                                                      ============     ===========



3. INTANGIBLES AND OTHER ASSETS

     Intangibles and other assets consist of the following:






                                                                       DECEMBER 31,
                                                               -----------------------------
                                                                    1997            1996
                                                               -------------   -------------
   Costs in excess of tangible net assets acquired .........    $6,807,507      $4,246,000
   Deposits ................................................       187,658         212,228
   Franchise costs .........................................        52,055          52,055
   Other ...................................................       123,652          46,306
                                                                ----------      ----------
                                                                 7,170,872       4,556,589
   Less accumulated amortization ...........................      (393,226)        (85,808)
                                                                ----------      ----------
                                                                $6,777,646      $4,470,781
                                                                ==========      ==========

                        GOLDEN BEAR GOLF CENTERS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


4. ACCRUED LIABILITIES

     Accrued liabilities consist of the following:



                                               DECEMBER 31,
                                         ------------------------
                                             1997         1996
                                         -----------   ----------
   Payroll and related costs .........    $225,061      $ 53,023
   Sales and property taxes ..........      75,509        33,030
   Other expenses ....................     443,147        24,291
                                          --------      --------
                                          $743,717      $110,344
                                          ========      ========



5. NOTES PAYABLE AND CAPITAL LEASES

     Notes payable and capital leases consist of the following:



                                                                                     DECEMBER 31,
                                                                            -------------------------------
                                                                                  1997             1996
                                                                            ---------------   -------------
Note payable to financial institution, due in monthly principal installments of $10,000 plus interest at prime + 3/4%, with balloon
 payment due at maturity in August, 2003 ................................    $  1,640,000      $1,760,000

Notes payable to sellers of golf centers, with interest generally
 ranging from 8% to prime + 1 1/4%, maturing through June, 2004(a) ......       3,780,723       1,367,008

Capital lease obligations secured by certain golf center facilities,
 maturing through April, 2025(c) ........................................       2,424,751       2,454,457

Deferred profit participation obligation, payable quarterly, discounted
 at an effective rate of 9%, matures December, 2006(c) ..................         398,940         419,097

Revolving credit facility with a bank, with interest at prime payable
 quarterly, due August 26, 1998(b) ......................................       2,550,000             ---
                                                                             ------------      ----------
                                                                               10,794,414       6,000,562
Less current portion ....................................................      (3,023,396)       (443,895)
                                                                             ------------      ----------
                                                                             $  7,771,018      $5,556,667
                                                                             ============      ==========



----------

(a) In September 1996, the Company issued non-interest bearing notes payable of $600,000 in connection with the purchase of East Coast Facilities. Such notes, which had certain defined payment terms and an outstanding principal balance of $267,008 at December 31, 1996, were repaid in full at their maturity in September 1997. Also in September 1996, the Company issued a note payable for $750,000 in connection with its acquisition of Highlander Facilities. The note is secured by certain property and equipment of the golf center and bears interest at 8% payable monthly, with the entire principal due in August 2001.


    In December 1996, the Company issued a note payable for $350,000 in connection with the purchase of MacDivott's Golf Center. The note is secured by certain property and equipment of the golf center and bears interest at prime + 1/2% payable quarterly, with the entire principal due in December 1999. In August 1997, the Company purchased a mini-golf facility located adjacent to MacDivott's Golf Center and issued a promissory note for $175,000 in connection with such acquisition. The promissory note is secured by certain property and equipment of the mini-golf facility and requires quarterly principal payments of $6,250 plus interest at prime + 1%. Based on such required quarterly payments, the note will be fully amortized in June 2004. The outstanding principal balance on the note was $162,500 at December 31, 1997.

                        GOLDEN BEAR GOLF CENTERS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


5.  NOTES PAYABLE AND CAPITAL LEASES (CONTINUED)

    In January 1997, the Company incurred certain secured indebtedness aggregating approximately $2.1 million in connection with the purchase of Oasis Golf Center. In August 1997, the Company repaid a $200,000 non-interest bearing installment due on such indebtedness and in September 1997, the Company made another $200,000 payment and modified the terms of the remaining obligations. The remaining obligations were consolidated into a $1.8 million promissory note requiring monthly payments of principal and interest at prime + 1 1/4% calculated on a ten year amortization schedule. In addition to such recurring monthly installments, the Company is also obligated to make additional annual $50,000 principal payments in September of each year through 2002 at which time any remaining outstanding principal is payable in a balloon payment. The outstanding principal balance on the note was $1.8 million at December 31, 1997.



    In February 1997, the Company issued a note payable for $800,000 in connection with the purchase of Caddyshack Golf Dome. The note is secured by certain property and equipment of the golf center and requires quarterly payments of $38,820 representing the amortization of principal and interest at 9%. Based on such required quarterly payments, the note will be fully amortized in March 2004. The outstanding principal balance on the note was $736,123 at December 31, 1997.



(b) In September 1997, the Golden Bear Golf, Inc. entered into a definitive credit agreement with a bank for a $10 million revolving credit facility to be used to finance the working capital required to fund Golden Bear Golf, Inc.'s growth as well as for general corporate purposes. The initial credit agreement provides for a term of two years. Outstanding borrowings, which bear interest at the prime rate payable quarterly, are secured by Golden Bear Golf, Inc. and the Company's assets excluding various golf center properties and certain other assets pledged to secure other long-term debt.



    The Company's outstanding portion of the credit agreement totaled $2,550, 000 at December 31, 1997. During the second quarter of 1998, Golden Bear Golf, Inc. was out of compliance with certain financial covenants of the credit agreement. Effective May 28, 1998, the credit agreement was amended and restated and the maturity date of the debt was changed to August 26, 1998. Accordingly the $2,550,000 outstanding is classified as a current liability in the accompanying balance sheet. In addition, as of December 31, 1997 the Company has a $750,000 standby letter of credit with a bank pledged as collateral on the promissory note payable to the sellers of Caddyshack Golf Dome, Inc. (see Note 11).



(c) The following table sets forth the future minimum lease payments under capital lease obligations and the future minimum payments required under the deferred profit participation obligation, together with the present value of the net minimum lease payments and profit participation payments, as of December 31, 1997.

                        GOLDEN BEAR GOLF CENTERS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. NOTES PAYABLE AND CAPITAL LEASES (CONTINUED)



                                                                        DEFERRED PROFIT
                                                      CAPITAL LEASE      PARTICIPATION
                                                       OBLIGATIONS        OBLIGATION
                                                     ---------------   ----------------
   Years ending December 31:
   1998 ..........................................    $    259,313        $   64,000
   1999 ..........................................         266,693            64,000
   2000 ..........................................         266,693            64,000
   2001 ..........................................         266,693            64,000
   2002 ..........................................         266,693            64,000
   Thereafter ....................................       4,237,597           272,000
                                                      ------------        ----------
   Total minimum payments ........................       5,563,682           592,000
   Less amounts representing interest(d) .........      (3,138,931)         (193,060)
                                                      ------------        ----------
   Present value of minimum payments .............    $  2,424,751        $  398,940
                                                      ============        ==========



(d) Represents amounts necessary to reduce the net minimum payments to present value calculated at the Company's estimated incremental borrowing rate at the inception of the respective obligations.


   The aggregate maturities of notes payable and borrowings under the revolving credit facility were as follows, at December 31, 1997:



                                       MATURITIES OF
                                       INDEBTEDNESS
                                      --------------
          Years ending December 31:
          1998 ....................     $2,951,595
          1999 ....................        776,945
          2000 ....................        454,800
          2001 ....................      1,235,416
          2002 ....................      1,292,809
          Thereafter ..............      1,259,158
                                        ----------
                                        $7,970,723
                                        ==========



6. EQUITY INCOME OF UNCONSOLIDATED AFFILIATE

     Effective January 1, 1997, Golden Bear Golf, Inc. contributed its interest of Jack Nicklaus Apparel International ("JNAI") and its various partnerships to Golden Bear Apparel Inc. JNAI operates apparel licensing activities of the Company in the Far East. The Company serves as a 50% general partner and is generally entitled to receive 50% of the cash distributions of the various partnerships' operations. The joint venture agreement provides that any capital contributions required by JNAI be made in equal amounts by each of the two partners. Additionally, substantially all items of net income earned or losses incurred by JNAI are allocated to its two partners in equal shares. JNAI may set aside reasonable cash reserves for working capital purposes and for payment of the expenses of the venture along with other obligations and contingencies. However, all remaining funds of JNAI are required to be distributed at least annually to the partners. Neither partner of JNAI may assign or otherwise transfer any interest in JNAI without the consent of the other partner. The joint venture agreement provides that JNAI shall continue until December 31, 2000, unless otherwise terminated prior to that date by the mutual consent of both partners or by operation of law. However, the termination date set forth in the joint venture agreement can be extended by mutual consent of both partners. Upon termination of JNAI, its net remaining assets are to be distributed to its two partners in the manner set forth in the joint venture agreement, which generally provides for distributions of equal amounts.

                        GOLDEN BEAR GOLF CENTERS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


6. EQUITY INCOME OF UNCONSOLIDATED AFFILIATE (Continued)

     Although JNAI conducts its operations in the United States, substantially all of its revenues are received for licensees located in the Asia Pacific region, primarily Japan and Korea. All of the revenues of JNAI's licensees are generated in foreign currencies. The licensees pay their license fees to JNAI in U.S. dollars based on the exchange rate on the date of payment. Although foreign currency fluctuations have not been significant historically, fluctuations in the values of these currencies relative to the U.S. dollar could have a material adverse effect on JNAI's future profitability. To the extent that the Asia Pacific markets are volatile and unfavorably impact JNAI's customers, such events could have an adverse effect on JNAI's operations in the future periods.


     The following is a condensed summary of the operating results of JNAI for the fiscal year ended November 30, 1997:

          Licensing revenues ......................    $2,927,236
          Operating expenses ......................       755,052
          Provision for JNAI income taxes .........        10,400
                                                       ----------
          Net income ..............................    $2,161,784
                                                       ==========

7. INCOME TAXES


     The components of the provision (benefit) for income taxes for the respective fiscal years consisted of the following:

                                                 FOR THE YEARS ENDED DECEMBER 31,
                                                 --------------------------------
                                                       1997           1996
                                                  -------------- -------------
   Current:
    Federal .....................................  $   (883,050)     $    --
    State .......................................        64,081        2,202
    Foreign .....................................        24,196          328
   Deferred:
    Federal .....................................    (1,321,523)    (525,355)
    State .......................................      (194,342)     (77,258)
   Change in valuation allowance ................     1,515,865      602,613
                                                   ------------  -----------
   Provision (benefit) for income taxes .........  $   (794,773)  $    2,530
                                                   ============  ===========

     A reconciliation of the statutory Federal income tax rate to the Company's effective tax rate for the respective fiscal years is shown below:




                                               FOR THE YEARS ENDED DECEMBER 31,
                                               --------------------------------
                                                     1997            1996
                                               ---------------- --------------
   Statutory Federal income tax rate .........   $ (2,264,543)    $ (464,077)
   Net operating loss not utilized ...........      1,469,770        466,607
                                                 ------------     ----------
   Effective tax rate ........................   $   (794,773)    $    2,530
                                                 ============     ==========

                        GOLDEN BEAR GOLF CENTERS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


7. INCOME TAXES (CONTINUED)


     The net deferred income tax asset is comprised of the following:



                                                           DECEMBER 31,
                                                  -------------------------------
                                                        1997             1996
                                                  ---------------   -------------
   Deferred income tax assets:
     Allowance for bad debts ..................   $   97,314        $     --
     Net operating loss carryforwards .........    1,952,366         558,011
     Other, net ...............................       68,798          44,602
                                                  ----------        --------
                                                   2,118,478         602,613
   Valuation allowance ........................   (2,118,478)       (602,613)
                                                  ----------        --------
                                                  $       --        $     --
                                                  ==========        ========



     At December 31, 1997, the Company had available Federal net operating loss carryforwards of approximately $1,900,000 which expire in the year 2012, along with approximately $368,027 of foreign tax credit carryforwards which expire in 2002.


8. RETIREMENT SAVINGS PLAN


     The Company participates in a retirement savings plan ("Savings Plan") sponsored by an affiliate of Golden Bear Golf, Inc. The Savings Plan operates as a defined contribution plan and is qualified under Section 401(k) of the Internal Revenue Code. The Savings Plan covers all employees who have completed one year of service. The Company matches the employees' contributions, up to a maximum of $1,500 per employee per Savings Plan year. A participant's individual contribution is limited to the maximum amount for such year under the Internal Revenue Code. Discretionary contributions can also be made to the Savings Plan. All employees who have completed one year of service and are employed at year-end are eligible for this contribution. Company contributions to the Savings Plan were $10,434 and $4,772 during the years ended December 31, 1997 and 1996, respectively.


9. COMMITMENTS AND CONTINGENCIES


 OPERATING LEASES


     The Company generally leases the real property underlying its golf center facilities under long-term lease arrangements. The lease terms typically provide for minimum rentals to be paid each year along with certain additional contingent rentals based on a percentage of sales. Although such lease arrangements may include certain related buildings and improvements, the substantial majority of the lease payments attributable to the operations of the Company's golf centers are for the real property underlying the respective golf centers. At December 31, 1997, the Company had such long-term operating lease agreements associated with 13 of its golf center facilities, with terms expiring at various dates through December, 2017. Most of these leases contain one or more renewal options, generally for five or ten-year periods. Total rent expense under such leases was $2.3 million during 1997 of which approximately $1.6 million represented minimum required rentals and the balance reflected contingent rentals based on a percentage of the respective golf centers' sales. Rent expense under such ground leases was $506,844 for 1996, substantially all of which was comprised of minimum rentals.

                        GOLDEN BEAR GOLF CENTERS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


9. COMMITMENTS AND CONTINGENCIES (CONTINUED)

     In addition to the operating leases associated with its golf centers, the Company also leases its corporate executive and administrative office facilities and leases certain other office space, office equipment, construction equipment and vehicles. The rent expense incurred under these leases was approximately $3.3 million and $1.2 million during the years ended December 31, 1997 and 1996, respectively. Future minimum lease payments required under noncancelable operating lease obligations at December 31, 1997, are as follows:

                                         MINIMUM
                                          LEASE
                                         PAYMENTS
                                      -------------
          Years ending December 31:
          1998 ....................   $ 1,687,596
          1999 ....................     1,753,716
          2000 ....................     1,791,657
          2001 ....................     1,809,510
          2002 ....................     1,829,931
          Thereafter ..............    21,135,056
                                      -----------
                                      $30,007,466
                                      ===========

 CLAIMS AND ASSESSMENTS

     In the normal course of business, the nature of the Company's operations may result in claims for damages. In the opinion of management, there are no pending legal proceedings that would have a material effect on the consolidated financial statements of the Company.


10. RELATED PARTY TRANSACTIONS


     In the ordinary course of business the Company purchases golf equipment manufactured by Nicklaus Golf Equipment Company, L.C., a privately owned company in which Jack Nicklaus has a 50% equity interest. Such equipment is purchased primarily for resale in the pro shops of the Company's golf centers. During fiscal 1997 and fiscal 1996, golf equipment at an aggregate cost of $405,205 and $61,388 respectively, was purchased through this source.


     Parent's corporate general and administrative costs not specifically attributable to its operating subsidiaries have been allocated to the Company based upon the ratio of the Company's revenues and are included in Due to Affiliate in the accompanying consolidated balance sheets. Allocated expenses include such items as salaries, rent and other general and administrative expenses. These amounts approximate management's estimate of Parent's corporate general and administrative costs required to support the Company's operations. Management believes that the amounts allocated to the Company are no less favorable to the Company than the expenses the Company would incur to obtain such services on its own or from unaffliliated third parties.

     As of December 31, 1997, the Company's Due to Affiliate balance totaling $295,741 is non-interest bearing and due on demand.


11. ACQUISITIONS

     On April 15, 1996, the Company entered into a long-term lease agreement for McDain Golf Center of Monroeville (an existing golf practice and instruction facility located in the greater Pittsburgh, Pennsylvania area). The portion of the long-term lease attributable to building and improvements has been accounted for as a capital lease totaling approximately $1.2 million.

                        GOLDEN BEAR GOLF CENTERS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


11. ACQUISITIONS (CONTINUED)

     On June 17, 1996, the Company purchased Cool Springs Golf Center (an existing golf practice and instruction facility located in Pittsburgh, Pennsylvania) for approximately $2.9 million. The fair value of the net assets acquired (substantially all land, property and equipment) was approximately $2.6 million, resulting in the recording of goodwill in the amount of $300,000 which is being amortized over a term of 30 years. The purchase price was funded in part, by a $1.625 million shareholder loan which was repaid from the proceeds of the Golden Bear Golf Inc.'s initial public offering. In September 1996, the Company refinanced these facilities with a secured, long-term loan from a financial institution.

     On August 7, 1996, the Company purchased certain assets utilized in connection with Tom's River Golf Center (an existing golf practice and instruction facility located in Tom's River, New Jersey) for approximately $1.9 million, which was paid in cash at the closing. The purchase price was funded from the proceeds of the Golden Bear Golf, Inc.'s initial public offering. Concurrent with the purchase of assets, the Company entered into a long-term ground lease for the related real property which provides for an initial term of 20 years that may be extended for two additional five-year terms.

     On September 9, 1996, the Company purchased certain assets utilized in connection with Rollandia Golf Park Plus (an existing golf practice and instruction facility located in the Dayton, Ohio area) and entered into a long-term 20 year lease arrangement for certain buildings and improvements along with the real property underlying the facilities. The portion of the long-term lease attributable to buildings and improvements has been accounted for as a capital lease totaling approximately $1.2 million. The purchase price for the assets was $1.1 million, which was paid in cash at the closing from the proceeds of the initial public offering of Golden Bear Golf, Inc.

     On September 11, 1996, the Company purchased East Coast Facilities (comprised of an existing Golden Bear Golf Center located in Columbus, Ohio and a Golden Bear Golf Center in Fort Lauderdale, Florida which commenced operations in November, 1996) for approximately $5.9 million, of which $5.3 million was paid in cash at the closing and $600,000 is evidenced by promissory notes. The $5.3 million paid at closing was funded from the proceeds of the initial public offering of Golden Bear Golf, Inc. The fair value of the net assets acquired (substantially all property and equipment) was approximately $4.2 million, resulting in the recording of goodwill in the amount of $1.7 million which is being amortized over the 20 year term of the related ground leases.


     On September 13, 1996, the Company consummated the acquisition and lease of certain assets utilized in connection with Highlander Facilities (comprised of an existing Golden Bear Golf Center located in Carrollton, Texas and an existing Golden Bear Golf Center located in Moreno Valley, California). The Company purchased the facility located in Texas for $2.25 million, of which $1.5 million was paid at closing and $750,000 is evidenced by a promissory note. The $1.5 million paid at closing was funded from the proceeds of the initial public offering of Golden Bear Golf, Inc. The fair value of the net assets acquired (substantially all property and equipment) was approximately $1.4 million, resulting in the recording of $816,000 of goodwill which is being amortized over the expected 25 year term (including renewal options) of the related ground lease. With respect to the facility located in California, the Company entered into a ground lease for the real property and an operating lease of the facility. Both the ground lease and the operating lease are for a period of ten years, renewable for two additional five-year terms.


     On November 20, 1996, the Company entered into an agreement to assume a long-term lease for certain real property located in College Park, Maryland, upon which the Company plans to build a golf center. The remaining term of the lease expires on December 29, 2015. Rent due under the lease is based upon certain minimum annual amounts plus a percentage of the project's sales. In addition, under the terms of a related finder's agreement, the Company will be obligated to pay a percentage (as defined) of the project's annual gross revenues for the duration of such periods as the Company owns and operates the facility.

                        GOLDEN BEAR GOLF CENTERS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


11. ACQUISITIONS (CONTINUED)

     On December 31, 1996, the Company purchased Pop's Golf Center (an existing golf practice and instruction facility located in Lake Park, Florida) for approximately $762,000 in cash and a profit participation obligation payable to one of the former shareholders of the golf center, requiring payment of amounts equal to the greater of $64,000 per year or 4.5% of the project's gross annual revenues for the duration of such periods as the Company owns and operates the facility. For financial statement purposes, the net present value of the minimum payments anticipated to be made under the profit participation agreement of $419,097 has been recorded as a deferred acquisition obligation. The cash portion of the purchase price was paid at the closing from proceeds of the initial public offering of Golden Bear Golf, Inc. The fair value of net assets acquired (substantially all property and equipment) was approximately $1.03 million, which resulted in the recording of goodwill in the amount of $150,000 which is being amortized over the 10 year term of the related ground lease.

     On December 31, 1996, the Company consummated the acquisition of MacDivott's Wood and Putter (an existing golf practice and instruction facility located in Royal Oak, Michigan) in a stock purchase transaction and assumed the ground lease for the underlying real property. The total purchase price of the common shares was $1.45 million, of which $1.1 million was paid in cash at the closing and the remainder is evidenced by a $350,000 promissory note. The cash portion of the purchase price was funded from the proceeds of the initial public offering of Golden Bear Golf, Inc. The fair value of net assets acquired (substantially all property and equipment) by the stock purchase was approximately $350,000, which resulted in the recording of $1.1 million of goodwill which is being amortized over the expected 27 year term (including renewal options) of the related ground lease.

     Effective January 1, 1997, the Company entered into a long-term lease agreement for certain assets and the underlying real property utilized in connection with the Sunset Golf Center (an existing golf practice and instruction facility located in Beaverton, Oregon). The lease term is for a period of 20 years and provides for annual rentals equal to the greater of a minimum base rent or a percentage rent calculated based on the gross revenues of the project.

     On January 31, 1997, the Company purchased Oasis Golf Center (an existing "dome" type golf practice and instruction facility located in Plymouth, Michigan) for $3.2 million of which $1.0 million was paid in cash at the closing and the remainder was evidenced by a $1.0 million secured promissory note and certain other obligations to pay $1.2 million. The cash portion of the purchase price was funded from the proceeds of the Company's initial public offering. The fair value of net assets acquired (substantially all property and equipment) was approximately $1.8 million, resulting in the recording of goodwill in the amount of $1.4 million which will be amortized over the 20 year term of the related ground lease for the underlying property.


     On February 28, 1997, the Company purchased Caddyshack Golf Dome (an existing golf practice and instruction facility located in Williamsville, New
York) for approximately $1.1 million of which $300,000 was paid in cash at the closing and $800,000 was evidenced by certain secured promissory notes. The $300,000 paid at the closing was funded from the proceeds of the initial public offering of Golden Bear Golf, Inc. The fair value of net assets acquired (substantially all property and equipment) was approximately $500,000, resulting in the recording of goodwill in the amount of $600,000 which will be amortized over the expected 20 year term (including renewal options) of the related ground lease for the underlying property.


     On August 12, 1997, the Company purchased a mini-golf facility located adjacent to the previously acquired MacDivott's Golf Center located in Royal Oak, Michigan, for $225,000 of which $50,000 was paid in cash at closing and $175,000 was represented by a promissory note. In connection with the acquisition, the Company entered into a ground lease for the underlying real property for an initial term of approximately 11 years, with three options to renew for additional five year terms each.

                        GOLDEN BEAR GOLF CENTERS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


11. ACQUISITIONS (CONTINUED)

     Apart from the acquisition of MacDivott's Wood and Putter which was represented by a stock purchase transaction, all of the above acquisitions were acquired pursuant to asset purchase agreements. In addition, all of the foregoing acquisitions were accounted for under the purchase method of accounting. Accordingly, the results of operations of these golf centers are included in the accompanying Consolidated Statements of Operations for all periods starting with their respective acquisition dates. Had these acquisitions occurred as of January 1, 1996, the Company's summarized unaudited pro forma results of operations for the respective years would have been as follows:




                                            FOR THE YEARS ENDED DECEMBER
                                                         31,
                                            -----------------------------
                                                 1997           1996
                                            -------------- --------------
   Pro forma total revenues ...............  $ 16,354,290   $ 10,830,706
   Pro forma loss from operations .........    (7,009,412)    (1,776,873)
   Pro forma net loss .....................    (5,835,363)    (2,112,926)

     The unaudited pro forma results have been prepared pursuant to the requirements of APB No. 16 and include certain adjustments, such as additional amortization expense as a result of goodwill, increased interest expense on acquisition indebtedness, and related income tax effects. The pro forma results do not purport to be indicative of results that would have occurred had the acquisitions been in effect for the periods presented, nor do they purport to be indicative of the results that will be obtained in the future.


12. SUBSEQUENT EVENT



     On June 16, 1998, Golden Bear Golf, Inc. entered into an agreement to sell all of the issued and outstanding stock of the Company to Family Golf Center, Inc. for approximately $32 million less the outstanding balance of any capital lease obligations and purchase money indebtedness remaining in connection with Golden Bear Golf, Inc.'s initial purchase of the Company's golf centers. Prior to the closing of this sale, management intends to distribute certain assets and liabilities to Golden Bear Golf, Inc.

                        GOLDEN BEAR GOLF CENTERS, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS






                                                                          MARCH 31,       DECEMBER 31,
                                                                            1998              1997
                                                                       --------------   ---------------
                                                                         (UNAUDITED)
                                 ASSETS
CURRENT ASSETS:
 Cash and cash equivalents .........................................    $  1,202,989     $    890,347
 Accounts receivable, net ..........................................         343,740          389,472
 Inventory .........................................................       2,363,210        2,399,919
 Prepaids ..........................................................         254,555          172,898
                                                                        ------------     ------------
   Total current assets ............................................       4,164,494        3,852,636
PROPERTY AND EQUIPMENT, net ........................................      23,410,768       23,592,076
INVESTMENT IN JNAI .................................................         148,410          289,496
INTANGIBLES AND OTHER ASSETS, net ..................................       6,690,852        6,777,646
                                                                        ------------     ------------
 Total assets ......................................................    $ 34,414,524     $ 34,511,854
                                                                        ============     ============
                   LIABILITIES AND SHAREHOLDER'S EQUITY
CURRENT LIABILITIES:
 Accounts payable ..................................................    $  1,342,523     $  1,572,238
 Accrued liabilities ...............................................       1,420,792          743,717
 Due to affiliates .................................................         720,225          295,741
 Deferred revenue ..................................................          30,000           30,000
 Notes payable and capital leases, current portion .................       3,481,572        3,023,396
                                                                        ------------     ------------
    Total current liabilities ......................................       6,995,112        5,665,092
NOTES PAYABLE AND CAPITAL LEASES,
 net of current portion ............................................       8,281,634        7,771,018
SHAREHOLDER'S EQUITY
 Common stock--
   Class A, $1.00 par value, 6,500 shares authorized, 4,068 shares
    issued and outstanding in 1998 and 1997 ........................           4,068            4,068
   Class B, $1.00 par value, 1,000 shares authorized, none issued or
    outstanding in 1998 or 1997 ....................................              --               --
 Additional paid-in capital ........................................      28,361,470       28,361,470
 Accumulated deficit ...............................................      (9,227,760)      (7,289,794)
                                                                        ------------     ------------
    Total shareholder's equity .....................................      19,137,778       21,075,744
                                                                        ------------     ------------
    Total liabilities and shareholder's equity .....................    $ 34,414,524     $ 34,511,854
                                                                        ============     ============



        The accompanying notes are an integral part of these statements.

                        GOLDEN BEAR GOLF CENTERS, INC.

          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)



                                                              FOR THE THREE MONTHS ENDED
                                                                       MARCH 31,
                                                           ---------------------------------
                                                                 1998              1997
                                                           ---------------   ---------------
REVENUES ...............................................    $  3,685,912      $  2,871,830
OPERATING COSTS AND EXPENSES:
 Operating expenses ....................................       4,398,084         3,745,478
 Depreciation and amortization .........................         637,302           229,315
 Corporate overhead allocation .........................         175,472           394,837
                                                            ------------      ------------
   Total operating costs and expenses ..................       5,210,858         4,369,630
                                                            ------------      ------------
   Loss from operations ................................      (1,524,946)       (1,497,800)
                                                            ------------      ------------
OTHER INCOME (EXPENSE):
 Interest income .......................................             488            81,806
 Interest expense ......................................        (268,637)         (154,956)
 Other .................................................              --            35,729
                                                            ------------      ------------
   Total other income (expense) ........................        (268,149)          (37,421)
                                                            ------------      ------------
   Loss before income taxes ............................      (1,793,095)       (1,535,221)
PROVISION (BENEFIT) FOR INCOME TAXES ...................           3,785          (422,802)
                                                            ------------      ------------
 Net loss before equity in income of affiliate .........      (1,796,880)       (1,112,419)
                                                            ------------      ------------
EQUITY IN INCOME OF AFFILIATE ..........................         108,914           405,923
                                                            ------------      ------------
 Net loss ..............................................    $ (1,687,966)     $   (706,496)
                                                            ============      ============



        The accompanying notes are an integral part of these statements.

                        GOLDEN BEAR GOLF CENTERS, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY




                                 CLASS A COMMON    CLASS B COMMON     ADDITIONAL
                                ----------------- -----------------     PAID-IN       ACCUMULATED
                                 SHARES   AMOUNT   SHARES   AMOUNT      CAPITAL         DEFICIT          TOTAL
                                -------- -------- -------- -------- -------------- ---------------- --------------
BALANCE, December 31, 1997.....  4,068    $4,068    --       --      $28,361,470     $ (7,289,794)   $ 21,075,744
Capital contribution ..........     --        --    --       --               --         (250,000)       (250,000)
Net loss ......................     --        --    --       --               --       (1,687,966)     (1,687,966)
                                 -----    ------   ----     ----     -----------     ------------    ------------
BALANCE, March 31, 1998 .......  4,068    $4,068    --       --      $28,361,470     $ (9,227,760)   $ 19,137,778
                                 =====    ======   ====     ====     ===========     ============    ============



        The accompanying notes are an integral part of these statements.

                        GOLDEN BEAR GOLF CENTERS, INC.

          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)






                                                                                    FOR THE THREE MONTHS ENDED
                                                                                             MARCH 31,
                                                                                  -------------------------------
                                                                                        1998            1997
                                                                                  ---------------- --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss .......................................................................   $ (1,687,966)   $   (706,496)
 Adjustments to reconcile net loss to net cash used in operating activities:
   Depreciation and amortization ................................................        637,302         229,315
   Undistributed income of equity affiliate .....................................        141,086        (164,528)
   Changes in assets and liabilities:
    Accounts receivable .........................................................         45,732         118,284
    Due to affiliates ...........................................................        424,484         418,913
    Inventory ...................................................................         36,709        (366,375)
    Prepaid expenses and other current assets ...................................        (81,657)       (177,412)
    Intangibles and other assets ................................................          2,318        (393,662)
    Accounts payable ............................................................       (229,715)        (31,614)
    Accrued liabilities .........................................................        677,075        (757,780)
                                                                                    ------------    ------------
      Net cash used in operating activities .....................................        (34,632)     (1,831,355)
                                                                                    ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Acquisition of golf centers ....................................................             --      (1,465,236)
 Capital expenditures, net ......................................................       (131,218)     (1,348,515)
                                                                                    ------------    ------------
      Net cash used in investing activities .....................................       (131,218)     (2,813,751)
                                                                                    ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Capital contribution from Parent ...............................................             --          13,825
 Distribution to Parent .........................................................       (250,000)             --
 Proceeds from revolving credit facility ........................................        167,000              --
 Proceeds from capital lease obligations ........................................        674,152              --
 Payments on notes payable and capital leases ...................................       (112,660)        (93,551)
                                                                                    ------------    ------------
      Net cash provided by financing activities .................................        478,492         (79,726)
                                                                                    ------------    ------------
      Net increase (decrease) in cash and cash equivalents ......................        312,642      (4,724,832)
CASH AND CASH EQUIVALENTS, beginning of period ..................................        890,347       9,666,374
                                                                                    ------------    ------------
CASH AND CASH EQUIVALENTS, end of period ........................................   $  1,202,989    $  4,941,542
                                                                                    ============    ============
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING
 ACTIVITIES:
   Acquisitions of equipment accounted for as capital leases ....................   $    240,300              --
   Notes payable issued in connection with the acquisition of golf centers                    --    $  2,899,000



        The accompanying notes are an integral part of these statements.

                        GOLDEN BEAR GOLF CENTERS, INC.

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 ORGANIZATION AND BASIS OF PRESENTATION

     The accompanying unaudited Condensed Consolidated Financial Statements of Golden Bear Golf Centers, Inc. (the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

     The results of operations and cash flows for the three months ended March 31, 1998 are not necessarily indicative of the results of operations or cash flows which may be reported for the remainder of 1998.


2. NOTES PAYABLE AND CAPITAL LEASES

     Notes payable and capital leases consist of the following:



                                                                                  MARCH 31,        DECEMBER 31,
                                                                                     1998              1997
                                                                               ---------------   ---------------
Note payable to financial institution, due in monthly principal installments of $10,000 plus interest at prime + 3/4%, with balloon
 payment due at maturity in August, 2003 ...................................    $  1,600,000      $  1,640,000

Notes payable to sellers of golf centers, with interest generally
 ranging from 8% to prime + 1 1/4%, maturing through June, 2004 ............       3,724,818         3,780,723

Capital lease obligations secured by certain golf center facility assets,
 maturing through April, 2025 (b) ..........................................       3,329,473         2,424,751

Deferred profit participation obligation, payable quarterly, discounted
 at an effective rate of 9%, matures December, 2006 ........................         391,915           398,940

Revolving credit facility with a bank, with interest at prime payable
 quarterly, due August 26, 1998 (a) ........................................       2,717,000         2,550,000
                                                                                ------------      ------------
                                                                                  11,763,206        10,794,414
Less current portion .......................................................      (3,481,572)       (3,023,396)
                                                                                ------------      ------------
                                                                                $  8,281,634      $  7,771,018
                                                                                ============      ============



(a) In September 1997, the Golden Bear Golf, Inc. (the "Parent") entered into a definitive credit agreement with a bank for a $10 million revolving credit facility to be used to finance the working capital required to fund Golden Bear Golf, Inc.'s growth as well as for general corporate purposes. The initial credit agreement provides for a term of two years. Outstanding borrowings, which bear interest at the prime rate payable quarterly, are secured by Golden Bear Golf, Inc. and the Company's assets excluding various golf center properties and certain other assets pledged to secure other long-term debt.

    The Company's outstanding portion of the credit agreement totaled $2,717,000 and $2,550,000 at March 31, 1998 and December 31, 1997,
    respectively. During the second quarter of 1998, Golden Bear Golf, Inc. was out of compliance with certain financial covenants under the credit agreement. Effective May 28, 1998, the credit agreement was amended and restated and the maturity date of the

                        GOLDEN BEAR GOLF CENTERS, INC.

       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


2. NOTES PAYABLE AND CAPITAL LEASES (CONTINUED)


    debt was changed to August 26, 1998. Accordingly, the $ 2,717,000 and $2,550,000 outstanding at March 31, 1998 and December 31, 1997, respectively, are classified as current liabilities in the accompanying balance sheets. In addition, as of March 31, 1998 the Company has a $750,000 standby letter of credit with a bank pledged as collateral on the promissory note payable to the sellers of Caddyshack Golf Dome, Inc (see
    Note 6).

(b) During the first three months of 1998, Golden Bear Golf, Inc. entered into a 36 month capital lease agreement totaling approximately $ 914,000 to lease "Point of Sale" computer hardware and software for use in the Company's golf center facilities. Under the terms of the agreement, the Company received computer hardware and software totaling approximately $240,000 and approximately $674,000 of cash to be spent by the Company to purchase additional computer hardware and software and for support services for the Company's implementation of the computer system. The Company capitalizes expenditures for internal use software in accordance with Statement of Position 98-1 "Accounting for the Costs of Software Developed or Obtained for Internal Use." Through May 1998, the Company has incurred approximately $442,000 of expenditures in accordance with the lease agreement and is committed to incur an additional $232,000 of expenditures. The lease agreement includes penalties for termination or non-performance by the Company under the agreement.

    The Company continually evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful life of its long-lived assets or whether the remaining balance of such long-lived assets should be evaluated for possible impairment. As of March 31, 1998, the Company has determined that no events have occurred that would warrant revision to the estimated useful life of the assets acquired under this agreement or whether the invested amounts of the assets should be evaluated for possible impairment.


3. OPERATIONS OF JNAI

     The apparel licensing activities of the Company in the Far East are conducted through Jack Nicklaus Apparel International ("JNAI") and its various partnerships. The Company serves as a 50% general partner and is generally entitled to receive 50% of the cash distributions of the various partnerships' operations. The Company's investment in JNAI is recorded on the equity method.

     The following is a condensed summary of the operating results of JNAI:



                                             FOR THE THREE MONTHS ENDED
                                                     MARCH 31,
                                             -------------------------
                                                 1998         1997
                                             ----------- -------------
       Licensing revenues ..................  $379,845    $  765,250
       Operating expenses ..................   114,955        83,268
       Provision (benefit) for income taxes     47,062      (129,866)
                                              --------    ----------
       Net income ..........................  $217,828    $  811,848
                                              ========    ==========



4. RELATED PARTY TRANSACTIONS

     In the ordinary course of business, the Company purchases golf equipment manufactured by Nicklaus Golf Equipment Company, L.C., a privately owned company in which Mr. Nicklaus has a 50% equity interest. Such equipment is purchased primarily for resale in the pro shops of the Company's golf center facilities. During the three months ended March 31, 1998 and 1997, the Company purchased such golf equipment at a cost of $7,658 and $38,667, respectively.

                        GOLDEN BEAR GOLF CENTERS, INC.

       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


5. COMMITMENTS

     As of March 31, 1998, the Company has commitments to incur approximately $250,000 of capital improvements to certain facilities. Additionally, in March 1998, one of the Company's golf center facilities incurred approximately $290,000 of wind damage. In May 1998, the Company received insurance proceeds of approximately $250,000. Accordingly, the Company recorded a $40,000 liability for the difference between the insurance proceeds and the estimated future cost to repair the facility.

6. ACQUISITIONS

     During the first quarter of 1997, the Company entered into a long-term lease agreement for certain assets and the underlying real property utilized in connection with the Sunset Golf Center. In addition, during the first quarter of 1997 the Company also purchased Oasis Golf Center, Caddyshack Golf Dome and a mini-golf facility for approximately $3.2 million, $1.1 million and $225,000, respectively. For further information, refer to the audited Consolidated Financial Statements and Notes thereto of the Company for the year ended December 31, 1997.


     These acquisitions were accounted for under the purchase method of accounting. Accordingly, the results of operations of these golf centers are included in the accompanying Statements of Operations for all periods starting with their respective acquisition dates. Had these acquisitions occurred as of January 1, 1997, the Company's summarized unaudited pro forma results of operations for the period ended March 31, 1997 would have been as follows:





            Pro forma total revenues ...............     $  3,230,664
            Pro forma loss from operations .........     $ (1,465,017)
            Pro forma net loss .....................     $   (676,211)



7. INCOME TAXES

     For the three months ended March 31, 1998, the Company has not recorded a tax benefit for net operating losses incurred due to uncertainty of the realization of such benefit.

8. SUBSEQUENT EVENT

     On June 16, 1998, Golden Bear Golf, Inc. entered into an agreement to sell all of the issued and outstanding stock of the Company to Family Golf Center, Inc. for approximately $32 million less the outstanding balance of any capital lease obligations and purchase money indebtedness remaining in connection with Golden Bear Golf, Inc.'s initial purchase of the Company's golf centers. Prior to the closing of this sale, management intends to distribute certain assets and liabilities to Golden Bear Golf, Inc.

                         INDEPENDENT AUDITORS' REPORT

Board of Directors
MetroGolf Incorporated
Denver, Colorado


     We have audited the accompanying consolidated balance sheet of MetroGolf Incorporated and subsidiaries as of December 31, 1997, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


     In our opinion, the financial statements enumerated above present fairly, in all material respects, the consolidated financial position of MetroGolf Incorporated and subsidiaries as of December 31, 1997, and the consolidated results of their operations and their consolidated cash flows for the year then ended in conformity with generally accepted accounting principles.


     As discussed in Note A, in February 1998, MetroGolf Incorporated and subsidiaries was acquired by Family Golf Centers, Inc.




Richard A. Eisner & Company, LLP
New York, New York
April 10, 1998

                    METROGOLF INCORPORATED AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEET

                                                                                     DECEMBER 31,
                                                                                         1997
                                                                                   ---------------
                                      ASSETS
Current assets:
 Cash and cash equivalents .....................................................    $     59,000
 Inventories ...................................................................         191,000
 Other .........................................................................          85,000
                                                                                    ------------
   Total current assets ........................................................         335,000
 Property and equipment, net ...................................................      17,422,000
 Excess of cost over net assets acquired, net of accumulated amortization of
   $89,000 .....................................................................       1,448,000
 Deferred financing costs, net of accumulated amortization of $197,000 .........         109,000
 Other assets ..................................................................         324,000
                                                                                    ------------
  Total ........................................................................    $ 19,638,000
                                                                                    ============
                                    LIABILITIES
Current liabilities:
 Accounts payable ..............................................................    $  2,088,000
 Accrued expenses ..............................................................       1,483,000
 Note payable, Family Golf Centers, Inc. .......................................         296,000
 Current portion of capital lease obligations ..................................         133,000
 Current portion of long-term debt .............................................       4,578,000
                                                                                    ------------
   Total current liabilities ...................................................       8,578,000
Long-term liabilities:
 Long-term debt, less current portion ..........................................       9,021,000
 Capital lease obligations, less current portion ...............................       1,450,000
                                                                                    ------------
  Total liabilities ............................................................      19,049,000
                                                                                    ------------
Minority interest in subsidiaries ..............................................         220,000
                                                                                    ------------
Commitments and contingencies
                               STOCKHOLDERS' EQUITY
Preferred stock -- 1,000,000 shares authorized, $1 par value; no shares issued and outstanding ...............................................................
Common stock -- 50,000,000 shares authorized, no par value; 4,434,607 issued
 and outstanding ...............................................................      10,113,000
Notes receivable, stockholder ..................................................         (91,000)
Accumulated deficit ............................................................      (9,653,000)
                                                                                    ------------
  Total stockholders' equity ...................................................         369,000
                                                                                    ------------
  Total ........................................................................    $ 19,638,000
                                                                                    ============

                       See notes to financial statements.

                    METROGOLF INCORPORATED AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS


                                                                                 YEAR ENDED
                                                                                DECEMBER 31,
                                                                                    1997
                                                                             -----------------
Revenues:
 Greens fees and driving range ...........................................     $   2,390,000
 Membership ..............................................................           593,000
 Merchandise .............................................................           453,000
 Food and beverage .......................................................           347,000
 Instruction .............................................................           299,000
 Administration ..........................................................            96,000
                                                                               -------------
  Total ..................................................................         4,178,000
                                                                               -------------
Operating expenses:
 Range and course operation ..............................................         2,148,000
 Food and beverage .......................................................           320,000
 Instruction expense .....................................................           207,000
 Salaries ................................................................           912,000
 General and administrative ..............................................         3,770,000
 Depreciation and amortization ...........................................         1,128,000
                                                                               -------------
  Total ..................................................................         8,485,000
                                                                               -------------
Loss from operations .....................................................        (4,307,000)
                                                                               -------------
Other income (expense):
 Interest income .........................................................            21,000
 Interest expense ........................................................        (2,323,000)
 Other ...................................................................             7,000
                                                                               -------------
  Total ..................................................................        (2,295,000)
                                                                               -------------
Minority interest in loss of subsidiaries ................................           100,000
                                                                               -------------
  Net loss ...............................................................     $  (6,502,000)
                                                                               =============
Net loss per common share -- basic and diluted ...........................     $       (1.94)
Weighted average number of common shares outstanding -- basic and diluted          3,345,093

                       See notes to financial statements.

                    METROGOLF INCORPORATED AND SUBSIDIARIES

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                 COMMON STOCK               NOTES
                                          ---------------------------    RECEIVABLE,       ACCUMULATED
                                             SHARES         AMOUNT       STOCKHOLDER         DEFICIT            TOTAL
                                          -----------   -------------   -------------   ----------------   ---------------
Balance -- January 1, 1997 ............    2,233,775    $ 6,792,000       $ (83,000)      $ (3,151,000)     $  3,558,000
Issuance of common stock in
 connection with acquisitions .........      985,550      1,417,000              --                 --         1,417,000
Conversion of convertible
 subordinated notes ...................    1,114,400        953,000              --                 --           953,000
Issuance of common stock in
 connection with Harborside
 equipment lease ......................       40,000         85,000              --                 --            85,000
Value of below market conversion
 feature on issuance of
 convertible debt .....................           --        789,000              --                 --           789,000
Issuance of common stock in
 connection with debt .................       60,882         77,000              --                 --            77,000
Increase in notes receivable,
 stockholder ..........................           --             --          (8,000)                --            (8,000)
Net loss ..............................           --             --                         (6,502,000)       (6,502,000)
                                           ---------    -----------       ---------       ------------      ------------
Balance -- December 31, 1997 ..........    4,434,607    $10,113,000       $ (91,000)      $ (9,653,000)     $    369,000
                                           =========    ===========       =========       ============      ============

                       See notes to financial statements.

                    METROGOLF INCORPORATED AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                    YEAR ENDED
                                                                                 DECEMBER 31, 1997
                                                                                ------------------
Cash flows from operating activities:
 Net loss ...................................................................     $  (6,502,000)
 Adjustments to reconcile net loss to net cash used in operating activities:
   Depreciation and amortization ............................................         1,128,000
   Gain on sale of asset ....................................................            (7,000)
   Accrued interest charges .................................................           355,000
   Minority interest in subsidiaries' losses ................................          (100,000)
   Changes in:
    Inventories .............................................................            38,000
    Other assets ............................................................          (112,000)
    Other current assets ....................................................            97,000
    Accounts payable ........................................................           632,000
    Accrued expenses ........................................................           398,000
                                                                                  -------------
     Net cash used in operating activities ..................................        (4,073,000)
                                                                                  -------------
Cash flows from investing activities:
 Acquisition of property and equipment -- acquired businesses ...............          (222,000)
 Acquisition of property and equipment ......................................          (206,000)
 Proceeds from sale of asset ................................................            21,000
                                                                                  -------------
     Net cash used in investing activities ..................................          (407,000)
                                                                                  -------------
Cash flows from financing activities:
 Proceeds from convertible debt .............................................         3,197,000
 Payments on capital lease obligations ......................................          (149,000)
 Proceeds from long-term debt, net ..........................................           356,000
 Payment of financing costs .................................................           (65,000)
 Advances from Family Golf Centers, Inc. ....................................           296,000
                                                                                  -------------
     Net cash provided by financing activities ..............................         3,635,000
                                                                                  -------------
Net decrease in cash and cash equivalents ...................................          (845,000)
Cash and cash equivalents, beginning of year ................................           904,000
                                                                                  -------------
Cash and cash equivalents, end of year ......................................     $      59,000
                                                                                  =============
Supplementary disclosure of cash flow information:
 See Note L

                       See notes to financial statements.

                    METROGOLF INCORPORATED AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1997


NOTE A -- ORGANIZATION AND BUSINESS

     MetroGolf Incorporated (the "Company"), a Colorado corporation, was incorporated on July 29, 1994 by its sole common stockholder. The Company was formed for the purpose of acquiring and consolidating its stockholders' ownership of two pre-existing corporations, as described below and, therefore, it is a continuation of these pre-existing corporations. The Company acquires, develops and manages urban golf centers and other golf facilities.

     On July 29, 1994, the Company acquired all of the issued and outstanding common stock of MetroGolf Virginia, Inc. ("VA"), a Colorado corporation incorporated on February 21, 1992. Prior to the formation of the Company, VA was the primary operating entity in the business of golf course management, development and acquisition. VA is the managing general partner of Goose Creek Golf Partners Limited Partnership ("Goose Creek"), a Virginia Limited Partnership formed on June 1, 1992. Also on July 29, 1994, the Company acquired
90.0 percent of the issued and outstanding common stock of MetroGolf Illinois Center, Inc. ("IC"), a Colorado corporation incorporated on May 26, 1993. IC is the managing partner of Illinois Center Golf Partners, L.P. ("Illinois Center"), an Illinois Limited Partnership formed on May 28, 1993. The Company issued 680,782 shares of its common stock to an individual for his 100.0 percent interest in VA and his 90.0 percent interest in IC. This exchange of ownership with entities under common control has been accounted for at historical cost in a manner similar to that of a pooling-of-interests. As of December 31, 1997, the Company held 89.0 percent of the issued and outstanding common stock of IC. Prior to the July 29, 1994 business reorganization, VA and IC were entities under common control and management. In October 1996, the Company purchased 93.6 percent of the limited partnership interests in Illinois Center and 89.7 percent of the limited partnership interest in Goose Creek.

     On March 30, 1994, the Company formed and acquired 51.0 percent of the issued and outstanding common stock of MetroGolf Management, Inc. ("MGM"), a Colorado corporation. MGM provides golf management services to Illinois Center. During April 1996, the Company acquired the remaining 49.0 percent of MGM for no consideration.

     During 1996, the Company acquired three golf centers: one in Fremont, California and two in San Diego, California.

     In 1997, the Company acquired three additional golf centers located in Colorado, California and New York.

     In September 1997, the Company purchased 99.0 percent of the limited partnership and general partnership interests in a golf practice facility located in Solano, California (the "Solano Golf Center").

     In 1998, approximately 7,664,000 shares representing all of the then outstanding shares of common stock of the Company were acquired by Family Golf Centers, Inc. ("FGCI") at $1.50 per share, or an aggregate of approximately $11,497,000.


NOTE B -- SIGNIFICANT ACCOUNTING POLICIES


 [1] PRINCIPLES OF CONSOLIDATION:

     The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned and majority-owned subsidiaries as of December 31, 1997 and for the year then ended. All significant intercompany accounts and transactions have been eliminated in consolidation.


 [2] CASH AND CASH EQUIVALENTS:

     The Company considers all money market accounts and highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents.

                    METROGOLF INCORPORATED AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1997


NOTE B -- SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

 [3] INVENTORIES:


     Inventories primarily consist of merchandise for sale in the pro shop at each facility. Also included in inventories are food and beverage in the restaurants. Both inventories are valued at the lower of cost on a first-in, first-out basis or market.


 [4] PROPERTY AND EQUIPMENT:


     Property and equipment are stated at cost less accumulated depreciation and amortization, and are depreciated and amortized on a straight-line method over the estimated useful lives of the assets which range from 3 to 37 years or over the term of the lease, whichever is shorter. Equipment under capital leases is stated at cost and is amortized over the estimated useful life of the equipment or over the term of the lease, whichever is shorter.


 [5] DEFERRED FINANCING COSTS:


     Deferred financing costs are being amortized using the straight-line method over the term of the convertible subordinated notes payable.


 [6] EXCESS OF COST OVER NET ASSETS ACQUIRED:


     The excess of costs over the fair value of the net assets acquired, which relates to the acquisitions of Goose Creek and Illinois Center, are being amortized over a 20-year period and a 13-year period, respectively, using the straight-line method. Permanent impairments are evaluated periodically based upon expected future cash flows in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". There were no impairments recorded in the financial statements for the year ended December 31, 1997.


 [7] REVENUE RECOGNITION:


     Greens fees, driving range fees, golf cart rental, merchandise and food and beverage revenue is recognized as revenue immediately upon sale to the customer. Instruction revenue is recognized when the lessons are provided. Membership fees are recognized as revenue ratably over the life of the membership, usually 12 months.


 [8] CONCENTRATION OF RISK:


     The Company's financial instruments that are exposed to concentration of credit risk consist primarily of cash and cash equivalents. The Company's cash and cash equivalents are in demand deposit accounts placed with federally insured financial institutions. Such deposit accounts at times may exceed federally insured limits. The Company has not experienced any losses on such amounts.


 [9] USE OF ESTIMATES:


     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                    METROGOLF INCORPORATED AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1997


NOTE B -- SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

 [10] FINANCIAL INSTRUMENTS:

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:


  Note receivable, stockholder

     The carrying amount approximates fair value due to the short-term nature of this instrument.


  Long-term debt

     Substantially all of these notes bear interest at a floating rate of interest based upon the lending institution's prime lending rate. Accordingly, the fair value approximates their reported carrying amount at December 31, 1997.


 [11] LOSS PER SHARE:

     During 1997, the Company adopted Statement of Financial Accounting Standard No. 128 "Earnings Per Share" ("SFAS No. 128"). SFAS No. 128 requires the reporting of basic and diluted earnings/loss per share. Basic loss per share is calculated by dividing net loss by the weighted average outstanding shares during the period. All potential common shares are anti-dilutive and therefore not included in the calculation of diluted loss per share.


 [12] STOCK OPTION PLANS:

     The Company applied Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"), and the related interpretations in accounting for all stock option plans. Under APB No. 25, no compensation cost has been recognized for stock options issued to employees as the exercise price of the Company's stock options granted equals or exceeds the market price of the underlying common stock on the date of grant.

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), requires the Company to provide pro forma information regarding net loss as if compensation cost for the Company's stock options plans had been determined in accordance with the fair value based method prescribed in SFAS No. 123. To provide the required pro forma information, the Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model.


 [13] INCOME TAXES:

     The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). Temporary differences are differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years.


NOTE C -- 1997 ACQUISITIONS


 [1] ACQUISITION OF ROCKY POINT GOLF CENTER:

     In April 1997, the Company purchased the leasehold interest in the Rocky Point Golf Center ("Rocky Point") for approximately $965,000. The Company issued notes payable to the seller for

                    METROGOLF INCORPORATED AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1997


NOTE C -- 1997 ACQUISITIONS (CONTINUED)

$175,000, issued 517,649 shares of common stock of the Company for $700,000, paid cash of $75,000 and acquisition costs of approximately $15,000. The purchase price has been allocated to property and equipment.


 [2] ACQUISITION OF SOLANO GOLF CENTER:

     In September 1997, the Company purchased the leasehold interest and certain other assets in the Solano Golf Center ("Solano") for approximately $1,108,000. The Company assumed long-term debt of approximately $483,000, issued 399,276 shares of common stock of the Company for approximately $586,000 and paid acquisition costs of approximately $39,000 of which $13,000 was paid by issuing 6,623 shares of common stock.

     The allocation of purchase price is as follows:


       Property and equipment .........    $1,084,000
       Inventory ......................        71,000
       Accounts payable ...............       (47,000)
                                           ----------
        Total purchase price ..........    $1,108,000
                                           ==========

 [3] ACQUISITION OF HITTER'S HAVEN:

     In October 1997, the Company purchased the leasehold interest of Hitter's Haven for $1,112,000. The Company assumed long-term debt of $888,000, issued 52,486 shares of common stock of the Company for $100,000, and paid cash of approximately $93,000 and acquisition costs of approximately $31,000, of which approximately $18,000 was paid by issuing 9,516 shares of common stock. The purchase price was allocated to property and equipment.

     All of the acquisitions were recorded using the purchase method of accounting, pursuant to which the assets are valued at the fair market value at the date of acquisition. The operating results of these acquisitions have been included in the Company's results of operations from the date of acquisition.


NOTE D -- PRO FORMA INFORMATION (UNAUDITED)

     The following unaudited pro forma information for the year ended December 31, 1997 presents the consolidated results of operations of the Company as if the acquisition of Rocky Point, Solano and Hitter's Haven had occurred at the beginning of the year. The unaudited pro forma financial data does not purport to be indicative of the results which actually would have been obtained had the purchases been affected at the beginning of the year or of the results which may be obtained in the future.


       Revenues ...............................................    $  4,547,000
       Net loss ...............................................      (6,480,000)
       Net loss per common share -- basic and diluted .........           (1.69)
       Weighted average number of common shares outstanding --
        basic and diluted .....................................       3,843,064

                    METROGOLF INCORPORATED AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

NOTE E -- PROPERTY AND EQUIPMENT

     Property and equipment are summarized as follows:


       Land ..........................................................   $ 3,669,000
       Buildings and related improvements ............................     6,803,000
       Land improvements and irrigation equipment, including
        $330,747 under capital lease..................................     5,592,000
       Furniture, fixtures and equipment, including $1,464,003 under
        capital lease ................................................     2,496,000
                                                                         -----------
                                                                          18,560,000
       Less: accumulated depreciation and amortization ...............     1,138,000
                                                                         -----------
                                                                         $17,422,000
                                                                         ===========

NOTE F -- NOTES RECEIVABLE, STOCKHOLDER

     On December 31, 1996, the Company entered into a note agreement with a common stockholder. The note bears interest at eight percent per annum and is due on demand. The outstanding balance on the note, including accrued interest is approximately $91,000 as of December 31, 1997.


NOTE G -- LONG-TERM DEBT

     Long-term debt consists of the following:



                                                                            DECEMBER 31,
                                                                                1997
                                                                           -------------
       Convertible subordinated notes (including accrued interest of
        $157,000) (1) ..................................................   $3,354,000
       Note payable, Textron (2) .......................................    3,162,000
       Note payable, Textron (3) .......................................    1,389,000
       Convertible debt (4) ............................................    1,343,000
       Note payable, bank (5) ..........................................      729,000
       Note payable (including accrued interest of $93,000) (6).........      677,000
       Convertible debt (7) ............................................      593,000
       Note payable, Heller Financial (8) ..............................      483,000
       Note payable, bank (9) ..........................................      448,000
       Note payable, SBA (10) ..........................................      440,000
       Notes payable, seller (11) ......................................      392,000
       Convertible notes (12) ..........................................      380,000
       Note payable, seller (13) .......................................      150,000
       Notes payable, other ............................................       59,000
                                                                           ----------
                                                                           13,599,000
       Less: current portion ...........................................    4,578,000
                                                                           ----------
                                                                           $9,021,000
                                                                           ==========

----------
(1) From May 9, 1997 through August 21, 1997, the Company raised approximately $3,197,000 in convertible subordinated notes ("1997 Notes"). Net proceeds from the offering, after paying commissions and offering costs were approximately $2,785,000. The 1997 Notes bear interest at 10%,

                    METROGOLF INCORPORATED AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1997


NOTE G -- LONG-TERM DEBT (CONTINUED)

    with interest payable January 1, 1998. The 1997 Notes are due on June 30, 2002. Of the 1997 Notes, $1,984,000, plus any accrued but unpaid interest, is convertible, at the option of the holder, at any time upon the earlier of (i) December 15, 1997, (ii) the date of delivery by the Company of notice to prepay the 1997 Notes and (iii) date of delivery by the Company of notice to allow immediate conversion, into common shares of the Company at $1.05 per share. Of the 1997 Notes, $1,093,000, plus any accrued but unpaid interest, are convertible, at the option of the holder, at any time upon the earlier of (i) December 31, 1997, (ii) the date of delivery by the Company of notice to prepay the 1997 Notes and (iii) date of delivery by the Company of notice to allow immediate conversion, into common shares of the Company at $1.35 per share. Of the 1997 Notes, $120,000 plus any accrued but unpaid interest, are convertible, at the option of the holder, at any time upon the earlier of (i) December 31, 1997, (ii) the date of delivery by the Company of notice to prepay the 1997 Notes and (iii) the date of delivery by the Company of notice to allow immediate conversion, into common shares of the Company at $1.40 per share. Under certain circumstances, the Company has the option to prepay the 1997 Notes, upon 1 day's notice, subject to the noteholder's right to convert. The discount resulting from the conversion right has been recorded to common stock in the amount of approximately $789,000 and has been amortized from the date of issuance through the date of first conversion, December 1997.

(2) On June 1, 1992, Goose Creek was advanced $3.6 million under a loan agreement whereby Goose Creek may borrow up to $4.2 million. Borrowings under the loan agreement bear interest at 12 percent and had an original maturity date of June 1, 1997. Principal and interest payments are due under a seasonal payment structure with a balloon payment of principal due on October 1998, the date to which the loan was extended. The loan is collateralized by all property of Goose Creek and is personally guaranteed by the president of the Company.

(3) On January 31, 1996, Illinois Center entered into a $2,000,000 promissory note with Textron. Textron advanced $1,750,000 to Illinois Center of which approximately $361,000 has been repaid. The note bears interest at 10.75% and is due on or before December 31, 2002. Principal and interest payments are due under a seasonal payment structure. The note is collateralized by substantially all of the assets of Illinois Center and is personally guaranteed by the president of the Company.

(4) On October 21, 1996, in conjunction with proceeds raised from the Company's initial public offering ("IPO"), the Company acquired 93.6% of the limited partnership interests in Illinois Center for approximately $2,902,000; with approximately $1,588,000 paid in cash and the issuance of approximately $1,293,000, net of original issue discount ("OID") of approximately $394,000, in convertible notes and acquisition costs of approximately $21,000. Each convertible note is due on June 1, 2005 and bears interest at 6% per annum. Interest payments are payable semi-annually on June 1 and December 1 of each year; however, that interest only will be payable for the first 24 months. Thereafter, interest will continue to be paid semi-annually and principal will be amortized evenly over the remaining seven years to maturity. The notes are convertible into a warrant to purchase 2,500 shares of common stock of the Company for each $25,000 principal amount of convertible notes at an exercise price equal to 120% of the IPO price ($7.20). The conversion may take place anytime after November 20, 1997 and prior to full payment of principal by the Company.

    The market rate on the convertible notes payable has been determined to be greater than the stated interest rate which results in an OID on the face of the convertible note payable in the amount of $394,000 based on an effective rate of 12%. The OID is being charged to interest over the life of the convertible notes payable under the effective interest method.

                    METROGOLF INCORPORATED AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1997


NOTE G -- LONG-TERM DEBT (CONTINUED)

(5) On July 1, 1996, Fremont Center was purchased for approximately $1,350,000. The Company paid $650,000 in cash and entered into a $700,000 promissory note with the seller. The note bears interest at 9% per annum and had an original maturity date of November 15, 1996. The note was extended to January 15, 1997, for a one time extension fee and a default interest rate of 10% from the inception of the note. On January 15, 1997, the note was refinanced through March 3, 1997 with a bank at an interest rate of 2% over the Norwest Bank prime rate. The note was subsequently extended to June 3, 1997 and then again through June 2012 in consideration for a non-refundable fee of approximately $15,000. Principal and interest payments are amortized over the term of the note. The note is collateralized by all leasehold improvements on the property.


(6) In January 1996, Illinois Center purchased its clubhouse facility and various items of equipment which were previously under operating leases for $1,434,000. Illinois Center paid $850,000 in cash and entered into a $584,000 promissory note. The note bears interest at eight percent per annum and is due June 1, 2005. Principal and interest payments on the note commence January 1, 1998. The note is collateralized by the clubhouse facility and various items of equipment. The note is subordinate to Illinois Center's Textron note payable.

(7) On October 21, 1996, in conjunction with proceeds raised from the Company's IPO, the Company acquired all of the limited partnership interests in Goose Creek for approximately $1,210,000; with approximately $621,000 paid in cash and the issuance of approximately $571,000, net of OID of approximately $174,000, in convertible notes and acquisition costs of approximately $18,000. Each convertible note is due on June 1, 2005 and bears interest at 6% per annum. Interest payments are payable semi-annually on June 1 and December 1 of each year; however, interest only will be payable for the first 24 months. Thereafter, interest will continue to be paid semi-annually and principal will be amortized evenly over the remaining seven years to maturity. The notes shall be convertible, in whole or in part, into fully paid and nonassessable shares of common stock of the Company, at the option of the holder. The share conversion shall be the principal of the note being converted, plus accrued and unpaid interest divided by the IPO price ($6.00). The conversion may take place anytime after November 20, 1997 and prior to full payment of principal by the Company.

    The market rate on the convertible notes payable has been determined to be greater than the stated interest rate which results in an OID on the face of the convertible note payable in the amount of approximately $174,000 based on an effective rate of 12%. The OID is being charged to interest over the life of the convertible notes payable under the effective interest method.

(8) In September 1997, the Company assumed long-term debt in the amount of approximately $483,000 in connection with the acquisition of Solano Golf Center. The note bears interest at 2.75% above the prime rate per annum. Interest only payments are required in the first twelve months from the acquisition. Thereafter, principal and accrued interest are paid in monthly installments.

(9) In October 1997, the Company assumed a loan in the amount of approximately $448,000 in connection with the acquisition of Hitter's Haven. The note bears interest at 2% above the prime rate per annum. Interest only payments are required through the maturity date of August 17, 2005, when the principal becomes due.

(10) In October 1997, the Company assumed a loan in the amount of approximately $440,000 in connection with the acquisition of Hitter's Haven. The note bears interest at 7.217% per annum. The loan requires equal monthly installments in the amount of approximately $4,000 and continues through August 1, 2015, when the full unpaid balance of principal and interest shall become due and payable.

                    METROGOLF INCORPORATED AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

NOTE G -- LONG-TERM DEBT (CONTINUED)

(11) In December 1996, the Company entered into a note payable with the seller of Palms Golf Center (a 1996 acquisition) in the amount of approximately $460,000. The note bears interest at 10.5%. Pursuant to the acquisition agreement, the Company is required to arrange for alternative financing on this note by July 1, 1997. As of December 31, 1997, the Company was in default of the agreement and accordingly the entire note payable is included in current liabilities.

(12) During August 1995, Goose Creek entered into three unsecured convertible note agreements. The notes accrue interest at 8% per annum through August 1, 1996. Thereafter, the notes accrue interest at 15% per annum. Interest only payments are due on the first of each month. The notes were due on August 1, 1997 and are in default at December 31, 1997. The note agreements are subordinate to Goose Creek's note payable with Textron. The note agreements contain a conversion provision whereby the noteholders may convert no less than all of the then outstanding principal and accrued interest into limited partnership interests.

(13) During April 1997, the Company entered into a note payable in the amount of $175,000 in connection with the acquisition of the leasehold interest of Rocky Point. The note bears interest at 8% per annum. The remaining principal of $150,000 plus interest is due September 1998.

      Future maturities of long-term debt as of December 31, 1997 are as follows:

   YEAR ENDING
   DECEMBER 31,
   ------------
       1998 ...............   $ 4,578,000
       1999 ...............     1,241,000
       2000 ...............     1,887,000
       2001 ...............     2,075,000
       2002 ...............     1,318,000
       Thereafter .........     2,501,000
                              -----------
                              $13,600,000
                              ===========

     Subsequent to the acquisition of the Company by FGCI, approximately $7,260,000 of debt was repaid.


NOTE H -- CAPITAL LEASE OBLIGATIONS

     The Company leases equipment under capital leases.

     Future minimum lease payments and the present value of the minimum lease payments under the capital lease obligations as of December 31, 1997 are as follows:


       Total future minimum lease payments ........................    $2,595,000
       Less: amount representing interest .........................     1,012,000
                                                                       ----------
       Present value of minimum lease payments ....................     1,583,000
       Less: current portion of capital lease obligations .........       133,000
                                                                       ----------
       Long-term portion of capital lease obligations .............    $1,450,000
                                                                       ==========

                    METROGOLF INCORPORATED AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1997


NOTE H -- CAPITAL LEASE OBLIGATIONS (CONTINUED)

     As of December 31, 1997, minimum future lease payments on capital lease obligations for each of the next five years and in the aggregate are as follows:



    YEAR ENDING
    DECEMBER 31,
    -----------
       1998 ...............    $  322,000
       1999 ...............       276,000
       2000 ...............       286,000
       2001 ...............       289,000
       2002 ...............       292,000
       Thereafter .........     1,130,000
                               ----------
                               $2,595,000
                               ==========

NOTE I -- COMMITMENTS AND CONTINGENCIES


 [1] EMPLOYMENT AGREEMENTS:


     At December 31, 1997, the Company has employment agreement with its President and Executive Vice President that provide aggregate annual base salaries of $425,000. The agreements expire on December 31, 1998.


 [2] OPERATING LEASES:


     The Company currently has lease, sublease and ground lease agreements for space and equipment at the various golf operating facilities which run through the year 2030. The leases generally call for the Company to be responsible for all facility operating expenses and entitled to receive income generated from the facility. The monthly lease payments due to the lessors vary from monthly base rental amounts, to percentages of gross monthly revenues or available operational proceeds as defined in the lease agreements. The leases call for the Company to maintain certain general liability insurance levels and provide golf professionals to teach lessons to the public.


     The Company also leases office space and equipment under noncancelable leases with terms that expire at various dates through April 2002.


     Future minimum lease payments, under operating lease agreements that have initial or remaining non-cancelable lease terms in excess of one year are as follows:



    YEAR ENDING
    DECEMBER 31,
    ------------
       1998 ...............   $   515,000
       1999 ...............       638,000
       2000 ...............       720,000
       2001 ...............       783,000
       2002 ...............       813,000
       Thereafter .........    14,482,000
                              -----------
                              $17,951,000
                              ===========

     Rent expense for the year ended December 31, 1997 was approximately
$378,000.

                    METROGOLF INCORPORATED AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1997


NOTE I -- COMMITMENTS AND CONTINGENCIES (CONTINUED)

     The Company has contingent payments in conjunction with the ground sublease and sublicense agreements for Illinois Center for real estate tax contributions. As of December 31, 1997, Illinois Center made no real estate tax contribution but has accrued approximately $688,000.


 [3] COMMITMENTS:

     At December 31, 1997, the Company had construction commitments aggregating approximately $5,000,000.


NOTE J -- STOCKHOLDERS' EQUITY


 [1] COMMON STOCK:

     During August 1995, the Company amended its articles of incorporation to increase the authorized shares of common stock from 1,000,000 shares to 9,000,000 shares.

     On October 21, 1996, the Company completed the sale of 1,175,000 shares of its common stock in an IPO. The Company received net proceeds of approximately $5,461,000 after paying offering costs of $1,589,000.

     Simultaneously with the completion of the Company's IPO on October 21, 1996, $1,063,000 of the Company's convertible subordinated notes payable and accrued interest of $56,000 were converted into 356,168 shares of common stock in accordance with the provisions of the convertible subordinated notes (see Note G).

     On November 10, 1997, the Company's shareholders approved an increase in the authorized common shares to 50,000,000.


 [2] WARRANTS:

     Pursuant to a note payable entered into with FGCI, the Company issued a warrant to purchase 500,000 shares of common stock at an exercise price of $1.00 per share, with an expiration date of June 1999. Borrowings under the note bear interest at 8 percent per annum and which under certain circumstances was due on the effective date of the merger between the Company and FGCI.

     As of December 31, 1997, the Company had warrants outstanding to purchase 1,019,931 (excluding FGCI warrants) shares of common stock at exercise prices ranging from $1.05 to $7.20 per share.


 [3] STOCK OPTION PLAN:

     In connection with the IPO, the Board of Directors adopted the Company's 1996 Employee Stock Option and Stock Bonus Plan (the "Employee Plan"). The Employee Plan provides for an initial authorization of 250,000 shares of common stock for issuance thereunder at exercise prices no less than 85% of the fair market value of the common stock at the time of grant. The options will vest over a five-year period, except that up to 10% of the options may be subject to a shorter vesting period at the discretion of the Company's Board of Directors. Options may not be exercised more than three months after an employee's termination of employment with the Company unless such termination was a result of death, disability or retirement, in which case the exercise period is extended to one year. The exercise price may be paid in cash, by tendering shares of the common stock (valued at fair market value on the date of exercise) if so provided in the applicable stock option agreement, or by a combination of such means of payment, as may be determined by the Stock Option Committee.

                    METROGOLF INCORPORATED AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1997


NOTE J -- STOCKHOLDERS' EQUITY (CONTINUED)

     The Company's Senior Executive Incentive Option Plan (the "Senior Plan") provides for the granting to senior executives of incentive stock options. Pursuant to the Senior Plan, 500,000 shares of the Company's common stock have been reserved for granting at prices and for periods to be determined by the Company's Board of Directors. The vesting period of the options is also determined by the Board of Directors and vest pursuant to the terms in the Senior Plan.


     As of December 31, 1997, the Company had the following stock options outstanding under these plans:



          GRANT                EXPIRATION         EXERCISE      OPTIONS
           DATE                   DATE              PRICE       GRANTED
------------------------- -------------------- -------------- ----------
       September 16, 1996 September 15, 2006      $  1.50(1)   250,000
       October 16, 1996   October 15, 2006           1.50 (1)    5,000
       November 25, 1996  November 24, 2006          1.50 (1)   53,000
       November 25, 1996  November 24, 2006          5.10       25,000
       December 3, 1997   December 2, 2007           1.25      335,000
                                                               -------
       Options outstanding ................................    668,000
                                                               =======

----------
(1) In December 1997, the exercise price of these options was reduced from $6.00 per share.


     The options' exercise price was equal to the common stock's market price at the date of grant.


     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), requires the Company to provide pro forma information regarding net loss as if compensation for the Company's stock option plans had been determined in accordance with the fair value based method prescribed in SFAS No. 123. Had compensation cost for the Company's stock option plans been determined based upon the fair value at the grant date for awards under the plan consistent with the methodology prescribed under SFAS No. 123, the Company's net loss in 1997 would have been approximately $6,758,000 or $2.02 per share. The Company estimated the fair value of each stock option at the grant date by using the Black-Scholes option pricing model with the following weighted-average assumptions used: dividend yield of 0%; expected volatility of 20%; risk free interest rate of 5.8%; and expected life of five years.


     A summary of the status of the Company's stock option plans as of December 31, 1997 and changes during the year is presented below:

                                                                         WEIGHTED AVERAGE
                                                            SHARES        EXERCISE PRICE
                                                        -------------   -----------------
       Outstanding -- January 1, 1997 ...............       333,000          $  5.93
       Cancelled ....................................      (308,000)           (6.00)
       Reissued .....................................       308,000             1.50
       Granted ......................................       335,000             1.25
                                                           --------
       Outstanding -- December 31, 1997 .............       668,000          $  1.51
                                                           ========
       Weighted average fair value of options granted
        during the year .............................                        $   .39
                                                                             =======

                    METROGOLF INCORPORATED AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1997


NOTE J -- STOCKHOLDERS' EQUITY (CONTINUED)

     The following table summarizes information about stock options outstanding at December 31, 1997:

                                OPTIONS OUTSTANDING
                       --------------------------------------
                           NUMBER        WEIGHTED
                         OUTSTANDING     AVERAGE     WEIGHTED
       RANGE OF              AT         REMAINING    AVERAGE
       EXERCISE         DECEMBER 31,   CONTRACTUAL   EXERCISE
        PRICES              1997           LIFE       PRICE
---------------------- -------------- ------------- ---------
  $1.25 - $1.50.......    643,000          9         $ 1.37
  $5.10...............     25,000          9         $ 5.10

All such options became exercisable in February 1998 upon the acquisition of the Company by FGCI.


NOTE K -- INCOME TAXES

     At December 31, 1997, the Company has available net operating loss carryforwards of approximately $9,000,000 for tax reporting purposes which expire through 2011. Pursuant to the provisions of the Internal Revenue Code, future utilization of these past losses are subject to certain limitations based on changes in the ownership of the Company's stock.

     The Company has deferred tax assets fully reserved as of December 31, 1997. Deferred tax assets and liabilities at December 31, 1997 are as follows:


       Net operating loss carryforward .........................    $  3,540,000
       Book depreciation over tax ..............................        (620,000)
       Deferred rent adjustment ................................         (54,000)
       Book expense in excess of tax-organization cost .........         (26,000)
                                                                    ------------
                                                                       2,840,000
       Valuation allowance .....................................      (2,840,000)
                                                                    ------------
       Net deferred tax assets (liability) .....................    $          0
                                                                    ============

     A 100 percent valuation allowance has been established to reflect management's evaluation that it is unlikely that the deferred tax assets will be realized. The change in the valuation allowance for the year ended December 31, 1997 was $1,579,000.


NOTE L -- SUPPLEMENTAL DATA AND NONCASH DISCLOSURES TO STATEMENT OF CASH FLOWS

     For the year ended December 31, 1997, the Company had the following noncash activity:


       Accrued interest on stockholder loan ..............................   $   8,000
       Amortization of discount on debt ..................................     789,000
       Acquisition of property subject to loans payable ..................   1,546,000
       Acquisition of property in exchange for common stock ..............   1,484,000
       Acquisition of property subject to capital lease obligation .......   1,373,000
       Acquisition of property subject to accounts payable ...............      47,000
       Acquisition of property in connection with other assets ...........      38,000
       Inventory related to acquisitions .................................      71,000
       Issuance of common stock for services .............................      77,000
       Issuance of common stock in connection with debt conversion .......     953,000
       Interest paid .....................................................     901,000

                         INDEPENDENT AUDITORS' REPORT

To the Shareholders of
Leisure Complexes, Inc.:


     We have audited the accompanying balance sheet of Leisure Complexes, Inc. at December 31, 1996, and the related statements of operations, accumulated deficit and cash flows for the year then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit.


     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Leisure Complexes, Inc. at December 31, 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


     As discussed in Note 7 to the financial statements, subsequent to December 31, 1996, the Company was acquired.



                                     /s/ Feldman Gutterman Meinberg & Co.


June 27, 1997
Manhasset, New York

                            LEISURE COMPLEXES, INC.

                                 BALANCE SHEET

                               DECEMBER 31, 1996



                             ASSETS
Current Assets:
 Cash escrow -- redeemable preferred stock ............................   $ 1,300,000
 Parts, product & beverage inventory ..................................       269,171
 Trade accounts receivables ...........................................       116,910
 Loan receivable -- employees .........................................        46,982
 Dividend receivable -- workmen's compensation ........................        19,556
 Deferred tax assets ..................................................        83,565
 Prepaid assets .......................................................       189,647
                                                                          -----------
    Total Current Assets ..............................................     2,025,831
                                                                          -----------
Property and Equipment, net of accumulated depreciation ...............    26,790,945
                                                                          -----------
Other Assets:
 Goodwill .............................................................       100,351
 Deferred charges, net of amortization ................................       355,003
 Deferred tax asset, net of deferred tax liability of $190,482.........       119,605
 Security deposits ....................................................        10,572
                                                                          -----------
    Total Other Assets ................................................       585,531
                                                                          -----------
    Total Assets ......................................................   $29,402,307
                                                                          ===========

(continued)

                            LEISURE COMPLEXES, INC.

                                 BALANCE SHEET

                               DECEMBER 31, 1996
                                  (CONTINUED)



       LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
 Cash overdraft ................................................    $    126,732
 Accounts payable & accrued expenses and taxes payable .........       1,819,952
 Construction related payables -- Sports Plus ..................       1,335,125
 Accrued interest payable ......................................         458,272
 Mortgages payable .............................................         789,736
 Notes payable .................................................         536,038
 Line of credit -- State Bank of Long Island ...................         100,000
 Line of credit -- Chase Manhattan Bank ........................         400,000
 Due to affiliates .............................................          92,280
 League deposits ...............................................         205,682
 Tournaments & exchanges .......................................         153,396
 ProAm tournament advance deposits .............................         159,593
 Vending & amusement games, advance deposits ...................          67,437
                                                                    ------------
    Total Current Liabilities ..................................       6,244,243
                                                                    ------------
Long-term Liabilities:
 Mortgages payable .............................................       9,332,081
 Notes payable .................................................       1,745,194
 Construction loan .............................................      10,550,000
 Equipment loan ................................................       3,700,000
 Loan guarantee fee ............................................          90,553
 Notes payable -- shareholders -- Series I .....................          64,487
 Notes payable -- shareholders -- Series II ....................         450,000
 Other shareholder loans .......................................       1,257,000
 Sports Plus associated bank fees & costs payable ..............         712,500
                                                                    ------------
    Total Long-term Liabilities ................................      27,901,815
                                                                    ------------
    Total Liabilities ..........................................      34,146,058
                                                                    ------------
Redeemable Preferred stock .....................................       1,350,000
                                                                    ------------
Shareholders' Equity (Deficit):
 Capital stock .................................................          50,000
 Additional paid in capital ....................................      (3,810,689)
 Accumulated deficit ...........................................      (2,333,062)
                                                                    ------------
    Total Shareholders' Equity (Deficit) .......................      (6,093,751)
                                                                    ------------
    Total Liabilities & Shareholders' Equity (Deficit) .........    $ 29,402,307
                                                                    ============

                      See Notes to Financial Statements.

                            LEISURE COMPLEXES, INC.

                STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT

                     FOR THE YEAR ENDED DECEMBER 31, 1996



Sales ......................................................     $ 14,092,648
Operating Expenses .........................................       11,972,573
Selling, General and Administrative Expenses ...............        1,631,683
                                                                 ------------
Income from Operations .....................................          488,392
Interest Expense ...........................................       (1,974,719)
Other Income ...............................................          419,888
                                                                 ------------
(Loss) before (Provision) Benefit for Income Taxes .........       (1,066,439)
(Provision) Benefit for Income Taxes -- Deferred ...........          203,170
                                                                 ------------
Net (Loss) .................................................         (863,269)
Accumulated Deficit -- Beginning of Year ...................       (1,469,793)
                                                                 ------------
Accumulated Deficit -- End of Year .........................     $ (2,333,062)
                                                                 ============

                      See Notes to Financial Statements.

                            LEISURE COMPLEXES, INC.

                            STATEMENT OF CASH FLOWS

                     FOR THE YEAR ENDED DECEMBER 31, 1996



Cash Flows From Operating Activities:
 Net (Loss) ......................................................................    $    (863,269)
 Adjustments to reconcile net (loss) to net cash provided by operating activities:
   Depreciation and amortization charges .........................................        1,510,815
   Provision/(benefit) for income taxes ..........................................         (203,170)
   (Increase) decrease in assets:
    Trade accounts receivable ....................................................          (74,426)
    Dividend receivable -- workmens compensation .................................            6,169
    Loan receivables -- employee .................................................           (5,589)
    Product and beverage inventory ...............................................          (39,614)
    Insurance reimbursement affiliate ............................................            3,409
    Due to affiliates ............................................................          148,931
    Prepaid real estate taxes and tax escrow .....................................              307
    Prepaid assets ...............................................................          (17,225)
    Security deposits ............................................................             (112)
    Deferred charges .............................................................          (14,220)
   Increase (decrease) in liabilities:
    Accounts and accrued expenses and taxes payable ..............................        1,369,008
    Accrued interest payable .....................................................          316,720
    League deposits ..............................................................          (43,501)
    Tournaments and exchanges ....................................................           83,104
    Pro Am tournament advance deposits ...........................................         (101,933)
    Vending and amusement games, advance deposits ................................           65,436
                                                                                      -------------
      Cash Provided By Operating Activities ......................................        2,140,840
                                                                                      -------------
Cash Flows From Investing Activities:
 Capital improvements and purchases of fixtures & equipment ......................      (13,237,130)
                                                                                      -------------
Cash Flows From Financing Activities:
   Proceeds from Chemical Bank construction loan .................................        6,488,073
   Proceeds from Chemical Bank -- equipment loan .................................        3,313,784
   Additions to shareholders loans payable .......................................        1,252,000
   Additional paid in capital due to officer stock agreement compensation plan ...           33,000
   Proceeds from State Bank of Long Island -- term loan/line of credit ...........          600,000
   Proceeds from State Bank of Long Island -- line of credit .....................          100,000
   Issuance of redeemable preferred stock ........................................       (1,300,000)
   Proceeds from preferred stock issuance ........................................        1,300,000*
   Proceeds from Chemical Bank -- line of credit .................................        1,600,000
   Aggregate principal repayments on mortgages/notes payable .....................       (1,185,040)
   Repayment of line of credit -- Chemical Bank ..................................       (1,600,000)
   Partial repayment of loan to shareholder ......................................          (70,000)
   Payment of commitment fee .....................................................          (25,000)
                                                                                      -------------
   Cash Provided From Financing Activities .......................................       10,506,817
                                                                                      -------------
   (Decrease) in Cash ............................................................         (589,473)
Cash and Cash Equivalents -- Beginning of Year ...................................          462,741
                                                                                      -------------
   Cash and Cash Equivalents -- End of Year ......................................    $    (126,732)
                                                                                      =============
Supplemental Disclosure of Cash Flow Information
   Cash Paid for Interest ........................................................    $   1,974,719
                                                                                      =============

------------
Supplemental Disclosure of Non Cash Investing and Financing Activities:

* In January 1997, a shareholder elected to convert their $50,000 Series II Note to the Company's new issuance of Convertible Redeemable Preferred Stock. This conversion is reflected at December 31, 1996.

  Upon the closing on August 8, 1996 of the sports and entertainment loan with Chase Manhattan, Chase Manhattan is deemed to have earned and therefore the Company has accrued $87,500 in commitment and success fees.











                       See Notes to Financial Statements.

                            LEISURE COMPLEXES, INC.

                         NOTES TO FINANCIAL STATEMENTS


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

     In previous years, the Company prepared its financial statements using the income tax basis of accounting. This basis differed from generally accepted accounting principles (GAAP) primarily because the Company revalued and stepped up the basis of certain assets over their historical cost when they were contributed in the tax-free reorganization of February 1, 1991. For the year ended December 31, 1996, the Company has changed its basis of presentation to reflect the financial statements in accordance with GAAP.

     All interdivision accounts and transactions have been eliminated.


 Organization

     Leisure Complexes, Inc. ("the Company") formerly known as Melville Bowling Center, Inc. (prior to the February 1, 1991 merger) was incorporated May 1976 under the laws of the State of New York and elected Small Business Corporation ("S" Corporation) status for both Federal and New York State income tax purposes (see Note 4). The Company 's bowling division operates seven (7) facilities on Long Island.

     On July 1, 1996, the Company commenced partial business operations at Sports Plus(TM). Sports Plus(TM) is a Company created concept that operates a year round indoor family oriented active leisure and recreation center designed to provide a wide variety of entertainment for all ages. The facilities include bowling, ice skating, lasertag, virtual reality interactive sports, motion theater, restaurant, "Edutainment" center for tiny tots, lounge, snack bar, sports bar, and event center that will be used for large meetings, corporate gatherings, concerts, trade shows and conventions. The Company also manages an 18 hole executive golf course, driving range, and club house that is adjacent to the Sports Plus facility.


 Capital Structure

  Redeemable Preferred Stock

     On October 25, 1996 and again in April 1997, the Company released and issued a Private Placement Memorandum Offering to raise $6,000,000 of additional capital by issuing $100 Convertible Redeemable Preferred Stock. As of December 31, 1996, the Company raised $1,300,000 from this offering.

     The holder of the Company's preferred stock will be entitled to receive dividends at the rate of $20 per share accruing annually and warrants that will be valued based upon a future initial public offering of $30,000 for each $100,000 unit of preferred stock. The warrants will be exercisable and convertible at 120% of the IPO price. The Company presently intends to pay an annual dividend on its Cumulative, Non-Voting, Non-Participating, Convertible Redeemable Preferred Stock at the rate of $8 per share. It is the present intent of the Company that the remaining $12 dividend per share will accrue on the books of the Company and be paid in full, without interest, not earlier than any conversion or redemption of such preferred stock. If the Company calls the preferred stock prior to the IPO, the shareholder is entitled to an additional $15 per share for each share redeemed in addition to the call price (see Note 7).

     At December 31, 1996, dividends in arrears on the $20 cumulative redeemable preferred stock amounted to $19,239. This was paid upon liquidation of the cumulative redeemable preferred stock on July 24, 1997 when the Company was acquired (see Note 7).


  Common Stock

     In March 1997, the Board of Directors authorized a reclassification of the shares of no par value common stock of the Company at a value of $500,530, to common stock having a par value of $.01

                            LEISURE COMPLEXES, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

   per share, thus shares of common stock increased changing the number of shares authorized to 10,000,000, and issued and outstanding from 400 shares to 5,000,000 shares. This transaction was accounted for by issuing 5,000,000 shares of $.01 par value of common stock by increasing additional paid in capital in the amount of $450,530. This transaction is reflected in these financial statements.

     Since the Company plans to issue Convertible Redeemable Preferred Stock in connection with their private placement memorandum offering, they have reserved 1,409,524 shares as a result of the reclassification for issuance upon the sale and conversion of the maximum amount of the Convertible Redeemable Preferred Stock to be sold by this offering. The determination of how many shares need to be reserved is based upon managements and their placement and investment advisors, Josephthal Lyon & Ross, Inc., best estimate of what the Company's initial public offering (IPO) will price out at.


 Concentration of Credit Risk

     At December 31, 1996, the Company had cash or cash equivalents (short-term, highly liquid investments readily convertible into cash with a maturity of three months or less) in excess of federally insured limits of $100,000.


 Income Taxes

     Effective October 1, 1996, the Company elected to revoke their small business "S" corporation status and will thereafter be treated and taxed as a "C" corporation. Accordingly, a benefit for federal and state income taxes has been provided for in accordance with FASB 109 by the Company for the three month period ended December 31, 1996 that the Company operated as a "C" corporation.


 Inventory

     The Company maintains inventory on machine parts and replacements and redemption prizes. Additionally, the Company maintains inventory for their food, beverage, liquor and beer purchases.


 Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


 Employee Benefit Plan

     The Company has a defined contributions plan (401-K) covering all employees who meet the eligibility requirements. To be eligible, an employee must be a full time employee who has one year of service and must be age twenty-one or older. The Company contributes fifty percent (50%) of the first six percent (6%) of base compensation that a participant contributes to the plan through their elected deferrals. Additional amounts may be contributed at the discretion of Company's Board of Directors.


2. REAL PROPERTY, FIXED ASSETS AND EQUIPMENT AT DECEMBER 31, 1996

     Property and equipment are stated at cost. The costs of additions and betterments are capitalized and expenditures for repairs and maintenance are expensed in the period incurred. Assets placed into service during and after 1981 use either the straight line or accelerated methods for depreciation.

                            LEISURE COMPLEXES, INC.

2. REAL PROPERTY, FIXED ASSETS AND EQUIPMENT AT DECEMBER 31, 1996 (CONTINUED)


                                                           TOTAL
                                                      --------------
   Building .......................................    $20,423,393
   Bldg. improvements .............................      2,553,703
   Equipment ......................................     14,798,522
   Furniture & Fixtures ...........................        840,274
   Leasehold Improvements .........................         64,512
     Site Development .............................         36,160
     Other Assets .................................        134,256
                                                       -----------
                                                        38,850,820
      Land ........................................        884,305
                                                       -----------
     Total before depreciation ....................     39,735,125
     Less: accumulated depreciation ...............     12,944,180
                                                       -----------
     Total assets -- net of depreciation ..........    $26,790,945
                                                       ===========

3. MORTGAGES AND NOTES PAYABLE

     Long term debt at December 31, 1996 consists of the following:

                                                  PRINCIPAL BALANCE
                                            -----------------------------
                                               CURRENT       NON CURRENT          INTEREST             MATURITY
LENDER                         PROPERTY        MATURITY        MATURITY             RATE                 DATE
------                         --------        --------        --------             ----                 ----
Consolidated Mortgage --
 Chase Manhattan - I        Melville
                            Bayshore         $  252,704     $ 3,269,954            11.42%         August 17, 2000
Consolidated Mortgage --
 Chase Manhattan - II       Sayville
                            Shirley
                            Centereach          220,360       3,285,763            10.57%         August 14, 2001
Consolidated Mortgage
 Chase Manhattan            Syosset             156,672       1,736,368               P+1.5%      January 1, 2009
Note Payable -- Junior
 Mortgages                  --                  160,000       1,039,996               P+1.5%      June 1, 2004
                                             ----------     -----------
                                                789,736       9,332,081
                                             ----------     -----------
Chase Manhattan -- term
 loan                       Syosset             247,200         659,240               P+1.0%      August 31, 2000
Note Payable -- Property
 Acquisition --
 Shareholder                Bayshore             68,838         297,621               9.25%       February 1, 2001
State Bank -- term loan     Sports Plus         220,000         788,333               P+1.5%      August, 2001
                                             ----------     -----------
                                                536,038       1,745,194
                                             ----------     -----------
   Total                                     $1,325,774     $11,077,275
                                             ==========     ===========

                            LEISURE COMPLEXES, INC.

3. MORTGAGES AND NOTES PAYABLE (CONTINUED)

     The future principal maturities as of the above date are as follows:


                                         CONSOLIDATED MORTGAGE
                                  -----------------------------------
YEAR END                           CHASE MANHATTAN   CHASE MANHATTAN
DECEMBER 31             TOTAL             I                 II
------------------- ------------- ----------------- -----------------
1997 ..............  $ 1,325,774      $  252,704        $  220,360
1998 ..............    1,387,288         283,122           244,814
1999 ..............    1,455,824         317,202           271,982
2000 ..............    3,764,065       2,669,630           302,165
2001 ..............    2,960,422              --         2,466,802
Thereafter ........    1,509,676              --                --
                     -----------      ----------        ----------
                     $12,403,049      $3,522,658        $3,506,123
                     ===========      ==========        ==========



                                                     CHASE MANHATTAN
                                                    SYOSSET ACQUITION
                                                 ------------------------
YEAR END             NOTE PAYABLE                                          SPORTS PLUS
DECEMBER 31            MORTGAGES    ACQUISITION    MORTGAGE    TERM LOAN    TERM LOAN
------------------- -------------- ------------- ------------ ----------- ------------
1997 ..............   $  160,000      $ 68,838    $  156,672   $247,200    $  220,000
1998 ..............      160,000        75,480       156,672    247,200       220,000
1999 ..............      160,000        82,768       156,672    247,200       220,000
2000 ..............      160,000        90,758       156,672    164,840       220,000
2001 ..............      160,000        48,615       156,672         --       128,333
Thereafter ........      399,996            --     1,109,680         --            --
                      ----------      --------    ----------   --------    ----------
                      $1,199,996      $366,459    $1,893,040   $906,440    $1,008,333
                      ==========      ========    ==========   ========    ==========

 Consolidated Mortgage -- Chase Manhattan - I

     On August 17, 1990, the Company entered into a loan agreement with Chase Manhattan (Chase) (formerly Chemical Bank) to increase Melville's existing mortgage of $841,625. At this closing, Chase Manhattan loaned to Bayshore Bowl, and to Melville, an additional sum of $3,758,375. The additional sum was consolidated with Melville's existing mortgage to Chemical to create a single mortgage lien of $4,600,000.

     Bayshore's portion of the mortgage with Chase was $3,200,000, the balance of $1,400,000 was attributable to Melville.

     The mortgage loan bears interest at a fixed rate of 11.42%. Commencing September 17, 1990 payments of principal and interest are due and monthly thereafter in the amount of $53,503 to be applied first against interest and the balance against principal. The entire principal balance is due and payable August 17, 2000.

 Consolidated Mortgage -- Chase Manhattan - II

     On August 14, 1991, the Company refinanced with Chase Manhattan existing mortgages held on the following properties:

       PROPERTY                              MORTGAGE HELD BY
       --------                             ------------------
       Shirley Lanes ....................   Marine Midland
       Sayville Bowling Center ..........   Southhold Savings
       Recreational Concepts ............   Marine Midland
       Recon Associates .................   Marine Midland

     The new consolidated mortgage with Chase Manhattan as originally issued aggregated $4,359,000 and is in addition to the previous $4,600,000 mortgage that was executed August 17, 1990 by the Company.

     The mortgage bears interest at a fixed rate of 10.57% per annum commencing September 14, 1991 with payments of principal and interest due monthly in the amount of $48,373. The mortgage is based upon a fifteen year amortization payout with a ten year balloon that calls for the entire principal balance to be due and payable on August 14, 2001.

 Stock Buyout Acquisition

     On August 16, 1990, the then principal shareholders of the former Company, Arthur J. Calace, Jr. and Jay Orloff, reached an agreement whereby Calace acquired Orloff's ownership interest in the Company and its former affiliates.

                            LEISURE COMPLEXES, INC.

3. MORTGAGES AND NOTES PAYABLE (CONTINUED)

     The consideration paid for this acquisition was $2,800,000. Upon the execution of the agreement, $500,000 was paid to Orloff and an installment note in the amount of $2,300,000 was issued by Calace to Orloff. This note was subsequently refinanced on May 19, 1994 and incorporated by Chase Manhattan as junior debt (see Note 3- Junior Mortgage).


     Subsequent to the plan of reorganization (see Note 1), Mr. Calace assigned both his interest acquired from Jay Orloff and the resulting obligation of $2,300,000 to the Company.


 Syosset Bowl Acquisition and Financing


     On April 14, 1993, the Company purchased for $2,000,000 the real property that was previously known as Syosset Bowl. The real property purchased was a vacant building that occupied one parcel of land.


     In connection with this acquisition, the Company obtained the necessary financing from its shareholders', Chase Manhattan and current operations. The funds obtained for this acquisition and improvement were received from the following sources:



   Shareholders' Series II -- Notes Payable .........                    $  500,000
   Chase Manhattan Acquisition Mortgage .............    $1,612,500
   Chase Manhattan Construction Loan ................       737,500       2,350,000
                                                         ----------
   Chase Manhattan Equipment Term Loan ..............                     1,450,000
                                                                         ----------
      Total Financing Obtained ......................                    $4,300,000
                                                                         ==========

     The Shareholders Series II notes payable of $450,000 bear interest at ten percent (10%) per annum payable quarterly. The notes mature and are payable in full on January 1, 1998. The series of notes consists of five (5) separate notes payable to five different shareholders ranging from $25,000 to $300,000 per note. One note, in the amount of $50,000 was converted to Convertible Redeemable Preferred Stock subsequent to the balance sheet date. However, the conversion is reflected at December 31, 1996.


     On January 20, 1994, Chase Manhattan consolidated its original acquisition mortgage of $1,612,500 and construction loan of $737,500 with the Company into a single first mortgage of $2,350,000. This new consolidated first mortgage bears interest at the rate of one and one half percent (1 1/2%) over the Chase Manhattan prime rate. The principal is payable in 180 equal monthly installments of $13,056 commencing on February 1, 1994. The entire principal balance is due and payable January 1, 2009.


     The Chase Manhattan Term loan of $1,450,000 was used to finance the purchase of equipment. The loan bears interest at one and one half percent (1 1/2%) per annum above prime and is amortized over seven (7) years according to the following amortization schedule:



   -- Twenty four (24) equal payments commencing on September 30, 1993 of
     $8,915 and                                                               $  213,960
   -- Fifty nine (59) equal payments commencing on September 30, 1995 of
     $20,600 and                                                               1,215,400
   -- One final principal payment due on August 31,2000 of                        20,640
                                                                              ----------
                                                                              $1,450,000
                                                                              ==========

                            LEISURE COMPLEXES, INC.

3. MORTGAGES AND NOTES PAYABLE (CONTINUED)

 Junior Mortgage

     On May 19, 1994, the Company entered into a new loan agreement with Chase Manhattan to refinance the "Orloff" acquisition note for $1,600,000. The loan bears interest at the floating rate of 1.5% over the Bank's prime rate. The payments of principal are fixed in the amount of $13,334 and begin on July 1, 1994. The entire balance of the mortgage is due with accrued interest on June 1, 2004.


 Line of Credit

     The Company had established a line of credit at Chase Manhattan for funds up to $400,000.


 Loan Covenants

     As a condition for providing the Company with the long-term financing detailed above, Chase Manhattan has included in their mortgage and note agreements certain loan covenants. These loan covenants specify certain financial statement amounts and ratios that are to be maintained by the Company. At December 31, 1996, the Company is not in compliance with the loan covenants. However, the Company did receive a waiver from Chase Manhattan regarding the loan covenants.

     As an additional condition for providing the Company with the long term financing, Chase Manhattan requested that Mr. Calace in addition to the Company provide Chase Manhattan with his personal guarantee on all existing loans and mortgages. In consideration for this guarantee the Company has agreed to accrue a loan guarantee fee at a rate of one quarter of one percent (1/4%) per annum on the average outstanding principal balance each year, payable to Mr. Calace. Since this fee is not being paid currently, the Company has recorded and recognized the obligation.


 Sports Plus Construction and Equipment Loan

     In August 1996, the Company executed with Chase Manhattan an extension and modification agreement on their existing loan for an additional $1,250,000 bringing the total construction financing commitment by Chase to $14,250,000.

     On August 25, 1995 the Company entered into a loan agreement with Chase Manhattan to finance the construction and purchase of equipment for the development of their Sports Plus project (see Note 6). The loan is secured by a commercial mortgage for an amount not to exceed $14,250,000.

     Both the construction and equipment loans bear interest at the rate of 2% over the prime lending rate and is payable monthly.

     Construction is to be completed within eighteen months of the closing of this loan. At the time of completion Chase Manhattan will convert this construction loan and the equipment loan to permanent financing in accordance with the mortgage commitment.

     The permanent loan will bear interest at a rate equal to 2% plus the prime rate payable monthly. The loan will be amortized as follows:

     o During the first two (2) year term of the permanent loan, twenty-four
       (24) consecutive monthly principal payments based upon a nineteen (19) year amortization rate commencing on the first day of the month after the conversion from a construction (interest only) loan to a permanent loan.

     o During the last eight (8) year term of the permanent loan, ninety-five
       (95) consecutive monthly principal payments based upon a fourteen and a third (14 1/3) year amortization rate.

     o One final principal payment equal to the unpaid principal plus the accrued but unpaid interest.

                            LEISURE COMPLEXES, INC.

3. MORTGAGES AND NOTES PAYABLE (CONTINUED)

      The loan is subject to various fees of which some were paid on exercising the commitment, some at the time of closing, and the balance to be paid over four years. These fees aggregate $1,127,500. In addition to the corporate guarantee, collateral, and security interests assigned, the loan is also personally guaranteed by Mr. Calace, the Company's chairman and largest single shareholder.

      Additionally, Chase Manhattan required and received from the shareholders' of the Company their stock pledge as collateral for fifty-one percent (51%) of the Company's stock.


     This loan like previous existing loans with Chase Manhattan is also subject to certain loan covenants, financial ratios and minimum balances to be maintained.


 Sports and Entertainment Facility -- Term Loan -- State Bank of Long Island


     In April, 1996, the Company increased their line of credit by $100,000 from $1,000,000 to $1,100,000 and converted the line of credit to a sixty (60) month term loan. The payments of principal are fixed in the amount of $18,333 and began in August 1996. The loan is a five (5) year term loan payable at an interest rate of 1.5% over the bank's prime rate.


 State Bank of Long Island -- Line of Credit


     On July 29, 1996, the Company established a line of credit and borrowed the maximum funds of $100,000. These funds are to be used for the day to day operation of the facility. The line bears interest at the rate of 1% over the Bank's prime rate. The line of credit is due and payable on August 29, 1997.


4. INCOME TAXES


     As of December 31, 1996, the Company adopted FASB 109 since it now reports and files as a "C" corporation. As a result of adopting FASB 109, the Company has recognized deferred tax assets that are deductible temporary differences which aggregate to $393,652, primarily related to the basis of fixed assets and deferred tax liabilities for taxable temporary differences which aggregate to $190,482, primarily related to depreciation. At December 31, 1996, the Company had a net operating loss (NOL) in the amount of $141,662 which will be used to offset future taxable income. This NOL will expire in the year 2011.


5. COMMITMENTS:


     Rocky Point Bowl


     On July 1, 1989, the Company extended its existing lease agreement with In Towne Shopping Center Co. to run through June 30, 2009. The Company had originally entered into a lease agreement with In Towne Shopping Center Co., Inc., on March 30, 1973 for the rental of 30,880 square feet to be used for their bowling operations. The original lease agreement was for a twenty year period with escalating base rents and cost of living index adjustments commencing June 1, 1976.


     During the period ended December 31, 1996, rental expense under the long-term lease obligation was $135,855.

                            LEISURE COMPLEXES, INC.

5. COMMITMENTS: (CONTINUED)

     Future obligations over the primary terms of the Company's long-term leases as of December 31, 1996 are:

                                        AMOUNT
                                      PER ANNUM*        TOTAL
                                     ------------   -------------
       7/1/94 -- 6/30/99 .........     $100,000      $  250,000
       7/1/99 -- 6/30/04 .........      110,000         550,000
       7/1/04 -- 6/30/09 .........      120,000         600,000
                                       --------      ----------
                                       $330,000      $1,400,000
                                       ========      ==========

----------
* Note -- These amounts are exclusive of any future cost of living index adjustments.


 Stony Brook Bowl

     The Company entered into a lease agreement with S&E Realty on June 1, 1976 for the rental of 34,500 square feet to be used for their bowling operations. The original lease agreement was for a twenty year period with escalating base rents commencing June 1, 1976.

     In August, 1996, the Company did not renew their lease with S&E Realty when it expired. The Company instead moved the business into the new Sports Plus facility location (Lake Grove Bowl).

     During the period ended December 31, 1996, rental expense under the long-term lease obligation was $105,000.

 Sports Plus

     The Company entered into a lease agreement with a related party (Three Grove Partners) to lease the land on which the Sports Plus facility is located. The lease is for a term of 48 years with annual base rents of $256,000, payable in equal monthly installments of $21,334. In addition to the base rent, the Company shall pay an additional 5% on the amount of revenues earned in excess of the Company's gross operating income base level of $8,000,000 in any calendar year. As a condition to this lease, Three Grove Partners agreed to subordinate their land value to Chase Manhattan Bank for up to $14,250,000.

     During the period ended December 31, 1996, the rental expense under the above long-term lease obligation was $96,003.

 Private Placement Agreement

     The Company signed an agreement with Josephthal Lyon & Ross Incorporated (Josephthal) to act as their exclusive placement agent to sell $4,000,000 of its preferred stock subscriptions. Josephthal will be paid at each closing of sales a cash commission of eight percent (8%) of the subscription price of each share sold by or through Josephthal. This agreement was subsequently canceled on June 10, 1997.

 Guarantee

     Barclays Bank, in exchange for releasing Leisure's corporate guarantee on their mortgage with Three Grove Partners (a related party), agreed to release their first lien and priority position to Chase Manhattan Bank on the 16 acre parcel of land that Three Grove Partners owns and leases to Sports Plus and Leisure Complexes, Inc. under a long term ground lease.

6. TRANSACTIONS WITH RELATED PARTIES

     In the normal course of business, receivables, payables, revenues, and expenses have been, and will continue to be generated from transactions with related parties. The Company had entered into various agreements with a number of entities controlled by, and or affiliated with, its shareholders and officers.

                            LEISURE COMPLEXES, INC.

6. TRANSACTIONS WITH RELATED PARTIES (CONTINUED)

     One such agreement calls for a management fee to be charged by the Company to their affiliates, The Ponds. This management fee is being accrued at a rate of three percent (3%) per annum of their total gross revenues.


7. SUBSEQUENT EVENT


     In May 1997, the catering facility of a related party, Three Grove Partners, transferred its kitchen equipment and related loan with Suffolk County National Bank in the amount of $207,722.


     In June 1997, prior to canceling their agreement with Josephthal, the Company raised an additional $300,000, exclusive of selling commission costs, from the private placement memorandum offering (see Note 1).


 Sale of Business (Unaudited)


     On July 24, 1997, the Company and its shareholders agreed to sell its business pursuant to an acquisition agreement with Family Golf Center, Inc. ("FGCI") that will be treated as a tax free merger to the existing Company shareholders.


     In exchange for the Company's net assets and continuing business operations, FGCI assumed all existing debt and liabilities of the Company and issued stock of 509,090 of FGCI to the existing shareholders of the Company.

To the Shareholders of
Leisure Complexes, Inc.:


     We have compiled the accompanying balance sheet of Leisure Complexes, Inc. as of June 30, 1997 and the related statements of income and accumulated deficit and cash flows for the six month interim period then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants.


     A compilation is limited to presenting in the form of financial statements information that is the representation of management. We have not audited or reviewed the accompanying financial statements and accordingly, do not express an opinion or any other form of assurance on them.


     As discussed in Note 7 to the financial statements, subsequent to June 30, 1997, the Company was acquired.



                                        /s/ Feldman Gutterman Weinberg & Co.



August 5, 1997
Manhasset, New York

                            LEISURE COMPLEXES, INC.

                                 BALANCE SHEET

                               AT JUNE 30, 1997


                                    ASSETS


Current Assets:
 Cash in bank .........................................................   $   601,005
 Parts, product & beverage inventory ..................................       275,472
 Trade accounts receivables ...........................................       136,643
 Dividend receivable -- workmen's compensation ........................        23,992
 Deferred tax assets ..................................................        83,565
 Prepaid real estate taxes ............................................       183,209
 Prepaid assets .......................................................       170,892
                                                                          -----------
   Total Current Assets ...............................................     1,474,778
                                                                          -----------
Property and Equipment, net of accumulated depreciation ...............    26,574,254
                                                                          -----------
Other Assets:
 Goodwill .............................................................       100,351
 Deferred charges, net of amortization ................................       382,459
 Deferred tax asset, net of deferred tax liability of $224,311.........        85,776
 Security deposits ....................................................        10,572
                                                                          -----------
   Total Other Assets .................................................       579,158
                                                                          -----------
   Total Assets .......................................................   $28,628,190
                                                                          ===========

                                  (Continued)

                            LEISURE COMPLEXES, INC.

                                 BALANCE SHEET

                                AT JUNE 30, 1997

                                  (CONTINUED)


                LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)


Current Liabilities:
 Accounts payable & accrued expenses and taxes payable ................    $  1,947,507
 Construction related payables -- Sports Plus .........................         230,310
 Accrued interest payable .............................................         474,735
 Mortgages payable ....................................................         789,736
 Notes payable ........................................................         536,038
 Suffolk County National Bank .........................................          62,521
 Line of credit -- State Bank of Long Island ..........................         100,000
 Line of credit -- Chase Manhattan Bank ...............................         400,000
 Loan payable -- Family Golf Centers, Inc .............................         500,000
 Due to affiliates ....................................................         303,344
 League deposits ......................................................         164,511
 Tournaments & exchanges ..............................................         150,613
 Vending & amusement games, advance deposits ..........................          34,783
                                                                           ------------
   Total Current Liabilities ..........................................       5,694,098
                                                                           ------------
Long-term Liabilities:
 Mortgages payable ....................................................       9,009,309
 Notes payable ........................................................       1,552,794
 Suffolk County National Bank .........................................         137,768
 Construction loan ....................................................      10,503,125
 Equipment loan .......................................................       3,684,375
 Loan guarantee fee ...................................................         154,204
 Notes payable -- shareholders -- Series I ............................          64,487
 Notes payable -- shareholders -- Series II ...........................         450,000
 Other shareholder loans ..............................................       1,257,000
 Sports Plus associated bank fees & costs payable .....................         712,500
                                                                           ------------
   Total Long-term Liabilities ........................................      27,525,562
                                                                           ------------
   Total Liabilities ..................................................      33,219,660
                                                                           ------------
Redeemable Preferred stock (net of issuance costs of $310,539).........       1,439,461
                                                                           ------------
Shareholders' Equity (Deficit):
 Capital stock ........................................................          50,000
 Additional paid in capital ...........................................      (3,810,689)
 Accumulated deficit ..................................................      (2,270,242)
                                                                           ------------
   Total Shareholders' Equity (Deficit) ...............................      (6,030,931)
                                                                           ------------
   Total Liabilities & Shareholders' Equity (Deficit) .................    $ 28,628,190
                                                                           ============

     See Accountants' Compilation Report and Notes to Financial Statements

                            LEISURE COMPLEXES, INC.

                  STATEMENT OF INCOME AND ACCUMULATED DEFICIT

             FOR THE SIX MONTH INTERIM PERIOD ENDED JUNE 30, 1997


Sales ................................................     $ 10,558,710
Operating Expenses ...................................        8,209,432
Selling, General and Administrative Expenses .........        1,050,802
                                                           ------------
Income from Operations ...............................        1,298,476
Interest Expense .....................................       (1,405,513)
Other Income .........................................          203,686
                                                           ------------
Income before (Provision) for Income Taxes ...........           96,649
(Provision) for Income Taxes -- Deferred .............          (33,829)
                                                           ------------
Net Income ...........................................           62,820
Accumulated Deficit -- Beginning of Period ...........       (2,333,062)
                                                           ------------
Accumulated Deficit -- End of Period .................     $ (2,270,242)
                                                           ============

    See Accountants' Compilation Report and Notes to Financial Statements.

                            LEISURE COMPLEXES, INC.

                            STATEMENT OF CASH FLOWS

                    FOR THE SIX MONTHS ENDED JUNE 30, 1997


Cash Flows From Operating Activities:
 Net Income ......................................................................    $     62,820
 Adjustments to reconcile net income to net cash provided by operating activities:
   Depreciation and amortization charges .........................................         987,716
   (Provision) for income taxes ..................................................          33,829
   (Increase) decrease in assets:
    Cash escrow released for operations ..........................................       1,300,000
    Trade accounts receivable ....................................................         (19,733)
    Dividend receivable -- workmen's compensation ................................          (4,436)
    Loan receivables -- employee .................................................          46,982
    Product and beverage inventory ...............................................          (6,301)
    Prepaid real estate taxes and tax escrow .....................................        (183,209)
    Prepaid assets ...............................................................          18,756
    Deferred charges .............................................................        (123,463)
   Increase (decrease) in liabilities:
    Accounts and accrued expenses and taxes payable ..............................         191,219
    Accrued interest payable .....................................................          16,463
    Due to affiliates ............................................................         211,064
    League deposits ..............................................................         (41,171)
    Tournaments and exchanges ....................................................          (2,783)
    Pro Am tournament advance deposits ...........................................        (159,593)
    Vending and amusement games, advance deposits ................................         (32,654)
                                                                                      ------------
    Cash Provided By Operating Activities ........................................       2,295,506
                                                                                      ------------
Cash Flows From Investing Activities:
 Capital improvements and purchases of fixtures & equipment ......................      (1,834,758)
                                                                                      ------------
Cash Flows From Financing Activities:
 Proceeds from State Bank of Long Island -- line of credit .......................         400,000
 Aggregate principal repayments on mortgages/notes payable .......................        (377,400)
 Advance from Family Golf Center, Inc ............................................         500,000
 Costs associated with issuance of preferred stock ...............................        (255,611)
                                                                                      ------------
   Cash Provided From Financing Activities .......................................         266,989
                                                                                      ------------
   Increase in Cash ..............................................................         727,737
   Cash -- Beginning of Year .....................................................        (126,732)
                                                                                      ------------
   Cash -- End of Year ...........................................................    $    601,005
                                                                                      ============
Supplemental Disclosure of Cash Flow Information
 Cash Paid for Interest ..........................................................    $  1,405,513
                                                                                      ============
Supplemental Disclosure of Non Cash Investing and Financing Activities:

* In January 1997, a shareholder elected to convert their $50,000 Series II Note to the Company's new issuance of Convertible Redeemable Preferred Stock. This conversion is reflected at December 31, 1996.

  Upon the closing on August 8, 1996 of the sports and entertainment loan with Chase Manhattan, Chase Manhattan is deemed to have earned and therefore the Company has accrued $87,500 in commitment and success fees.


     See Accountants' Compilation Report and Notes to Financial Statements.

                            LEISURE COMPLEXES, INC.

                         NOTES TO FINANCIAL STATEMENTS


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     The accompanying interim financial statements represent a six month period of operations. The intended purpose of these financial statements is to assist the management and owners of Leisure Complexes, Inc. in evaluating the six month period ended June 30th.

     In the opinion of the management of the Company, the financial statements include all adjustments consisting of only normal recurring adjustments necessary to fairly present the results for the interim period to which these financial statements relate.

     All interdivision accounts and transactions have been eliminated.


ORGANIZATION:

     Leisure Complexes, Inc. ("The Company") formerly known as Melville Bowling Center, Inc. (prior to the February 1, 1991 merger) was incorporated May 1976 under the laws of the State of New York and elected Small Business Corporation ("S" Corporation) status for both Federal and New York State income tax purposes (see Note 4).

     On July 1, 1996 the Company commenced partial business operations at Sports Plus (Trade Mark) . Sports Plus (Trade Mark) is a Company created concept that operates a year round indoor family oriented active leisure and recreation center designed to provide a wide variety of entertainment for all ages. The facilities include bowling, ice skating, lasertag, virtual reality interactive sports, motion theater, restaurant, "Edutainment" center for tiny tots, lounge, snack bar, sports bar, and event center that will be used for large meetings, corporate gatherings, concerts, trade shows and conventions. The Company also manages an 18 hole executive golf course, driving range, and club house that is adjacent to the Sports Plus (Trade Mark) facility.


CAPITAL STRUCTURE:

     Redeemable Preferred Stock:

     On October 25, 1996 and again in April 1997, the Company released and issued a Private Placement Memorandum Offering to raise $6,000,000 of additional capital by issuing $100 Convertible Redeemable Preferred Stock. As of June 30, 1997, the Company raised $1,750,000 in gross proceeds from this offering, exclusive of selling commissions and offering costs.

     The holder of the Company's preferred stock will be entitled to receive dividends at the rate of $20 per share accruing annually and warrants that will be valued based upon a future initial public offering of $30,000 for each $100,000 unit of preferred stock. The warrants will be exercisable and convertible at 120% of the IPO price. The Company presently intends to pay an annual dividend on its Cumulative, Non-Voting, Non-Participating, Convertible Redeemable Preferred Stock at the rate of $8 per share. It is the present intent of the Company that the remaining $12 dividend per share will accrue on the books of the Company and be paid in full, without interest, not earlier than any conversion or redemption of such preferred stock. When the Company calls the preferred stock prior to the IPO, the shareholder is entitled to an additional $15 per share for each share redeemed in addition to the call price (see Note 7).

     At June 30, 1997 dividends in arrears on the $20 cumulative redeemable preferred stock amounted to $164,294. This was paid upon liquidation of the cumulative redeemable preferred stock on July 24, 1997 when the Company was acquired (see Note 7).


COMMON STOCK:

     In March 1997, the Board of Directors authorized a reclassification of the shares of no par value common stock of the Company at a value of $500,530, to common stock having a par value of $.01 per share, thus shares of common stock increased changing the number of shares authorized to 10,000,000,

                            LEISURE COMPLEXES, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

and issued and outstanding from 400 shares to 5,000,000 shares. This transaction was accounted for by issuing 5,000,000 shares of $.01 par value of common stock by increasing additional paid in capital in the amount of $450,530. This transaction is reflected in these financial statements.

     Since the Company plans to issue Convertible Redeemable Preferred Stock in connection with their private placement memorandum offering, they have reserved 1,409,524 shares as a result of the reclassification for issuance upon the sale and conversion of the maximum amount of the Convertible Redeemable Preferred Stock to be sold by this offering. The determination of how many shares need to be reserved is based upon managements and their placement and investment advisors, Josephthal Lyon & Ross, Inc. best estimate of what the Company's initial public offering (IPO) will price out at.


CONCENTRATION OF CREDIT RISK:

     At June 30, 1997, the Company had cash or cash equivalents (short-term, highly liquid investments readily convertible into cash with a maturity of three months or less) in excess of federally insured limits of $100,000.


INCOME TAXES:

     Effective October 1, 1996, the Company elected to revoke their small business "S" corporation status and will thereafter be treated and taxed as a "C" corporation. Accordingly, a benefit for federal and state income taxes has been provided for in accordance with FASB 109 by the Company for the six month period ended June 30, 1997.


INVENTORY:

     The Company maintains inventory on machine parts and replacements and redemption prizes. Additionally, the Company maintains inventory for their food, beverage, liquor and beer purchases.


USE OF ESTIMATES:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


EMPLOYEE BENEFIT PLAN:

     The Company has a defined contributions plan (401-K) covering all employees who meet the eligibility requirements. To be eligible, an employee must be a full time employee who has one year of service and must be age twenty-one or older. The Company contributes fifty percent (50%) of the first six percent (6%) of base compensation that a participant contributes to the plan through their elected deferrals. Additional amounts may be contributed at the discretion of the Company's Board of Directors.

                            LEISURE COMPLEXES, INC.

2. REAL PROPERTY, FIXED ASSETS AND EQUIPMENT AT JUNE 30, 1997:


     Property and equipment is stated at cost. The costs of additions and betterments are capitalized and expenditures for repairs and maintenance are expensed in the period incurred. Assets placed into service during and after 1981 use either the straight line or accelerated methods for depreciation.



                                                          TOTAL
                                                    ----------------
Building ........................................    $  20,423,393
Building improvements ...........................        2,740,778
Equipment .......................................       15,236,839
Furniture & fixtures ............................          886,268
Leasehold improvements ..........................           64,512
Site development ................................           36,160
Other assets ....................................          192,817
                                                     -------------
                                                        39,580,767
 Land ...........................................          884,305
                                                     -------------
 Total Before Depreciation ......................       40,465,072
 Less: Accumulated Depreciation .................      (13,890,818)
                                                     -------------
 Total Assets -- Net of Depreciation . ..........    $  26,574,254
                                                     =============

3. MORTGAGES AND NOTES PAYABLE:


     Long term debt at June 30, 1997 consists of the following:



                                                     PRINCIPAL BALANCE
                                                -------------------------
                                                   CURRENT     NON CURRENT        INTEREST             MATURITY
            LENDER                 PROPERTY        MATURITY      MATURITY           RATE                 DATE
            ------                 --------        --------      --------           ----                 ----
Consolidated Mortgage
 -- Chase Manhattan -- I      Melville        -  $  252,704    $ 3,168,139         11.42%         August 17, 2000
                              Bayshore        -
Consolidated Mortgage
 -- Chase Manhattan -- II     Sayville        -
                              Shirley         -
                              Centereach      -     220,360      3,196,756         10.57%         August 14, 2001
Consolidated Mortgage
 Chase Manhattan              Syosset               156,672      1,671,088            P+1.5%      January 1, 2009
Note Payable --
 Junior Mortgages             --                    160,000        973,326            P+1.5%      June 1, 2004
                                                 ----------    -----------
                                                    789,736      9,009,309
                                                 ----------    -----------
Chase Manhattan
 -- term loan                 Syosset               247,200        576,840            P+1.0%      August 31, 2000
Note Payable -- Property
 Acquisition -- Shareholder   Bayshore               68,838        297,621          9.25%         February 1, 2001
State Bank -- term loan       Sports Plus           220,000        678,333            P+1.5%      August, 2001
                                                 ----------    -----------
                                                    536,038      1,552,794
                                                 ----------    -----------
Total                                            $1,325,774    $10,562,103
                                                 ==========    ===========

                            LEISURE COMPLEXES, INC.

3. MORTGAGES AND NOTES PAYABLE: (CONTINUED)

     The future principal maturities as of the above date are as follows:



                                                                                                 CHASE MANHATTAN
                                   CONSOLIDATED MORTGAGE                                       SYOSSET ACQUISITION
                            -----------------------------------                              ------------------------
   YEAR END                  CHASE MANHATTAN   CHASE MANHATTAN   NOTE PAYABLE                                          SPORTS PLUS
 DECEMBER 31      TOTAL             I                 II           MORTGAGES    ACQUISITION    MORTGAGE    TERM LOAN    TERM LOAN
------------- ------------- ----------------- ----------------- -------------- ------------- ------------ ----------- ------------
1997           $ 1,325,774      $  252,704        $  220,360      $  160,000      $ 68,838    $  156,672   $247,200     $220,000
1998             1,387,288         283,122           244,814         160,000        75,480       156,672    247,200      220,000
1999             1,455,824         317,202           271,982         160,000        82,768       156,672    247,200      220,000
2000             3,579,850       2,567,815           302,165         160,000        90,758       156,672     82,440      220,000
2001             2,761,415              --         2,377,795         160,000        48,615       156,672         --       18,333
Thereafter       1,377,726              --                --         333,326            --     1,044,400         --           --
               -----------      ----------        ----------      ----------      --------    ----------   --------     --------
               $11,887,877      $3,420,843        $3,417,116      $1,133,326      $366,459    $1,827,760   $824,040     $898,333
               ===========      ==========        ==========      ==========      ========    ==========   ========     ========

CONSOLIDATED MORTGAGE -- CHASE MANHATTAN-I:

     On August 17, 1990, Location Service Corp. (DBA Bayshore Bowl) and Melville Bowling Center, Inc. (Melville), entered into a loan agreement with Chase Manhattan (Chase) (formerly Chemical Bank) to increase Melville's existing mortgage of $841,625. At this closing, Chase Manhattan loaned to Bayshore Bowl, and to Melville, an additional sum of $3,758,375. The additional sum was consolidated with Melville's existing mortgage to Chemical to create a single mortgage lien of $4,600,000.

     Bayshore's portion of the mortgage with Chase was $3,200,000, the balance of $1,400,000 was attributable to Melville.

     The mortgage loan bears interest at a fixed rate of 11.42%. Commencing September 17, 1990 payments of principal and interest are due and monthly thereafter in the amount of $53,503 to be applied first against interest and the balance against principal. The entire principal balance is due and payable August 17, 2000.


CONSOLIDATED MORTGAGE -- CHASE MANHATTAN-II:

     On August 14, 1991, the Company refinanced with Chase Manhattan existing mortgages held on the following properties:



           PROPERTY                  MORTGAGE HELD BY
           --------                  ------------------
           Shirley Lanes             Marine Midland
           Sayville Bowling Center   Southhold Savings
           Recreational Concepts     Marine Midland
           Recon Associates          Marine Midland

     The new consolidated mortgage with Chase Manhattan as originally issued aggregated $4,359,000 and is in addition to the previous $4,600,000 mortgage that was executed August 17, 1990 by Location Service Corp. and Melville Bowling Center, Inc.

     The mortgage bears interest at a fixed rate of 10.57% per annum commencing September 14, 1991 with payments of principal and interest due monthly in the amount of $48,373. The mortgage is based upon a fifteen year amortization payout with a ten year balloon that calls for the entire principal balance to be due and payable on August 14, 2001.


STOCK BUYOUT ACQUISITION:

     On August 16, 1990, the then principal shareholders of the former Company, Arthur J. Calace, Jr. and Jay Orloff, reached an agreement whereby Calace acquired Orloff's ownership interest in the Company and its former affiliates.

                            LEISURE COMPLEXES, INC.

3. MORTGAGES AND NOTES PAYABLE: (CONTINUED)

     The consideration paid for this acquisition was $2,800,000. Upon the execution of the agreement, $500,000 was paid to Orloff and an installment note in the amount of $2,300,000 was issued by Calace to Orloff. This note was subsequently refinanced on May 19, 1994 and incorporated by Chase Manhattan as junior debt (see Note 3 -- Junior Mortgage).

     Subsequent to the plan of reorganization (see note 1), Mr. Calace assigned both his interest acquired from Jay Orloff and the resulting obligation of $2,300,000 to the new corporation.


SYOSSET BOWL ACQUISITION AND FINANCING:

     On April 14, 1993, the Company purchased for $2,000,000 the real property that was previously known as Syosset Bowl. The real property purchased was a vacant building that occupied one parcel of land.

     In connection with this acquisition, the Company obtained the necessary financing from its shareholders', Chase Manhattan and current operations. The funds obtained for this acquisition and improvement were received from the following sources:


-- Shareholders' Series II -- Notes Payable .........                    $  500,000
-- Chase Manhattan Acquisition Mortgage .............    $1,612,500
-- Chase Manhattan Construction Loan ................       737,500       2,350,000
                                                         ----------
-- Chase Manhattan Equipment Term Loan ..............                     1,450,000
                                                                         ----------
 Total Financing Obtained ...........................                    $4,300,000
                                                                         ==========

     The Shareholders Series II notes payable of $450,000 bear interest at ten percent (10%) per annum payable quarterly. The notes mature and are payable in full on January 1, 1998. The series of notes consists of five (5) separate notes payable to five different shareholders ranging from $25,000 to $300,000 per note. On January 1, 1997, a note in the amount of $50,000 was converted to Convertible Redeemable Preferred Stock.

     On January 20, 1994, Chase Manhattan consolidated its original acquisition mortgage of $1,612,500 and construction loan of $737,500 with the Company into a single first mortgage of $2,350,000. This new consolidated first mortgage bears interest at the rate of one and one half percent (1 1/2%) over the Chase Manhattan prime rate. The principal is payable in 180 equal monthly installments of $13,056 commencing on February 1, 1994.

     The Chase Manhattan Term loan of $1,450,000 was used to finance the purchase of equipment. The loan bears interest at one and one half percent (1 1/2%) per annum above prime and is amortized over seven (7) years according to the following amortization schedule:


-- Twenty four (24) equal payments commencing on September 30, 1993 of $8,915 and    $  213,960
-- Fifty nine (59) equal payments commencing on September 30, 1995 of $20,600 and     1,215,400
-- One final principal payment due on August 31, 2000 of ........................        20,640
                                                                                     ----------
                                                                                     $1,450,000
                                                                                     ==========

JUNIOR MORTGAGE:

     On May 19, 1994, the Company entered into a new loan agreement with Chase Manhattan to refinance the "Orloff" acquisition note for $1,600,000. The loan bears interest at the floating rate of 1.5% over the Bank's prime rate. The payments of principal are fixed in the amount of $13,334 and begin on July 1, 1994. The entire balance of the mortgage is due with accrued interest on June 1, 2004.

                            LEISURE COMPLEXES, INC.

3. MORTGAGES AND NOTES PAYABLE: (CONTINUED)

LINE OF CREDIT:

     The Company had established a line of credit at Chase Manhattan for funds up to $400,000.


LOAN COVENANTS:

     As a condition for providing the Company with the long-term financing detailed above, Chase Manhattan has included in their mortgage and note agreements certain loan covenants. These loan covenants specify certain financial statement amounts and ratios that are to be maintained by the Company. At June 30, 1997, the Company is not in compliance with the loan covenants. However, the Company did receive a waiver from Chase Manhattan regarding the loan covenants.

     As an additional condition for providing the Company with the long term financing, Chase Manhattan requested that Mr. Calace in addition to the Corporation provide Chase Manhattan with his personal guarantee on all existing loans and mortgages. In consideration for this guarantee the Company has agreed to accrue a loan guarantee fee at a rate of one quarter of one percent (1/4%) per annum on the average outstanding principal balance each year, payable to Mr. Calace. Since this fee is not being paid currently, the Company has recorded and recognized the obligation.


SPORTS PLUS CONSTRUCTION AND EQUIPMENT LOAN:

     In August 1996, the Company executed with Chase Manhattan an extension and modification agreement on their existing loan for an additional $1,250,000 bringing the total construction financing commitment by Chase to $14,250,000.

     On August 25, 1995 the Company entered into a loan agreement with Chase Manhattan to finance the construction and purchase of equipment for the development of their Sports Plus project (see Note 6). The loan is secured by a commercial mortgage for an amount not to exceed $14,250,000.

     Both the construction and equipment loans bear interest at the rate of 2% over the prime lending rate and is payable monthly.

     Construction is to be completed within eighteen months of the closing of this loan. At the time of completion Chase Manhattan will convert this construction loan and the equipment loan to permanent financing in accordance with the mortgage commitment.

     The permanent loan will bear interest at a rate equal to 2% plus the prime rate payable monthly. The loan will be amortized as follows:

     o During the first two (2) year term of the permanent loan, twenty-four
       (24) consecutive monthly principal payments based upon a nineteen (19) year amortization rate commencing on the first day of the month after the conversion from a construction (interest only) loan to a permanent loan.

     o During the last eight (8) year term of the permanent loan, ninety-five
       (95) consecutive monthly principal payments based upon a fourteen and a third (14 1/3) year amortization rate.

     o One final principal payment equal to the unpaid principal plus the accrued but unpaid interest. The loan is subject to various fees of which some were paid on exercising the commitment, some at the time of closing, and the balance to be paid over four years. In addition to the corporate guarantee, collateral, and security interests assigned, the loan is also personally guaranteed by Mr. Calace, the Company's chairman and largest single shareholder.

     Additionally, Chase Manhattan required and received from the shareholders' of the Company their stock pledge as collateral for fifty-one percent (51%) of the Company's stock.

                            LEISURE COMPLEXES, INC.

3. MORTGAGES AND NOTES PAYABLE: (CONTINUED)

     This loan like previous existing loans with Chase Manhattan is also subject to certain loan covenants, financial ratios and minimum balances to be maintained.


SPORTS AND ENTERTAINMENT FACILITY -- TERM LOAN -- STATE BANK OF LONG ISLAND:

     In April, 1996, the Company increased their line of credit by $100,000 from $1,000,000 to $1,100,000 and converted the line of credit to a sixty (60) month term loan. The payments of principal are fixed in the amount of $18,333 and began in August 1996. The loan is a five (5) year term loan payable at an interest rate of 1.5% over the banks prime rate.


STATE BANK OF LONG ISLAND -- LINE OF CREDIT:

     On July 29, 1996, the Company established a line of credit and borrowed the maximum funds of $100,000. These funds are to be used for the day to day operation of the facility. The line bears interest at the rate of 1% over the Bank's prime rate. The line of credit is due and payable on August 29, 1997.


KITCHEN EQUIPMENT:

     In May 1997, the catering facility of a related party, Three Grove Partners, transferred its kitchen equipment and related loan with Suffolk County National Bank in the amount of $207,722. This loan bears interest at the rate of prime plus 2% and is due May 31, 2000.


4. INCOME TAXES:

     As of June 30, 1997, the Company adopted FASB 109 since it now reports and files as a "C" corporation. As a result of adopting FASB 109, the Company has recognized deferred tax assets that are deductible temporary differences which aggregate to $393,652, primarily related to the basis of fixed assets and deferred tax liabilities for taxable temporary differences which aggregate to $224,311, primarily related to depreciation. At December 31, 1996, the Company had a net operating loss (NOL) in the amount of $141,662, which will be used to offset future taxable income. This NOL will expire in the year 2011.


5. COMMITMENTS:


ROCKY POINT:

     On July 1, 1989 Rocky Point extended its existing lease agreement with In Towne Shopping Center Co. to run through June 30, 2009. The Company had originally entered into a lease agreement with In Towne Shopping Center Co., Inc., on March 30, 1973 for the rental of 30,880 square feet to be used for their bowling operations. The original lease agreement was for a twenty year period with escalating base rents and cost of living index adjustments commencing June 1, 1976.

     During the period ended June 30, 1997, rental expense under the long-term lease obligation was $67,093.

     Future obligations over the primary terms of the Company's long-term leases as of December 31, 1996 are:


                             *AMOUNT PER ANNUM      TOTAL
                            ------------------- -------------
7/1/94--6/30/99 ...........       $100,000       $  250,000
7/1/99--6/30/04 ...........        110,000          550,000
7/1/04--/6/30/09 ..........        120,000          600,000
                                  --------       ----------
                                  $330,000       $1,400,000
                                  ========       ==========

----------
* Note -- These amounts are exclusive of any future cost of living index adjustments.

                            LEISURE COMPLEXES, INC.

5. COMMITMENTS: (CONTINUED)

STONY BROOK:

     Stony Brook Bowl entered into a lease agreement with S&E Realty on June 1, 1976 for the rental of 34,500 square feet to be used for their bowling operations. The original lease agreement was for a twenty year period with escalating base rents commencing June 1, 1976.

     In August, 1996, the Company did not renew their lease with S&E Realty when it expired. The Company instead moved the business into the new Sports Plus facility location (Lake Grove Bowl).


SPORTS PLUS:

     The Company entered into a lease agreement with a related party (Three Grove Partners) to lease the land on which the Sports Plus facility is located. The lease is for a term of 48 years with annual base rents of $256,000, payable in equal monthly installments of $21,334. In addition to the base rent, the Company shall pay an additional 5% on the amount of revenues earned in excess of the Companies gross operating income base level of $8,000,000 in any calendar year. As a condition to this lease, Three Grove Partners agreed to subordinate their land value to Chase Manhattan Bank for up to $14,250,000.

     During the period ended June 30, 1997, the rental expense under the above long-term lease obligation was $238,255.


PRIVATE PLACEMENT AGREEMENT:

     The Company signed an agreement with Josephthal Lyon & Ross Incorporated (Josephthal) to act as their exclusive placement agent to sell $4,000,000 of its preferred stock subscriptions. Josephthal will be paid at each closing of sales a cash commission of eight percent (8%) of the subscription price of each share sold by or through Josephthal. This agreement was subsequently canceled on June 10, 1997.


GUARANTEE:

     Barclays Bank, in exchange for releasing Leisure's corporate guarantee on their mortgage with Three Grove Partners (a related party), agreed to release their first lien and priority position to Chase Manhattan Bank on the 16 acre parcel of land that Three Grove Partners owns and leases to Sports Plus and Leisure Complexes, Inc. under a long term ground lease.


6. TRANSACTIONS WITH RELATED PARTIES:

     In the normal course of business, receivables, payables, revenues, and expenses have been, and will continue to be generated from transactions with related parties. The Company had entered into various agreements with a number of entities controlled by, and or affiliated with, its shareholders and officers.

     One such agreement calls for a management fee to be charged by the Company to their affiliates, The Ponds. This management fee is being accrued at a rate of three percent (3%) per annum of their total gross revenues.


7. SUBSEQUENT EVENT:

     Sale of Business:

     On July 24, 1997, the Company and its shareholders agreed to sell its business pursuant to an acquisition agreement with Family Golf Centers, Inc. ("FGCI") that will be treated as a tax free merger to the existing Company shareholders.

     In exchange for the Company's net assets and continuing business operations, FGCI assumed all existing debt and liabilities of the Company and issued stock of 509,090 of FGCI to the existing shareholders of the Company.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

NO DEALER, SALESMAN, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATES AS OF WHICH SUCH INFORMATION IS FURNISHED.


                     -----------------------------------
                               TABLE OF CONTENTS

                                                PAGE
                                           ---------
The Company ............................        1
Risk Factors ...........................        5
Use of Proceeds ........................       11
Price Range of Common Stock ............       12
Capitalization .........................       13
Selected Financial Data ................       14
Management's Discussion and Analysis
   of Financial Condition and Results of
   Operations ..........................       16
Business ...............................       28
Management .............................       38
Principal Stockholders .................       45
Description of Capital Stock ...........       47
Underwriting ...........................       49
Legal Matters ..........................       50
Experts ................................       50
Available Information ..................       51
Incorporation of Certain Documents By
   Reference ...........................       51
Index to Pro Forma Financial
   Information .........................      P-1
Index to Supplemental Financial
   Statements ..........................      S-1
Index to Financial Statements ..........      F-1



                               3,500,000 SHARES

                       [FAMILY GOLF CENTERS, INC. LOGO]


                           FAMILY GOLF CENTERS, INC.

                                  COMMON STOCK

               ------------------------------------------------
                                  PROSPECTUS
               ------------------------------------------------

                           JEFFERIES & COMPANY, INC.

                        BANCAMERICA ROBERTSON STEPHENS

                                CIBC OPPENHEIMER

                            EVEREN SECURITIES, INC.

                      PRUDENTIAL SECURITIES INCORPORATED



                                        , 1998


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is an itemization of all expenses (subject to future contingencies) incurred or expected to be incurred by the Company in connection with the issuance and distribution of the securities being offered hereby (items marked with an asterisk (*) represent estimated expenses):




       SEC Registration Fee .......................... $   32,133.34
       Legal Fees and Expenses ....................... $  150,000.00*
       Blue Sky Fees (including counsel fees) ........ $   10,000.00*
       NASD Filing Fee ............................... $   11,393.00
       Nasdaq National Market Listing Fee ............ $   17,500.00
       Accounting Fees and Expenses .................. $  100,000.00*
       Transfer Agent and Registrar Fees ............. $    5,000.00*
       Printing and Engraving Expenses ............... $  125,000.00*
       Miscellaneous ................................. $   48,973.66*
       Total ......................................... $  500,000.00*


ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Delaware General Corporation Law, Section 102(b)(7), enables a corporation in its original certificate of incorporation, or an amendment thereto validly approved by stockholders, to eliminate or limit personal liability of members of its Board of Directors for violations of a director's fiduciary duty of care. However, the elimination or limitation shall not apply where there has been a breach of the duty of loyalty, failure to act in good faith, intentional misconduct or a knowing violation of a law, the payment of a dividend or approval of a stock repurchase which is deemed illegal or an improper personal benefit is obtained. The Company's Certificate of Incorporation includes the following language:

     "No director of the Corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision does not eliminate the liability of the director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code, or (iv) for any transaction from which the director derived an improper personal benefit."

     Article Eighth of the Certificate of Incorporation of the Company permits indemnification of, and advancement of expenses to, among others, officers and directors of the Company. Such Article provides as follows:

     "(a) Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director, officer , employee, or agent of the Corporation or any of its direct or indirect subsidiaries or is or was serving at the request of the Corporation as a director, officer, employee, or agent of any other corporation of a partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, or agent or in any other capacity while serving as a director, officer, employee, or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability, and loss (including attorneys' fees, judgments, fines, excise or other taxes assessed with respect to an employee benefit plan, penalties, and amounts paid in settlement) reasonable incurred or suffered by such indemnitee in connection therewith, and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the indemnitee's heirs, executors, and administrators; provided, however, that, except as provided in paragraph (c) of this Article Eighth with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify and such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

     (b) The right to indemnification conferred in paragraph (a) of this Article Eighth shall include the right to be paid by the Corporation the expenses incurred in defending any proceeding for which such right to indemnification is applicable in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is not further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Article Eighth or otherwise.

     (c) The rights to indemnification and to the advancement of expenses conferred in paragraphs (a) and (b) of this Article Eighth shall be contract rights. If a claim under paragraph (a) or (b) of this Article Eighth is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law, and (ii) any suit by the Corporation to recover an advancement of expense pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article Eighth or otherwise, shall be on the Corporation.

     (d) The rights to indemnification and to the advancement of expenses conferred in this Article Eighth shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

     (e) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee, or agent of the Corporation or another corporation, partnership, joint venture, trust, or other enterprise against any expense, liability, or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability, or loss under the Delaware General Corporation Law.

     (f) The Corporation's obligation, if any, to indemnify any person who was or is serving as a director, officer, employee, or agent of any direct or indirect subsidiary of the Corporation or, at the request of the Corporation, of any other corporation or of a partnership, joint venture, trust, or other enterprise shall be reduced by an amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust or other enterprise.

     (g) Any repeal or modification of the foregoing provisions of this Article Eighth shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification."

     The Company maintains a policy of insurance under which the directors and officers of the Company are insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors and officers.


ITEM 16. EXHIBITS


The following exhibits are filed herewith:


        ***1.1     Form of Underwriting Agreement.
        ***2.1     Merger Agreement, dated April 2, 1998, by and among the Company, Family Golf
                   Acquisition, Inc. and Eagle Quest Golf Centers, Inc.
          *3.1     Certificate of Incorporation, as amended.
         **3.2     Amended and Restated Bylaws.
        ***4.1     Pages 7 and 8 of the Certificate of Incorporation defining rights of security holders
                   (contained in the Certificate of Incorporation, as amended, filed as Exhibit 3.1).
        ***4.2     Pages 1, 3, 4, 6 and 9 of the Bylaws defining rights of security holders (contained in the
                   Amended and Restated Bylaws, filed as Exhibit 3.2).
           5.1     Opinion of Squadron, Ellenoff, Plesent & Sheinfeld, LLP.
          23.1(A)  Consent of Richard A. Eisner & Company, LLP.
          23.1(B)  Consent of Richard A. Eisner & Company, LLP.
          23.1(C)  Consent of Richard A. Eisner & Company, LLP.
          23.2     Consent of Squadron, Ellenoff, Plesent & Sheinfeld, LLP (contained in Opinion filed as
                   Exhibit 5.1).
          23.3     Consent of KPMG.
          23.4     Consent of Feldman, Gutterman, Meinberg & Co.
          23.5     Consent of Arthur Andersen, LLP.
       ***24.1     Power of Attorney.


----------
* Incorporated by reference to exhibit 3.1 filed in Amendment No. 1 to the Company's Registration Statement on Form SB-2 filed on June 12, 1996 (Registration No. 333-4541).

** Incorporated by reference to exhibit 3.2 to the Company's Registration Statement on Form SB-2 filed on May 24, 1996 (Registration Statement No. 333-4541).


***   Previously filed.



ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     The undersigned registrant hereby undertakes that:


   (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.


   (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment No. 1 to Registration Statement on Form S-3 ("Registration Statement") and authorized this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, in the City of Melville, State of New York on July 1, 1998.


                                        FAMILY GOLF CENTERS, INC.


                                        By: /s/ Jeffrey C. Key
                                          -------------------------------------
                                          Jeffrey C. Key
                                          Chief Financial Officer


     In accordance with the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates stated.




           SIGNATURE                          TITLE                   DATE
-------------------------------   ----------------------------   -------------
                *                 Chairman of the Board          July 1, 1998
-----------------------------     and Chief Executive
   Dominic Chang                  Officer (Principal
                                  Executive Officer)

                *                 President, Chief Operating     July 1, 1998
-----------------------------     Officer, Assistant
   Krishnan P. Thampi             Secretary, Treasurer and
                                  Director

                *                 Chief Financial Officer        July 1, 1998
-----------------------------     (Principal Accounting and
   Jeffrey C. Key                 Financial Officer)


                *                 Director                       July 1, 1998
-----------------------------
   Yupin Wang


                                  Director                       July 1, 1998
 -----------------------------
   James Ganley


 -----------------------------    Director                       July 1, 1998
   Jimmy C.M. Hsu



----------
* By Jeffrey C. Key, individually and as attorney-in-fact.

                               INDEX TO EXHIBITS


     EXHIBIT                                                                                        PAGE IN SEQUENTIAL
       NO.                                                                                           NUMBERING SYSTEM
-----------------                                                                                  -------------------
        ***1.1     Form of Underwriting Agreement.
        ***2.1     Merger Agreement, dated April 2, 1998, by and among the Company, Family Golf
                   Acquisition, Inc. and Eagle Quest Golf Centers, Inc.
          *3.1     Certificate of Incorporation, as amended.
         **3.2     Amended and Restated Bylaws.
        ***4.1     Pages 7 and 8 of the Certificate of Incorporation defining rights of security holders
                   (contained in the Certificate of Incorporation, as amended, filed as Exhibit 3.1).
        ***4.2     Pages 1, 3, 4, 6 and 9 of the Bylaws defining rights of security holders (contained in the
                   Amended and Restated Bylaws, filed as Exhibit 3.2).
           5.1     Opinion of Squadron, Ellenoff, Plesent & Sheinfeld, LLP.
          23.1(A)  Consent of Richard A. Eisner & Company, LLP.
          23.1(B)  Consent of Richard A. Eisner & Company, LLP.
          23.1(C)  Consent of Richard A. Eisner & Company, LLP.
          23.2     Consent of Squadron, Ellenoff, Plesent & Sheinfeld, LLP (contained in Opinion filed as
                   Exhibit 5.1).
          23.3     Consent of KPMG.
          23.4     Consent of Feldman, Gutterman, Meinberg & Co.
          23.5     Consent of Arthur Andersen, LLP.
       ***24.1     Power of Attorney.

----------
* Incorporated by reference to exhibit 3.1 filed in Amendment No. 1 to the Company's Registration Statement on Form SB-2 filed on June 12, 1996 (Registration No. 333-4541).

** Incorporated by reference to exhibit 3.2 to the Company's Registration Statement on Form SB-2 filed on May 24, 1996 (Registration Statement No. 333-4541).

***   Previously filed.